Exhibit 99.1

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT A JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF SEVENTY SEVEN FINANCE INC. AND ITS DEBTOR AFFILIATES. SEVENTY SEVEN FINANCE INC. AND THE COMPANIES LISTED BELOW HAVE NOT FILED FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AND THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR APPROVED BY THE BANKRUPTCY COURT OR THE SECURITIES AND EXCHANGE COMMISSION. IN THE EVENT THAT THESE COMPANIES FILE PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND SEEK CONFIRMATION OF THE JOINT PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN, THIS DISCLOSURE STATEMENT WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL.

SOLICITATION AND DISCLOSURE STATEMENT FOR THE

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

SEVENTY SEVEN FINANCE INC. et al.,1

From holders of:

Term Loans and Related Term Loan Guaranty;

Incremental Term Loans and Related Incremental Term Loan Guaranty;

6.625% Senior Unsecured Notes due 2019 (CUSIP Nos. 165258AB0, U1650HAA8, and 165258AA2) and

Related Guaranty; and

6.5% Notes due 2022 (CUSIP No. 818097AB3)

THE DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PREVAILING EASTERN TIME,

ON JUNE 3, 2016, UNLESS EXTENDED.

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY PRIME CLERK, THE VOTING AND CLAIMS AGENT, BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN. HOLDERS OF CLASS 3 TERM LOAN CLAIMS, CLASS 4 INCREMENTAL TERM LOAN CLAIMS, CLASS 5 OPCO NOTES CLAIMS, CLASS 10 TERM LOAN GUARANTY CLAIMS, CLASS 11 INCREMENTAL TERM LOAN GUARANTY CLAIMS, CLASS 12 OPCO NOTES GUARANTY CLAIMS AND CLASS 13 HOLDCO NOTES CLAIMS SHOULD REFER TO THE BALLOTS ENCLOSED FOR INSTRUCTIONS ON HOW TO VOTE ON THE PLAN OF REORGANIZATION. PLEASE NOTE THAT THE DESCRIPTION OF THE PLAN PROVIDED THROUGHOUT THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY PROVIDED FOR CONVENIENCE. IN THE CASE OF ANY INCONSISTENCY BETWEEN THE SUMMARY OF THE PLAN IN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN WILL GOVERN.2

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Seventy Seven Energy Inc. (8422); Seventy Seven Finance Inc. (3836); Seventy Seven Operating LLC (8399); Great Plains Oilfield Rental, L.L.C. (4318); Seventy Seven Land Company LLC (4346); Nomac Drilling, L.L.C. (9548); Performance Technologies, L.L.C. (5813); PTL Prop Solutions, L.L.C. (2147); SSE Leasing LLC (5764); Keystone Rock & Excavation, L.L.C. (8771); Western Wisconsin Sand Company, LLC (4510) (collectively, the “Debtors”). The Debtors’ mailing address is 777 NW 63rd Street, Oklahoma City, Oklahoma 73116.
[2]	Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meanings set forth in the Plan.

The Debtors hereby solicit from holders of Class 3 Term Loan Claims, Class 4 Incremental Term Loan Claims, Class 5 OpCo Notes Claims, Class 10 Term Loan Guaranty Claims, Class 11 Incremental Term Loan Guaranty Claims, Class 12 OpCo Notes Guaranty Claims and Class 13 HoldCo Notes Claims votes to accept or reject the Debtors’ Plan under chapter 11 of the Bankruptcy Code. A copy of the Plan is attached hereto as Exhibit A.

Emanuel C. Grillo (pro hac vice pending)	Robert J. Dehney
Christopher Newcomb (pro hac vice pending)	MORRIS, NICHOLS, ARSHT & TUNNELL LLP
BAKER BOTTS LLP	1201 N. Market Street, 16th Floor
30 Rockefeller Plaza	Wilmington, Delaware 19801
New York, New York 10112	(302) 658-9200
(212) 892-4000

Proposed Co-Counsel to Debtors and Debtors in Possession	Proposed Co-Counsel to Debtors and Debtors in Possession

Dated: May 9, 2016

2

NOTICE TO EMPLOYEES, TRADE CREDITORS

AND OTHER HOLDERS OF GENERAL UNSECURED CLAIMS

THE DEBTORS INTEND TO CONTINUE OPERATING THEIR BUSINESSES IN CHAPTER 11 IN THE ORDINARY COURSE OF BUSINESS AND TO SEEK TO OBTAIN THE NECESSARY RELIEF FROM THE COURT TO HONOR ITS OBLIGATIONS AND PAY ITS EMPLOYEES, TRADE CREDITORS AND OTHER GENERAL UNSECURED CLAIMANTS IN FULL AND IN ACCORDANCE WITH EXISTING BUSINESS TERMS.

DISCLAIMER

IMPORTANT INFORMATION FOR YOU TO READ

THE DEADLINE TO VOTE ON THE JOINT PREPACKAGED CHAPTER 11 PLAN OF SEVENTY SEVEN FINANCE INC., ET AL. IS JUNE 3, 2016 AT 5:00 P.M. PREVAILING EASTERN TIME. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS OR INTERESTS MAY VOTE ON THE PLAN IS MAY 4, 2016 (THE “VOTING RECORD DATE”).

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AND CLAIMS AGENT BEFORE THE VOTING DEADLINE AS DESCRIBED HEREIN.

The information contained in this disclosure statement including the Exhibits annexed hereto (collectively, the “Disclosure Statement”) is included herein for purposes of soliciting acceptances of the Joint Prepackaged Chapter 11 Plan of Reorganization of Seventy Seven Finance Inc. and its Debtor Affiliates (the “Plan”) and may not be relied upon for any purpose other than to determine how to vote on the Plan. The Bankruptcy Court has not approved the adequacy of the disclosure contained in this Disclosure Statement or the merits of the Plan. No person is authorized by the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation regarding this Disclosure Statement or the Plan other than as contained in this Disclosure Statement and the Exhibits annexed hereto, incorporated by reference or referred to herein, and if given or made, such information or representation may not be relied upon as having been authorized by the Debtors.

The Disclosure Statement shall not be construed to be advice on the tax, securities, financial, business or other legal effects of the Plan as to holders of Claims against, or Interests in, the Debtors, the Reorganized Debtors or any other person. Each holder should consult with its own legal, business, financial and tax advisors with respect to any matters concerning this Disclosure Statement, the solicitation of votes to accept the Plan, the Plan and the transactions contemplated hereby and thereby.

The Debtors urge the holders of Term Loan Claims in Class 3, Incremental Term Loan Claims in Class 4, OpCo Notes Claims in Class 5, Term Loan Guaranty Claims in Class 10, Incremental Term Loan Guaranty Claims in Class 11, OpCo Notes Guaranty Claims in Class 12 and HoldCo Notes Claims in Class 13, the only Classes of Claims entitled to vote on the Plan, to (1) read the entire Disclosure Statement and Plan carefully; (2) consider all of the information in this Disclosure Statement, including, importantly, the risk factors described in Article XI of this Disclosure Statement; and (3) consult with your own advisors with respect to reviewing this Disclosure Statement, the Plan and all documents that are attached to the Plan and Disclosure Statement before deciding whether to vote to accept or reject the Plan. Plan summaries and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan and the Exhibits annexed to the Plan and this Disclosure Statement. Please be advised, however, that the statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified herein, and holders of Claims reviewing this Disclosure Statement should not infer at the time of such review that there has not been any change in the information set forth herein since the date hereof unless so specified. In the event of any conflict between the descriptions set forth in this Disclosure Statement and the terms of the Plan, the terms of the Plan shall govern.

i

See the Risk Factors in Article XI of the Disclosure Statement for certain risks that you should carefully consider.

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. The Debtors’ management, in consultation with their advisors, has prepared the Financial Projections (as defined below) attached hereto as Exhibit F and described in this Disclosure Statement. The Debtors’ management did not prepare the Financial Projections in accordance with Generally Accepted Accounting Principles (“GAAP”) or International Financial Reporting Standards (“IFRS”) or to comply with the rules and regulations of the SEC or any foreign regulatory authority. The Financial Projections, while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors. The Debtors caution that no representations can be made as to the accuracy of these Financial Projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur.

As to contested matters, existing litigation involving, or possible litigation to be brought by, or against, the Debtors, adversary proceedings and other actions or threatened actions, this Disclosure Statement and Plan shall not constitute, or be construed as, an admission of any fact or liability, a stipulation, or a waiver, but rather as a statement made without prejudice solely for settlement purposes in accordance with Federal Rule of Evidence 408, with full reservation of rights, and is not to be used for any litigation purpose whatsoever by any person, party or entity.

The Board of Directors (or equivalent thereof, as applicable) of each of the Debtors has approved the Plan and recommends that the holders of Term Loan Claims (Class 3), Incremental Term Loan Claims (Class 4), OpCo Notes Claims (Class 5), Term Loan Guaranty Claims (Class 10), Incremental Term Loan Guaranty Claims (Class 11), OpCo Notes Guaranty Claims (Class 12) and HoldCo Notes Claims (Class 13) vote to accept the Plan. The Plan has been negotiated with, and has the support of, the Restructuring Support Parties, which consist of (i) lenders under the Term Loan Credit Agreement that collectively hold approximately 84% of the Term Loan Claims, (ii) lenders under the Incremental Term Supplement that collectively hold approximately 92% of the Incremental Term Loan Claims and (iii) an ad hoc group of holders of the OpCo Notes that collectively hold in excess of 63.2% of the OpCo Notes. This Disclosure Statement, the Plan and the accompanying documents have been extensively negotiated with the legal and/or financial advisors to the Restructuring Support Parties. The votes on the Plan are being solicited in accordance with the Restructuring Support Agreement dated as of May 3, 2016 (as may be amended from time to time), which was executed by the Debtors and each of the Restructuring Support Parties.

The Debtors intend to confirm the Plan and cause the Effective Date to occur promptly after confirmation of the Plan. There can be no assurance, however, as to when and whether confirmation of the Plan and the Effective Date actually will occur. The confirmation and effectiveness of the Plan are subject to material conditions precedent. See Section VIII.B—“Conditions Precedent to Effectiveness.” There is no assurance that these conditions will be satisfied or waived. Procedures for distributions under the Plan are described under Section VII.D—“Distributions.” Distributions will be made only in compliance with these procedures.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all holders of Claims against, and Interests in, the Debtors (including, without limitation, those holders of Claims and Interests that do not submit ballots to accept or reject the Plan or that are not entitled to vote on the Plan) will be bound by the terms of the Plan and the transactions contemplated thereby.

If the financial restructuring of the indebtedness contemplated by the Plan is not approved and consummated, there can be no assurance that the Debtors will be able to effectuate an alternative restructuring or successfully emerge from its Chapter 11 Cases, and the Debtors may be forced into a liquidation under chapter 7 of the Bankruptcy Code or under the laws of other countries. As reflected in the Liquidation Analysis (as defined below), the Debtors believe that if operations are terminated and their assets are liquidated under chapter 7 of the Bankruptcy Code or otherwise, the value of the assets available for payment to creditors and interest holders would be significantly lower than the value of the distributions contemplated by and under the Plan.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

As of the date of distribution, neither this Disclosure Statement nor the Plan has been filed with or reviewed by the Bankruptcy Court, and neither this Disclosure Statement nor the Plan has been filed with the United States Securities and Exchange Commission (the “SEC”) or any state authority. The Plan has not been approved or disapproved by the SEC or any state securities commission and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of this Disclosure Statement or the merits of the Plan. Any representation to the contrary is a criminal offense.

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b) (but has not yet been approved by the Bankruptcy Court as complying with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b)). The securities to be issued under the Plan on or after the Effective Date will not have been the subject of a registration statement filed with the SEC under the Securities Act or any securities regulatory authority of any state under any state securities laws (“Blue Sky Laws”).

Prior to the filing of the Chapter 11 Cases, the Debtors will rely on the exemption provided by section 4(a)(2) of the Securities Act of 1933, as amended, and applicable exemptions from Blue Sky Laws. After the commencement of the Chapter 11 Cases, the Debtors intend to rely on the exemption from the Securities Act and Blue Sky Laws registration requirements provided by section 1145(a)(1) of the Bankruptcy Code to exempt the issuance of securities issued under, or in connection with, the Plan.

Each holder of an OpCo Notes Claim, OpCo Notes Guaranty Claim or HoldCo Notes Claim will be required to certify on its ballot whether it is an Accredited Investor or a Qualified Institutional Buyer. If a holder of an OpCo Notes Claim, OpCo Notes Guaranty Claim or HoldCo Notes Claim is not an Accredited Investor or a Qualified Institutional Buyer, its vote will not be counted.

Neither the Solicitation Package nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

See the Risk Factors in Article XI of the Disclosure Statement for certain risks that you should carefully consider.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “could,” “intend,” “consider,” “expect,” “plan,” “anticipate,” “believe,” “predict,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. You are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. Important factors that could cause or contribute to such differences include those in Article XI: “Certain Risk Factors to be Considered,” generally and in particular “Additional Factors to be Considered—Forward-Looking Statements are not Assured, and Actual Results May Vary.” The Liquidation Analysis set forth in Exhibit D, distribution projections and other information contained herein and annexed hereto are estimates only, and the timing and amount of actual distributions to holders of Allowed Claims and Allowed Interests may be affected by many factors that cannot be predicted. Any analyses, estimates or recovery projections may or may not turn out to be accurate.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan or any of the documents attached hereto or referenced herein, or if you have questions about the solicitation and voting process or these Chapter 11 Cases generally, please contact Prime Clerk, LLC (the “Voting and Claims Agent” or “Prime Clerk”), by (i) calling 844-224-1136 (Toll Free) or 917-962-8386 (International), or (ii) emailing 77nrgballots@primeclerk.com.

Seventy Seven files annual, quarterly and other reports, proxy and information statements and other information with the SEC. You may read and copy any document Seventy Seven files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the Public Reference Room and its copying charges. You can also find Company filings on the SEC’s website at http://www.sec.gov and on Seventy Seven’s website at http://www.77nrg.com. Information contained on Seventy Seven’s website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this Disclosure Statement.

By “incorporating by reference” the information Seventy Seven has filed with the SEC, Seventy Seven is disclosing information to you by referring you to those documents without actually including the specific information in this Disclosure Statement. The information incorporated by reference is an important part of this Disclosure Statement, and information that Seventy Seven files later with the SEC will automatically update and may replace this information and information previously filed with the SEC. Any statement contained in the filings (or portions of filings) incorporated by reference into this Disclosure Statement will be deemed to be modified or superseded for purposes of this Disclosure Statement to the extent that a statement contained in this Disclosure Statement or in any filing by Seventy Seven with the SEC prior to the completion of this solicitation modifies, conflicts with, or supersedes such statement.

Seventy Seven also incorporates by reference into this Disclosure Statement any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information furnished to the SEC under Items 2.02 or 7.01, or the exhibits related thereto under Item 9.01, of Form 8-K, which information is not deemed filed under the Exchange Act and is not incorporated by reference into this Disclosure Statement.

TABLE OF CONTENTS

I.	INTRODUCTION AND EXECUTIVE SUMMARY		1
II.	SUMMARY OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN		3
III.	VOTING PROCEDURES AND REQUIREMENTS		8
	A.	Classes Entitled to Vote on the Plan	8
	B.	Votes Required for Acceptance by a Class	8
	C.	Certain Factors to Be Considered Prior to Voting	8
	D.	Classes Not Entitled to Vote on the Plan	9
	E.	Cramdown	9
	F.	Allowed Claims	9
	G.	Impairment Generally	9
	H.	Solicitation and Voting Process	10
		The “Solicitation Package”	10
		Voting Deadlines	11
		Voting Instructions	11
		Beneficial Owners of Class 5 OpCo Notes Claims, Class 12 OpCo Notes Guaranty Claims and Class 13 HoldCo Notes Claims	14
		Brokerage Firms, Banks and Other Nominees	14
	I.	Confirmation of the Plan and the Combined Hearing	15
IV.	COMPANY BACKGROUND		15
	A.	Company Overview and Organizational Structure	15
	B.	Relationship with Chesapeake Energy Corporation	15
	C.	Operations	18
	D.	Industry and Competition	20
	E.	Backlog	20
	F.	Suppliers	21
	G.	Regulation	21
	H.	Real Property	24
	I.	Employees	24
	J.	The Debtors’ Prepetition Capital Structure	25
	K.	Prepetition Litigation	27
	L.	Outlook and Business Strategy	27
V.	EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES		28
	A.	Energy Market Conditions	28
	B.	Certain Events that Set the Stage for the Restructuring and the Chapter 11 Cases	29
	C.	Prepetition Restructuring Initiatives	29
	D.	The Restructuring Support Agreement	30
VI.	THE ANTICIPATED CHAPTER 11 CASES		32
	A.	Expected Timetable of the Chapter 11 Case	33
	B.	Significant First Day Motions and Retention of Professionals	33
VII.	SUMMARY OF THE PLAN		35
	A.	Unclassified Claims	35
	B.	Treatment of Classified Claims and Interests	36
	C.	Means for Implementation; Post-Effective Date Governance	42
	D.	Distributions	48

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	E.	Procedures for Resolving Claims	51
	F.	Executory Contracts and Unexpired Leases	52
	G.	Effect of Confirmation; Injunctions, Releases and Related Provisions	54
	H.	Retention of Jurisdiction	58
	I.	Miscellaneous Provisions	60
VIII.	CONFIRMATION AND EFFECTIVENESS OF THE PLAN		61
	A.	Conditions Precedent to Confirmation	61
	B.	Conditions Precedent to Effectiveness	61
	C.	Waiver of Conditions Precedent	63
	D.	Effect of Failure of a Condition	63
IX.	CONFIRMATION PROCEDURES		63
	A.	Combined Disclosure Statement and Confirmation Hearing	63
	B.	Standards for Confirmation	64
	Confirmation Without Acceptance by All Impaired Classes		65
	C.	Alternatives to Confirmation and Consummation of the Plan	68
X.	LIQUIDATION ANALYSIS, VALUATION AND FINANCIAL PROJECTIONS		68
	A.	Liquidation Analysis	68
	B.	Valuation Analysis	69
	C.	Financial Projections	69
	D.	Other Available Information	69
XI.	CERTAIN RISK FACTORS TO BE CONSIDERED		70
	A.	General	70
	B.	Certain Bankruptcy Law Considerations	70
	C.	Certain Risks Related to the Debtors’ Business and Operations	73
	D.	Certain Risks Relating to the Shares of New HoldCo Common Shares and the New Warrants Under the Plan	88
	E.	Additional Factors to Be Considered	90
XII.	SECURITIES LAW MATTERS		93
	A.	Bankruptcy Code Exemptions from Registration Requirements	93
XIII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		96
	A.	Introduction	96
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors	97
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Class 3 Term Loan Claims, Incremental Term Loan/Guaranty Claims, OpCo Notes/Guaranty Claims and Class 13 HoldCo Notes Claims	99
	D.	Receipt of Interests in the Litigation Trust	104
	E.	Information Reporting and Backup Withholding	105
	F.	Importance of Obtaining Professional Tax Assistance	106
XIV.	RECOMMENDATION AND CONCLUSION		106

TABLE OF EXHIBITS

Exhibit A:	Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code

Exhibit B:	Restructuring Support Agreement

Exhibit C:	Seventy Seven’s Prepetition Corporate Structure

Exhibit D:	Liquidation Analysis

Exhibit E:	Valuation Analysis

Exhibit F:	Financial Projections

Exhibit G:	Exit Facility Commitment Letter

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ANNEXED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

I. INTRODUCTION AND EXECUTIVE SUMMARY

Seventy Seven Energy Inc., an Oklahoma corporation (“HoldCo”), Seventy Seven Operating LLC (“OpCo”) and certain of their direct and indirect subsidiaries, including Seventy Seven Finance Inc., (the “Debtor Subsidiaries,” and together with HoldCo and OpCo, collectively, the “Company” or “Seventy Seven”), which intend to become chapter 11 debtors and debtors in possession (the “Debtors”) in chapter 11 cases to be filed (the “Chapter 11 Cases”), submit this Disclosure Statement pursuant to section 1126 of title 11 of the United States Code (the “Bankruptcy Code”) for use in the solicitation of votes on the Plan. A copy of the Plan is annexed hereto as Exhibit A. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan.

Seventy Seven provides a wide range of wellsite services and equipment to United States (“U.S.”) land-based exploration and production customers. Its services include drilling, hydraulic fracturing and oilfield rentals. As of March 31, 2016, Seventy Seven’s marketed rig fleet of 92 all-electric rigs consisted of 35 Tier 1 rigs (including 24 proprietary PeakeRigs™) and 57 Tier 2 rigs. Additionally, Seventy Seven had two additional contracted PeakeRigs™ under construction, one of which has been delivered and one of which is scheduled to be delivered during the remainder of 2016. As of March 31, 2016, Seventy Seven also owned 13 hydraulic fracturing fleets with an aggregate of 500,000 horsepower and a diversified oilfield rentals business. Seventy Seven’s operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales.

The purpose of this Disclosure Statement is to provide information sufficient to enable creditors of the Debtors that are entitled to vote on the Plan to make informed decisions on whether to vote to accept or reject the Plan. This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the Debtors’ need to seek chapter 11 protection, significant events that are expected to occur during the Chapter 11 Cases and the Debtors’ anticipated organization, operations and liquidity upon successful emergence from chapter 11 protection.

The Plan and this Disclosure Statement are the result of extensive and vigorous negotiations among the Debtors and the Restructuring Support Parties, which consist of (i) lenders under the Term Loan Credit Agreement that collectively hold approximately 84% of the Term Loan Claims, (ii) lenders under the Incremental Term Supplement that collectively hold approximately 92% of the Incremental Term Loan Claims and (iii) an ad hoc group of holders of the OpCo Notes that collectively hold in excess of 63% of the OpCo Notes. The culmination of such negotiations was the entry into the Restructuring Support Agreement (as may be amended from time to time, the “Restructuring Support Agreement”), a copy of which is attached hereto as Exhibit B. The Restructuring Support Agreement sets forth the material terms and conditions of the restructuring provided for in the Plan and described herein (the “Restructuring”). As described in more detail below, the Plan substantially deleverages the Debtors’ balance sheet by converting approximately $650 million of debt under the OpCo Notes and $450 million of debt under the HoldCo Notes into 100% equity in Reorganized HoldCo.

As part of the overall settlement embodied in the Restructuring Support Agreement and the Plan, the holders of the OpCo Notes are voluntarily forgoing their right to part of the distributions under the Plan that they are otherwise entitled to receive so that the Debtors can (i) pay in full allowed general unsecured claims, such as the claims of suppliers and vendors, in the ordinary course according to existing business terms (ii), provide a Pro Rata distribution of a portion of the New HoldCo Common Shares, and, if Class 13 (HoldCo Notes Claims) votes to accept the Plan, the New A Warrants to holders of the HoldCo Notes and (iii) if all Voting Classes vote to accept the Plan, provide a Pro Rata distribution of the New B Warrants and the New C Warrants to holders of Existing HoldCo Interests in exchange for the surrender or cancellation of their Interests.

The key components of the Plan are as follows:

•

Holders of Allowed General Unsecured Claims, including Allowed Claims of trade vendors, suppliers and customers, will not be affected by the filing of the Chapter 11 Cases and, subject to Bankruptcy Court approval, are anticipated to be paid in full in the ordinary course of business during the pendency of the Chapter 11 Cases or reinstated and left Unimpaired under the Plan in accordance with their terms as part of the overall compromise embodied in the Plan.

•	Holders of Allowed Term Loan Claims will receive (i) their Pro Rata share of the Term Loan Payment; and (ii) continue to hold their Pro Rata share of Term Loans under the Term Loan Credit Agreement (as amended by the Term Loan Credit Agreement Amendment), which Term Loans shall be secured by a valid, perfected and enforceable first-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable second-priority lien on and security interest in the Exit Facility Priority Collateral.

•	Payment in full, in cash, of all Allowed Administrative Claims, Fee Claims, DIP Claims, Priority Tax Claims, statutory fees, Other Priority Claims and Other Secured Claims.

•	Holders of Allowed Incremental Term Loan Claims will receive their Pro Rata share of (i) the Incremental Term Loan Payment, and (ii) $15 million of the outstanding Incremental Term Loan balance. The remaining Incremental Term Loan Claims, which shall be secured by a valid, perfected and enforceable second-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable third-priority lien on and security interest in the Exit Facility Priority Collateral, will be Allowed at $84 million in principal plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses) and will be reinstated with the rights of holders of such Claims unaltered by the Plan (except for certain amendments to the Incremental Term Supplement).

•	Holders of Allowed OpCo Notes Claims will receive their Pro Rata share of 96.75%, or if Class 13 (HoldCo Notes Claims) does not vote to accept the Plan, 98.67%, on a fully diluted basis (subject only to the New Warrants and any securities issued under the Management Incentive Plan) of the New HoldCo Common Shares outstanding as of the Effective Date.

•	Holders of Allowed HoldCo Notes Claims will receive their Pro Rata share of 3.25% on a fully diluted basis (subject only to the New Warrants and any securities issued under the Management Incentive Plan) of the New HoldCo Common Shares outstanding as of the Effective Date plus warrants exercisable 15% of the New HoldCo Common Shares at a share price based on a total equity value of $524 million, or if Class 13 HoldCo Notes Claims does not vote to accept the Plan, 1.33% on a fully diluted basis (subject only to the New Warrants and any securities issued under the Management Incentive Plan) of the New HoldCo Common Shares outstanding as of the Effective Date.

•	Existing HoldCo Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of Existing HoldCo Interests shall not receive or retain any property under the Plan on account of such Existing HoldCo Interests; provided, however, that if all classes entitled to vote on the Plan vote to accept the Plan, on the Effective Date, holders of Existing HoldCo Interests shall receive, in exchange for the surrender or cancellation of their Existing HoldCo Interest their Pro Rata share of two series of warrants exercisable for an aggregate of 20% of the New HoldCo Common Shares.

•	Entry into the new $100 million asset-based Exit Facility, which will be used (i) to repay debtor-in-possession financing the Debtors anticipate borrowing during the Chapter 11 Cases, (ii) provide additional liquidity and working capital and for general corporate purposes and (iii) to pay all restructuring fees and costs and other payments required under the Plan or arising from the Chapter 11 Cases.

The Debtors and the other parties to the Restructuring Support Agreement believe that the restructuring contemplated by the Plan is in the best interests of all stakeholders because it (i) achieves a substantial deleveraging of the Debtors’ balance sheet through consensus with a significant portion of the Debtors’ debt holders, (ii) provides for a reduction of approximately $65 million of the Debtors’ pre-Restructuring annual interest burden on previously funded debt, (iii) provides $100 million of new financing and (iv) eliminates potential deterioration of value—and disruptions to operations—that could otherwise result from protracted and contentious bankruptcy cases. Importantly, the Debtors would not be able to implement the conversion of debt to equity contemplated by the Plan without the support of the Restructuring Support Parties. In sum, the Plan embodies a global settlement as part of an expeditious and consensual restructuring. This avoids potential litigation that could decrease value for all stakeholders and delay (and possibly derail) the restructuring process. The significant support obtained by the Debtors pursuant to the Restructuring Support Agreement provides a fair and reasonable path for an expeditious consummation of the Plan and the preservation of Seventy Seven’s ordinary course of business.

As of the Effective Date, Reorganized HoldCo anticipates being a reporting company under the Securities Exchange Act of 1934, as amended. As of April 22, 2016, Existing HoldCo Interests were listed for trading on The New York Stock Exchange (“NYSE”). To the extent the New HoldCo Common Shares meet applicable listing requirements immediately after issuance, Reorganized HoldCo will use commercially reasonable efforts to cause the listing of the New HoldCo Common Shares on NYSE or another stock exchange on or as soon as reasonably practicable after the Effective Date.

Additionally, as described in Section VII.E herein, the Plan provides for certain releases of Claims against, among others, the Debtors, the Reorganized Debtors, the parties to the Restructuring Support Agreement, the indenture trustees and agents for Seventy Seven’s existing debt and each of their professionals, employees, officers and directors.

Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan and the instructions accompanying the ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims for voting purposes and the tabulation of votes. The statements contained in this Disclosure Statement are made only as of the date hereof unless otherwise specified, and there can be no assurance that the statements contained herein will be correct at any time hereafter. Because no bankruptcy cases have yet been commenced, this Disclosure Statement has not yet been approved by any court with respect to whether it contains adequate information within the meaning of section 1125(a) of the Bankruptcy Code. Nonetheless, once the Chapter 11 Cases are commenced, the Debtors expect to promptly seek entry of an order of the Bankruptcy Court approving this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code and determining that solicitation of votes on the Plan by means of this Disclosure Statement was in compliance with section 1125(a) of the Bankruptcy Code.

All creditors should also carefully read Article XI of this Disclosure Statement—“Certain Risk Factors to be Considered”—before voting to accept or reject the Plan.

THE DEBTORS BELIEVE THAT IMPLEMENTATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR ESTATES AND ALL STAKEHOLDERS. FOR ALL OF THE REASONS DESCRIBED IN THIS DISCLOSURE STATEMENT, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN BY THE VOTING DEADLINE (I.E., THE DATE BY WHICH YOUR BALLOT MUST BE ACTUALLY RECEIVED), WHICH IS JUNE 3, 2016 AT 5:00 P.M. (PREVAILING EASTERN TIME).

II. SUMMARY OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY

INTERESTS UNDER THE PLAN

The Plan establishes a comprehensive classification of Claims and Interests.3 The following table summarizes the classification and treatment of Claims and Interests against each Debtor under the Plan and the

[3]	In accordance with section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Administrative Expense Claims, DIP Loan Claims, Priority Tax Claims, U.S. Trustee Fees and Fee Claims.

estimated distributions to be received by the holders of Allowed Claims under the Plan. Amounts assumed for purposes of projected recoveries are estimates only; actual recoveries received under the Plan may differ materially from the projected recoveries.

The summaries in this table are qualified in their entirety by the description of the treatment of such Claims in Article IV of the Plan. All claims and interests against a particular Debtor are placed in classes for each of the Debtors.

Class	Claim or Interest	Treatment of Allowed Claims	Voting Rights	Projected Plan Recovery
1	Other Priority Claims	The legal, equitable and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Priority Claim, the Debtors and the Requisite Consenting Creditors agree to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.	Unimpaired / Deemed to Accept	100%

2	Other Secured Claims	The legal, equitable and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim, the Debtor and the Requisite Consenting Creditors agree to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.	Unimpaired / Deemed to Accept	100%

3	Term Loan Claims	The Term Loan Claims shall be allowed in the amount of $393 million plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses). On the Effective Date, (i) each holder of an Allowed Term Loan Claim shall, in full satisfaction of and in exchange for such Allowed Term Loan Claim, (A) receive its Pro Rata share of the Term Loan Payment; and (B) continue to hold its Pro Rata share of Term Loans under the Term Loan Credit Agreement (as amended by the Term Loan Credit Agreement Amendment), which Term Loans shall be secured by a valid, perfected and enforceable first-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable second-priority lien on and security interest in the Exit Facility Priority Collateral, and (ii) the Debtors shall have used commercially reasonable efforts to obtain the Credit Ratings. For the avoidance of doubt and notwithstanding anything to the contrary in the Plan, the terms of the Term Loan Credit	Impaired / Entitled to Vote	100%

		Agreement shall control in the event of any inconsistency between any provision of the Plan or the Confirmation Order and the Term Loan Credit Agreement.

4	Incremental Term Loan Claims	On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Incremental Term Loan Claim shall, in full satisfaction of and in exchange for such Allowed Incremental Term Loan Claim: (a) receive its Pro Rata share of (i) the Incremental Term Loan Payment and (ii) $15 million in Cash, by which the remaining amount of the Incremental Term Loan Claims shall be reduced, provided that the Incremental Term Loan Lenders shall waive the right to any prepayment premium that may be payable in respect of the Incremental Term Loans pursuant to the Incremental Term Supplement in connection with such payment; (b) have the remaining Incremental Term Loan Claims Allowed at $84 million in principal plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses) and secured by a valid, perfected and enforceable second-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable third-priority lien on and security interest in the Exit Facility Priority Collateral; and (c) have its remaining Allowed Incremental Term Loan Claims Reinstated and its legal, equitable and contractual rights under the Incremental Term Supplement unaltered by the Plan except that the Incremental Term Supplement shall be amended to remove the obligation of the Reorganized Debtors to pay any prepayment premium or penalty on any future payment in respect of the Incremental Term Supplement for a period of 18 months after the Effective Date.	Impaired/Entitled To Vote	100%

5	OpCo Notes Claims	On the Effective Date, or as soon as practicable thereafter, all of the OpCo Notes shall be cancelled and discharged and each holder of an Allowed OpCo Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed OpCo Notes Claim, its Pro Rata share of (i) a number of New HoldCo Common Shares which shall in the aggregate comprise 96.75% of the total New HoldCo Common Shares issued on the Effective Date, and (ii) the OpCo Litigation Proceeds.	Impaired/Entitled To Vote	50%

6	General Unsecured Claims	The legal, equitable and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. Except to the extent that a holder of a General Unsecured Claim, the Debtors and the Requisite Consenting Creditors agree on different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.	Unimpaired / Deemed to Accept	100%

7	Intercompany Claims	On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion.	Unimpaired / Deemed to Accept	100%

8	Intercompany Interests	On the Effective Date and without the need for any further corporate action or approval of any board of directors, management or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date.	Unimpaired / Deemed to Accept	100%

9	Existing OpCo Interests	On the Effective Date, the Existing OpCo Interests shall remain outstanding and shall be held by Reorganized HoldCo.	Unimpaired / Deemed to Accept	100%

10	Term Loan Guaranty Claims	On the Effective Date, holders of Term Loan Guaranty Claims shall on account of their Allowed Term Loan Guaranty Claims receive the treatment set forth in Section 4.3(a) of the Plan for Allowed Term Loan Claims (without duplication of any amount distributed pursuant to Section 4.3(a)), and the Term Loan Guaranty shall be in full force and effect.	Impaired / Entitled to Vote	100%

11	Incremental Term Loan Guaranty Claims

On the Effective Date, each holder of an Allowed Incremental Term Loan Guaranty Claim shall be entitled to receive, without duplication of any amounts distributed pursuant to Section 4.4(a) of the Plan, on account of its Allowed Incremental Term Loan Guaranty Claim against HoldCo, its Pro Rata share of the HoldCo Creditor New Common Share Pool, which New HoldCo Common Shares are subject to dilution by any securities issued under the Management Incentive Plan and New HoldCo Common Shares that could be issued upon the exercise of the New Warrants, if any; provided that the holders of the Incremental Term Loan Guaranty Claims shall agree to waive the right to receive any such shares from the New HoldCo Common Share Pool on account of such Incremental Term Loan Guaranty Claims against HoldCo and such shares shall be distributed (i) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) vote to accept the Plan, to holders of Allowed HoldCo Notes Claims as set forth in Section 4.13(a) of the Plan or (ii) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) do not vote to accept the Plan, to holders of Allowed HoldCo Notes Claims and Allowed OpCo Notes Claims; but, for the avoidance of doubt, such waiver shall not affect the status and validity of the guaranties (by HoldCo and the other Debtors) arising under or related to the Incremental Term Loan Guaranty or any liens arising under or related to the Incremental Term Supplement, which guaranties and liens shall remain in place in accordance with their original terms and conditions.

On the Effective Date, holders of Incremental Term Loan Guaranty Claims shall on account of their Allowed Incremental Term Loan Guaranty Claims against Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo receive the treatment set forth in Section 4.4(a) of the Plan for Allowed Incremental Term Loan Claims.

			Impaired/Entitled To Vote	100%

12	OpCo Notes Guaranty Claims	On the Effective Date, each holder of OpCo Notes Guaranty Claims shall be entitled receive on account of its Allowed OpCo Notes Guaranty Claims against HoldCo its Pro Rata share of (i) after giving effect to the Incremental Term Loan Guaranty Waiver, the HoldCo Creditor New Common Share Pool, which New HoldCo Common Shares are subject to dilution by any securities issued under the Management Incentive Plan and the New HoldCo Common Shares that could be issued upon the exercise of the New Warrants, if any, and the number of which, for the avoidance of doubt, shall in	Impaired/Entitled To Vote	0%/4.3%

the aggregate comprise 1.92% of the total number of New HoldCo Common Shares issued on the Effective Date, provided that the OpCo Noteholders agree to waive the right to receive any such shares from the New HoldCo Common Share Pool on account of such OpCo Notes Guaranty Claims against HoldCo and such shares shall be distributed to holders of Allowed HoldCo Notes Claims as set forth in Section 4.13(a) of the Plan if and only if the holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims that timely vote on the Plan vote in favor of the Plan, and (ii) the HoldCo Litigation Proceeds.

On the Effective Date, each holder of an OpCo Notes Guaranty Claim shall on account of its Allowed OpCo Notes Guaranty Claims against Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo receive the treatment set forth in Section 4.5(a) of the Plan for Allowed OpCo Notes Claims.

13	HoldCo Notes Claims

On the Effective Date, or as soon as practicable thereafter, all HoldCo Notes shall be cancelled and discharged and each holder of an Allowed HoldCo Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed HoldCo Notes Claim, its Pro Rata share of either (i) or (ii) as follows:

(i) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) vote to accept the Plan, (A) after giving effect to the Incremental Term Loan Guaranty Waiver and the OpCo Notes Guaranty Waiver, all of the shares in the HoldCo Creditor New Common Share Pool, (B) the New A Warrants and (C) the HoldCo Litigation Proceeds; or

(ii) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) do not vote to accept the Plan (or no HoldCo Noteholders vote at all), (A) after giving effect to the Incremental Term Loan Guaranty Waiver, the shares of the HoldCo Creditor New Common Share Pool that are not allocated to holders of Allowed OpCo Notes Guaranty Claims pursuant to Section 4.12(a) of the Plan, the number of which, for the avoidance of doubt, shall in the aggregate comprise 1.33% of the total number of New HoldCo Common Shares issued on the Effective Date, and (B) the HoldCo Litigation Proceeds.

			Impaired/Entitled To Vote	1.1%/6.2%

14	Existing HoldCo Interests	On the Effective Date, Existing HoldCo Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of Existing HoldCo Interests shall not receive or retain any property under the Plan on account of such Existing HoldCo Interests. Notwithstanding the foregoing, on or as soon as practicable after the Effective Date, if holders of at least two-thirds in amount and one-half in number of the Claims in Classes 3, 4, 5, 10, 11, 12 and 13 vote to accept the Plan, holders of Existing HoldCo Interests shall receive, in exchange for the surrender or cancellation of their Existing HoldCo Interests and for the releases by such holders of the Released Parties, their Pro Rata share of (i) the New B Warrants and (ii) the New C Warrants provided, that any unvested stock-based awards under the Employee Equity Plans shall be cancelled and discharged upon the Effective Date and the holders of such awards shall not be entitled to any distribution pursuant to Section 4.14(a) of the Plan.	Impaired / Deemed to Reject	0%

III. VOTING PROCEDURES AND REQUIREMENTS

A.	Classes Entitled to Vote on the Plan

The following Classes are the only Classes entitled to vote to accept or reject the Plan (the “Voting Classes”):

Class	Claim or Interest	Status
3	Term Loan Claims	Impaired/Entitled to Vote
4	Incremental Term Loan Claims	Impaired/Entitled to Vote
5	OpCo Notes Claims	Impaired/Entitled to Vote
10	Term Loan Guaranty Claims	Impaired/Entitled to Vote
11	Incremental Term Loan Guaranty Claims	Impaired/Entitled to Vote
12	OpCo Notes Guaranty Claims	Impaired/Entitled to Vote
13	HoldCo Notes Claims	Impaired/Entitled to Vote

If your Claim or Interest is not included in the Voting Classes, you are not entitled to vote. If your Claim is included in the Voting Classes, you should read your ballot and carefully follow the instructions included in the ballot. Please use only the ballot that accompanies the Disclosure Statement or the ballot that the Debtors, or the Voting and Claims Agent on behalf of the Debtors, otherwise provide to you.

B.	Votes Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims or interests is determined by calculating the amount and, if a class of claims, the number, of claims and interests voting to accept, as a percentage of the allowed claims or interests, as applicable, that have voted. Acceptance by a class of claims requires an affirmative vote of (i) at least two-thirds in dollar amount of the total allowed claims that have voted and (ii) more than one-half in number of the total allowed claims that have voted. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan votes to accept such plan, unless the plan is being confirmed under the “cram down” provisions of section 1129(b) of the Bankruptcy Code.

C.	Certain Factors to Be Considered Prior to Voting

There are a variety of factors that all holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include:

•	unless otherwise specifically indicated, the financial information contained in the Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and the Disclosure Statement;

•	although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors cannot assure such compliance or that the Bankruptcy Court will confirm the Plan;

•	the Debtors may request Confirmation without the acceptance of all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

•	any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Claims and Fee Claims.

While these factors could affect distributions available to holders of Allowed Claims under the Plan, the occurrence or impact of such factors will not necessarily affect the validity of the vote of the Voting Class or necessarily require a re-solicitation of the votes of holders of Claims in such Voting Class.

For a discussion of certain risk factors, please refer to ARTICLE XI, entitled “Certain Risk Factors to Be Considered,” of this Disclosure Statement.

D.	Classes Not Entitled to Vote on the Plan

Under the Bankruptcy Code, holders of claims and interests are not entitled to vote if their contractual rights are unimpaired by the proposed plan or if they will receive no property under the proposed plan on account of their claims or interests, as applicable, or are otherwise deemed to reject. As holders of Existing HoldCo Interests are not entitled to receive any distributions on account of the valuation of the Debtors, the votes of holders of Existing HoldCo Interests will not be solicited and such holders will be deemed to reject. Accordingly, the following Classes of Claims and Interests are not entitled to vote to accept or reject the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
6	General Unsecured Claims	Unimpaired	Deemed to Accept
7	Intercompany Claims	Unimpaired	Deemed to Accept
8	Intercompany Interests	Unimpaired	Deemed to Accept
9	Existing OpCo Interests	Unimpaired	Deemed to Accept
14	Existing HoldCo Interests	Impaired	Deemed to Reject

E.	Cramdown

Section 1129(b) permits confirmation of a plan of reorganization notwithstanding the non-acceptance of the plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept a proposed plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

The Debtors intend to pursue a “cram down” of the holders of Existing HoldCo Interests in Class 14, who are deemed to have rejected the Plan for the reasons described in subsection D above, and any of the Voting Classes that do not vote to accept the Plan.

F.	Allowed Claims

Only administrative expenses, claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. An “allowed” administrative expense, claim or equity interest means that a debtor agrees or, in the event of a dispute, that the Bankruptcy Court determines by Final Order that the administrative expense, claim or equity interest, including the amount thereof, is in fact a valid obligation of, or equity interest in, a debtor.

G.	Impairment Generally

Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is “impaired” unless, with respect to each claim or interest of such class, the plan of reorganization (i) does not alter the legal, equitable or contractual rights of the holders of such claims or interests or (ii) irrespective of the holders’ right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor’s insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights and does not otherwise alter their legal, equitable or contractual rights.

Only holders of allowed claims or equity interests in impaired classes of claims or equity interests that receive or retain property under a proposed plan of reorganization, but are not otherwise deemed to reject the plan (such as the Class 14 Existing HoldCo Interests in these Chapter 11 Cases), are entitled to vote on such a plan. Holders of unimpaired claims or equity interests are deemed to accept the plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote. Holders of claims or equity interests that do not receive or retain any property on account of such claims or equity interests are deemed to reject the plan under section 1126(g) of the Bankruptcy Code and are not entitled to vote.

H.	Solicitation and Voting Process

Each holder of a Class 3 Term Loan Claim, Class 4 Incremental Term Loan Claim, Class 5 OpCo Notes Claim, Class 10 Term Loan Guaranty Claim, Class 11 Incremental Term Loan Guaranty Claim, Class 12 OpCo Notes Guaranty Claim or Class 13 HoldCo Notes Claim as of May 4, 2016, the Voting Record Date, is entitled to vote to accept or reject the Plan and shall receive the Solicitation Package in accordance with the solicitation procedures. Except as otherwise set forth herein, the Voting Record Date and all of the Debtors’ solicitation and voting procedures shall apply to all holders of Claims or Interests and other parties in interest.

The following summarizes the procedures for voting to accept or reject the Plan (the “Solicitation Procedures”), which the Debtors shall seek approval of in an order of the Bankruptcy Court (the “Solicitation Procedures Order”) through the Plan Scheduling Motion (as defined below). Holders of Class 3 Term Loan Claims, Class 4 Incremental Term Loan Claims, Class 5 OpCo Notes Claims, Class 10 Term Loan Guaranty Claims, Class 11 Incremental Term Loan Guaranty Claims, Class 12 OpCo Notes Guaranty Claims or Class 13 HoldCo Notes Claim, the only Voting Classes under the Plan, are encouraged to review the relevant provisions of the Bankruptcy Code and Bankruptcy Rules and/or to consult their own attorneys.

The “Solicitation Package”

The following materials are provided to each holder of a Class 3 Term Loan Claim, Class 4 Incremental Term Loan Claim, Class 5 OpCo Notes Claim, Class 10 Term Loan Guaranty Claim, Class 11 Incremental Term Loan Guaranty Claim, Class 12 OpCo Notes Guaranty Claim or Class 13 HoldCo Notes Claim that is entitled to vote on the Plan:

•	the applicable ballot and voting instructions (along with a pre-addressed, prepaid return envelope);

•	this Disclosure Statement with all exhibits; and

•	the Plan.

If you (a) did not receive a ballot and believe you are entitled to one; (b) received a damaged ballot; (c) lost your ballot; (d) have any questions concerning this Disclosure Statement, the Plan, or the procedures for voting on the Plan, or the Solicitation Package you received; or (e) wish to obtain a paper copy of the Plan, this Disclosure Statement or any exhibits to such documents, please contact Prime Clerk LLC, the Debtors’ Voting and Claims Agent, at 77 Energy Ballot Processing, c/o Prime Clerk LLC, 830 Third Avenue, 3rd Floor, New York, NY 10022, by calling 844-224-1136 (Toll Free) or 917-962-8386 (International), or by email at 77nrgballots@primeclerk.com.

Before the deadline to object to Confirmation of the Plan, the Debtors intend to file the Plan Supplement. The Debtors will not distribute paper or CD-ROM copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement by contracting the Debtors Voting and Claims Agent, Prime Clerk LLC by (i) calling 844-224-1136 (Toll Free) or 917-962-8386 (International) or (ii) emailing 77nrgballots@primeclerk.com. In addition, the Plan Supplement may be examined by accessing the Bankruptcy Court’s website: www.deb.uscourts.gov. Note that a PACER password and login are needed to access documents on the Bankruptcy Court’s website. A PACER password can be obtained at: www.pacer.psc.uscourts.gov.

Voting Deadlines.

To be counted, your ballot(s) (or the Master Ballot reflecting your vote) must be actually received by the Voting and Claims Agent no later than June 3, 2016 at 5:00 p.m. (Prevailing Eastern Time) for holders of Class 3 Term Loan Claims, Class 4 Incremental Term Loan Claims, Class 5 OpCo Notes Claims, Class 10 Term Loan Claims, Class 11 Incremental Term Loan Guaranty Claims, Class 12 OpCo Notes Guaranty Claims and Class 13 HoldCo Notes Claims entitled to vote on the Plan. This is the “Voting Deadline.” If you do not return your ballot prior to the Voting Deadline, your vote will not be counted.

In the case of holders of Class 5 OpCo Notes Claims, Class 12 OpCo Notes Guaranty Claims and Class 13 HoldCo Notes Claims, if you received a return envelope addressed to your Nominee (as defined below), you must allow sufficient time for your Nominee to receive your ballot and process your vote on its Master Ballot, which Master Ballot must be received by the Voting and Claims Agent by no later than the Voting Deadline.

Voting Instructions.

If you are a holder of a Class 3 Term Loan Claim, Class 4 Incremental Term Loan Claim, a Class 5 OpCo Notes Claim, a Class 10 Term Loan Guaranty Claim, a Class 11 Incremental Term Loan Guaranty Claim, a Class 12 OpCo Notes Guaranty Claim or a Class 13 HoldCo Notes Claim, a ballot is enclosed for the purpose of voting on the Plan. BALLOTS ARE ONLY BEING SOLICITED FROM HOLDERS OF CLASS 5 OPCO NOTES CLAIMS, CLASS 12 OPCO NOTES GUARANTY CLAIMS AND CLASS 13 HOLDCO NOTES CLAIMS THAT ARE ACCREDITED INVESTORS OR QUALIFIED INSTITUTIONAL BUYERS. THE VOTE OF ANY CLASS 5 OPCO NOTES CLAIMS, CLASS 12 OPCO NOTES GUARANTY CLAIMS AND CLASS 13 HOLDCO NOTES CLAIMS THAT DOES NOT CERTIFY THAT IT IS AN ACCREDITED INVESTOR OR QUALIFIED INSTITUTIONAL BUYER WILL NOT BE COUNTED. IF YOU ARE NOT AN ACCREDITED INVESTOR OR QUALIFIED INSTITUTIONAL BUYER, PLEASE DO NOT COMPLETE THE BALLOT. IF YOU WANT TO ELECT TO OPT OUT OF THE RELEASES IN SECTION 10.6(b) OF THE PLAN, PLEASE CONTACT THE DEBTORS’ VOTING AGENT PRIME CLERK FOR FURTHER INSTRUCTIONS.

Except as provided below, holders of Claims are required to vote all of their Claims within a Class either to accept or reject the Plan and may not split their votes. Any ballot received that does not indicate either an acceptance or rejection of the Plan or that indicates both acceptance and rejection of the Plan will be counted as an acceptance. Any ballot received that is not signed or that contains insufficient information to permit the identification of the holder will be an invalid ballot and will not be counted.

If you are the record holder of Claim(s) that are beneficially owned by another party, you may submit a separate ballot with respect to such portion of Claim(s) that are beneficially owned by such third party, and the vote indicated on such separate ballot may differ from the vote indicated on ballots submitted with respect to Claims that you beneficially own yourself or that are beneficially owned by other parties. In no event may you submit ballots with respect to Claims in excess of the amount of Claims for which you are the record holder as of the Voting Record Date.

Please sign and complete a separate ballot with respect to each Claim and return your ballot(s) in accordance with the instructions on your ballot. In the case of holders of Class 5 OpCo Notes Claims, Class 12 OpCo Notes Guaranty Claims and Class 13 HoldCo Notes Claims, please sign and complete each ballot provided by your Nominee (as defined below), so that your Pre-Validated Ballot (as defined below) or the Master Ballot reflecting your vote is received by Prime Clerk by the Voting Deadline.

Ballots, Pre-Validated Ballots or Master Ballots reflecting your vote should be returned to the Debtors’ voting agent, Prime Clerk, by hand delivery, overnight courier, or first class mail to:

77 Energy Ballot Processing

c/o Prime Clerk LLC

830 Third Avenue, 3rd Floor

New York, NY 10022

If you are the beneficial owner of a Class 5 OpCo Notes Claim, Class 12 OpCo Notes Guaranty Claim or Class 13 HoldCo Notes Claim, please follow the directions listed on your ballot (or otherwise follow the directions of your Nominee) and read the Section below titled “Beneficial Owners of Class 5 OpCo Notes Claims, Class 12 OpCo Notes Guaranty Claims and Class 13 HoldCo Notes Claims.”

Only ballots with an original signature will be counted. Email submission of ballots is not permitted.4 Only ballots (including Master Ballots submitted by a Nominee) received by Prime Clerk by the Voting Deadline will be counted.

If delivery of a ballot is by mail, it is recommended that voters use an air courier with guaranteed next-day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. The method of such delivery is at the election and risk of the voter.

A ballot may be withdrawn by delivering a written notice of withdrawal to Prime Clerk, so that Prime Clerk receives the notice before the Voting Deadline. In order to be valid, a notice of withdrawal must (a) specify the name of the creditor who submitted the ballot to be withdrawn, (b) contain a description of the Claim(s) to which it relates and (c) be signed by the creditor in the same manner as on the ballot. The Debtors expressly reserve the right to contest the validity of any withdrawals of votes on the Plan.

After the Voting Deadline, any creditor who casts a timely vote (whether directly to Prime Clerk or through a Nominee, as applicable) may change or withdraw its vote only with the approval of the Bankruptcy Court or the consent of the Debtors (with the consent of the Requisite Consenting Creditors). If more than one timely, properly completed ballot is received with respect to the same Claim and no order of the Bankruptcy Court allowing the creditor to change its vote has been entered before the Voting Deadline, the ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the timely, properly-completed ballot determined by Prime Clerk to have been received last.

Nominees are required to retain for inspection by the Bankruptcy Court for one year following the Voting Deadline the ballots cast by their beneficial owners.

Nominees may elect to pre-validate the Beneficial Owner Ballot (as defined below) (a “Pre-Validated Ballot”) by (i) signing the applicable Beneficial Owner Ballot and including its DTC Participant Number, (ii) indicating on the Beneficial Owner Ballot the account number of such holder and the principal amount of Notes held by the Nominee for such beneficial owner and (iii) forwarding the Beneficial Owner Ballot (together with the full Solicitation Package, including a prepaid return envelope addressed to the Voting Agent) to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Beneficial Owner Ballot (including indicating a vote to accept or reject the Plan), review the certifications contained therein and return the Beneficial Owner Ballot directly to the Voting Agent in the pre-addressed, postage-paid envelope included with the Solicitation Package so that it is actually received by the Voting Agent on or before the Voting Deadline. A list of beneficial owners to whom the Nominee sent Pre-Validated Ballots should be maintained by the Nominee for inspection for at least one year following the Voting Deadline.

Votes cast by the beneficial owners through a Nominee and transmitted by means of a Master Ballot or a Pre-Validated Ballot will be applied against the positions held by such Nominee as evidenced by the list of record holders of Notes provided by the applicable securities depository. The Debtors further propose that votes submitted by a Nominee on a Master Ballot will not be counted in excess of the position maintained by the respective Nominee on the Voting Record Date.5

[4]	Notwithstanding the foregoing, only Broadridge Financial Services, as the proxy agent for the majority of Nominees, may return its Master Ballot via electronic mail to 77nrgballots@primeclerk.com.
[5]	Each Nominee will distribute the Solicitation Packages, as appropriate, in accordance with their customary practices and obtain votes to accept or reject the Plan also in accordance with their customary practices. If it is the Nominee’s customary and accepted practice to submit a “voting instruction form” to the beneficial holders for the purpose of recording the beneficial holder’s vote, the Nominee is authorized to send the voting information form; provided, however, that the Nominee must also distribute the appropriate ballot form approved by the Solicitation Procedures Order.

To the extent that conflicting, double or over-votes are submitted on Master Ballots, the Voting Agent shall attempt to resolve such votes prior to the vote certification in order to ensure that the votes of beneficial owners of Notes are accurately tabulated.

To the extent that such conflicting, double or over-votes are not reconcilable prior to the vote certification, the Voting Agent is directed to count votes in respect of each Master Ballot in the same proportion as the votes of the beneficial owners or entitlement holders to accept or reject the Plan submitted on such Master Ballot, but only to the extent of the applicable Nominee’s position on the Voting Record Date in the Notes.

For the purposes of tabulating votes, each beneficial owner shall be deemed (regardless of whether such holder includes interest in the amount voted on its ballot) to have voted only the principal amount of its securities; any principal amounts thus voted may be thereafter adjusted by the Voting Agent, on a proportionate basis to reflect the corresponding Claim amount, including any accrued but unpaid prepetition interest, with respect to the securities thus voted.

EACH BALLOT ADVISES HOLDERS OF CLAIMS THAT, IF THEY (1)(A) VOTE TO REJECT THE PLAN OR (B) DO NOT CERTIFY ON THEIR BALLOT THAT THEY ARE AN ACCREDITED INVESTOR OR QUALIFIED INSTITUTIONAL INVESTOR AND (2) DO NOT ELECT TO OPT OUT OF THE RELEASE PROVISIONS CONTAINED IN ARTICLE X OF THE PLAN, THEY SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE RELEASED PARTIES IN ACCORDANCE WITH THE PLAN. ACCORDINGLY, IF YOU (1)(A) VOTE TO REJECT THE PLAN OR (B) DO NOT CERTIFY THAT YOU ARE AN ACCREDITED INVESTOR OR QUALIFIED INSTITUTIONAL BUYER AND (2) DO NOT ELECT TO OPT OUT OF THE RELEASE PROVISIONS CONTAINED IN ARTICLE X OF THE PLAN, YOU WILL BE DEEMED TO HAVE GRANTED THE RELEASES CONTEMPLATED BY SUCH RELEASE PROVISIONS.

HOLDERS OF CLAIMS WHO VOTE TO ACCEPT THE PLAN SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE RELEASED PARTIES IN ACCORDANCE WITH THE PLAN. EACH BALLOT ALSO ADVISES HOLDERS OF CLAIMS THAT, IF THEY FAIL TO RETURN A BALLOT VOTING EITHER TO ACCEPT OR REJECT THE PLAN, THEY SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE RELEASED PARTIES IN ACCORDANCE WITH THE PLAN.

NON-VOTING CLASSES INCLUDE UNIMPAIRED CLAIMS AND INTERESTS AND EXISTING HOLDCO INTERESTS. UNIMPAIRED CLAIMS AND INTERESTS ARE ALSO DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND DISCHARGED ALL CLAIMS AND/OR INTERESTS AND CAUSES OF ACTION AGAINST THE RELEASED PARTIES IN ACCORDANCE WITH THE PLAN TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

Beneficial Owners of Class 5 OpCo Notes Claims, Class 12 OpCo Notes Guaranty Claims and Class 13 HoldCo Notes Claims.

If you are a beneficial owner of a Class 5 OpCo Notes Claim, a Class 12 OpCo Notes Guaranty Claim or a Class 13 HoldCo Notes Claim, please use the ballot for beneficial owners (a “Beneficial Owner Ballot”) or the customary means of transmitting your vote to your broker, dealer, commercial bank, trust company or other nominee (“Nominee”) to cast your vote to accept or reject the Plan. You must return your completed Beneficial Owner Ballot or otherwise transmit your vote to your Nominee so that your Nominee will have sufficient time to complete a ballot summarizing votes cast by beneficial owners holding securities (each a “Master Ballot”), which must be forwarded to Prime Clerk by the Voting Deadline. If your Beneficial Owner Ballot or other transmittal of your vote is not received by your Nominee with sufficient time for your Nominee to submit its Master Ballot by the Voting Deadline, your vote will not count.

If you are the Beneficial Owner of a Class 5 OpCo Notes Claim, a Class 12 OpCo Notes Guaranty Claim or a Class 13 HoldCo Notes Claim and hold such Claim(s) in your own name on the records of the applicable indenture trustee or depository, you may vote by completing a Beneficial Owner Ballot or a Master Ballot in your discretion.

Do not return your OpCo Notes, HoldCo Notes or any other instruments or agreements that you may have with your ballot(s).

You may receive multiple mailings of this Disclosure Statement, especially if you own OpCo Notes or HoldCo Notes through more than one brokerage firm, commercial bank, trust company or other nominee. If you submit more than one ballot for a Class because you beneficially own the securities in that Class through more than one broker or bank, you must indicate in the appropriate item of the ballot(s) the names of ALL broker-dealers or other intermediaries who hold securities for you in the same Class.

Authorized signatories voting on behalf of more than one beneficial owner must complete a separate ballot for each such beneficial owner. Any ballot submitted to a brokerage firm or proxy intermediary will not be counted until the brokerage firm or proxy intermediary (a) properly executes the ballot(s) and delivers them to Prime Clerk or (b) properly completes and delivers a corresponding Master Ballot to Prime Clerk.

By voting on the Plan, you are certifying that you are the beneficial owner of OpCo Notes or HoldCo Notes (as of the Voting Record Date) being voted or an authorized signatory for the beneficial owner. Your submission of a ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of those securities for purposes of voting on the Plan.

Brokerage Firms, Banks and Other Nominees.

A brokerage firm, commercial bank, trust company or other nominee that is the agent for a beneficial owner, or an agent therefor, or that is a participant in a securities clearing agency and is authorized to vote in the name of the securities clearing agency pursuant to an omnibus proxy and is acting for a beneficial owner, can vote on behalf of such beneficial owner by: (a) (i) distributing a copy of this Disclosure Statement and all appropriate ballots to the beneficial owners; (ii) collecting all such ballots; (iii) completing a Master Ballot compiling the votes and other information from the ballots and Elections collected; and (iv) transmitting the completed Master Ballot to Prime Clerk; or (b) pre-validating the Beneficial Owner ballot and addressing such ballot as returnable to Prime Clerk.

A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of the beneficial owner. If you are entitled to vote and you did not receive a ballot, received a damaged ballot or lost your ballot, please contact Prime Clerk in the manner set forth above.

I.	Confirmation of the Plan and the Combined Hearing

On the Petition Date, the Debtors anticipate filing a motion requesting that the Bankruptcy Court schedule a hearing to consider confirmation of the Plan, the adequacy of the Disclosure Statement, the sufficiency of the solicitation procedures and confirmation of the Plan (the “Combined Hearing”), at the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), 824 Market Street North, 3rd Floor, Wilmington, Delaware 19801. The Debtors will request confirmation of the Plan, as it may be modified from time to time, and reserve the right to modify the Plan to the extent, if any, that confirmation requires modification.

IV. COMPANY BACKGROUND

See the Risk Factors in Article XI of the Disclosure Statement for certain risks that you should carefully consider.

A.	Company Overview and Organizational Structure

The Company is a diversified oilfield services company that provides a wide range of wellsite services and equipment to U.S. land-based exploration and production (“E&P’) customers operating in unconventional resource plays. The Company’s services include drilling, hydraulic fracturing and oilfield rentals. Its operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales. The Company runs its business through three operating segments: (1) Drilling, (2) Hydraulic Fracturing and (3) Oilfield Rentals.

HoldCo, an Oklahoma corporation, is the parent holding company for the Debtors. It owns 100% of the member interests in OpCo, an Oklahoma limited liability company. OpCo owns, directly or indirectly, 100% of the equity in all of the remaining Debtors. With the exception of Seventy Seven Finance Inc., which is a Delaware corporation, all of the remaining Debtors are Oklahoma entities. A chart showing the organizational structure of Seventy Seven is attached here to as Exhibit C.

B.	Relationship with Chesapeake Energy Corporation

On June 30, 2014, the Company separated from Chesapeake Energy Corporation (“CHK”) in a series of transactions (the “Spin-Off”). Prior to the Spin-Off, HoldCo was an Oklahoma limited liability company operating under the name “Chesapeake Oilfield Operating, L.L.C.” (“COO”) and an indirect, wholly-owned subsidiary of CHK. As part of the Spin-Off, HoldCo converted to an Oklahoma corporation operating under the name “Seventy Seven Energy Inc.” All of the equity in HoldCo was distributed pro rata to CHK’s shareholders and HoldCo became an independent, publicly traded company.

(i)	Chesapeake Spin-Off

As part of the Spin-Off, the Company completed the following transactions:

•	Entry into a new $275 million senior secured revolving credit facility (the “Prepetition ABL Facility”) and a $400 million secured term loan (the “Term Loan”). The Company used the proceeds from borrowings under these new facilities to repay in full and terminate its then-existing $500 million senior secured revolving credit facility;

•	The issuance of 6.50% senior unsecured notes due 2022 (the “HoldCo Notes”). The Company used the net proceeds of approximately $493.8 million to make a cash distribution of approximately $391 million to CHK, to repay a portion of outstanding indebtedness under a credit facility and for general corporate purposes.

•	The Company distributed its compression unit manufacturing and geosteering businesses to CHK.

•	The Company sold its crude hauling assets to a third party and used a portion of the net proceeds received to make a $30.9 million cash distribution to CHK.

•	CHK transferred to the Company buildings and real estate used in the Company’s business, including property and equipment, at a cost of approximately $212.5 million and accumulated depreciation of $22.2 million as of the Spin-Off date. Prior to the Spin-Off, the Company leased these buildings and real estate from CHK pursuant to a facilities lease agreement, which was terminated in connection with the Spin-Off.

•	COO transferred all of its existing assets, operations and liabilities, including certain 6.625% senior unsecured notes due 2019 (the “OpCo Notes”), to Seventy Seven Operating LLC (“OpCo”). After giving effect to the Transactions, OpCo became the direct owner of all of the Company’s operating subsidiaries.

•	COO was renamed HoldCo and converted from a limited liability company to a corporation.

(ii)	Agreements with CHK

Prior to the Spin-Off, the Company and CHK entered into that certain master services agreement (the “Master Services Agreement”), pursuant to which the Company provides drilling and other services and supplies materials and equipment to CHK. The Master Services Agreement contains general terms and provisions, specifies payment terms, audit rights and insurance requirements and allocates certain operational risks through indemnity and similar provisions. The agreement will remain in effect until the Company or CHK provides 30 days written notice of termination. The specific terms of each drilling services request are typically provided pursuant to drilling contracts on a well-by-well basis or for a term of a certain number of days or wells. The specific terms of each request for other services are typically set forth in a field ticket or purchase or work order. The Company believes that the drilling contracts, field tickets or purchase or work orders with CHK are substantially similar to other industry contracts, specifically as they relate to pricing, liabilities and payment terms. The Company has supplemented the Master Service Agreement with certain new services agreements, including new drilling contracts and a services agreement for hydraulic fracturing services, among others, including the following:

New Services Agreement: Under the new services agreement governing the provision of hydraulic fracturing services for CHK (the “New Services Agreement”), CHK is required to utilize the lesser of (i) seven, five and three of the Company’s hydraulic fracturing crews in years one, two and three of the New Services Agreement, respectively, or (ii) fifty percent (50%) of the total number of all hydraulic fracturing crews working for CHK in all its operating regions during the respective year. CHK is also required to utilize the Company’s hydraulic fracturing services for a minimum number of stages as set forth in the New Services Agreement. CHK is entitled to terminate the New Services Agreement in certain situations, including in the event the Company fails to materially comply with the overall quality of service provided by similar service providers. Additionally, CHK’s requirement to utilize the Company’s services may be suspended under certain circumstances, such as when the Company is unable to timely accept and supply services ordered by CHK or as a result of a force majeure event. The Company’s hydraulic fracturing backlog under the New Services Agreement as of December 31, 2015 was approximately $282.7 million.

In connection with the Spin-Off, the Company entered into rig-specific daywork drilling contracts with CHK for the provision of drilling services having terms similar to those the Company currently uses for other customers (the “Drilling Contracts”). The Drilling Contracts had a commencement date of July 1, 2014, and terms ranging from three months to three years. CHK has the right to terminate a drilling contract in certain circumstances. The drilling backlog under the Drilling Contracts as of December 31, 2015 was approximately $314.5 million, and the early contract termination value related to the Drilling Contracts was $224.0 million.

Master Separation Agreement: The master separation agreement entered into between the Company and CHK governs the separation of the Company’s businesses from CHK, the distribution of the Company’s shares to CHK shareholders and other matters related to CHK’s relationship with the Company, including cross-indemnities between the Company and CHK. In general, CHK agreed to indemnify the Company for any liabilities relating to CHK’s business and the Company agreed to indemnify CHK for any liabilities relating to the Company’s business.

Tax Sharing Agreement: In connection with the Spin-Off, the Company and CHK entered into a tax sharing agreement that governs the Company’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes. References in this summary description of the tax sharing agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

Under the tax sharing agreement, the Company is generally liable for and will indemnify CHK against all taxes attributable to the Company’s business and will be allocated all tax benefits attributable to such business. CHK generally is liable for and will indemnify the Company against all taxes attributable to its other businesses and will be allocated all tax benefits attributable to such businesses.

Finally, the tax sharing agreement will require that neither HoldCo nor any of its affiliates take or fail to take any action after the effective date of the tax sharing agreement that (i) would be reasonably likely to be inconsistent with or cause to be untrue any material statement, covenant or representation in any representation letters, tax opinions or Internal Revenue Service (“IRS”) private letter rulings obtained by CHK or (ii) would be inconsistent with the Spin-Off generally qualifying as a tax-free transaction as described under Sections 355 and 368(a)(1)(D) of the Tax Code.

Moreover, CHK generally will be liable for and indemnify the Company for any taxes arising from the Spin-Off or certain related transactions that are imposed on the Company, CHK or its other subsidiaries. However, the Company would be liable for and indemnify CHK for any such taxes to the extent they result from certain actions or failures to act by the Company that occur after the effective date of the tax sharing agreement.

Employee Matters Agreement: In connection with the Spin-Off, the Company and CHK entered into an employee matters agreement, which provides that each of CHK and HoldCo has responsibility for its own employees and compensation plans. The agreement also contains provisions concerning benefit protection for both HoldCo and CHK employees, treatment of holders of CHK stock options, restricted stock, restricted stock units and performance share units and cooperation between the Company and CHK in the sharing of employee information and maintenance of confidentiality.

Transition Services Agreement: Prior to the Spin-Off, the Company had an administrative services agreement (the “Administrative Services Agreement”) with CHK pursuant to which CHK allocated certain expenses to the Company. Under the Administrative Services Agreement, in return for the general and administrative services provided by CHK, the Company reimbursed CHK on a monthly basis for the overhead expenses incurred by CHK on the Company’s behalf in accordance with its allocation policy, which included actual out-of-pocket fees, costs and expenses incurred in connection with the provision of any of the services under the agreement, including the wages and benefits of CHK employees who performed services on the Company’s behalf. In connection with the Spin-Off, the Company terminated the Administrative Services Agreement and entered into a transition services agreement (the “Transition Services Agreement”). These charges from CHK were $8.3 million and $18.0 million for the years ended December 31, 2015 and 2014, respectively, and the Company terminated the Transition Services Agreement during the second quarter of 2015.

(iii)	Dependence on Relationship with CHK

Historically, the Company has provided a significant percentage of its oilfield services to CHK. For the first quarter of 2016, CHK accounted for approximately 64% of the Company’s total revenues. As of March 31, 2016, CHK accounted for approximately 59% of the Company’s total accounts receivable. If CHK ceases to engage the Company on terms that are attractive during any future period, the Company’s business, financial condition, cash flows and results of operations would be materially adversely affected as there can be no assurance that replacement customers would be identified and accessed in a timely fashion.

C.	Operations

The Company runs its business through three operating segments: (1) Drilling, (2) Hydraulic Fracturing and (3) Oilfield Rentals.

(i)	Drilling

The drilling segment is operated through a wholly-owned subsidiary, Nomac Drilling, L.L.C. (“Nomac”), and provides land drilling services for oil and natural gas E&P activities.

Drilling rig fleet. The Company’s rig fleet, one of the largest in the industry, is categorized into two operational “Tiers.” All of the Company’s Tier 1 and Tier 2 rigs are electronically driven and equipped with top drives. The Company’s AC-powered Tier 1 and DC-powered Tier 2 rigs are predominantly equipped with 1,600 horsepower mud pumps. Approximately 79% of the Company’s marketed Tier 1 and Tier 2 rigs are multi-well pad capable, equipped with skidding or walking systems.

As of March 31, 2016, the Company’s marketed fleet of 92 rigs consisted of 35 Tier 1 rigs, including 24 proprietary PeakeRigs™ and 57 Tier 2 rigs. Additionally, the Company had three additional contracted PeakeRigs™ under construction, one of which has been delivered and two of which are scheduled to be delivered during the remainder of 2016. The Company’s PeakeRigs™ are designed for long-lateral drilling of multiple wells from a single location, which makes them well suited for unconventional resource development.

Drilling customers and contracts. The Company’s customers, as operators of the wells that it services, engage the Company and pay its fees. These contracts provide for drilling services on a well-by-well basis or for a term of a certain number of days or a certain number of wells. As of March 31, 2016, all of the Company’s drilling contracts were daywork contracts. A daywork contract generally provides for a basic rate per day when drilling (the day rate for providing a rig and crew) and for lower rates when the rig is moving or when drilling operations are interrupted or restricted by equipment breakdowns, adverse weather conditions or other certain conditions beyond the Company’s control. In addition, daywork contracts may provide for a lump-sum fee for the mobilization and demobilization of the rig, which in most cases approximates incurred costs. Many of the Company’s drilling contracts are also subject to termination by the customer. Under certain of these contracts, the Company has agreed to allow customers to pay the termination cost over the life of the contract in lieu of a lump sum, and the Company refers to a rig in this circumstance as “idle but contracted” or “IBC.” IBC payments are structured to preserve the Company’s anticipated operating margins for the affected rigs through the end of the contract terms.

(ii)	Hydraulic Fracturing

The hydraulic fracturing segment is operated through the Company’s wholly-owned subsidiary, Performance Technologies, L.L.C. (“PTL”), and provides high-pressure hydraulic fracturing (or frac) services and other well stimulation services.

Hydraulic fracturing services. Currently, the Company owns 13 hydraulic fracturing fleets with an aggregate of 500,000 horsepower. The Company’s equipment currently has an average age of approximately three and one-half years.

Hydraulic fracturing process. The fracturing process consists of pumping a fracturing fluid into a well at sufficient pressure to fracture the formation. The fracturing fluid is mainly water, which is mixed with specialty additives. Materials known as proppants, primarily sand or sand coated with resin, are suspended in the fracturing fluid and are pumped into the fracture to prop it open. The fracturing fluid is designed to “break,” or lose viscosity, and be forced out of the formation by its pressure, leaving the proppants suspended in the fractures.

Companies offering fracturing services typically own and operate fleets of mobile, high-pressure pumping systems and other heavy equipment. These pumping systems, each of which consists of a high pressure reciprocating pump, diesel engine, transmission and various hoses, valves, tanks and other supporting equipment, all typically mounted to a flat-bed trailer, are typically referred to as “fracturing units.” The group of fracturing units, other equipment and vehicles necessary to perform a typical fracturing job is referred to as a “fleet.” Each fleet typically consists of 8 to 20 fracturing units; two or more blenders (one used as a backup), which blend the proppant and chemicals into the fracturing fluid; sand bins, which are large containers used to store sand on location; various vehicles used to transport sand, chemicals, gels and other materials; and various service trucks and a monitoring van equipped with monitoring equipment and computers that control the fracturing process. The personnel assigned to each fleet are commonly referred to as a “crew.”

An important element of fracturing services is determining the proper fracturing fluid, proppants and injection program to maximize results. The Company employs field engineering personnel to provide technical evaluation and job design recommendations for customers as an integral element of its fracturing service. Technological developments in the industry over the past several years have focused on proppant density control, liquid gel concentrate capabilities, computer design and monitoring of jobs and cleanup properties for fracturing fluids.

The Company purchases the fracturing fluid additives used in its hydraulic fracturing activities from third-party suppliers. The suppliers are responsible for storage, handling and compatibility of the chemicals used in the fracturing fluid. In addition to performing internal vendor environmental and operational quality control at the well site, the Company also requires suppliers to adhere to strict environmental and quality standards and to maintain minimum inventory levels at regional hubs, thus ensuring adequate supply for the Company’s hydraulic fracturing operations.

Hydraulic fracturing customers and contracts. The Company contracts with its customers pursuant to master services agreements that specify payment terms, audit rights and insurance requirements and allocates certain operational risks through indemnity and similar provisions. The Company supplements these agreements for each engagement with a bid proposal, subject to customer acceptance, containing terms such as the estimated number of fracturing stages to be performed, pricing, quantities of products required, with horsepower and pressure ratings of the hydraulic fracturing fleets to be used. The Company is generally compensated based on the number of fracturing stages it completes, and the Company recognizes revenue upon the completion of each fracturing stage. The Company typically completes one or more fracturing stages per day during the course of a job. A stage is considered complete when the customer requests that pumping discontinue for that stage. Invoices typically include service charges that are determined by hydraulic horsepower requirements and achieved rate of barrels per minute along with product charges for sand, chemicals and other products actually consumed during the course of providing services.

(iii)	Oilfield Rentals

The oilfield rentals segment is operated through a wholly-owned subsidiary, Great Plains Oilfield Rental, L.L.C. (“Great Plains”), and provides premium rental tools and specialized services for land-based oil and natural gas drilling, completion and workover activities. The Company offers an extensive line of rental tools, including a full line of tubular products specifically designed for horizontal drilling and completion, with high-torque, premium-connection drill pipe, drill collars and tubing. Additionally, the Company offers surface rental equipment including blowout preventers, frac tanks, mud tanks and environmental containment that leverage all phases of the hydrocarbon extraction and production process. The Company’s air drilling equipment and services enable extraction in select basins where segments of certain formations preclude the use of drilling fluid, permitting operators to drill through problematic zones without the risk of fluid absorption and damage to the wellbore. The Company also provides frac-support services, including rental and rig-up/rig-down of wellhead pressure control equipment, delivery of on-site frac water through a water transfer operation using innovative lay flat pipe and monitoring and controlling of production returns. The Company offers oilfield rental services in the Anadarko and Permian Basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales. The Company prices its rentals and services based on the type of equipment being rented and the services being performed. Substantially all rental revenue the Company earns is based upon a charge for the actual period of time the rental is provided to the customer on a market-based fixed per-day or per-hour fee.

D.	Industry and Competition

The Company operates in a highly cyclical industry. The main factor influencing demand for oilfield services is the level of drilling and completions activity by E&P companies, which in turn depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. Demand for oil and natural gas is cyclical and is subject to large and rapid fluctuations. When oil and natural gas price increases occur, producers increase their capital expenditures, which generally results in greater revenues and profits for oilfield service companies. The increased capital expenditures also ultimately result in greater production, which historically has resulted in increased supplies and reduced prices that, in turn, tends to reduce demand for oilfield services. For these reasons, the Company’s results of operations may fluctuate from quarter-to-quarter and from year-to-year. For instance, the price of crude oil has fallen significantly since mid-year 2014 as a result of robust non-OPEC supply growth led by unconventional production in the U.S., weakening demand in emerging markets and OPEC’s decision to raise its production ceiling, partly in an effort to protect its market share and drive higher cost producers out of the marketplace.

The markets in which the Company operates are highly competitive. The Company’s customers pay the Company market-based rates for the services it provides. To the extent that competitive conditions increase and prices for the services and products the Company provides decrease, the prices the Company is able to charge customers for such products and services may decrease.

Competitors in each of the operating segments include:

Drilling - Helmerich & Payne, Inc., Patterson-UTI Energy, Inc., Trinidad Drilling Ltd., Nabors Industries Ltd., Pioneer Energy Services Corp. and Precision Drilling Corporation.

Hydraulic Fracturing - Halliburton Company, Schlumberger Limited, Baker Hughes Incorporated, Superior Energy Services, Inc., Weatherford International plc, RPC, Inc., Keane Group, FTS International, Inc. and C&J Energy Services, Inc.

Oilfield Rentals - Key Energy Services, Inc., RPC, Inc., Oil States International, Inc., Baker Oil Tools, Weatherford International plc, Basic Energy Services, Inc., Superior Energy Services, Inc., Quail Tools (owned by Parker Drilling Company) and Knight Oil Tools.

The Company also competes in each operating segment against a significant number of other companies with national, regional or local operations.

E.	Backlog

The Company maintains a backlog of contract revenues under the Company’s contracts for the provision of drilling and hydraulic fracturing services. The Company’s drilling and hydraulic fracturing backlogs as of March 31, 2016, which are based on existing contracts, were approximately $255.2 million and $164.2 million, respectively, with average durations of 13 months and 10 months, respectively. The Company calculates its drilling backlog by multiplying the day rate under its contracts by the number of days remaining under the respective contracts. The Company calculates its hydraulic fracturing backlog by multiplying the (i) rate per stage, which varies by operating region and is, therefore, estimated based on current customer activity levels by region and current contract pricing, by (ii) the number of stages remaining under the contract, which the Company estimates based on current and anticipated utilization of its crews. With respect to its hydraulic fracturing backlog, the Company’s contracts provide for periodic adjustments of the rates it may charge for services thereunder, which will be negotiated based on then-prevailing market pricing and may be higher or lower than the current rates the Company charges and utilize in calculating its backlog. The Company’s drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. In addition, many of the Company’s contracts are subject to termination by the customer on short notice and provide for an early termination payment in the event that the contract is terminated by the customer. The Company calculates its contract drilling early termination value assuming each rig remains stacked for the remainder of the term of the terminated contract. As a result of the foregoing, revenues could differ materially from the backlog and early termination amounts presented.

As of March 31, 2016, we expect to recognize revenues from backlog as follows (in millions):

	2016	2017	Thereafter
Backlog	$233.5	$167.9	$18.0

As of March 31, 2016, our total contract early termination value related to our drilling backlog was as follows (in millions):

	2016	2017	Thereafter
Drilling contract early termination value	$111.2	$81.4	$10.1

F.	Suppliers

The Company purchases a wide variety of raw materials, parts and components that are made by other manufacturers and suppliers for its use. The Company is not dependent on any single source of supply for those parts, supplies or materials.

For its drilling rigs, the Company generally purchases individual components from reputable original equipment manufacturers and then assembles and commissions the rigs itself at an internal facility, which the Company believes results in cost savings and higher quality.

The Company has purchased the majority of its hydraulic fracturing units from United Engines and FTS International. The Company purchases the raw materials it uses in its hydraulic fracturing operations, such as sand, chemicals and diesel fuel, from a variety of suppliers throughout the U.S.

To date, the Company has generally been able to obtain on a timely basis the equipment, parts and supplies necessary to support its operations. Where the Company currently sources materials from one supplier, it believes that it will be able to make satisfactory alternative arrangements in the event of interruption of supply. However, given the limited number of suppliers of certain of its raw materials, the Company may not always be able to make alternative arrangements should one of its suppliers fail to deliver or timely deliver materials.

G.	Regulation

(i)	Regulation of Operations

The Company operates under the jurisdiction of a number of federal, state and local regulatory bodies that regulate worker safety, the handling of hazardous materials, the transportation of explosives, the protection of the environment and safe driving procedures. Regulations concerning equipment certification create an ongoing need for regular maintenance that is incorporated into the Company’s daily operating procedures.

Among the services the Company provides and assets it utilizes, the Company operates as a motor carrier and therefore is subject to regulation by the U.S. Department of Transportation and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety, financial reporting and certain mergers, consolidations and acquisitions.

Interstate motor carrier operations are subject to safety requirements prescribed by the U.S. Department of Transportation. To a large degree, intrastate motor carrier operations are subject to safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations, while the U.S. Department of Transportation mandates drug testing of drivers.

From time to time, various legislative proposals are introduced, such as proposals to increase federal, state or local taxes, including taxes on motor fuels, which may increase the costs or adversely impact the recruitment of drivers. The Company cannot predict whether, or in what form, any increase in such taxes applicable to the Company will be enacted.

(ii)	Environmental Matters

The Company’s operations are subject to various federal, state and local environmental, health and safety laws and regulations pertaining to the release, emission or discharge of materials into the environment, the generation, storage, transportation, handling and disposal of materials (including solid and hazardous wastes) or the safety of employees, or otherwise relating to preservation or protection of human health and safety, pollution prevention or remediation, natural resources, wildlife or the environment. Federal environmental, health and safety requirements that govern the Company’s operations include the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Federal Water Pollution Control Act (commonly known as the “Clean Water Act”), the Safe Drinking Water Act (“SDWA”), the Clean Air Act (the “CAA”), the Resource Conservation and Recovery Act (“RCRA”), the Endangered Species Act, the Migratory Bird Treaty Act, the Occupational Safety and Health Act and the regulations promulgated pursuant to such laws.

Some of these laws, including CERCLA and analogous state laws, may impose joint and several liability, without regard to fault or legality of the original conduct, on classes of persons who are considered responsible for releases of a hazardous substance or other pollutant into the environment. These persons may include the current or former owner or operator of the site where the release occurred and persons that generated, disposed of or arranged for the disposal of hazardous substances at the site.

Other federal and state laws, in particular RCRA, regulate hazardous wastes and non-hazardous solid wastes. In the course of the Company’s operations, it generates petroleum hydrocarbon wastes and other maintenance wastes. Some of the Company’s wastes are not currently classified as hazardous wastes, but may in the future be designated as hazardous wastes and may thus become subject to more rigorous and costly compliance and disposal requirements.

The Company owns or leases a number of properties that have been used as service yards in support of oil and natural gas exploration and production activities. Although the Company has utilized operating and disposal practices that it considers to be standard in the industry at the time, repair and maintenance activities on rigs and equipment stored in these service yards may have resulted in the disposal or release of hydrocarbons, wastes or hazardous substances, including Naturally Occurring Radioactive Material (“NORM”) at or from these yards or at or from other locations where these wastes have been taken for treatment, storage or disposal. In addition, the Company owns or leases properties that in the past were used by third parties whose operations were not under the Company’s control. These properties and any hydrocarbons or other materials handled thereon may be subject to CERCLA, RCRA or analogous state laws. Under these types of laws, the Company could be required to remove or remediate previously released hazardous substances, wastes or property contamination, or to pay for such cleanup activity.

Further, the Company’s operations are subject to the federal CAA and comparable state laws and regulations. These laws and regulations govern emissions of air pollutants from various industrial sources, including the Company’s non-road mobile engines, and impose various monitoring and reporting requirements. Compliance with increasingly stringent air emissions regulations may result in increased costs as the Company continues to grow. Beyond that, federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal CAA and associated state laws and regulations.

The Clean Water Act and resulting regulations, which are primarily implemented through a system of permits, govern the discharge of certain contaminants into waters of the U.S. Violation of the Clean Water Act requirements may result in a fine as well as an order to stop facility construction or operation or to stop hauling wastewaters to third party facilities. In addition, the Federal Oil Pollution Act of 1990 (“OPA”) and resulting regulations impose a variety of obligations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills in waters of the U.S.

The SDWA and comparable local and state provisions restrict the disposal, treatment or release of water produced or used during oil and gas development. Subsurface emplacement of fluids (including disposal wells or enhanced oil recovery) is governed by federal or state regulatory authorities that, in some cases, includes the state’s oil and gas regulatory authority or the state’s environmental authority. These regulations may increase the costs of compliance for some facilities.

The Company seeks to manage environmental liability risks through provisions in its contracts with its customers that allocate risks relating to surface activities associated with the fracturing process to the Company and risks relating to “down-hole” liabilities to its customers. The Company’s contracts generally require its customers to indemnify the Company against pollution and environmental damages originating below the surface of the ground or arising out of water disposal, or otherwise caused by the customer, other contractors or other third parties. In turn, the Company’s contracts generally require it to indemnify customers for pollution and environmental damages originating at or above the surface caused solely by the Company. The Company seeks to maintain consistent risk-allocation and indemnification provisions in its customer agreements to the greatest extent possible. Some of the Company’s contracts, however, may contain less explicit indemnification provisions, which would typically provide that each party will indemnify the other against liabilities to third parties resulting from the indemnifying party’s actions, except to the extent such liability results from the indemnified party’s gross negligence, willful misconduct or intentional act.

The Company has made and will continue to make expenditures to comply with health, safety and environmental regulations and requirements. These are necessary business costs in the oilfield services industry. Although the Company is not fully insured against all environmental, health and safety risks, and its insurance does not cover any penalties or fines that may be issued by a governmental authority, the Company maintains insurance coverage which it believes is customary in the industry. Moreover, it is possible that other developments, such as stricter and more comprehensive environmental, health and safety laws and regulations, as well as claims for damages to property or persons, resulting from company operations, could result in substantial costs and liabilities, including administrative, civil and criminal penalties, to the Company. The Company believes that it is in material compliance with applicable health, safety and environmental laws and regulations. The Company believes that the cost of maintaining compliance with these laws and regulations will not have a material adverse effect on its business, financial position and results of operations, but new or more stringent regulations could increase the cost of doing business and could have a material adverse effect on the Company’s business. Moreover, accidental releases or spills may occur in the course of the Company’s operations, causing it to incur significant costs and liabilities, including for third-party claims for damage to property and natural resources or personal injury.

Hydraulic Fracturing. Vast quantities of oil, natural gas liquids and natural gas deposits exist in deep shale unconventional formations. It is customary in the Company’s industry to recover these resources from these deep formations through the use of hydraulic fracturing combined with horizontal drilling.

Hydraulic fracturing techniques have been used by the industry since 1947, and currently, more than 90% of all oil and natural gas wells drilled in the U.S. employ hydraulic fracturing. The Company strives to conduct its fracturing operations in accordance with best practices, industry standards and all regulatory requirements. For example, the Company monitors rate and pressure to ensure that the services are performed as planned. It also performs fracturing for wells that have been constructed with multiple layers of protective steel casing surrounded by cement that are specifically designed to protect freshwater aquifers.

Legislative and regulatory efforts at the federal, state and local levels have been initiated that may impose additional requirements on the Company’s oilfield services, including hydraulic fracturing.

In a few instances these have included bans on hydraulic fracturing. To date, these initiatives have not materially affected the Company’s operations, but they could spur further action towards federal, state or local legislation and regulation of hydraulic fracturing activities. At this time, it is not possible to estimate the potential impact on the Company’s business of such additional federal, state or local legislation or regulations affecting hydraulic fracturing. In addition, there is a growing trend among states to require the Company to provide information about the chemicals and products the Company maintains on location and uses during hydraulic fracturing activities. Many of these laws and regulations require that the Company discloses information about these chemicals and products. In certain cases, these chemicals and products are manufactured and/or imported by third parties, and the Company, therefore, must rely upon such third parties for such information. The consequences of any inaccurate disclosure, failure to disclose, or disclosure of confidential or proprietary information by the Company could have a material adverse effect on the Company’s business, financial condition and operational results.

Additional Regulations. In June 2013, President Obama unveiled a Presidential climate action plan designed to reduce emissions in the U.S. of methane, carbon dioxide and other greenhouse gases (“GHG”). In furtherance of that plan, the Obama Administration has launched a number of initiatives, including the development of standards restricting GHG emissions from light, medium and heavy-duty vehicles and of a Strategy to Reduce Methane Emissions from the oil and gas industry. The Administration’s goal is to reduce methane emissions from the oil and gas industry by 40–45% by 2025 as compared to 2012 levels. The U.S. Environmental Protection Agency (the “EPA”), therefore, issued a proposed rule in the summer of 2015 that would set additional standards for methane and volatile organic compound (“VOC”) emissions from oil and gas production sources, including hydraulically fractured oil wells and natural gas processing and transmission sources. The EPA intends to issue a final rule in 2016. An accompanying EPA proposal would clarify when oil and natural gas sites should be aggregated for purposes of air permitting, which could increase compliance and permitting costs. As another prong of the Administration’s methane strategy, Bureau of Land Management has proposed standards for reducing venting and flaring on public lands. Various state governments and regional organizations comprising state governments similarly are considering enacting new legislation and promulgating new regulations governing or restricting GHG emissions from stationary sources such as the Company’s equipment and operations or promoting the use of renewable energy. Legislative and regulatory proposals for restricting greenhouse gas emissions or otherwise addressing climate change could require the Company to incur additional operating costs and could adversely affect the oil and natural gas industry and, therefore, could reduce the demand for the Company’s products and services. The potential increase in the Company’s operating costs could include new or increased costs to obtain permits, operate and maintain the Company’s equipment and facilities, install new emission controls on its equipment and facilities, acquire allowances to authorize its greenhouse gas emissions, pay taxes related to its greenhouse gas emissions and administer and manage a greenhouse gas emissions program. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for oil, natural gas and natural gas liquids. Restrictions on emissions of methane or carbon dioxide that may be imposed, whether in various states or at the federal level, could adversely affect the oil and natural gas industry and, therefore, could reduce the demand for the Company’s products and services.

H.	Real Property

Seventy Seven is the owner of real property consisting of 540 acres in 35 locations in Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wyoming. These parcels of real property are used in Seventy Seven’s operations, including 874,000 square feet of office and shop space. None of the facilities alone is material to the Company’s operations.

Each of these facilities was transferred to the Company from CHK at the time of the Spin-Off. The current book value of Seventy Seven’s real estate is approximately $180 million.

I.	Employees

As of March 31, 2016, the Company employed approximately 1,500 people, none of whom were covered by collective bargaining agreements. The Company considers its relationships with its employees to be good. Since December 2014, when the Company had approximately 4,400 employees, in an attempt to address the prevailing economic conditions, the Company has reduced its total number of employees by approximately 2,900 employees, or 66%.

The Company requires skilled personnel to operate and provide technical services and support for its assets. At every level of its operations, the Company’s employees are critical to its success and committed to operational excellence. The Company’s senior management team has extensive experience building, acquiring and managing oilfield services and other assets. The Company’s focus is on optimizing its business and expanding operations. On an operations level, the Company’s supervisory and field personnel are empowered with the training, tools and confidence required to succeed in their jobs.

The Company’s business involves the operation of heavy and powerful equipment which can result in serious injuries to the Company’s employees and third parties and substantial damage to property and the environment. The Company has comprehensive health, safety and environmental (“HSE”) training programs designed to reduce accidents in the workplace and improve the efficiency of the Company’s operations. In addition, the Company’s largest customers place great emphasis on HSE and the quality management programs of their contractors. The Company believes that these factors will gain further importance in the future. The Company has directed substantial resources toward employee HSE and quality management training programs as well as the employee review process and have benefited from steadily decreasing incident frequencies.

J.	The Debtors’ Prepetition Capital Structure.

(i)	Prepetition ABL Facility

In June 2014, OpCo entered into a five-year senior secured revolving bank credit facility with total commitments of $275.0 million (the “Prepetition ABL Facility”). The maximum amount that the Company may borrow under the Prepetition ABL Facility is subject to the borrowing base, which is based on a percentage of eligible accounts receivable, subject to reserves and other adjustments. As of April 21, 2016, the Prepetition ABL Facility had availability of $55.1 million, net of letters of credit of $14.7 million. All obligations under the Prepetition ABL Facility are fully and unconditionally guaranteed jointly and severally by HoldCo and all of OpCo’s present and future direct and indirect material domestic subsidiaries. Borrowings under the Prepetition ABL Facility are secured by liens on cash and accounts receivable of the borrowers and the guarantors and bear interest at the Company’s option at either (i) a base rate, calculated as the greatest of (1) the rate of interest publicly announced by Wells Fargo Bank, National Association, as its “prime rate,” subject to each increase or decrease in such prime rate effective as of the date such change occurs, (2) the federal funds effective rate plus 0.50% and (3) the one-month London Interbank Offered Rate (“LIBOR”) rate plus 1.00%, each of which is subject to an applicable margin or (ii) LIBOR, plus, in each case, an applicable margin. The applicable margin ranges from 0.50% to 1.00% per annum for base rate loans and 1.50% to 2.00% per annum for LIBOR loans. The unused portion of the Prepetition ABL Facility is subject to a commitment fee that varies from 0.250% to 0.375% per annum, according to average unused amounts. Interest on LIBOR loans is payable at the end of the selected interest period, but no less frequently than quarterly. Interest on base rate loans is payable monthly in arrears.

The Prepetition ABL Credit Agreement contains various covenants and restrictive provisions which limit the Company’s ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. The Prepetition ABL Credit Agreement requires maintenance of a fixed charge coverage ratio based on the ratio of consolidated EBITDA (minus unfinanced capital expenditures) to fixed charges, in each case as defined in the credit facility agreement, at any time availability is below a certain threshold and for a certain period of time thereafter. If the Company fails to perform the Company’s obligations under the agreement, the Prepetition ABL Facility could be terminated and any outstanding borrowings under the Prepetition ABL Facility may be declared immediately due and payable. The Prepetition ABL Facility also contains cross-default provisions that apply to the Company’s other indebtedness.

(ii)	Term Loan Credit Agreement

In June 2014, OpCo entered into a $400.0 million seven-year term loan credit agreement (the “Term Loan Credit Agreement”). The obligations under the Term Loan Credit Agreement are repayable in equal consecutive quarterly installments equal to 0.25% (1.00% per annum) of the original principal amount of the Term Loan and matures in full on June 25, 2021. Borrowings under the Term Loan Credit Agreement bear interest at the Company’s option at either (i) a base rate, calculated as the greatest of (1) the Bank of America, N.A. prime rate, (2) the federal funds rate plus 0.50% and (3) a one-month LIBOR rate adjusted daily plus 1.00% or (ii) LIBOR, with a floor of 0.75%, plus, in each case, an applicable margin. The applicable margin for borrowings is 2.00% for Base Rate loans and 3.00% for LIBOR loans, depending on whether the base rate or LIBOR is used, provided that if and for so long as the leverage ratio is less than a certain level and the term loans have certain ratings from each of S&P and Moody’s, such margins will be reduced by 0.25%.

Obligations under the Term Loan Credit Agreement are guaranteed jointly and severally by HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo. Amounts borrowed under the Term Loan Credit Agreement are secured by liens on all of the equity interests in OpCo’s subsidiaries and all of the subsidiaries’ present and future real property, equipment (including drilling rigs and frac spread equipment), fixtures and other fixed assets.

The Company may prepay all or a portion of the obligations under the Term Loan Credit Agreement at any time. Borrowings under the Term Loan Credit Agreement may be subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain condemnation events and with excess cash flow in any calendar year in which the Company’s leverage ratio exceeds 3.25 to 1.00. The Term Loan Credit Agreement contains various covenants and restrictive provisions which limit the Company’s ability to (1) enter into asset sales, (2) incur additional indebtedness, (3) make investments or loans and create liens, (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates.

(iii)	Incremental Term Supplement

In May 2015, the Company entered into an incremental term supplement to the Term Loan Credit Agreement (the “Incremental Term Supplement”) and borrowed an additional $100.0 million in aggregate principal amount. Borrowings under the Incremental Term Supplement bear interest at OpCo’s option at either (i) LIBOR, with a floor of 1.00% or (ii) a base rate, calculated as the greatest of (1) the Bank of America, N.A. prime rate, (2) the federal funds rate plus 0.50% and (3) a one-month LIBOR rate adjusted daily plus 1.00%, plus, in each case, an applicable margin. The applicable margin for borrowings is 9.00% for LIBOR loans and 8.00% for base rate loans, depending on whether the base rate or LIBOR is used. The Incremental Term Loans are payable in equal consecutive quarterly installments equal to 0.25% (1.00% annualized) of the original aggregate principal amount of the Incremental Term Loans and mature in full on June 25, 2021.

(iv)	OpCo Notes

In October 2011, OpCo and Seventy Seven Finance, Inc. co-issued $650.0 million in aggregate principal amount of 6.625% Senior Notes due 2019 (the “OpCo Notes”). The OpCo Notes mature on November 15, 2019 and interest is payable semi-annually in arrears on May 15 and November 15 of each year. The 2019 Notes are guaranteed by HoldCo, Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing.

The OpCo Notes are subject to covenants that, among other things, limit the Company’s ability to: (1) sell assets; (2) declare dividends or make distributions on the Company’s equity interests or purchase or redeem the Company’s equity interests; (3) make investments or other specified restricted payments; (4) incur or guarantee additional indebtedness and issue disqualified or preferred equity; (5) create or incur certain liens; (6) enter into agreements that restrict the ability of the Company’s restricted subsidiaries to pay dividends, make intercompany loans or transfer assets to the Company; (7) effect a merger, consolidation or sale of all or substantially all of the Company’s assets; (8) enter into transactions with affiliates; and (9) designate subsidiaries as unrestricted subsidiaries. The OpCo Notes also have cross-default provisions that apply to other indebtedness that the Company may have from time to time with an outstanding principal amount of $50.0 million or more.

(v)	Existing OpCo Interests

As of May 9, 2016, all outstanding membership interests in OpCo were owned by HoldCo.

(vi)	HoldCo Notes

In June 2014, the Company issued $500.0 million in aggregate principal amount of 6.50% Senior Notes due 2022 (the “HoldCo Notes”). The HoldCo Notes mature on July 15, 2022, and interest is payable semi-annually in arrears on July 15 and January 15 of each year. Upon the full repayment of the OpCo Notes, the HoldCo Notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of HoldCo’s domestic subsidiaries that has outstanding indebtedness or guarantees in an aggregate principal amount greater than $15.0 million. Prior to the full repayment or refinancing of the OpCo Notes, each of the Company’s domestic subsidiaries, if any, that has outstanding indebtedness or guarantees in an aggregate principal amount greater than $15.0 million, other than (i) guarantors of the OpCo Notes, (ii) OpCo or (iii) subsidiaries of OpCo, are required to fully and unconditionally guarantee the HoldCo Notes on a senior unsecured basis. There are no such subsidiaries currently; therefore, the HoldCo Notes are not guaranteed.

The HoldCo Notes are subject to covenants that, among other things, limit HoldCo’s ability and the ability of certain of the Company’s subsidiaries to: (1) sell assets; (2) declare dividends or make distributions on the Company’s equity interests or purchase or redeem the Company’s equity interests; (3) make investments or other specified restricted payments; (4) incur or guarantee additional indebtedness and issue disqualified or preferred equity; (5) create or incur certain liens; (6) enter into agreements that restrict the ability of the Company’s restricted subsidiaries to pay dividends, make intercompany loans or transfer assets to the Company; (7) effect a merger, consolidation or sale of all or substantially all of the Company’s assets; (8) enter into transactions with affiliates; and (9) designate subsidiaries as unrestricted subsidiaries. The HoldCo Notes also have cross-default provisions that apply to other indebtedness of HoldCo and certain of the Company’s subsidiaries.

During 2015, HoldCo repurchased and cancelled $50.0 million in aggregate principal amount of the HoldCo Notes in multiple transactions for $31.3 million.

(vii)	Existing HoldCo Interests

As of April 13, 2016, 58,928,042 shares of HoldCo common stock were issued and outstanding. As of May 9, 2016, HoldCo common stock is traded on the NYSE under the symbol “SSE.”

K.	Prepetition Litigation.

The Company is involved in a number of lawsuits, all of which have arisen in the ordinary course of business. The Company does not believe that the ultimate liability, if any, resulting from any such other pending litigation will have a material adverse effect on its business or consolidated financial statements.

The Company cannot predict with certainty the outcome or effect of any of its pending litigation. There can be no assurance that the Company’s belief or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct, and the eventual outcome of these matters could materially differ from management’s current estimates.

L.	Outlook and Business Strategy.

The sustained decline in commodity prices since mid-2014 has dramatically reduced the level of onshore U.S. drilling and completions activity and, consequently, the demand for the Company’s services. During the three months ended March 31, 2016, NYMEX WTI maintained oil spot pricing at their lowest levels since 2003 and NYMEX natural gas spot prices had fallen from multi-year highs reached in early 2014. The extent and length of the current down cycle continues to be uncertain and is dependent on a number of economic, geopolitical and monetary policy factors that are outside of the Company’s control. Until there is a sustained recovery in commodity prices, the Company expects that reduced equipment utilization levels and pricing pressure across each of the Company’s operating segments will persist. If drilling and completions activity remains at depressed levels or worsens, it will likely have a material adverse impact on the Company’s business, financial condition, cash flows and results of operations.

Although the environment in which the Company is operating today is challenging, the Company continues to be focused on maximizing value. The Company expects to achieve this objective through execution of the following strategies:

Improve flexibility in the Company’s balance sheet and enhance the Company’s liquidity. The Company believes that the relatively high level of the Company’s indebtedness is having a disproportionately negative effect on the valuation of the company in the debt and equity capital markets and is limiting the Company’s ability to take advantage of its operational strengths and grow the business. To address this, the Company has entered into the Restructuring Support Agreement and seeks to confirm the Plan, which will reduce the level of the Company’s long-term debt and lower its future cash interest obligations.

Diversify the Company’s customer base and geographic footprint. The Company intends to utilize its modern, high-quality assets and its deep understanding of the needs of unconventional resource developers to continue to diversify its customer base and geographic footprint. The Company provides extensive end-to-end complementary services aimed at reducing time spent on drilling and completion and total wellhead cost. In addition, the experience the Company gained as an integrated part of CHK, historically one of the most active developers of unconventional resources in the U.S., makes it unique and allows it to achieve significant cost and cycle time advantages. The Company believes this gives it a strategic advantage and positions it well to attract new customers. It also gives the Company the ability to bundle its service offerings and create solutions that will allow the Company to move from transactional supplier to strategic partner for a number of customers. The Company believes this strategy will reduce customer concentration risk over time and create greater opportunities to benefit from the eventual recovery in oil and/or natural gas prices.

Upgrade the Company’s asset base. The Company intends to continue to upgrade its asset base. As of March 31, 2016, all 35 of the Company’s Tier 1 rigs and 40 of the Company’s 57 Tier 2 rigs were multi-well pad-ready and able to efficiently execute customers’ drilling programs. Additionally, the Company had two additional contracted PeakeRigs™ under construction, one of which has been delivered and one of which is scheduled to be delivered during the remainder of 2016. The Company also has options for two additional PeakeRig TM deliveries in 2016 that may be exercised depending on future market conditions. The Company currently expects to spend approximately $100.0 million in aggregate growth and maintenance capital expenditures in 2016. The Company also intends to explore opportunistic acquisitions, particularly within the hydraulic fracturing segment in a manner that is complementary to the Company’s existing asset base.

Continue the Company’s industry leading safety performance. The Company is committed to maintaining and continually improving the safety, reliability and efficiency of its operations, which the Company believes is critical to attracting new customers and maintaining relationships with its current customers, regulators and the communities in which the Company operates. The Company believes it has one of the lowest Total Recordable Incidence Rates as compared to the Company’s industry peers. In addition, the Company’s business goals include safety metrics, which drive continuous improvement regarding quality and safety. The Company has adopted and developed a management system that requires rigorous processes and procedures to facilitate its compliance with environmental regulations and policies. The Company also conducts internal and external assessments to verify compliance and identify areas for improvement. It works diligently to meet or exceed applicable safety and environmental regulations, and the Company intends to continue to incorporate safety, environmental and quality principles into its operating procedures as its business grows and operating conditions change.

V. EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

A.	Energy Market Conditions.

The energy industry has been burdened broadly by a dramatic decline in the price of oil and gas. With oil and natural gas prices already relatively low due to the increase in supply in North America over the past decade (due largely to hydraulic fracturing technology), oil prices began a steep descent beginning in mid-2014. Aggravating the decline, in November 2014 the Organization of Petroleum Exporting Countries—after years of tempering significant fluctuations in oil prices through the control of supply—announced that it would not reduce production quotas in the face of the significant decrease in the price of oil. By the end of the third quarter of 2015, the price of oil had decreased by more than 50% year over year—from approximately $92 a barrel as of September 15, 2014, to below $50 a barrel as of September 15, 2015. On January 12, 2016, oil fell below $30 a barrel for the first time in 12 years. As of April 14, 2016, the price of was approximately $41.50 a barrel.

These market conditions continue to affect oil and gas companies at every level of the industry. Even the largest multinational integrated oil and gas companies have been substantially affected by the current market conditions. Current equity and debt trading prices in the sector reflect the scale of the current financial distress.

B.	Certain Events that Set the Stage for the Restructuring and the Chapter 11 Cases.

Largely driven by the fluctuation in commodity prices, Seventy Seven, like other companies in the drilling and oilfield services market, has faced challenges as demand for drilling rigs and hydraulic fracturing fleets remains weak.

Seventy Seven’s drilling segment generated revenues of $71.9 million and adjusted EBITDA of $46.0 million for the first quarter of 2016 compared to revenues of $166.1 million and adjusted EBITDA of $64.0 million for the first quarter of 2015. Revenues and adjusted EBITDA were $436.4 million and $184.5 million, respectively, for the 2015 full year, compared to revenues and adjusted EBITDA of $774.5 million and $301.3 million, respectively, for the 2014 full year. The decrease in revenues for the 2015 full year compared to the 2014 full year was primarily due to a 51% decline in revenue days.

Seventy Seven’s hydraulic fracturing segment generated revenues of $76.3 million and adjusted EBITDA of $6.5 million during the first quarter of 2016, compared to revenues of $202.2 million and adjusted EBITDA of $26.3 million for the first quarter of 2015. Revenues and adjusted EBITDA were $575.5 million and $60.8 million, respectively, for the 2015 full year, compared to revenues and adjusted EBITDA of $885.9 million and $144.7 million, respectively, for the 2014 full year. The decrease in revenues for the 2015 full year compared to the 2014 full year was due to lower revenue per stage pricing, partially offset by an increase in completed stages.

Seventy Seven’s oilfield rentals segment contributed revenues of $7.1 million and adjusted EBITDA of ($1.7) million during the first quarter of 2016, compared to revenues of $32.5 million and $7.8 million for the first quarter of 2015. Revenues and adjusted EBITDA were $76.6 million and $1.1 million, respectively, for the 2015 full year, compared to $153.1 million and $53.0 million of revenues and adjusted EBITDA, respectively, for the 2014 full year. The decrease in revenues for the 2015 full year compared to the 2014 full year was primarily due to market pricing pressure for certain of Seventy Seven’s equipment and a decline in utilization.

On a consolidated basis, Seventy Seven had total revenues of $155.4 million for the first quarter of 2016, compared to total revenues of $429.8 million for the first quarter of 2015. Total revenues for the 2015 full year were $1.131 billion, compared to total revenues of $2.081 billion for the 2014 full year.

C.	Prepetition Restructuring Initiatives.

In early 2016, faced with a heavy debt burden, declining revenues and an uncertain near-term outlook in its industry, Seventy Seven hired financial and legal advisors to evaluate a wide range of options to improve Seventy Seven’s financial position in the event of a prolonged market downturn. Seventy Seven engaged Baker Botts L.L.P. as legal restructuring counsel and Lazard Frères & Co. (“Lazard”) as a financial advisor and investment banker. Seventy Seven engaged in discussions with potential financing sources and existing holders of OpCo Notes and HoldCo Notes to determine available options to enhance liquidity, including new financing and deleveraging measures, and considered both out-of-court as well as bankruptcy court-focused alternatives. Seventy Seven and its Board of Directors carefully considered and weighed each option with the benefit of advice from its financial and legal advisors.

In January 2016, an ad hoc group of holders of OpCo Notes—that would ultimately become the Consenting OpCo Noteholders (as such term is defined in the Restructuring Support Agreement)—formed and hired professionals to advise the group about options to protect their investment in Seventy Seven bonds. The Consenting OpCo Noteholders engaged Weil, Gotshal and Manges LLP as their legal counsel and Moelis & Company as their financial advisor. Thereafter, Seventy Seven and the Consenting OpCo Noteholders, along with the Consenting Incremental Term Loan Lenders (as such term is defined in the Restructuring Support Agreement), entered into negotiations regarding a potential restructuring transaction that would allow Seventy Seven to substantially reduce its debt burden and secure additional liquidity to help Seventy Seven navigate the current down cycle. While those negotiations were on-going, Seventy Seven also entered into discussion with certain lenders under the Term Loan

Credit Agreement, who engaged Jones Day as their legal counsel and Centerview Partners as their financial advisor. Seventy Seven also spoke with holders of HoldCo Notes with respect to the Restructuring and those discussions are ongoing.

On April 15, 2016, after weeks of intensive negotiations, the Debtors and the Consenting Incremental Term Loan Lenders, who represent in excess of two-thirds of the aggregate principal amount of the outstanding Incremental Term Loan Claims, and the one half of the aggregate principal amount of the outstanding OpCo Notes Claims, entered into the Restructuring Support Agreement. Additional negotiations with the Consenting Term Loan Lenders culminated in modifications to the treatment of the Allowed Term Loan Claims under the Plan, which were incorporated into an amended and restated version of the Restructuring Support Agreement. The Amended and Restated Restructuring Support Agreement attached hereto as Exhibit B was entered into by the Debtors and all of the Restructuring Support Parties on May 3, 2016.

The Restructuring Support Agreement, discussed below, contemplates a value-maximizing transaction for Seventy Seven, providing for a balance sheet restructuring while operations continue as usual. The new capital structure provided by the financial restructuring contemplated by the Restructuring Support Agreement and the Plan will provide the best foundation for Seventy Seven to meet the challenges in the drilling and oilfield services market due to the down cycle in crude oil prices over the coming years as well as an opportunity for all of its existing stakeholders to participate in any recovery. Although they are out of the money on an absolute priority rule basis and therefore not entitled to a distribution under the Plan, the Plan provides that (i) holders of HoldCo Notes will receive a portion of the HoldCo Creditor New Common Share pool and, if Class 13 (HoldCo Notes Claims) votes to accept the Plan, the New A Warrants and (ii) holders of Existing HoldCo Interests will receive the New B Warrants and the New C Warrants, provided that all Voting Classes vote to accept the Plan and such holders do not opt out of granting the voluntary releases contained in the Plan.

D.	The Restructuring Support Agreement.

The Restructuring Support Agreement sets forth, subject to certain conditions, the commitment to and obligations of, on the one hand, the Debtors, and on the other hand, the Restructuring Support Parties in connection with a restructuring of the Term Loans, the Incremental Term Loans, the OpCo Notes, the HoldCo Notes and the Existing HoldCo Interests pursuant to the Plan. The Plan, which will substantially reduce the Debtors’ debt burden and solidify the Debtors’ long-term growth and operating performance, is based on the restructuring term sheet attached to and incorporated by reference in the Restructuring Support Agreement (the “Term Sheet”).

Under the Plan as proposed, which requires Bankruptcy Court approval, the Debtors’ trade creditors, employees and vendors are expected to be paid in full in the ordinary course of business, and all of the Debtors’ contracts are expected to remain in effect in accordance with their terms preserving the rights of all parties.

Pursuant to the terms of the Restructuring Support Agreement, the Restructuring Support Parties have agreed, among other things, and subject to certain conditions:6

i.	to take all commercially reasonable actions necessary to consummate the transactions contemplated by the Plan;

ii.	not to support any restructuring, reorganization, plan or sale process that is inconsistent with the Restructuring Support Agreement;

iii.	not to take any action or instruct an agent or indenture trustee for the Term Loan Credit Agreement, Incremental Term Supplement or OpCo Notes to take any action in respect of any potential, actual or alleged default or event of default of any of the Prepetition ABL Facility, the Term Loan Credit Agreement, the Incremental Term Supplement, the OpCo

[6]	In the event of any inconsistency between this Disclosure Statement and the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall govern.

Notes Indenture or the HoldCo Notes Indenture or that would be triggered as a result of the execution of the Restructuring Support Agreement, the filing of the Chapter 11 Cases or the undertaking to implement any of the transactions contemplated by the Plan; and

iv.	to vote to accept the Plan.

The Company has agreed, among other things, and subject to certain conditions, including the fiduciary duties of its directors, managers and officers:

i.	to support and complete the Restructuring Transactions set forth in the Plan, negotiate in good faith on Definitive Documentation and take all commercially reasonable actions necessary to consummate the transactions contemplated by the Plan;

ii.	to take no action that is materially inconsistent with the Restructuring Support Agreement, the Term Sheet or the Plan; and

iii.	not to support any alternative plan or transaction other than the Plan.

Pursuant to the terms of the Restructuring Support Agreement, all documentation necessary to implement the Plan and the Restructuring is subject to the approval of the Requisite Consenting Creditors or Requisite Supermajority Consenting Creditors, as applicable, and, in certain instances, the Requisite Consenting Term Loan Lenders and Requisite Consenting Incremental Term Loan Lenders. Thus, the Debtors may not make any filings with the Bankruptcy Court without the approval of the applicable Restructuring Support Parties.

The Term Sheet contemplates that the Debtors will reorganize as a going concern and continue their day-to-day operations substantially as currently conducted. The Restructuring contemplated by the Term Sheet and the Plan will reduce the Debtors’ funded debt obligations by at least $1.1 billion and incorporates the following principal terms:

i.	A new senior secured asset-based revolving loan and letter of credit facility, which facility shall have a maturity date of June 25, 2019 and a maximum commitment amount of $100 million. The first lien debt will include financial covenants and other terms and conditions, including those set forth in the Exit Facility Commitment Letter, which is attached to this Disclosure Statement as Exhibit G.

ii.	A conversion of $1.1. billion in aggregate principal amount of OpCo Notes and HoldCo Notes into 100% of the New HoldCo Common Shares.

If the Plan is consummated as contemplated by the Term Sheet and all Voting Classes vote to accept the Plan, holders of the Existing HoldCo Interests will receive warrants to purchase New HoldCo Common Shares on a Pro Rata basis despite the present valuation of the Company. The Debtors and the Restructuring Support Parties provided an opportunity for holders of HoldCo Notes and Existing HoldCo Interests to participate in the long-term growth of the Company despite the fact that holders of HoldCo Notes and Existing HoldCo Interests are out of the money so as to ensure an expeditious and efficient emergence from the Chapter 11 Cases. The New Warrants will be exercisable at any time until their expiration date for a per share price based upon a total equity value of (a) for the New A Warrants, $524 million, (b) for the New B Warrants, $1.788 billion and (c) for the New C Warrants, $2.5 billion. The expiration date for the New A Warrants and New B Warrants will be 5 years and for the New C Warrants 7 years from the Effective Date of the Plan, in each case subject to earlier expiration upon the occurrence of certain extraordinary events. If the terms for exercise of the New Warrants are not met before the applicable expiration date, then holders of such Warrants shall not realize any value under the terms of the New Warrants.

The Restructuring Support Agreement may be terminated upon the occurrence of certain events, including, among other things, the failure to meet specified milestones related to filing, confirmation and consummation of the Plan and in the event of certain breaches by the parties under the Restructuring Support Agreement as amended. The milestones referenced above are as follows:

•	on or before May 9, 2016, the Debtors shall commence solicitation of the Plan;

•	on or before June 9, 2016, the Debtors shall commence the Chapter 11 Cases;

•	on the Petition Date, the Debtors shall file with the Bankruptcy Court: (i) the Plan; (ii) the Disclosure Statement; (iii) the Plan Scheduling Motion (as defined below); and (iv) a motion seeking to assume the Restructuring Support Agreement;

•	no later than 2 business days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

•	on or before June 30, 2016, the Bankruptcy Court shall have entered an order authorizing the assumption of the Restructuring Support Agreement and the Final DIP Order;

•	on or before July 13, 2016, the Bankruptcy Court shall commence a hearing to confirm the Plan;

•	on or before July 20, 2016, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and confirming the Plan; and

•	on or before August 5, 2016, the Debtors will exit chapter 11.

Given the consensus between the Debtors and the Restructuring Support Parties, as evidenced by the Restructuring Support Agreement, the Debtors believe that they will emerge from chapter 11 expeditiously and with a significantly improved balance sheet that will allow the Reorganized Debtors to succeed in a competitive industry. The Debtors believe that this outcome would be in the best interests of the Debtors, their estates and all stakeholders.

VI. THE ANTICIPATED CHAPTER 11 CASES

Under the terms of the Restructuring Support Agreement and the milestones set forth therein, the Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or before June 9, 2016.

The filing of the petitions will commence the Chapter 11 Cases. At that time, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors will be stayed under section 362 of the Bankruptcy Code. The Debtors will continue to operate their business and manage their property as debtors in possession under sections 1107(a) and 1108 of the Bankruptcy Code.

The Debtors expect to proceed expeditiously through the Chapter 11 Cases. To facilitate the Chapter 11 Cases and to minimize disruption to their operations, the Debtors will file motions seeking from the Bankruptcy Court, among other relief, the relief detailed below. These requests will include, but are not limited to, orders permitting the Debtors to pay employee obligations, pay allowed unsecured claims in the ordinary course of business and maintain their cash management system, including authorizing the transfer of funds among the Debtors, consistent with the Company’s customary practices, for the purpose of satisfying or paying the Company’s ordinary course operating expenses. Such relief, if granted, will assist in the administration of the Chapter 11 Cases. There can be no assurance, however, that the Bankruptcy Court will grant any or all of the relief sought.

Commencing the Chapter 11 Cases will enable the Debtors to implement a financial restructuring on the terms set forth in the Restructuring Support Agreement and the Plan with little to no disruption of Seventy Seven’s drilling and services business. The Debtors believe that the transactions contemplated by the Plan will deleverage the Company’s balance sheet, improve go-forward liquidity and position Seventy Seven for flexibility and future growth in the industry.

A.	Expected Timetable of the Chapter 11 Case.

Pursuant to the Restructuring Support Agreement, the Debtors are required to proceed expeditiously through chapter 11 in accordance with the milestones, which require the Debtors to obtain confirmation of the Plan within 41 days of the Petition Date and consummate the Plan within 55 days of the Petition Date.

While the Debtors will request that the Bankruptcy Court approve the timetable set forth in the Plan Scheduling Motion (as defined herein) on the Petition Date, no assurances can be made that such relief will be granted. The failure to meet the milestones and deadlines set forth in the Restructuring Support Agreement could derail the orderly restructuring of the Debtors’ significant financial obligations.

B.	Significant First Day Motions and Retention of Professionals.

On the Petition Date, the Debtors intend to file several motions requesting that the Bankruptcy Court enter orders authorizing the Debtors to continue operating their business in the ordinary course (the “First Day Motions”). These First Day Motions are designed to facilitate a smooth transition into chapter 11 and ease the strain on the Company’s business as a consequence of the filing of the Chapter 11 Cases. There is no guarantee that the Bankruptcy Court will grant any or all of the requested relief. The following summary highlights certain of the First Day Motions that are presently expected to be filed.

I.	Approval of Solicitation Procedures and Scheduling of Combined Hearing

The Debtors will be seeking confirmation of the Plan and emergence from chapter 11 as soon as possible. To that end, the Debtor intends to file a motion (the “Plan Scheduling Motion”) on the Petition Date requesting that the Bankruptcy Court enter an order (a) scheduling the Combined Hearing, (b) approving the form and notice of the Combined Hearing, (c) establishing a deadline and procedures for objections to the Disclosure Statement and the Plan, and (d) approving the Solicitation Procedures. The Debtors will seek the earliest possible date permitted by the applicable rules and the Bankruptcy Court’s calendar for the Combined Hearing.

II.	Schedules and Statements Extension/Waiver

In general, a debtor’s Schedules of Assets and Liabilities and Statement of Financial Affairs (the “Schedules and Statements”) permit parties in interest to understand and assess a Debtors’ assets and liabilities and, thereafter, negotiate and confirm a plan of reorganization. When, as in the case of the Debtors, the debtor has already negotiated a prepackaged plan of reorganization that lacks any need for proofs of claim to be filed because general unsecured creditors will be paid in full subject only to the Company’s rights, if any, under any agreements with such creditors, the Schedules and Statements will lack the central benefit of assisting creditors with determining whether they should file a proof of claim. As such, requiring the Schedules and Statements to be filed notwithstanding confirmation of the Plan would only impose an additional administrative burden on and expense to the Debtors’ estates, without any corresponding benefit to parties in interest. To that end, the Debtors expect to file a motion seeking entry of an order (i) extending the deadlines to file the Schedules and Statements by sixty (60) days and (ii) permanently waiving the requirement to file the Schedules and Statements if the Plan is confirmed before such extension expires.

III.	Motion to Approve Debtor in Possession Financing

In addition to the Debtors’ initial procedural and operational relief, the Debtors will file a motion seeking authority to approve debtor in possession financing, to ensure adequate access to liquidity during the Chapter 11 Cases and to refinance the Prepetition ABL Facility. The DIP Credit Facility provides for $100 million in financing on a first lien, superpriority basis. Under the terms of the Plan and the DIP Documents, the Debtors expect that the DIP Loan Claims will be fully satisfied by converting such DIP Loan Claims into obligations under the Exit Facility. The Debtors will also seek approval of fees in connection with their entry into the DIP Credit Agreement, including the payment of certain fees the DIP Agent and DIP Lenders and the payment of fees and expenses of counsel of the DIP Agent.

The Debtors intend to request only that letters of credit outstanding under the Prepetition ABL Facility be converted into letters of credit under the DIP Credit Agreement on an interim basis. As of May 4, 2016, the Company had outstanding letters of credit in the amount of approximately $14.7 million. The Debtors believed the DIP Financing will be sufficient to fund operations pending a final hearing and that the terms of the DIP Financing are fair and reasonable and represent the best available in the marketplace under the circumstances.

IV.	Stabilizing Operations

Recognizing that any interruption of the Company’s business, even for a short period, could negatively impact customer and vendor relationships and the Company’s goodwill, revenue and profits, which would be detrimental to the value of the Debtors’ estates, the Debtors intend to file certain First Day Motions to ensure stabilization of its operations. The First Day Motions that the Debtors currently contemplate filing are identified below. The Debtors may add or remove First Day Motions from this list before filing.

(i)	Cash Management System.

The Debtors maintain a centralized cash management system controlled by the Debtors to collect, track, aggregate and disburse cash on a daily basis. To facilitate a smooth transition into the Chapter 11 Cases, the Debtors intend to seek authority to continue using the existing cash management system, bank accounts and business forms and to continue intercompany transactions. In connection with this relief, the Debtors will also seek authority to make transfers between the Debtors in order to satisfy operating expenses.

(ii)	Wages Motion.

The Debtors’ ability to manage their drilling, fracking and oilfield services businesses requires the continued focus and commitment of its employees, crew members and independent contractors. These individuals rely on their compensation and benefits to pay their daily living expenses, absent which they would be exposed to significant financial difficulties. The Debtors cannot afford for these individuals to be distracted by unnecessary concern over the payment of their wages and other benefits in the ordinary course of operations. Moreover, the Debtors have substantial cash on hand to pay these obligations. Accordingly, the Debtors intend to seek authority to (a) pay all prepetition wages, salaries and other compensation to the Debtors’ employees, crew members and independent contractors; (b) continue all benefit programs and policies, consistent with the ordinary course of business and past practices, on a postpetition basis, whether arising before or after the Petition Date; and (c) alter, modify or discontinue employee benefit programs as the Debtors deem necessary.

(iii)	Vendor Motion.

In the ordinary course of their business, the Debtors rely on a variety of vendors and service providers. Although the Debtors expect to pay all of their obligations in full pursuant to the Plan, some of the Debtors’ vendors and service providers may nonetheless seek to terminate their relationship with the Debtors or alter payment terms, to the detriment of the Debtors, in the event that the Debtors fail to timely honor outstanding obligations as they become due. To avoid the potentially detrimental effects of any such party’s efforts to terminate its relationship with the Debtors and to ensure uninterrupted operations and a seamless transition through the Chapter 11 Cases, the Debtors intend to seek authority to pay in the ordinary course of business the amounts owed to their vendors and service providers.

(iv)	Taxes.

Although the Debtors expect to pay all taxes and regulatory obligations in full pursuant to the Plan, in order to minimize the potential disruption to the Company’s business during the Chapter 11 Cases, the Debtors intend to seek authority to pay the Debtors’ fees and other similar charges and assessments, as well as certain taxes, whether arising prior or subsequent to the Petition Date, to the appropriate taxing, licensing and other governmental authorities.

(v)	Utilities.

The Debtors incur utility expenses for electricity, telephone and other essential services in the ordinary course of their business at their global headquarters located in Oklahoma City, Oklahoma and at other locations where they operate. The Debtors intend to seek approval of adequate assurance procedures in the event that any utility provider makes a demand for adequate assurance or otherwise threatens to alter, refuse or discontinue utility service to the Debtors.

(vi)	Insurance.

In connection with the operation of its business, the Debtors maintain comprehensive insurance programs that include a variety of policies through several different insurance carriers. The insurance programs are essential to preserve the Debtors’ business operations, property and assets. Moreover, the Debtors are required to maintain the various insurance programs by various regulations, laws, loan agreements and contracts that govern the Debtors’ commercial activity. In the event any obligations arising under the insurance programs may be attributed to prepetition insurance coverage, the Debtors believe that payment of the obligations is necessary to ensure continued coverage. Similarly, continued payment of such obligations as they come due in the ordinary course of business, including those payments necessary to renew the Debtors’ insurance policies, is necessary in order to maintain relationships with the Debtors’ insurance carriers and ensure the continued availability and pricing of insurance coverage. Accordingly, the Debtors intend to seek authority to pay any obligations on account of insurance programs, including premiums, deductibles, taxes and fees, whether arising prior or subsequent to the Petition Date.

V.	Procedural Motions and Professional Retention Applications.

The Debtors intend to file several procedural motions that are standard in chapter 11 cases of similar size and complexity, as well as applications to retain the various professionals who will be assisting the Debtors during the Chapter 11 Cases.

VII. SUMMARY OF THE PLAN

The proposed restructuring under the Plan is favorable for the Debtors and all stakeholders because it achieves a substantial deleveraging of the Company’s balance sheet through consensus with the majority of its creditors and eliminates potential deterioration of value—and disruptions to operations—that could otherwise result from a protracted, contentious and costly bankruptcy case.

A.	Unclassified Claims.

I.	Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors (with the consent of the Requisite Consenting Creditors) agree to different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim, other than a Fee Claim, a DIP Loan Claim or Administrative Expense Claims comprising Restructuring Expenses, shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing or other documents establishing such liabilities.

II.	Treatment of DIP Loan Claims

On the Effective Date, in full and complete settlement, satisfaction, release and discharge of the DIP Loan Claims, the Allowed DIP Loan Claims as of the Effective Date will be (i) subject to the satisfaction or waiver of all conditions precedent to effectiveness in the Plan, paid pursuant to, or ratified, assumed and converted to obligations under, the Exit Facility in an aggregate principal amount equal to the aggregate principal amount of the DIP Loans plus all accrued, unpaid interest, fees, costs and expenses outstanding as of the Effective Date, or (ii) be paid in full in Cash. Upon the conversion of the Allowed DIP Loan Claims to obligations under the Exit Facility, all Liens and security interests granted pursuant to the DIP Loan Documents shall remain in place and shall be amended and restated to constitute Liens and security interests securing the Exit Facility. Upon the payment in full of all Allowed DIP Loan Claims, all Liens and security interests granted pursuant to the DIP Loan Documents shall be deemed automatically terminated without any further action required and shall be of no further force or effect, except with respect to the continuing obligations under the DIP Credit Agreement and the DIP Loan Documents, including, without limitation, the collateralization of all obligations in respect of undrawn letters of credit, cash management services or hedge products, indemnification obligations that expressly survive termination of the DIP Loan Documents, including, without limitation, amounts arising from non-payment of any checks or any bookkeeping, accounting or other similar items. To the extent not previously paid, on the Effective Date, the Debtors will pay all of the fees and expenses of the DIP Agent and the DIP Lenders, including the fees and expenses of their counsel, in accordance with the terms of the DIP Credit Agreement and the DIP Order. For the avoidance of doubt, all Prepetition ABL Claims were paid upon the Debtors’ entry into the DIP Facility.

III.	Treatment of Fee Claims

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6) or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. For the avoidance of doubt, Section 2.3 of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.12 of the Plan.

IV.	Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors (with the consent of the Requisite Consenting Creditors) agree to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim (i) on the Effective Date or (ii) in deferred payments over a period of not longer than five (5) years; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing or other documents establishing such liabilities, including the Plan.

B.	Treatment of Classified Claims and Interests

1.	Class 1 - Other Priority Claims.

a.	Treatment: The legal, equitable and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Priority Claim, the Debtors and the Requisite Consenting Creditors agree to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

b.	Impairment and Voting: Allowed Other Priority Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Priority Claims.

2.	Class 2 - Other Secured Claims.

a.	Treatment: The legal, equitable and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim, the Debtor and the Requisite Consenting Creditors agree to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

b.	Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

3.	Class 3 – Term Loan Claims.

a.	Treatment: The Term Loan Claims shall be allowed in the amount of $393 million plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses). On the Effective Date, (i) each holder of an Allowed Term Loan Claim shall, in full satisfaction of and in exchange for such Allowed Term Loan Claim, (A) receive its Pro Rata share of the Term Loan Payment; and (B) continue to hold its Pro Rata share of Term Loans under the Term Loan Credit Agreement (as amended by the Term Loan Credit Agreement Amendment), which Term Loans shall be secured by a valid, perfected and enforceable first-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable second-priority lien on and security interest in the Exit Facility Priority Collateral, and (ii) the Debtors shall have used commercially reasonable efforts to obtain the Credit Ratings. For the avoidance of doubt and notwithstanding anything to the contrary in the Plan, the terms of the Term Loan Credit Agreement shall control in the event of any inconsistency between any provision of the Plan or the Confirmation Order and the Term Loan Credit Agreement.

b.	Impairment and Voting: Allowed Term Loan Claims are Impaired. Holders of Allowed Term Loan Claims are entitled to vote on the Plan.

4.	Class 4 – Incremental Term Loan Claims.

a.	Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Incremental Term Loan Claim shall, in full satisfaction of and in exchange for such Allowed Incremental Term Loan Claim (a) receive its Pro Rata share of: (i) the Incremental Term Loan Payment, and (ii) $15 million in Cash, by which the remaining amount of the Incremental Term Loan Claims shall be reduced; provided that the Incremental Term Loan Lenders shall waive the right to any prepayment premium that may be payable in respect of the Incremental Term Loans pursuant to the Incremental Term Supplement in connection with such payment; (b) have the remaining Incremental Term Loan Claims Allowed at $84 million in principal plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses) and secured by a valid, perfected and enforceable second-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable third-priority lien on and security interest in the Exit Facility Priority Collateral; and (c) have its remaining Allowed Incremental Term Loan Claims Reinstated and its legal, equitable and contractual rights under the Incremental Term Supplement unaltered by the Plan except that the Incremental Term Supplement shall be amended to remove the obligation of the Reorganized Debtors to pay any prepayment premium or penalty on any future payment in respect of the Incremental Term Supplement for a period of 18 months after the Effective Date.

b.	Impairment and Voting: Allowed Incremental Term Loan Claims are Impaired. Holders of Allowed Incremental Term Loan Claims are entitled to vote on the Plan.

5.	Class 5 – OpCo Notes Claims.

a.	Treatment: On the Effective Date, or as soon as practicable thereafter, all of the OpCo Notes shall be canceled and discharged and each holder of an Allowed OpCo Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed OpCo Notes Claim, its Pro Rata share of (i) a number of New HoldCo Common Shares which shall in the aggregate comprise 96.75%, of the total New HoldCo Common Shares issued on the Effective Date, and (ii) the OpCo Litigation Proceeds.

b.	Impairment and Voting: Allowed OpCo Notes Claims are Impaired. Holders of Allowed OpCo Notes Claims are entitled to vote on the Plan.

6.	Class 6 – General Unsecured Claims.

a.	Treatment: The legal, equitable and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. Except to the extent that a holder of a General Unsecured Claim, the Debtors and the Requisite Consenting Creditors agree to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

b.	Impairment and Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

7.	Class 7 – Intercompany Claims.

a.	Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion.

b.	Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

8.	Class 8 – Intercompany Interests.

a.	Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in Section 5.11 of the Plan.

b.	Impairment and Voting: Allowed Intercompany Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

9.	Class 9 - Existing OpCo Interests.

a.	Treatment: Existing OpCo Interests are Unimpaired. On the Effective Date, the Existing OpCo Interests shall remain outstanding and shall be held by Reorganized HoldCo.

b.	Impairment and Voting: Allowed Existing OpCo Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

10.	Class 10 – Term Loan Guaranty Claims.

a.	Treatment: On the Effective Date, holders of Term Loan Guaranty Claims shall on account of their Allowed Term Loan Guaranty Claims receive the treatment set forth in Section 4.3(a) of the Plan (without duplication of any amount distributed pursuant to 4.3(a) of the Plan) for Allowed Term Loan Claims, and the Term Loan Guaranty shall be in full force and effect.

b.	Impairment and Voting: Allowed Term Loan Guaranty Claims are Impaired. Holders of Allowed Term Loan Guaranty Claims are entitled to vote on the Plan.

11.	Class 11 – Incremental Term Loan Guaranty Claims.

a.	Treatment of Incremental Term Loan Guaranty Claims Against HoldCo: On the Effective Date, each holder of an Allowed Incremental Term Loan Guaranty Claim shall be entitled to receive, without duplication of any amounts distributed pursuant to Section 4.4(a) of the Plan, on account of its Allowed

Incremental Term Loan Guaranty Claim against HoldCo, its Pro Rata share of the HoldCo Creditor New Common Share Pool, which New HoldCo Common Shares are subject to dilution by any securities issued under the Management Incentive Plan and New HoldCo Common Shares that could be issued upon the exercise of the New Warrants, if any; provided that the holders of the Incremental Term Loan Guaranty Claims shall agree to waive the right to receive any such shares from the New HoldCo Common Share Pool on account of such Incremental Term Loan Guaranty Claims against HoldCo and such shares shall be distributed (i) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) vote to accept the Plan, to holders of Allowed HoldCo Notes Claims as set forth in Section 4.13(a) of the Plan or (ii) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) do not vote to accept the Plan, to holders of Allowed HoldCo Notes Claims and Allowed OpCo Notes Claims; but, for the avoidance of doubt, such waiver shall not affect the status and validity of the guaranties (by HoldCo and the other Debtors) arising under or related to the Incremental Term Loan Guaranty or any liens arising under or related to the Incremental Term Supplement, which guaranties and liens shall remain in place in accordance with their original terms and conditions.

b.	Treatment of Incremental Term Loan Guaranty Claims Against Other Guarantors: On the Effective Date, holders of Incremental Term Loan Guaranty Claims shall on account of their Allowed Incremental Term Loan Guaranty Claims against Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo receive the treatment set forth in Section 4.4(a) of the Plan for Allowed Incremental Term Loan Claims.

c.	Impairment and Voting: Allowed Incremental Term Loan Guaranty Claims are Impaired. Holders of Allowed Incremental Term Loan Guaranty Claims are entitled to vote on the Plan.

13.	Class 12 – OpCo Notes Guaranty Claims.

a.	Treatment of Claims Against HoldCo: On the Effective Date, each holder of OpCo Notes Guaranty Claims shall be entitled receive on account of its Allowed OpCo Notes Guaranty Claims against HoldCo its Pro Rata share of (i) after giving effect to the Incremental Term Loan Guaranty Waiver, the HoldCo Creditor New Common Share Pool, which New HoldCo Common Shares are subject to dilution by any securities issued under the Management Incentive Plan and the New HoldCo Common Shares that could be issued upon the exercise of the New Warrants, if any, and the number of which, for the avoidance of doubt, shall in the aggregate comprise 1.92% of the total number of New HoldCo Common Shares issued on the Effective Date, provided that the OpCo Noteholders agree to waive the right to receive any such shares from the New HoldCo Common Share Pool on account of such OpCo Notes Guaranty Claims against HoldCo and such shares shall be distributed to holders of Allowed HoldCo Notes Claims as set forth in Section 4.13(a) of the Plan if and only if the holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims that timely vote on the Plan vote in favor of the Plan, and (ii) the HoldCo Litigation Proceeds.

b.	Treatment of Claims Against Other Guarantors: On the Effective Date, each holder of an OpCo Notes Guaranty Claim shall on account of its Allowed OpCo Notes Guaranty Claims against Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo receive the treatment set forth in Section 4.5(a) of the Plan for Allowed OpCo Notes Claims.

c.	Impairment and Voting: Allowed OpCo Notes Guaranty Claims are Impaired. Holders of Allowed OpCo Notes Guaranty Claims are entitled to vote on the Plan.

14.	Class 13 – HoldCo Notes Claims.

a.	Treatment: On the Effective Date, or as soon as practicable thereafter, all HoldCo Notes shall be canceled and discharged and each holder of an Allowed HoldCo Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed HoldCo Notes Claim, its Pro Rata share of either (i) or (ii) as follows:

(i)	if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) vote to accept the Plan, (A) after giving effect to the Incremental Term Loan Guaranty Waiver and the OpCo Notes Guaranty Waiver, all of the shares in the HoldCo Creditor New Common Share Pool, (B) the New A Warrants and (C) the HoldCo Litigation Proceeds; or

(ii)	if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) do not vote to accept the Plan (or no HoldCo Noteholders vote at all), (A) after giving effect to the Incremental Term Loan Guaranty Waiver, the shares of the HoldCo Creditor New Common Share Pool that are not allocated to holders of Allowed OpCo Notes Guaranty Claims pursuant to Section 4.12(a) of the Plan, the number of which, for the avoidance of doubt, shall in the aggregate comprise 1.33% of the total number of New HoldCo Common Shares issued on the Effective Date, and (B) the HoldCo Litigation Proceeds.

b.	Impairment and Voting: Allowed OpCo Notes Claims are Impaired. Holders of Allowed HoldCo Senior Notes Claims are entitled to vote on the Plan.

15.	Class 14 –Existing HoldCo Interests.

a.	Treatment: On the Effective Date, Existing HoldCo Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of Existing HoldCo Interests shall not receive or retain any property under the Plan on account of such Existing HoldCo Interests. Notwithstanding the foregoing, on or as soon as practicable after the Effective Date, if holders of at least two-thirds in amount and one-half in number of the Claims in Classes 3, 4, 5, 10, 11, 12 and 13 vote to accept the Plan, holders of Existing HoldCo Interests shall receive, in exchange for the surrender or cancellation of their Existing HoldCo Interests and for the releases by such holders of the Released Parties, their Pro Rata share of (i) the New B Warrants and (ii) the New C Warrants; provided, that any unvested stock-based awards under the Employee Equity Plans shall be cancelled and discharged upon the Effective Date and the holders of such awards shall not be entitled to any distribution pursuant to Section 4.14(a) of the Plan.

b.	Impairment and Voting: Allowed Existing HoldCo Interests are Impaired. Holders of Allowed Existing HoldCo Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Allowed Existing HoldCo Interests are not entitled to vote on the Plan.

I.	Debtors’ Rights with Respect to Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

C.	Means for Implementation; Post-Effective Date Governance.

I.	Continued Corporate Existence.

Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and, with respect to Reorganized HoldCo, pursuant to the Amended Charter and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate the Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law; (iv) Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

II.	Exit Facility.

On or before the Effective Date, the Debtors shall be authorized, without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable, to enter into the Exit Facility Credit Agreement, the Exit Facility Documents and any ancillary documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facility. The proceeds of the Exit Facility shall be used to (i) repay the DIP Loan Claims, (ii) provide additional liquidity for working capital and general corporate purposes, (iii) pay Fee Claims and Restructuring Expenses and (iv) fund Plan Distributions and any other amounts arising from the administration of the Chapter 11 Cases.

On the Effective Date, (a) upon the execution and delivery of the Exit Facility Agreement and the Exit Facility Documents (and the satisfaction of each of the conditions set forth in the Exit Facility Documents), and upon the granting of liens in accordance with the Exit Facility Credit Agreement, the obligations arising thereunder shall be valid, binding, effective and enforceable in accordance with their terms and the Exit Agent for the benefit of the Exit Lenders shall have a valid, binding, perfected and enforceable first-priority lien on and security interest in the Exit Facility Priority Collateral and a valid, binding, perfected and enforceable third-priority lien and security interest in the Term Loan Collateral and shall have valid, binding and enforceable related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests in accordance with the Exit Facility Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted to secure the obligations arising under the Exit Facility Credit Agreement shall be granted in good faith as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Exit Facility Credit Agreement, related guarantee and collateral documentation and the Intercreditor Agreement.

III.	New HoldCo Common Shares and New Warrants.

Issuance of Securities. On the Effective Date, the Reorganized Debtors are authorized to issue or cause to be issued all Plan-related securities and documents, including, without limitation, the New HoldCo Common Shares and the New Warrants, for distribution in accordance with the terms of the Plan and any corporate resolutions without the need for any further corporate or shareholder action. Shares of New HoldCo Common Shares shall be authorized under the Amended Charter, and the New HoldCo Common Shares shall be issued on the Effective Date and distributed as soon as practicable thereafter in accordance with the Plan.

Contribution and Distribution of New HoldCo Common Shares. On the Effective Date, as set forth in Section 4.14(a), of the Plan, the Existing HoldCo Interests shall be canceled. The Existing OpCo Interests held by HoldCo shall remain outstanding, and Reorganized HoldCo shall issue the New HoldCo Common Shares and (a) distribute 100.00% of the New HoldCo Common Shares minus the New HoldCo Common Shares in the HoldCo Creditor New Common Share Pool to Reorganized OpCo for distribution to the OpCo Noteholders in satisfaction of their OpCo Notes Claims against OpCo and their OpCo Notes Guaranty Claims against Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing as set forth in Section 4.13(a) of the Plan and (b) as consideration negotiated by HoldCo in connection with the Restructuring, distribute the HoldCo Creditor New Common Share Pool to holders of Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims as set forth in Sections 4.11(a), 4.12(a) and 4.13(a)(i) and (ii) of the Plan.

Issuance of New HoldCo Common Shares. The number of New HoldCo Common Shares to be distributed as set forth in the Plan, on the Effective Date, and the number of New HoldCo Common Shares issuable upon exercise of the New Warrants and under the New Management Incentive Plan and corresponding strike prices, are subject to adjustment by the Debtors (with the consent of the Requisite Supermajority Consenting Creditors) in a manner that does not alter the respective percentages of the outstanding New HoldCo Common Shares allocated to any Class or Claim holder, except for immaterial changes resulting from the treatment of fractional shares; provided that the New HoldCo Common Shares issued on the Effective Date shall be subject to dilution by any securities issued under the Management Incentive Plan and any New HoldCo Common Stock issued upon the exercise of the New Warrants, if any. All of the New HoldCo Common Shares issuable in accordance with the Plan, when so issued, shall be duly authorized, validly issued, fully paid and non-assessable. The issuance, with the consent of the Requisite Supermajority Consenting Creditors, of the New HoldCo Common Shares, the New Warrants, any securities issued under the Management Incentive Plan by Reorganized HoldCo, the issuance of shares pursuant to the exercise of New Warrants and any securities issued under the Management Incentive Plan and the distribution of New HoldCo Common Shares by OpCo and HoldCo, as applicable, is authorized without the need for any further corporate action and without any further action by any holder of a Claim or Interest.

Except as provided below, the New HoldCo Common Shares distributed under the Plan will be issued in book-entry form through the direct registry system of the transfer agent and/or via a mandatory exchange through DTC, as applicable. The ownership interest of each holder of such New HoldCo Common Shares, and transfers of ownership interests therein, will be recorded on the records of the transfer agent and the direct and indirect participants in DTC.

Reporting and Listing Status of New HoldCo Common Shares. As of the Effective Date, Reorganized HoldCo anticipates being a reporting company under the Securities Exchange Act of 1934, as amended. As of May 9, 2016, Existing HoldCo Interests were listed for trading on NYSE. To the extent the New HoldCo Common Shares meet applicable listing requirements immediately after issuance, Reorganized HoldCo will use commercially reasonable efforts to cause the listing of the New HoldCo Common Shares on NYSE or another stock exchange on or as soon as reasonably practicable after the Effective Date.

Issuance of New Warrants and Protections. The New Warrants will be issued pursuant to the terms of the New Warrant Agreement. Each New Warrant will be exercisable for one (1) share of New HoldCo Common Shares. The New Warrant Agreement shall contain provisions for the adjustment of the exercise price and shares of New HoldCo Common Shares issuable upon exercise following certain organic dilutive events such as splits, combinations, stock dividends or other similar organic dilutive events involving the New HoldCo Common Shares. There shall be no anti-dilution adjustment for the New Warrants upon the post-Effective Date issuance of New HoldCo Common Shares at a value below the exercise price for the New Warrants. The New Warrants, as of the Effective Date, shall be subject to dilution by any securities issued under the Management Incentive Plan.

Form of Warrants. Except as provided below, all New Warrants distributed under the Plan will be issued in book-entry form through the direct registry system of the warrant agent and/or via a mandatory exchange through DTC, as applicable. The warrant agent will be the transfer agent for the New HoldCo Common Shares. The ownership interest of each holder of such New Warrants, and transfers of ownership interests therein, will be recorded on the records of the warrant agent and the direct and indirect participants in DTC. Holders of HoldCo Notes Claims and Existing HoldCo Interests that hold such Claims and Interests in DTC will receive their New Warrants by deposit to the account of a direct or indirect participant in DTC in which such Claims and Interests are held. Holders that do not hold their HoldCo Notes Claims and Existing HoldCo Interests in DTC may designate a direct or indirect participant in DTC with whom such holder has an account into which such New Warrants may be deposited. Beneficial owners of the New Warrants will be required to follow the procedures that DTC or its direct or indirect participants or the warrant agent for the New Warrants, as applicable, may establish for exercising their rights in respect of the New Warrants, including exercise and transfer thereof. New HoldCo Common Shares issuable upon exercise of such New Warrants will be issued in book-entry form and held through DTC or the warrant agent for the New Warrants, as applicable.

IV.	Exemption from Securities Laws.

The offering of the New HoldCo Common Shares under Article III of the Plan shall be exempt from the registration requirements of section 5 of the Securities Act, section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act. The issuance and distribution of the New HoldCo Common Shares and the New HoldCo Warrants under Article III of the Plan and the New HoldCo Common Shares issuable upon exercise of the New HoldCo Warrants shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities under section 1145(a) of the Bankruptcy Code. Any securities issued under the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law. To the extent securities were offered prior to the filing of the Plan, such securities were offered in reliance on the exemption provided by section 4(a)(2) of the Securities Act.

These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

V.	Litigation Trust

The Litigation Trust shall be established pursuant to the Plan and become effective for the benefit of the Litigation Trust Beneficiaries on the Effective Date. The Plan and the Litigation Trust Agreement shall govern the management and administration of the Litigation Trust and the respective rights, powers and obligations of the Litigation Trustee and the Litigation Trust Beneficiaries. The Litigation Trust Agreement will be binding on all Litigation Trust Beneficiaries who shall be deemed to have executed the Litigation Trust Agreement as of the Effective Date.

On the Effective Date, each of the Debtors shall absolutely transfer and assign to the Litigation Trust all Causes of Action held by any of the Debtors related in any way to the Debtors, their predecessors or their respective affiliates solely with respect to (a) all claims and Causes of Action against any party based on, arising out of or relating to the Spin-Off, including without limitation any claims or Causes of Action for unlawful dividend, fraudulent conveyance or avoidance claims under state or federal law, including the Bankruptcy Code and (b) all claims and Causes of Action based on, arising out of or related to the issuance of any Security of the Debtors in connection with the Spin-Off (collectively, the “Contributed Claims”).

For the avoidance of doubt, (a) the Contributed Claims shall not adversely affect the rights of any of the Contributing Claimants or Released Parties to receive the distributions, if any, to which they are entitled under the Plan and the Confirmation Order, and (b) the Contributed Claims shall not include any Causes of Action against any of the Released Parties. For the avoidance of doubt, in the exercise of their reasonable discretion and in accordance with the Litigation Trust Agreement, the Litigation Trustee shall not be obligated to pursue all Contributed Claims. In accordance with section 1123(b) of the Bankruptcy Code, with respect to the Contributed Claims, which are assigned and contributed to the Litigation Trust under the Plan, the Litigation Trust shall retain and may enforce all of the Debtors’ rights to commence and pursue, as appropriate, any and all such Contributed Claims, whether arising before or after the Petition Date, and the Litigation Trust’s rights to commence, prosecute or settle such Contributed Claims shall be preserved notwithstanding the occurrence of the Effective Date. The Litigation Trustee may pursue such Contributed Claims, as appropriate, in accordance with the Litigation Trust Agreement. Among other things, the Litigation Trust Agreement shall provide that (i) each OpCo Litigation Trust Beneficiary and each HoldCo Litigation Trust Beneficiary shall receive Pro Rata interests in the Litigation Trust according to the amount of their Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims and (ii) the Litigation Trustee shall not pursue any Contributed Claims unless a majority of interests in the Litigation Trust votes to direct the Litigation Trustee to pursue such Contributed Claims. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Contribute Claims against them as any indication that the Litigation Trustee will not pursue any and all available Contributed Claims against such Entity. The Litigation Trust expressly reserves all rights to prosecute any and all such Contributed Claims against any Entity, except as otherwise expressly provided in the Plan.

Net proceeds from the Litigation Trust (after deduction for all costs and expenses of the Litigation Trust) shall be distributed as follows: (1) each of the OpCo Litigation Trust Beneficiaries shall receive its Pro Rata share of any OpCo Litigation Proceeds and (2) each of the HoldCo Litigation Trust Beneficiaries shall receive its Pro Rata share of any HoldCo Litigation Proceeds. The Litigation Trust shall initially be funded with $50,000, subject to adjustment and credits as set forth below, on and as a condition precedent to the Effective Date, from the Reorganized Debtors, minus amounts actually paid by the Debtors or Reorganized Debtors on or prior to the Effective Date to proposed counsel to the Litigation Trust for fees and expenses incurred (the “Litigation Trust Funding”).

The Litigation Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684, and, thus, as a “grantor trust” within the meaning of Sections 671 through 679 of the Internal Revenue Code of 1986, as amended, to the holders of Allowed OpCo Note Claims, Allowed OpCo Guaranty Claims and Allowed HoldCo Note Claims, consistent with the terms of the Plan. Accordingly, holders of Allowed OpCo Note Claims, Allowed OpCo Guaranty Claims and Allowed HoldCo Note Claims shall be treated for U.S. federal income tax purposes, (i) as direct recipients of an undivided interest in the assets transferred to the Litigation Trust and as having immediately contributed such assets to the Litigation Trust, and (ii) thereafter, as the grantors and deemed owners of the Litigation Trust and thus, the direct owners of an undivided interest in the assets held by the Litigation Trust. All parties (including the Litigation Trustee and holders of Claims) shall report consistent with the valuation of the assets transferred to the Litigation Trust as established by Debtors, Reorganized Debtors, or their designee. The Litigation Trustee shall be responsible for filing information on behalf of the Litigation Trust as grantor trust pursuant to Treasury Regulation Section 1.671-4(a).

VI.	Amendments to Existing Debt Documents

On the Effective Date, the Debtors shall (1) execute an amendment to the Term Loan Credit Agreement incorporating (A) the Term Loan Modifications, consistent with Section 4.3(a) of the Plan, and (B) modifications to the Incremental Term Supplement set forth in Section 4.4(a) of the Plan; (2) use commercially reasonable efforts to obtain the Credit Ratings; (3) grant (A)(i) a valid, perfected and enforceable second-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders, which lien and security interest shall be junior in priority to first-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Exit Agent for the benefit of the Exit Lenders and senior in priority to the third-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Incremental Term Loan Agent for the benefit of Incremental Term Loan Lenders, and (ii) a valid, perfected and enforceable third-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders, which lien and security interest shall be junior in priority to the first-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Exit Agent for the benefit of the Exit Lenders and the second-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders; and (B) a valid, perfected and enforceable third-priority lien on and security interest in all of the Term Loan Collateral in favor of the Exit Agent for the benefit of the Exit Lenders, which lien and security interest shall be junior in priority to the valid, perfected and enforceable first-priority lien on and security interest in all of the Term Loan Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders and the valid, perfected and enforceable second-priority lien on and security interest in all of the Term Loan Collateral in favor of the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders; and (4) be deemed to have reaffirmed and ratified the Term Loan Guaranty, Incremental Term Loan Guaranty, the Term Loan Documents and the Incremental Term Loan Documents, each of which shall be in full force and effect.

On the Effective Date, the Term Loan Agent, the Incremental Term Loan Agent and Exit Agent shall enter into the Intercreditor Agreement. All documentation related to any grant of liens or security interests in the Exit Facility Collateral or Term Loan Collateral or with respect to the Exit Facility Collateral or Term Loan Collateral securing the Exit Facility, the Term Loans or the Incremental Term Loans shall be in form and substance reasonably acceptable to the Exit Agent, the Requisite Consenting Incremental Term Loan Lenders and the Requisite Consenting Term Loan Lenders.

On the Effective Date, (a) upon the execution and delivery of the Term Loan Credit Agreement Amendment and any related Definitive Documentation, and upon the granting of the lien and security interests in accordance with Section 5.6 of the Plan, the obligations arising under the Term Loan Credit Agreement and the Incremental Term Supplement under the Term Loan Guaranty and the Incremental Term Loan Guaranty shall be valid, binding, effective and enforceable in accordance with their terms, and (i) the Term Loan Agent for the benefit of the Term Loan Lenders shall have a valid, binding, perfected and enforceable first-priority lien on and security interest in the Term Loan Collateral and a valid, binding, perfected and enforceable second-priority lien and security interest in the Exit Facility Priority Collateral and valid, binding, and enforceable guarantee and collateral documentation, and (ii) the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders shall have a valid, binding, perfected and enforceable second-priority lien on and security interest in the Term Loan Collateral and a valid, binding, perfected and enforceable third-priority lien and security interest in the Exit Facility Priority Collateral and valid, binding, and enforceable guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests in accordance with the Plan, the guarantees, mortgages, pledges, liens and other security interests granted to secure the Term Loans and Incremental Term Loans, respectively, shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Term Loan Credit Agreement (as amended by the Term Loan Credit Agreement Amendment), related guarantee and collateral documentation and the Intercreditor Agreement.

VII.	Cancellation of Certain Existing Agreements.

Except for the purpose of evidencing a right to a Plan Distribution, the OpCo Notes, the HoldCo Notes, the OpCo Notes Indenture and the HoldCo Notes Indenture shall be deemed cancelled on the Effective Date; provided, however, that the OpCo Notes Indenture and the HoldCo Notes Indenture shall continue in effect for the purpose of permitting the OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee, as applicable, to (a) make distributions under the Plan as provided in the Plan and perform such other necessary functions with respect hereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan and (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs and expenses thereunder, including, without limitation, the right to seek indemnification.

VIII.	Release of Liens.

Upon the entry of the Reorganized Debtors into the Exit Facility and the conversion of an Allowed DIP Loan Claim into obligations under the Exit Facility, or promptly thereafter, the holder of such Allowed DIP Loan Claim shall deliver to the Reorganized Debtors, as applicable, any amendments or other documents with respect to the collateral securing the Allowed DIP Loan Claim that may be reasonably required to render such financing statements, mortgages, mechanics’ or other statutory liens, lis pendens or similar interests or documents applicable to the obligations under the Exit Facility.

Except as otherwise expressly provided in the Plan, upon the full payment or other satisfaction of an Allowed Other Secured Claim, or, to the extent not converted to obligations under the Exit Facility, an Allowed DIP Loan Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim or Allowed DIP Loan Claim, subject to the terms and conditions of the DIP Loan Documents, including, without limitation, the collateralization of any continuing obligations, shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction or releases of all security interests with respect to its Allowed Other Secured Claim or Allowed DIP Loan Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, lis pendens or similar interests or documents.

IX.	Officers and Board of Directors.

The composition of each board of directors of a Reorganized Debtor, including the New Board, shall be acceptable to the Requisite Supermajority Consenting Creditors and disclosed, to the extent known, in the Plan Supplement or prior to the Confirmation Hearing. The Consenting HoldCo Noteholders shall be entitled to appoint a non-voting observer who will be entitled to attend all meetings of the New Board and shall be consulted with respect to the appointment of any initial, independent members of the New Board.

Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of the applicable Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date, and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

X.	Management Incentive Plan.

The Management Incentive Plan shall be implemented by the New Board.

XI.	Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date.

XII.	Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Restructuring Transactions under and in connection with the Plan.

XIII.	Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

XIV.	Waiver of Avoidance Actions.

To the extent not already otherwise waived pursuant to another order of the Bankruptcy Court, effective as of the Effective Date, the Debtors shall be deemed to have waived the right to prosecute and to have settled and released for fair value any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Debtors on account of paying or having paid all General Unsecured Claims in full pursuant to an Order of the Bankruptcy Court or the Plan. For the avoidance of doubt, the foregoing waiver shall not include any of the Contributed Claims.

XV.	Restructuring Expenses.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses not previously paid by an order of the Bankruptcy Court in accordance with the terms of the applicable engagement letters entered into or acknowledged by the Debtors with consent of the Requisite Consenting Creditors or other applicable contractual arrangements.

XVI.	Settlement of Claims and Controversies.

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors and their respective property and stakeholders and (ii) fair, equitable and reasonable.

D.	Distributions

One of the key concepts under the Bankruptcy Code is that only claims and interests that are “allowed” may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions herein. In general, an Allowed Claim or Interest means that the Debtors agree, or if there is a dispute, the Bankruptcy Court determines, by Final Order, that the Claim or Interest, and the amount thereof, is in fact a valid obligation of or Interest in the Debtors.

I.	Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

II.	Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from proceeds of the Exit Facility.

III.	No Postpetition Interest on Claims.

Except as otherwise specifically provided for in the Plan, the Confirmation Order or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

IV.	Date of Distributions.

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon thereafter as is practicable.

V.	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

VI.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on and after the Effective Date as provided in the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.16 of the Plan.

VII.	Delivery of Distributions.

The Disbursing Agent will issue or cause to be issued the applicable consideration under the Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by the Plan at: (i) the address of such holder on the books and records of the Debtors or their agents, or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

With respect to the New HoldCo Common Shares to be distributed to holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims, all of the New HoldCo Common Shares shall, to the extent such shares are permitted to be held through DTC, be issued in the name of such holder or its nominee(s) in accordance with DTC procedures. To the extent that the New HoldCo Common Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized HoldCo shall take reasonable actions to cause distributions of the New HoldCo Common Shares to holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims, including by delivery of one or more certificates representing such shares or by means of book-entry registration on the books of the transfer agent for shares of the New HoldCo Common Shares.

VIII.	Unclaimed Property.

Six (6) months from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

IX.	Satisfaction of Claims.

Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement and discharge of and exchange for such Allowed Claims.

X.	Manner of Payment Under Plan.

Except as specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

XI.	Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional New HoldCo Common Shares shall be distributed. When any distribution would otherwise result in the issuance of a number of New HoldCo Common Shares that is not a whole number, the New HoldCo Common Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions greater than 1/2 shall be rounded to the next higher whole number, and (b) fractions equal to or less than 1/2 shall be rounded to the next lower whole number. The total number of New HoldCo Common Shares to be distributed on account of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims will be adjusted as necessary to account for the rounding provided for in the Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New HoldCo Common Shares or $50.00 in Cash. Fractional New HoldCo Common Shares that are not distributed in accordance with the Plan shall be returned to, and ownership thereof shall vest in, Reorganized HoldCo.

XII.	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of the Plan and applicable provisions of the Bankruptcy Code.

XIII.	Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in the Plan and subject to Section 6.3 of the Plan, to the extent that any Allowed Secured Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

XIV.	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all claims, rights and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim, other than a holder that is a Released Party, after the Effective Date; provided that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

XV.	Rights and Powers of Disbursing Agent.

Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments provided for under the Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to the Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent or the Litigation Trustee on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent of the Litigation Trustee shall be paid in Cash by the Reorganized Debtors.

XVI.	Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed thereunder, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.

Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

E.	Procedures for Resolving Claims.

I.	Disputed Claims Generally.

(a) Filing Proofs of Claim. Holders of Claims need not file proofs of claim with the Bankruptcy Court. In the event that a holder of a Claim elects to file a proof of claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance or disallowance of such Claim.

(b) Disputed Claims. If the Debtors dispute any Claim as to which no proof of claim has been filed, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced. Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under the Plan, all proofs of claim filed on account of General Unsecured Claims shall be deemed Disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors on account of General Unsecured Claims (including those filed after the Effective Date) shall be deemed withdrawn. The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

II.	Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

III.	Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

IV.	Claim Resolution Procedures Cumulative.

All of the objection, estimation and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn or resolved in accordance with the Plan by any mechanism approved by the Bankruptcy Court.

V.	No Distributions Pending Allowance.

If an objection, motion to estimate or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

VI.	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions, if any, shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution, if any, to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code or the Plan.

F.	Executory Contracts and Unexpired Leases.

The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages, if any, incurred by reason of the rejection. In the case of the Debtors’ rejection of leases of real property, such damage claims are subject to certain caps imposed by the Bankruptcy Code.

I.	Assumption of Executory Contracts and Unexpired Leases.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Combined Hearing, (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (iv) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”). The Debtors reserve the right to reject any executory contract or unexpired lease pursuant to the Plan.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

II.	Determination of Cure Disputes and Deemed Consent.

Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied under section 365(b)(1) of the Bankruptcy Code by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with the Plan and setting forth the proposed Cure Amount, if any. If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).

If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective. Any counterparty to an executory contract or unexpired lease that fails to timely object to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the filing thereof, shall be deemed to have assented to such assumption and/or the Cure Amount and shall be forever barred, estopped and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

III.	Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current officers, directors, agents or employees with respect to all present and future actions, suits and proceedings against the Debtors or such officers, directors, agents or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, Impaired or otherwise affected by the Plan; provided that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations in the Plan shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

IV.	Compensation and Benefit Plans.

Unless otherwise provided in the Plan, all employment and severance policies and all compensation and benefits plans, policies and programs of the Debtors applicable to their respective employees, retirees and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs or arrangements.

V.	Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms.

VI.	Reservation of Rights.

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

Except as otherwise provided in the Plan, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

Nothing in the Plan will increase, augment or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Effect of Confirmation; Injunctions, Releases and Related Provisions.

I.	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of the Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under the Plan and whether such holder has accepted the Plan.

II.	Vesting of Assets.

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

III.	Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code and the Plan, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date.

Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

IV.	Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in the Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

V.	Plan Injunction.

Except as otherwise provided in the Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against a Debtor, a Reorganized Debtor or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the fullest extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided that nothing contained in the Plan shall preclude such Entities who have held, hold or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights or obtaining benefits pursuant to and consistent with the terms of the Plan and the Plan Documents.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in the Plan.

VI.	Releases.

(I) Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties (other than the Debtors and the Reorganized Debtors) are deemed forever released and discharged by the Debtors, the Reorganized Debtors and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Restructuring Support Agreement, the Prepetition ABL Credit Agreement, the DIP Loans, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement, the Exit Facility and the Plan and related agreements, instruments and other documents (including the Plan Documents), and the negotiation, formulation or preparation thereof, the solicitation of votes with respect to the Plan or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct.

(II) Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Plan Documents, the Exit Facility Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment and the Incremental Term Supplement for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims or Interests who vote to accept the Plan, (ii) the holders of Claims or Interests that are Unimpaired under the Plan, (iii) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, (iv) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth in the Plan, (v) holders of Claims that are not Accredited Investors or Qualified Institutional Buyers that do not opt out of granting the releases set forth in the Plan and (vi) the DIP Agent, solely in its capacity as DIP Agent, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Restructuring Support Agreement, the Prepetition ABL Credit Agreement, the DIP Loans, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement, the Exit Facility and the Plan and related agreements, instruments and other documents (including the Plan Documents), and the negotiation, formulation or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence and willful misconduct.

(III) Limitation on Releases and Exculpation. Notwithstanding anything to the contrary in the Plan, nothing in Article X of the Plan shall waive or release any of the Contributed Claims.

(IV) Special Provisions for Governmental Units. Notwithstanding any language to the contrary contained in the Plan, no provision of the Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

VII.	Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, the Plan or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

VIII.	Injunction Related to Releases and Exculpation.

Except for the rights that remain in effect from and after the Effective Date to enforce the Plan, the Plan Documents, the DIP Loan Documents, the Term Loan Credit Agreement, the Term Loan Guaranty, the Incremental Term Supplement and the Incremental Term Loan Guaranty, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses or liabilities released pursuant to the Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities released or exculpated in the Plan.

For the avoidance of doubt, the Contributed Claims will not be released or discharged under the Plan or the Confirmation Order, but will be preserved in accordance with the Plan and may be pursued and litigated by the Litigation Trustee on behalf of the Litigation Trust. No person or entity may rely on the absence of a specific reference in the Plan, the Confirmation Order, the Litigation Trust Agreement or the Disclosure Statement to any Contributed Claims against such person or entity as any indication that the Litigation Trust will not pursue any and all available Contributed Claims against such person or entity. Unless any Contributed Claims against a person or entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan, the Confirmation Order or a bankruptcy court order, all Contributed Claims are expressly reserved by and for the Litigation Trust for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches will apply to such Contributed Claims upon, after or as a consequence of the Confirmation Order. Nothing contained in the Plan, the Confirmation Order, the Litigation Trust Agreement or the Disclosure Statement will be deemed to be a waiver, release or relinquishment of any Contributed Claims which the Contributing Claimants had immediately prior to the Effective Date. The Litigation Trustee, on behalf of the Litigation Trust, shall have, retain, reserve and be entitled to assert all Contributed Claims fully as if the Contributed Claims had not been transferred to the Litigation Trust in accordance with the Plan, the Confirmation Order and the Litigation Trust Agreement.

IX.	Subordinated Claims.

The allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), (b) or (c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal or equitable subordination relating thereto.

X.	Retention of Causes of Action and Reservation of Rights.

Subject to Sections 10.6, 10.7 and 10.8 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.6, 10.7 and 10.8 of the Plan, the Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

XI.	Limitations on Exculpations and Releases.

Notwithstanding anything contained in the Plan to the contrary, the releases and exculpations contained in the Plan do not release any obligations of any party arising under the Plan or any document, instrument or agreement (including those set forth in the Exit Facility Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement, the Intercreditor Agreement, the New Warrant Agreement and the other documents in the Plan Supplement) executed to implement the Plan.

XII.	Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of the Plan, including any change of control that will occur as a result of such consummation; or (d) the Restructuring.

XIII.	Indemnification and Reimbursement Obligations.

For purposes of the Plan, (a) the obligations of the Debtors to indemnify and reimburse their current and former directors or officers shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

H.	Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction, pursuant to 28 U.S.C. §§ 157 and 1334, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

i.	to hear and determine applications for the assumption of executory contracts or unexpired leases and Cure Disputes resulting therefrom;

ii.	to determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the entry of the Confirmation Order;

iii.	to hear and resolve any disputes arising from or related to (a) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (b) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

iv.	to ensure that distributions to holders of Allowed Claims and Interests are accomplished as provided in the Plan and the Confirmation Order;

v.	to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim, including any Administrative Expense Claim;

vi.	to enter, implement or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

vii.	to issue and enforce injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

viii.	to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

ix.	to hear and determine all Fee Claims;

x.	to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

xi.	to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument or other document governing or related to any of the foregoing;

xii.	to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute and consummate the Plan, including any release, exculpation or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following the occurrence of the Effective Date;

xiii.	to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

xiv.	to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

xv.	to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

xvi.	to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

xvii.	to recover all Assets of the Debtors and property of the Estates, wherever located;

xviii.	to resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with consummation of the Plan, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan, including obligations of the Litigation Trust and the Litigation Trustee; and

xix.	to enter a final decree closing each of the Chapter 11 Cases;

provided, that on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Exit Facility Credit Agreement, the New Warrant Agreement, the Term Loan Credit Agreement, the Term Loan Guaranty, the Incremental Term Supplement, or the Incremental Term Loan Guaranty.

I.	Miscellaneous Provisions

I.	Amendments.

Plan Modifications. The Plan may be amended, modified or supplemented by the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan, the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified or supplemented.

Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, subject to consent rights set forth in the Restructuring Support Agreement; provided that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Interests under the Plan.

II.	Revocation or Withdrawal of Plan.

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Person or entity or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

III.	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, the issuance, transfer or exchange of any security or other property under the Plan, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any assumption, assignment or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

IV.	Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors. Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and

Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

V.	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties and obligations arising under the Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

VI.	Successors and Assigns.

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor or permitted assign, if any, of each such Entity.

VIII. CONFIRMATION AND EFFECTIVENESS OF THE PLAN

A.	Conditions Precedent to Confirmation

The Plan provides that the following conditions are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or duly waived in accordance with the Plan:

i.	the Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, the DIP Agent and the Debtors approving the Disclosure Statement as containing “adequate information” within the meaning of section 1125 of the Bankruptcy Code, it being understood that the Disclosure Statement dated May 9, 2016 is acceptable to all such parties;

ii.	the Confirmation Order shall be in form and substance reasonably acceptable to the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, the DIP Agent and the Exit Agent;

iii.	the Plan and all documents contained in the Plan Supplement, including any exhibits, schedules, amendments, modifications or supplements thereto and all other Definitive Documentation shall have been negotiated, executed, delivered and filed with the Bankruptcy Court in substantially final form and in form and substance reasonably acceptable to (v) the Exit Agent to the extent applicable, (w) the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable, (x) the Requisite Consenting Term Loan Lenders to the extent applicable, (y) the Requisite Consenting Incremental Term Loan Lenders to the extent applicable and (z) the Debtors and otherwise consistent with the terms and conditions described in the Restructuring Support Agreement, it being understood that the Plan dated May 9, 2016 is acceptable to all such parties; and

iv.	the Restructuring Support Agreement shall have been approved pursuant to an order of the Bankruptcy Court, shall not have been terminated and shall be in full force and effect.

B.	Conditions Precedent to Effectiveness

The Plan provides that the following conditions are conditions to the effectiveness of the Plan unless such conditions, or any of them, have been satisfied or duly waived in accordance with the Plan:

i.	the Plan Documents are reasonably satisfactory in all respects to (v) the Exit Agent to the extent applicable, (w) the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable, (x) the Requisite Consenting Term Loan Lenders to the extent applicable, (y) the Requisite Consenting Incremental Term Loan Lenders to the extent applicable and (z) the Debtors;

ii.	the Bankruptcy Court has entered the Confirmation Order, which order shall not be subject to a stay of execution;

iii.	all Restructuring Expenses payable under the Restructuring Support Agreement and the Plan shall have been paid in full in Cash by the Debtors before or on the Effective Date without any further notice to or action, order or approval of the Bankruptcy Court in accordance with Section 5.12 of the Plan;

iv.	the Term Loan Credit Agreement Amendment and all Definitive Documentation related or giving effect to or affecting the Term Loan Credit Agreement, the Term Loan Documents, the Term Loans, the Term Loan Collateral, the Exit Facility Collateral, the Intercreditor Agreement, the treatment of the Term Loan Claims or Term Loan Guaranty Claims or any rights or benefits provided to the Term Loan Agent, any of the Term Loan Lenders or any of the Consenting Term Loan Lenders shall be and in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders, the Term Loan Agent (solely as it pertains to matters affecting the Term Loan Agent) and the Debtors;

v.	the modifications set forth in Sections 4.4 and 5.6 of the Plan incorporated into the Term Loan Credit Agreement and all Definitive Documentation related or giving effect to or affecting the Incremental Term Loan Documents, the Incremental Term Loans, the Term Loan Credit Agreement, the Term Loan Collateral, the Exit Facility Collateral, the Intercreditor Agreement, the treatment of the Incremental Term Loan Claims or Incremental Term Loan Guaranty Claims or any rights or benefits provided to the Incremental Term Loan Agent, any of the Incremental Term Loan Lenders or any of the Consenting Incremental Term Loan Lenders shall be and in form and substance reasonably acceptable to the Requisite Consenting Incremental Term Loan Lenders, the Incremental Term Loan Agent (solely as it pertains to matters affecting the Incremental Term Loan Agent) and the Debtors;

vi.	all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions;

vii.	if applicable, the Amended Charter of Reorganized HoldCo shall have been filed with the appropriate governmental authority;

viii.	the Litigation Trustee shall have been appointed and the Restructuring Support Parties and the Litigation Trustee shall have executed and delivered the Litigation Trust Agreement;

ix.	the Litigation Trust shall have been established and the Litigation Trust Funding shall have been funded to the Litigation Trust; and

x.

on or simultaneously with the occurrence of the Effective Date, the Debtors shall have closed on the Exit Facility (on terms and conditions acceptable to the Exit Agent and the Exit Lenders); provided, however, that, subject to Section 4(c) and 4(d) of the Restructuring Support Agreement, the commitment amount, the interest rate, the maturity date, and all financial covenants in the Exit Facility shall be reasonably acceptable to the Requisite Supermajority Consenting Creditors; provided, further, that the Exit Facility Documents related to the collateral securing the Exit Facility shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders, the Requisite Consenting Incremental Term Loan Lenders and the Requisite Supermajority Consenting Creditors.

C.	Waiver of Conditions Precedent

(a) Each of the conditions precedent to entry of the Confirmation Order or the occurrence of the Effective Date may be waived in writing by the Debtors subject to the written consent of the Requisite Consenting Creditors, provided, however that (i) the condition set forth in Section 9.2(c) of the Plan may not be waived without the consent of the Restructuring Support Party which retained the professional adversely affected by such waiver, (ii) the condition set forth in Section 9.2(d) of the Plan may not be waived without the consent of the Requisite Consenting Term Loan Lenders, and (iii) the condition set forth in Section 9.2(e) of the Plan may not be waived without the consent of the Requisite Consenting Incremental Term Loan Lenders. If any such condition precedent is waived pursuant to Section 9.3 of the Plan and the Confirmation Order is entered and/or the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.13 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

D.	Effect of Failure of a Condition.

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as agreed to by the Requisite Consenting Creditors and the Debtors (and, any time after 90 days after the date on which the Confirmation Order is entered, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders) and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Restructuring Support Parties or any other Entity.

IX. CONFIRMATION PROCEDURES

A.	Combined Disclosure Statement and Confirmation Hearing

Section 1129(a) of the Bankruptcy Code requires a bankruptcy court, after notice, to hold a hearing on confirmation of a chapter 11 plan and section 1129(b) provides that any party in interest may object to the confirmation of the chapter 11 plan. On the Petition Date, the Debtors anticipate filing the Plan Scheduling Motion, which will, among other things, request that the Bankruptcy Court schedule the Combined Hearing at which the Bankruptcy Court will consider the adequacy of the Disclosure Statement, the sufficiency of the solicitation procedures and confirmation of the Plan. Notice of the Combined Hearing will be provided to holders of Claims and Interests or their agents or representatives as established in the order establishing the schedule for the Combined Hearing and related objections (the “Notice of Combined Hearing”). Objections to the Disclosure Statement and confirmation of the Plan must be filed with the Bankruptcy Court by the date set forth in the Notice of Combined Hearing and will be governed by Bankruptcy Rules 3020(b) and 9014 and the local rules of the Bankruptcy Court. UNLESS AN OBJECTION IS TIMELY FILED AND SERVED, IT MAY NOT BE CONSIDERED BY THE COURT.

B.	Standards for Confirmation

At the Combined Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all Impaired classes of Claims and Interests or, if rejected by an Impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (ii) feasible and (iii) in the “best interests” of creditors and equity interest holders that are Impaired under the Plan.

The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization. The Plan fully complies with the statutory requirements for Confirmation listed below.

i.	The Plan complies with the applicable provisions of the Bankruptcy Code.

ii.	The proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

iii.	The Plan has been proposed in good faith and not by any means forbidden by law.

iv.	Any payment made or to be made by the Debtors (or any other proponent of the Plan) or by a Person issuing Securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, in connection with the Plan and incident to the Chapter 11 Cases is subject to the approval of the Bankruptcy Court as reasonable.

v.	The Debtors (or any other proponent of the Plan) have disclosed (or will disclose prior to the Combined Hearing) the identity and affiliations of any individual proposed to serve, after Confirmation, as a director or officer of the Reorganized Debtors, any Affiliate of the Debtors reorganized under the Plan or any successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and holders of Interests and with public policies.

vi.	The proponent of the Plan has disclosed (or will disclose prior to the Combined Hearing) the identity of any Insider (as defined in section 101(31) of the Bankruptcy Code) that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such Insider.

vii.	Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtors has approved any rate change provided for in the Plan or such rate change is expressly conditioned on such approval.

viii.	With respect to each holder within an Impaired Class of Claims or Interests, each such holder (a) has accepted the Plan or (b) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

ix.	With respect to each Class of Claims or Interests, such Class (a) has accepted the Plan or (b) is Unimpaired under the Plan (subject to the “cram-down” provisions discussed below).

x.	The Plan provides for treatment of Claims, as applicable, in accordance with the provisions of section 507(a) of the Bankruptcy Code.

xi.	If a Class of Claims or Interests is Impaired under the Plan, at least one Class of Claims or Interests that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

xii.	Confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors, or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

xiii.	All fees payable under 28 U.S.C. § 1930 have been paid or the Plan provides for the payment of all such fees on the Effective Date.

Best Interests Test/Liquidation Analysis

As described above, section 1129(a)(7) of the Bankruptcy Code requires that each holder of an Impaired Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To assist holders in determining whether the Plan meets this requirement, the Debtors, with the assistance of Alvarez & Marsal (“A&M”), have prepared an unaudited liquidation analysis, which is attached hereto as Exhibit D (the “Liquidation Analysis”). The distributions to all Impaired classes of Claims and Interests will exceed any likely recovery under chapter 7 of the Bankruptcy Code. Therefore, as more fully discussed further in Article X.A of this Disclosure Statement, the Debtors believe that the Plan satisfies the best interests test of Bankruptcy Code section 1129(a)(7).

Feasibility

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan of reorganization is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, and as discussed in further detail in Article X.C of this Disclosure Statement, the Debtors have prepared projections, which, together with the assumptions on which they are based, are attached hereto as Exhibit F (the “Financial Projections”). Based on such Financial Projections, the Debtors believe that they will be able to make all payments required under the Plan. Therefore, the Debtors believe that Confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

Confirmation Without Acceptance by All Impaired Classes

Under Bankruptcy Code section 1129(b), the Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of claims or interests if the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

In these Chapter 11 Cases, Existing HoldCo Interests are deemed to reject the Plan. As set forth more fully below, the Plan does not unfairly discriminate against the holders of such Existing HoldCo Interests and is fair and equitable with respect to such Interests. Indeed, holders of Existing HoldCo Interests are receiving New Warrants despite the fact that they are out of the money. One or more other Voting Classes may vote to reject the Plan. However, the Plan does not unfairly discriminate against any of the Voting Classes and is fair and equitable to the Claims in those Voting Classes.

No Unfair Discrimination

This test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” The Debtors do not believe the Plan discriminates unfairly against any Impaired Class of Claims or Interests. The Debtors believe the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation.

Fair and Equitable Test

This test applies to Classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no Class of Claims or Interests receive more than 100% of the amount of the allowed Claims or Interests in such Class. As to the dissenting Class, the test sets different standards depending on the type of Claims or Interests of the Debtor in such Class. In order to demonstrate that a plan is fair and equitable, the plan proponent must demonstrate:

i.	Secured Creditors: Each holder of a secured claim: (1) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the chapter 11 plan, of at least the allowed amount of such claim; (2) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale; or (3) receives the “indubitable equivalent” of its allowed secured claim.

ii.	Unsecured Creditors: Either (1) each holder of an impaired unsecured claim receives or retains under the chapter 11 plan property of a value equal to the amount of its Allowed Claim or (2) the holders of claims and interests that are junior to the claims of the non-accepting class will not receive any property under the chapter 11 plan.

iii.	Equity Interests: Either (1) each holder of an impaired interest will receive or retain under the chapter 11 plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (2) the holders of interests that are junior to the non-accepting class will not receive or retain any property under the chapter 11 plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement notwithstanding that Class 14 is deemed to reject the Plan and additional Voting Classes may vote to reject the Plan, because, as to such Classes, there is no Class of equal priority receiving more favorable treatment and, with the exception of Classes 3, 4 and 5, no Class that is junior to such Class will receive or retain any property on account of the Claims in such Class. The recovery for Class 14 (Existing HoldCo Interests) is only provided to them if all Voting Classes vote to accept the Plan, such that if any class of Claims that is senior to Class 14 do not vote to accept the Plan, Class 14 will receive no distributions whatsoever.

The Release, Exculpation and Injunction Provisions Contained in the Plan

Section 10.6(a) of the Plan provides for releases of certain claims and Causes of Action that the Debtors may hold against the Released Parties. The Released Parties are comprised of the following Entities: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Restructuring Support Parties; (d) the DIP Agent; (e) the DIP Lenders; (f) the Prepetition ABL Agent; (g) the Prepetition ABL Lenders; (h) the Term Loan Agent; (i) the Incremental Term Loan Agent; (j) Bank of America, N.A., in its capacity as former administrative agent under the Term Loan Credit Agreement on behalf of the Term Loan Lenders and the Incremental Term Loan Lenders; (k) the OpCo Notes Indenture Trustee; (l) the HoldCo Notes Indenture Trustee; (m) the Disbursing Agent; (n) each of the syndication agents, documentation agents, lead arrangers and lead bookrunners named in the DIP Credit Agreement; and (o) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such

Section 10.6(b) of the Plan provides for releases of certain claims and Causes of Action that holders of Claims or Interests may hold against the Released Parties in exchange for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Debtors, the implementation of the restructuring contemplated by the Restructuring Support Agreement or the Plan and the

compromises contained in the Plan (the “Third-Party Release”). The holders of Claims and Interests who are releasing certain claims and Causes of Action against the Released Parties under the Third-Party Release include: (i) the holders of all Claims or Interests who vote to accept the Plan, (ii) the holders of Claims or Interests that are Unimpaired under the Plan, (iii) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, (iv) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth in the Plan, (v) holders of Claims that are not Accredited Investors or Qualified Institutional Buyers that do not opt out of granting the releases set forth in the Plan, and (vi) the DIP Agent, solely in its capacity as DIP Agent.

Section 10.7 of the Plan provides for the exculpation from liability of each Exculpated Party for any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, the Plan or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing. The released and exculpated claims are limited to those claims or Causes of Action that may have arisen in connection with, related to, or arising out of the restructuring of the Debtors or the Chapter 11 Cases.

Section 10.8 of the Plan permanently enjoins Entities who have held, hold, or may hold Claims or Interests against the Debtors that have been released or discharged pursuant to the Plan or are subject to exculpation pursuant to the Plan from asserting such Claims or Interests, or taking certain other actions, against the Debtors, the Reorganized Debtors and the Released Parties.

Under applicable law, the Debtors’ release of the Released Parties is appropriate if: (a) there is an identity of interest between the debtor and the third party, such that a suit against the released non-debtor party is, at core, a suit against the debtor or will deplete assets of the estate; (b) there is a substantial contribution by the non-debtor of assets to the reorganization; (c) the injunction is essential to the reorganization; (d) there is overwhelming creditor support for the injunction; and (e) the chapter 11 plan will pay all or substantially all of the claims affected by the injunction. See In re Indianapolis Downs, LLC, 486 B.R. 286, 303 (Bankr. D. Del. 2013). Importantly, these factors are “neither exclusive nor are they a list of conjunctive requirements,” but “[i]nstead, they are helpful in weighing the equities of the particular case after a fact-specific review.” Id. Further, a chapter 11 plan may provide for a release of third-party claims against non-debtors, such as the Third-Party Release, where such releases are consensual. Id. at 304–06. In addition, exculpation is appropriate where it applies to estate fiduciaries. Id. at 306. Additionally, exculpation has been approved for non-estate fiduciaries, including lenders and plan support parties, in the context of prenegotiated and prepackaged plans. See, e.g., In re Ablest Inc. et al., Case No. 14-10717 (KJC) (Bankr. D. Del. May 8, 2014); In re Homer City Funding LLC, Case No. 12-13024 (KG) (Bankr. D. Del. Dec. 6, 2012). Finally, an injunction is appropriate where it is necessary to the reorganization and fair pursuant to section 105(a) of the Bankruptcy Code. See In re W.R. Grace & Co., 475 B.R. 34, 107 (D. Del. 2012).

The Debtors believe that the releases, exculpations and injunctions set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings and each of the Released Parties has afforded value to the Debtors and aided in the reorganization process, which facilitated the Debtors’ ability to propose and pursue confirmation of the Plan. The Debtors believe that each of the Released Parties has played an integral role in negotiating and formulating the Restructuring Support Agreement and the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure. Furthermore, holders of Term Loan Claims, Incremental Term Loan Claims, OpCo Notes Claims and the OpCo Notes Guaranty Claims, are voluntarily forgoing their right to part of the distributions under the Plan that they are otherwise entitled to receive so that the Debtors can (i) pay in full Allowed General Unsecured Claims, such as the Claims of suppliers and vendors, in the ordinary course according to existing business terms and (ii) provide a Pro Rata distribution of a portion of (a) the New HoldCo Common Shares and, if Class 13 (HoldCo Notes Claims) votes to accept the Plan, the New A Warrants to holders of HoldCo Notes Claims and (b) if all Voting Classes vote to accept the Plan, the New B Warrants and the New C Warrants to holders of Existing HoldCo Interests. The Debtors further believe that such releases, exculpations and injunctions are a necessary part of the Plan. Finally, the Debtors believe the Third-Party Release is entirely consensual under the established case law in the United States Bankruptcy Court for the District of Delaware. See Indianapolis Downs,

486 B.R. at 304–06. The Debtors will be prepared to meet their burden to establish the basis for the releases, exculpations and injunctions for each of the Released Parties and each Exculpated Party as part of confirmation of the Plan.

C.	Alternatives to Confirmation and Consummation of the Plan

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtor under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization or a plan of liquidation.

The Bankruptcy Court could confirm a plan different from the Plan. While the Plan provides for the reorganization of the Debtors’ business as a going concern and the conversion of approximately $1.1 billion of funded debt into equity, a different plan might involve either a reorganization and continuation of the Debtors’ business or, in the alternative, a sale or liquidation of the Debtors’ assets. In the event the Plan is not confirmed, there is no guarantee that the Debtors will be able to obtain any investment at all, let alone one that would provide recoveries as favorable to its stakeholders as those provided pursuant to the Plan. As an alternative to a going concern reorganization, a sale or liquidation of Debtors’ assets would, in Debtors’ view, be unlikely to provide returns equal or greater to the returns provided by the Plan.

The Debtors believe that any alternative to the Plan would provide far less certainty and could involve a larger Claims pool, diminished recoveries, significant delay and larger administrative costs. The Debtors believe that the Plan, as described in the Plan, enables creditors to realize the highest and best value under the circumstances as compared to any foreseeable alternative.

If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by chapter 7 of the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests is set forth in the Liquidation Analysis annexed as Exhibit D to this Disclosure Statement. For the reasons above, the Debtors believe that liquidation under chapter 7 of the Bankruptcy Code would result in smaller distributions being made to creditors than those provided for in the Plan.

X. LIQUIDATION ANALYSIS, VALUATION AND FINANCIAL PROJECTIONS

A.	Liquidation Analysis

The Debtors believe that the Plan provides a greater recovery for holders of Allowed Claims and Interests than would be achieved in a liquidation under chapter 7 of the Bankruptcy Code. This belief is based on a number of considerations, including: (a) the likely erosion in value of the Debtors’ drilling rigs, fracking fleets and other equipment in a chapter 7 case in the context of an expeditious liquidation and the “forced sale” atmosphere that would prevail under a chapter 7 liquidation; (b) the additional Administrative Claims generated by conversion to a chapter 7 case and any related costs in connection with a chapter 7 liquidation; (c) the absence of a robust market for the liquidation sale of the Debtors’ assets and services in which such assets and services could be marketed and sold; and (d) the additional claims that would arise by reason of the breach or rejection in a chapter 7 of obligations under leases and executory contracts that would otherwise be assumed under the Plan.

The Debtors, with the assistance of A&M, have prepared the Liquidation Analysis, which is attached hereto as Exhibit D, to assist holders of Claims and Interests in evaluating the Plan. The Liquidation Analysis compares the projected recoveries that would result from the liquidation of the Debtors in a hypothetical case under chapter 7 of the Bankruptcy Code with the estimated distributions to holders of Allowed Claims and Interests under the Plan. The Liquidation Analysis is based on the value of the Debtors’ assets and liabilities as of a certain date and incorporates various estimates and assumptions, including a hypothetical conversion to a chapter 7 liquidation as of a certain date. Further, the Liquidation Analysis is subject to potentially material changes, including with respect to economic and business conditions and legal rulings. Therefore, the actual liquidation value of the Debtors could vary materially from the estimate provided in the Liquidation Analysis.

B.	Valuation Analysis

The Plan provides for the potential distribution of (a) New HoldCo Common Shares to holders of OpCo Notes Claims in Class 5, OpCo Notes Guaranty Claims in Class 12 and HoldCo Notes Claims in Class 13 and (b) New Warrants to holders of HoldCo Notes Claims in Class 13 and Existing HoldCo Interests in Class 14, in each case upon consummation of the Plan. Accordingly, Lazard, at the request of the Debtors, has performed an analysis, which is attached hereto as Exhibit E, of the estimated implied value of Reorganized HoldCo and its subsidiaries on a going-concern basis as of June 30, 2016 (the “Valuation Analysis”). The Valuation Analysis, including the procedures followed, assumptions made, qualification and limitations on review undertaken described therein, should be read in conjunction with Article XI of this Disclosure Statement, entitled “Certain Risk Factors to be Considered.” The Valuation Analysis is based on data and information as of March 31, 2016. Lazard makes no representations as to changes to such data and information that may have occurred since the date of the Valuation Analysis.

C.	Financial Projections

In connection with the planning and development of the Plan, the Debtors prepared the Financial Projections for the calendar years 2016 through 2018 to present the anticipated impact of the Plan. The Financial Projections assume that the Plan will be implemented in accordance with its stated terms. The Debtors are unaware of any circumstances as of the date of this Disclosure Statement that would require the re-forecasting of the Financial Projections due to a material change in the Debtors’ prospects. The Financial Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, changes in the competitive environment, regulatory changes and/or a variety of other factors, including the factors listed in this Disclosure Statement and in the projections. Accordingly, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to significant business, economic and competitive uncertainties. Therefore, such Financial Projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Financial Projections should be read in conjunction with the assumptions, qualifications and explanations set forth in this Disclosure Statement and other financial information. The Debtors’ Financial Projections for the calendar years 2016 through 2018, including management’s assumptions related thereto, are attached hereto as Exhibit F.

The Financial Projections are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to: the ability of Reorganized HoldCo to operate the Reorganized Debtors’ businesses consistent with its projections generally, including the ability to maintain or increase revenue and cash flow to satisfy its liquidity needs, service its indebtedness and finance the ongoing obligations of its business and to manage its future operating expenses and make necessary capital expenditures; the ability of the Reorganized Debtors to comply with the covenants and conditions under their credit facilities and their ability to borrow thereunder; the loss or reduction in business from the Debtors’ significant customers or the failure of the Debtors’ significant customers to perform their obligations to the Debtors; the loss or material downtime of major suppliers; material declines in demand for services; changes in production of, or demand for, hydrocarbons, either generally or in particular regions; changes in the typical seasonal variations; changes in rules and regulations applicable to the industry including, without limitation, legislation adopted by international organizations or by individual countries; actions by the courts, the U.S. Department of Justice or other governmental or regulatory authorities, and the results of the legal proceedings to which the Reorganized Debtors or any of their affiliates may be subject; changes in the condition of the Debtors’ operating assets or applicable maintenance or regulatory standards (which may affect, among other things, the Debtors’ anticipated maintenance and repair costs); and the Reorganized Debtors’ ability to attract and maintain key executives, managers and employees.

The Financial Projections should be read in conjunction Article XI of this Disclosure Statement, entitled “Certain Risk Factors to be Considered.”

D.	Other Available Information

The Company files with the SEC its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all required amendments to those reports, proxy statements and registration statements. You may read and copy any material the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically.

All of the Company’s reports and materials filed with the SEC are available free of charge through its website, www.77nrg.com, as soon as reasonably practical after the Company electronically files such material with the SEC.

The Company’s consolidated financial statements for the year ended December 31, 2015, together with other financial information for prior reporting periods, are included in its Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 17, 2016. Such information was prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern, however, may be contingent upon, among other factors, the Bankruptcy Court’s approval of a plan of reorganization in the Chapter 11 Cases and the Company’s ability to implement such a plan of reorganization.

XI. CERTAIN RISK FACTORS TO BE CONSIDERED

Holders of claims against the Debtors should read and consider carefully the risk factors set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated herein by reference) prior to voting to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation. Any of the following risks, as well as additional risks and uncertainties not currently known to the Debtors or that the Debtors deem immaterial, could materially adversely affect the Debtors’ business, financial condition, results of operations and cash flows or cause the value of the securities offered under the plan to decline. The Debtors cannot assure you that any of the events discussed in the risk factors below will not occur, and if such events do occur you may lose all or part of your investment in the company.

A.	General

The following provides a summary of various important considerations and risk factors associated with the Plan; however, it is not exhaustive. In considering whether to vote to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, as well as all other information set forth or otherwise referenced or incorporated by reference in this Disclosure Statement.

B.	Certain Bankruptcy Law Considerations

Parties in Interest May Object to the Debtors’ Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a debtor may place a claim or an equity interest in a particular class under a plan of reorganization only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Interests in the Plan complies with the Bankruptcy Code requirements because the Debtors classified Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Contingencies Not to Affect Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to holders of Allowed Claims and Interests under the Plan can be affected by a variety of contingencies, including, without limitation, whether or not the Bankruptcy Court enters an order subordinating certain Allowed Claims to other Allowed Claims. The occurrence of any and all such contingencies, which could affect the distributions available to holders of Allowed Claims and Interests under the Plan, will not affect the validity of the vote taken by the Voting Class to accept or reject the Plan or require any sort of revote by the Voting Class.

The Debtors May Fail to Satisfy the Solicitation Requirements Requiring a Re-Solicitation.

Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or equity interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of votes was made in accordance with applicable nonbankruptcy law governing the adequacy of disclosure in connection with such solicitation or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information” as defined in section 1125 of the Bankruptcy Code.

Additionally, Bankruptcy Rule 3018(b) states that a holder of a claim or equity interest who has accepted or rejected a plan before commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the Bankruptcy Court finds that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for solicitation of creditors or equity security holders to accept or reject the plan, or that the solicitation was not in compliance with section 1126(b) of the Bankruptcy Code.

To satisfy the requirements of Bankruptcy Code section 1126(b) and Bankruptcy Rule 3018(b), the Debtors will be delivering the solicitation materials to all holders of claims in the Voting Classes as of the Voting Record Date, although only Accredited Investors and Qualified Institutional Buyers are being solicited and will have their votes counted. Accordingly, the Debtors believe that the solicitation is proper under applicable nonbankruptcy law, rules and regulations. The Debtors cannot be certain, however, that the solicitation of acceptances or rejections will be approved by the Bankruptcy Court, and if such approval is not obtained, Confirmation of the Plan could be denied. If the Bankruptcy Court were to conclude that the Debtors did not satisfy the solicitation requirements, then the Debtors may seek to re-solicit votes to accept or reject the Plan or solicit votes from one or more Classes not previously solicited. The Debtors cannot provide any assurances that such a re-solicitation would be successful. Re-solicitation could delay or jeopardize Confirmation of the Plan and result in termination of the Restructuring Support Agreement. Non-confirmation of the Plan and loss of the benefits under the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact relationships with vendors, suppliers, employees and major customers.

The Restructuring Support Agreement Could Be Terminated.

The Restructuring Support Agreement contains certain provisions that give the Restructuring Support Parties the ability to terminate the Restructuring Support Agreement if various conditions are satisfied. Among other things, the Restructuring Support Agreement provides that if any Debtor requests that the U.S. Trustee appoint an official committee of equity security holders or supports any such request, the Requisite Consenting Creditors will have the right to terminate the Restructuring Support Agreement. As noted above, termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact relationships with vendors, suppliers, employees and major customers.

Risk of Non-Confirmation, Non-Occurrence or Delay of the Plan.

Because the Plan is proposed as a prepackaged plan, the Debtors will begin soliciting votes before the commencement of the Chapter 11 Cases. If votes are received from holders of Claims in the Voting Classes in number and amount sufficient to satisfy the requirements to confirm a chapter 11 plan, then the Debtors will commence the Chapter 11 Cases and seek Confirmation of the Plan as soon as reasonably practicable. If insufficient votes are received, the Debtors may seek to accomplish an alternative to the Plan. There can be no assurance that the terms of an alternative plan would be similar, or as favorable, to the holders of Allowed Claims or Allowed Interests as those proposed by the Plan. Additionally, if the Plan is not accepted prior to the Petition Date by the requisite number of votes from the holders of Claims in the Voting Classes, then the Debtors may commence the Chapter 11 Cases without the benefit of a pre-negotiated plan of reorganization or could pursue other out-of- court restructuring alternatives.

For the Debtors to emerge successfully from the Chapter 11 Cases as a viable enterprise, the Debtors, like any other chapter 11 debtor, must obtain approval of the Plan from its creditors and confirmation of the Plan through the Bankruptcy Court and then successfully implement the Plan. The foregoing process requires the Debtors to (i) meet certain statutory requirements with respect to the adequacy of this Disclosure Statement, (ii) solicit and obtain creditor acceptances of the Plan and (iii) fulfill other statutory conditions with respect to the confirmation of the Plan.

Although the Debtors believe that the Plan satisfies all of the requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation, or that such modifications would not necessitate the re-solicitation of votes to accept the Plan as modified. Additionally, by its terms, the Plan will not become effective unless, among other things, the conditions precedent described in Article VIII.B of this Disclosure Statement have been satisfied or waived in accordance with Section 9.2 of the Plan.

Risk of Non-Occurrence of the Effective Date.

Although the milestones in the Restructuring Support Agreement require that the Effective Date occur by August 5, 2016, there can be no assurance as to such timing or that the conditions to the Effective Date contained in the Plan will ever occur. The impact that a prolonging of the Chapter 11 Cases may have on the Company’s operations cannot be accurately predicted or quantified. The continuation of the Chapter 11 Cases, particularly if the Plan is not approved, confirmed or implemented within the time frame currently contemplated, could adversely affect operations and relationships between the Company and its customers, suppliers, vendors, service providers and other creditors and result in increased professional fees and similar expenses. Failure to confirm the Plan could further weaken the Company’s liquidity position, which could jeopardize the Company’s exit from chapter 11.

Holders of HoldCo Notes Claims and Existing HoldCo Interests May Not Receive Any Distribution if the Plan Is Not Confirmed.

Based on the Valuation Analysis, there is no value in the Debtors for holders of HoldCo Notes Claims and Existing HoldCo Interests who are “out of the money.” Accordingly, they are not entitled to a distribution on account of their Existing HoldCo Interests. Notwithstanding the foregoing, the Plan provides that (1) HoldCo Notes will receive distributions of New HoldCo Common Shares and, under certain conditions, New A Warrants and (2) under certain circumstances, holders of Existing HoldCo Interests will receive New B Warrants and New C Warrants. If (i) the Plan is not confirmed, (ii) the Effective Date does not occur or (iii) the Restructuring Support Agreement is terminated, the Debtors could at some point commence one or more bankruptcy cases without the benefits of the Restructuring Support Agreement for HoldCo Notes and Existing HoldCo Interests. If that occurs, it is not likely that holders of HoldCo Notes and Existing HoldCo Interests will receive any distribution on account of such Claims and Interests.

Impact of the Chapter 11 Cases on the Debtors.

Despite the treatment for holders of general unsecured claims under the Plan, the Chapter 11 Cases may affect the Debtors’ relationships with, and their ability to negotiate favorable terms with, creditors, customers, suppliers, vendors, employees and other personnel and counterparties. While the Debtors expect to continue normal operations, public perception of its continued viability may affect, among other things, the desire of new and existing customers to enter into, or continue, agreements or arrangements with the Debtors. The failure to maintain any of these important relationships could adversely affect the Debtors’ business, financial condition and the results of operations. Because of the public disclosure of the Chapter 11 Cases and concerns vendors may have about liquidity, the Debtors’ ability to maintain normal credit terms with vendors may be impaired. Also, the Debtors’ transactions that are outside of the ordinary course of business are generally subject to the approval of the Bankruptcy Court, which may limit the Debtors’ ability to respond on a timely basis to certain events or take advantage of certain opportunities. As a result, the effect that the Chapter 11 Cases will have on the Debtors’ business, financial conditions and the results of operations cannot be accurately predicted or quantified at this time.

The Plan Is Based upon Assumptions the Debtors Developed Which May Prove Incorrect and Could Render the Plan Unsuccessful.

The Plan affects both the Debtors’ capital structure and the ownership, structure and operation of their business and reflects assumptions and analyses based on the Debtors’ experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Debtors consider appropriate under the circumstances. Whether actual future results and developments will be consistent with the Debtors’ expectations and assumptions depends on a number of factors, including, but not limited to, the Debtors’ (i) ability to implement the substantial changes to the capital structure; (ii) ability to obtain adequate liquidity and financing sources; (iii) ability to maintain customers’ confidence in the Company’s viability as a going concern and to attract and retain sufficient business from them; and (iv) ability to retain key employees, as well as the overall strength and stability of general economic conditions of the financial and energy industries, both in the U.S. and in global markets. The failure of any of these factors could materially adversely affect the successful reorganization of the Debtors’ business.

In addition, the Plan relies upon Financial Projections, including with respect to revenues, EBITDA, debt service and cash flow. Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate. In the Company’s case, the forecasts are even more speculative than normal, because they involve fundamental changes in the nature of its capital structure. Accordingly, the Company acknowledges that its actual financial condition and results of operations may differ, perhaps materially, from what was anticipated. Consequently, there can be no assurance that the results or developments contemplated by any plan of reorganization implemented will occur or, even if they do occur, that they will have the anticipated effects on the Debtors and their subsidiaries or their businesses or operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of any plan of reorganization.

C.	Certain Risks Related to the Debtors’ Business and Operations

The Company Is Dependent on CHK for a Majority of Its Revenues and Is Indirectly Subject to the Business and Financial Risks of CHK.

The Company currently provides a significant percentage of the Company’s oilfield services and equipment to CHK and its working interest partners. For the years ended December 31, 2015, 2014 and 2013, CHK and its working interest partners accounted for approximately 70%, 81% and 90% of the Company’s revenues, respectively. If CHK ceases to engage the Company on terms that are attractive to the Company during any period, the Company’s business, financial condition and results of operations would be materially adversely affected during such period. Accordingly, the Company is indirectly subject to the business and financial risks of CHK, some of which are the following:

i.	the volatility of oil and natural gas prices, which could have a negative effect on the value of CHK’s oil and natural gas properties, its drilling program, its ability to finance its operations and its willingness to allocate capital toward exploration and development activities;

ii.	the availability of capital on favorable terms to fund its exploration and development activities;

iii.	its discovery rate of new oil and natural gas reserves and the speed at which it develops such reserves;

iv.	uncertainties inherent in estimating quantities of natural gas and oil reserves and projecting future rates of production;

v.	its drilling and operating risks, including potential environmental liabilities;

vi.	pipeline, storage and other transportation capacity constraints and interruptions;

vii.	adverse effects of governmental and environmental regulation; and

viii.	losses from pending or future litigation.

In particular, CHK has made capital expenditures in excess of its operating cash flows. To fund these expenditures, CHK obtained capital from its revolving credit facility, the debt capital markets, oil and natural gas asset sales and other sources. CHK’s ability to generate cash flow from operations sufficient to fund its capital expenditures has been diminished due to the sharp decline in oil and natural gas prices since mid-2014 and as a result CHK has significantly reduced its drilling and completions activities. If CHK continues to be unable to generate cash flow from operations sufficient to fund its capital expenditures, CHK may be required to further reduce its drilling and completion activities, which could have a material adverse impact on the Company’s business, financial condition and results of operations.

Adverse Developments Affecting the Oil and Natural Gas Industry or Drilling and Completions Activity Could Have a Material Adverse Effect on the Company’s Business, Financial Condition and Results of Operations.

The Company’s revenues are generated from customers who are engaged in drilling for and producing oil and natural gas. Developments that adversely affect oil and natural gas drilling and production services could adversely affect the customers’ demand for the Company’s products and services, resulting in a material adverse effect on the Company’s business, financial condition and results of operations.

The predominant factor that would reduce demand for the Company’s products and services is reduced land-based drilling and completions activity in the continental U.S. Commodity prices, and market expectations of potential changes in these prices, may significantly affect this level of activity, as well as the rates paid for the Company’s services. Oil and natural gas prices are volatile and have fluctuated dramatically in recent years. Declines in the prices of oil, natural gas or natural gas liquids have had an adverse impact on the level of drilling, exploration and production activity since the end of the fourth quarter of 2014, and sustained low levels of drilling, exploration and production activity or further declines could materially and adversely affect the demand for the Company’s products and services and the Company’s results of operations. However, higher commodity prices do not necessarily translate into increased drilling and completions activity because the Company’s customers’ expectations of future prices also influence their activity. Additionally, the Company has incurred costs and experienced downtime in the past as the Company redeployed equipment and personnel from one unconventional resource play to another to meet customers’ needs and may in the future incur redeployment costs and experience downtime any time customers’ activities are refocused towards different drilling regions.

Another factor that would reduce demand for the Company’s products and services is a decline in the level of drilling and production activity as a result of increased governmental regulation of that activity. The Company’s customers’ drilling and production operations are subject to extensive federal, state, local and foreign laws and government regulations concerning emissions of pollutants and greenhouse gases; hydraulic fracturing; the handling of oil and natural gas and byproducts thereof and other materials and substances used in connection with oil and natural gas operations, including drilling fluids and wastewater; well siting and spacing; production limitations; plugging and abandonment of wells; unitization and pooling of properties; and taxation. More stringent legislation or regulation, a moratorium on drilling or hydraulic fracturing, or increased taxation of oil and natural gas drilling and completions activity could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling and completions activity and therefore reduced demand for the Company’s products and services.

Demand for Services in the Company’s Industry Is Cyclical and Depends on Drilling and Completion Spending by CHK and Other E&P Companies in the U.S.

Demand for services in the Company’s industry is cyclical, and the Company depends on CHK’s and other customers’ willingness to make capital and operating expenditures to explore for, develop and produce oil and natural gas in the U.S. Customers’ willingness to undertake these activities depends largely upon prevailing industry conditions that are influenced by numerous factors over which the Company has no control, including:

i.	prices, and expectations about future prices, of oil and natural gas;

ii.	domestic and foreign supply of and demand for oil and natural gas;

iii.	the availability, pricing and perceived safety of pipeline, trucking, train storage and other transportation capacity;

iv.	lead times associated with acquiring equipment and availability of qualified personnel;

v.	the expected rates of decline in production from existing and prospective wells;

vi.	the discovery rates of new oil and natural gas reserves;

vii.	laws and regulations relating to environmental matters;

viii.	federal, state and local regulation of hydraulic fracturing and other oilfield activities, including public pressure on governmental bodies and regulatory agencies to regulate the Company’s industry;

ix.	adverse weather conditions, including hurricanes that can affect oil and natural gas operations over a wide area;

x.	oil refining capacity;

xi.	merger and divestiture activity among oil and gas producers;

xii.	tax laws, regulation and policies;

xiii.	the availability of water resources and suitable proppants in sufficient quantities and on acceptable terms for use in hydraulic fracturing operations;

xiv.	the availability, capacity and cost of disposal and recycling services for used hydraulic fracturing fluids;

xv.	the political environment in oil- and natural gas-producing regions, including uncertainty or instability resulting from civil disorder, terrorism or war;

xvi.	advances in exploration, development and production technologies or in technologies affecting energy consumption;

xvii.	the price and availability of alternative fuels and energy sources;

xviii.	uncertainty in capital and commodities markets; and

xix.	the ability of oil and natural gas producers to raise capital on favorable terms.

Anticipated future prices for crude oil and natural gas are a primary factor affecting spending and drilling and completions activity by E&P companies, including CHK. Actual or anticipated lower prices or volatility in prices for oil and natural gas typically decrease spending and drilling and completions activity, which can cause rapid and material declines in demand for the Company’s services and in the prices it is able to charge for the Company’s services. Worldwide political, economic and military events as well as natural disasters and other factors beyond the Company’s control contribute to oil and natural gas price levels and volatility and are likely to continue to do so in the future.

The Company negotiates the rates payable under its contracts based on prevailing market prices, and, consequently, the prices the Company is able to charge fluctuates with market conditions. A material decline in oil and natural gas prices or drilling and completions activity levels or sustained lower prices or activity levels could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. For example, beginning at the end of the fourth quarter of 2014 and continuing throughout 2015 and into 2016, the Company experienced reductions in both the demand for the Company’s services and the prices the Company is able to charge as the sharp decline in oil prices has led the Company’s customers to reduce spending and cut costs. Further price declines or prolonged levels of low prices will further negatively affect the demand for the Company’s services and the prices the Company is able to charge to its customers. Additionally, the Company may incur costs and experience downtime during periods when customers’ activities are refocused towards different drilling regions.

Spending by E&P companies can also be impacted by conditions in the capital markets. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause CHK and other E&P companies to make additional reductions to capital budgets in the future, even if oil or natural gas prices increase from current levels. Any such cuts in spending will curtail drilling and completion programs and discretionary spending on wellsite services, which may result in a reduction in the demand for the Company’s services, the rates the Company can charge and the utilization of the Company’s services. Moreover, reduced discovery rates of new oil and natural gas reserves, or a decrease in the development rate of reserves in the Company’s market areas, whether due to increased governmental or environmental regulation, limitations on exploration and drilling and completions activity or other factors, could also have an impact on the Company’s business, even in a stronger oil and natural gas price environment. An adverse development in any of these areas could have an adverse impact on the customers’ operations or financial condition, which could in turn result in reduced demand for the Company’s products and services.

The Company’s Current Backlog of Contract Drilling and Hydraulic Fracturing Revenue May Not Be Fully Realized.

As of December 31, 2015, the contract backlog associated with the Company’s drilling and hydraulic fracturing services was approximately $639 million, of which approximately 94% was with CHK. The Company calculates its drilling backlog by multiplying the day rate under the Company’s contracts by the number of days remaining under the contract. The Company calculates its hydraulic fracturing backlog by multiplying the (i) rate per stage, which varies by operating region and is, therefore, estimated based on current customer activity levels by region and current contract pricing, by (ii) the number of stages remaining under the contract, which is estimated based on current and anticipated utilization of the Company’s crews. With respect to the Company’s hydraulic fracturing backlog, its contracts provide for periodic adjustments of the rates the Company may charge for its services, which will be negotiated based on then-prevailing market pricing and in the future may be higher or lower than the current rates the Company charges and utilizes in calculating its backlog. The Company’s drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. The contractual rate may be higher than the actual rate the Company receives because of a number of factors, including downtime or suspension of operations. Several factors could cause downtime or a suspension of operations, many of which are beyond the Company’s control, including:

i.	breakdowns of equipment;

ii.	work stoppages, including labor strikes;

iii.	shortages of material and skilled labor;

iv.	severe weather or harsh operating conditions; and

v.	force majeure events.

In addition, many of the Company’s drilling contracts are subject to termination by the customer on short notice and provide for an early termination payment to the Company in the event that the contract is terminated by the customer. The Company calculates contract drilling early termination value assuming each rig remains stacked for the remainder of the term of the terminated contract. As a result of the foregoing, revenues could differ materially from the backlog and early termination amounts presented. Moreover, the Company can provide no assurance that its customers will be able or willing to fulfill their contractual commitments. Liquidity issues could lead the Company’s customers to enter bankruptcy or could encourage customers to seek to repudiate, cancel or renegotiate contracts for various reasons. Many of the Company’s contracts permit early termination of the contracts by the customer for convenience (without cause), generally exercisable upon advance notice to the Company and in some cases without making an early termination payment. The Company’s inability to realize the full amount of its contract backlog amounts and early termination amounts may have a material adverse effect on its business, financial position and results of operations.

If the Company Is Unable to Compete Successfully in a Highly Competitive Industry, the Company’s Profitability May Be Reduced.

The market for oilfield services in which the Company operates is highly competitive. Price competition, rig or fleet availability, location and suitability, experience of the workforce, safety records, financial strength, reputation, operating integrity and condition of the equipment are all factors used by customers in awarding contracts. The Company’s future success and profitability will partly depend upon its ability to keep pace with customers’ demands with respect to these factors. The Company’s competitors are numerous, ranging from global diversified services companies to other independent marketers and distributors of varying sizes, financial resources and experience. Some of the Company’s competitors may have greater financial, technical and personnel resources than the Company. Contracts are traditionally awarded on the basis of competitive bids or direct negotiations with customers. The competitive environment could intensify if there is consolidation among E&P companies because such consolidation would reduce the number of available customers. The fact that drilling rigs and other oilfield services equipment are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry. In addition, any increase in the supply of land drilling rigs and hydraulic fracturing fleets could have a material adverse impact on market prices under the Company’s contracts and utilization rates. This increased supply could also require higher capital investment to keep the Company’s services competitive.

The Company’s Business Involves Many Hazards and Operational Risks, and the Company Is Not Insured Against All Risks.

The Company’s operations are subject to many hazards and risks, including the following:

i.	accidents resulting in serious bodily injury and the loss of life or property;

ii.	liabilities from accidents or damage by the Company’s fleet of trucks, rigs and other equipment;

iii.	pollution and other damage to the environment;

iv.	exposure to toxic gases or other hazardous substances;

v.	well blow-outs, the uncontrolled flow of oil, natural gas or other well fluids into or through the environment, including onto the ground or into the atmosphere, surface waters or an underground formation;

vi.	fires and explosions;

vii.	mechanical or technological failures;

viii.	spillage handling and disposing of materials;

ix.	adverse weather conditions; and

x.	failure of the Company’s employees to comply with its internal environmental health and safety guidelines.

If any of these hazards occur, they could result in suspension of operations, termination of contracts without compensation, damage to or destruction of the Company’s equipment and the property of others or injury or death to personnel or third parties and could expose the Company to substantial liability or losses. The frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, employees and regulators.

The Company is not fully insured against all risks inherent in its business. For example, the Company does not have any business interruption/loss-of-income insurance that would provide coverage in the event of damage to any of the Company’s equipment or facilities. Although the Company is insured for environmental pollution resulting from environmental accidents that occur on a sudden and accidental basis, the Company may not be insured against all environmental accidents that might occur, some of which may result in toxic tort claims. If a significant accident or event occurs for which the Company is not adequately insured, it could adversely affect the Company’s business, financial condition and results of operations. Furthermore, the Company may not be able to maintain or obtain insurance of the type and amount it desires at reasonable rates. As a result of market conditions, premiums and deductibles for certain insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage.

Our Business May Be Adversely Affected by a Deterioration in General Economic Conditions or the Further Weakening of the Broader Energy Industry.

A prolonged economic slowdown, another recession in the U.S., adverse events relating to the energy industry and local, regional and national economic conditions and factors, particularly a worsening of the continuing downturn in the E&P sector, could negatively impact the Company’s operations. The risks associated with the Company’s business are more acute during periods of economic slowdown or recession because such periods may be accompanied by decreased spending by the Company’s customers.

The NYSE May Delist the Company’s Common Stock, Which Would Have an Adverse Impact on the Trading Volume, Liquidity and Market Price of the Common Stock.

On January 18, 2016, the Company was notified by the NYSE that the average closing price of its common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price required by the NYSE under Section 802.01C of the NYSE Listed Company Manual. In addition, the Company expects that its common stock will become delisted from trading on NYSE following the Petition Date and will then be traded on an OTC market. The delisting could adversely impact the Company by, among other things, reducing the liquidity and market price of its common stock, reducing the number of investors willing to hold or acquire the common stock, limiting the Company’s ability to issue additional securities in the future and limiting the Company’s ability to fund its operations.

Restrictions in the Agreements Governing the Company’s Outstanding Indebtedness Could Adversely Affect Its Business, Financial Condition and Results of Operations.

The operating and financial restrictions in the Company’s Prepetition ABL Facility, Term Loan Credit Agreement, Incremental Term Supplement, the indentures governing the OpCo Notes and HoldCo Notes and any future financing agreements could restrict the Company’s ability to finance future operations or capital needs, or otherwise pursue its business activities. For example, the Company’s Prepetition ABL Facility and the indentures governing the Company’s outstanding notes limit its and its subsidiaries’ ability to, among other things:

i.	incur additional debt or issue guarantees;

ii.	incur or permit certain liens to exist;

iii.	make certain investments, acquisitions or other restricted payments;

iv.	dispose of assets;

v.	engage in certain types of transactions with affiliates;

vi.	merge, consolidate or transfer all or substantially all of its assets; and

vii.	prepay certain indebtedness.

Furthermore, the Prepetition ABL Facility contains a covenant requiring the Company to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 when availability under the facility is less than 10%.

A failure to comply with the covenants in the agreements governing the Company’s indebtedness could result in an event of default, which, if not cured or waived, would permit the exercise of remedies against the Company that would be likely to have a material adverse effect on the Company business, financial condition and results of operations. Remedies under the Prepetition ABL Facility, Term Loan Credit Agreement and Incremental Term Supplement include foreclosure on the collateral securing the indebtedness, which includes operating assets and accounts receivable. Moreover, the existence of these covenants may also prevent or delay the Company from pursuing business opportunities that would be beneficial.

The Company Is Highly Leveraged and May Incur Additional Debt in the Future.

As of March 31, 2016, the Company had approximately $1.607 billion of principal indebtedness, comprised of $1.1 billion of OpCo Notes and HoldCo Notes, $393 million under the Term Loan Credit Agreement, $99 million under the Incremental Term Supplement and letters of credit in the amount of $14.7 million outstanding under the ABL Facility. Although this debt will be significantly reduced by the transactions contemplated under the Plan, the Company will nonetheless still have a substantial amount of debt upon emergence from bankruptcy.

The Company’s level of indebtedness will have several important effects on future operations, including, without limitation:

i.	requiring the dedication of a significant portion of cash flows from operations to support the payment of debt service;

ii.	increasing the Company’s vulnerability to adverse changes in general economic and industry conditions and putting it at a competitive disadvantage relative to competitors that have fewer fixed obligations and greater cash flows to devote to their businesses;

iii.	limiting the Company’s ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes; and

iv.	limiting the Company’s flexibility in operating its business and preventing it from engaging in certain transactions that might otherwise be beneficial.

Any failure to make payments of interest and principal on outstanding indebtedness on a timely basis or to satisfy liquidity needs would likely result in a reduction of the Company’s credit rating, which could harm the Company’s ability to incur additional indebtedness. Any of the foregoing could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s debt reduction efforts may prove to be inadequate to fully mitigate the foregoing risks. The Company also may, under certain circumstances, incur additional debt, which may intensify such risks.

The Company’s Assets May Require Significant Amounts of Capital for Maintenance, Upgrades and Refurbishment.

The Company’s drilling rigs and hydraulic fracturing fleets may require significant capital investment in maintenance, upgrades and refurbishment to maintain the competitiveness of its assets. The Company’s rigs and fleets typically do not generate revenue while they are undergoing maintenance, refurbishment or upgrades. Any maintenance, upgrade or refurbishment project for the Company’s assets could increase its indebtedness or reduce cash available for other opportunities. Further, such projects may require proportionally greater capital investments as a percentage of total asset value, which may make such projects difficult to finance on acceptable terms. To the extent the Company is unable to fund such projects, the Company may have fewer rigs and fleets available for service or the Company’s rigs and fleets may not be attractive to potential or current customers. Such demands on the Company’s capital or reductions in demand for the Company’s rigs and fleets could have a material adverse effect on its business, financial condition and results of operations.

The Company Participates in a Capital-Intensive Industry and May Not Be Able to Finance Its Capital Needs.

The Company intends to rely primarily on cash on hand, cash flows from operating activities and borrowings under the Exit Facility to fund its future capital expenditures. If the Company’s cash on hand, cash flows from operating activities and borrowings under the Exit Facility are not sufficient to fund capital expenditures, the Company would be required to fund these expenditures through the issuance of debt, equity or alternative financing plans, such as:

i.	refinancing or restructuring debt;

ii.	selling assets; or

iii.	reducing or delaying acquisitions or capital investments, such as planned upgrades or acquisitions of equipment and refurbishments of the Company’s rigs and related equipment, even if previously publicly announced.

The terms of existing or future debt instruments may restrict the Company from adopting some of these alternatives. If debt and equity capital or alternative financing plans are not available on favorable terms or at all, the Company would be required to curtail its capital spending and its ability to sustain or improve profits may be adversely affected. The Company’s ability to refinance or restructure its debt will depend on the condition of the capital markets and the Company’s financial condition at such time, among other things. Any refinancing of the Company’s debt could be at higher interest rates and may require the Company to comply with more onerous covenants, which could further restrict the Company’s business operations.

The Company May Need to Obtain Additional Capital or Financing to Fund Expansion of Its Asset Base, Which Could Increase Financial Leverage.

In order to expand its asset base, the Company will need to make growth capital expenditures. These expenditures may be significant because the Company’s assets require significant capital to purchase and modify. If the Company does not make sufficient or effective expansion capital expenditures, the Company will be unable to expand its business operations and may be required to use cash from its operations, incur borrowings or sell common stock or other securities in order to fund such capital expenditures. The Company’s ability to obtain financing or to access the capital markets for future equity or debt offerings may be limited by its financial condition at the time of any such financing or offering, as well as by the covenants in the Company’s debt agreements, general economic conditions and contingencies and uncertainties that are beyond its control. In addition, incurring additional debt may significantly increase the Company’s interest expense and financial leverage, and issuing common stock may result in significant dilution to its current shareholders.

Shortages or Increases in the Costs of the Equipment the Company Uses in Its Operations Could Adversely Affect Operations in the Future.

The Company generally does not have long-term contracts in place that provide for the delivery of equipment, including, but not limited to, drill pipe, replacement parts and other equipment. The Company could experience delays in the delivery of the equipment that it has ordered and its placement into service due to factors that are beyond its control. New federal regulations regarding diesel engines, demand by other oilfield services companies and numerous other factors beyond the Company’s control could adversely affect its ability to procure equipment not yet ordered or cause the prices of such equipment to increase. Price increases, delays in delivery and interruptions in supply may require the Company to increase capital and repair expenditures and incur higher operating costs. In certain instances, the Company may have the ability to cancel purchases of equipment that may no longer be needed. Each of these could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company Is Dependent on a Small Number of Suppliers for Key Raw Materials and Finished Products.

The Company does not have long term contracts with third-party suppliers for many of the raw materials and finished products that it uses in large volumes in its operations, including, in the case of the Company’s hydraulic fracturing operations, proppants, acid, gels, including guar gum, chemicals and water and fuels used in the Company’s equipment and vehicles. Especially during periods in which oilfield services are in high demand, the availability of raw materials and finished products used in the Company’s industry decreases and the price of such raw materials and finished products increases. The Company is dependent on a small number of suppliers for key raw materials and finished products. The Company’s reliance on such suppliers could increase the difficulty of obtaining such raw materials and finished products in the event of any shortage or cause the Company to pay higher prices to obtain such raw materials and finished products. Price increases, delays in delivery and interruptions in supply may require the Company to incur higher operating costs. Each of these could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company May Not Be Successful in Identifying and Making Acquisitions.

Part of the Company’s strategy to grow its business is dependent on its ability to make acquisitions that result in an increase in revenues and customer contracts. The Company may be unable to make accretive acquisitions or realize expected benefits of any acquisitions for any of the following reasons:

i.	failure to identify attractive targets in the marketplace;

ii.	incorrect assumptions regarding the future results of acquired operations, assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

iii.	failure to obtain acceptable financing;

iv.	restrictions in the Company’s debt agreements;

v.	failure to integrate successfully the operations or management of any acquired operations or assets in a timely manner;

vi.	failure to retain or attract key employees; and

vii.	diversion of management’s attention from existing operations or other priorities.

The Company’s acquisition strategy requires that it successfully integrate acquired companies into its business practices as well as the Company’s procurement, management and enterprise-wide information technology systems. The Company may not be successful in implementing its business practices at acquired companies, and its acquisitions could face difficulty in transitioning from their previous information technology systems. Any such difficulties, or increased costs associated with such integration, could affect financial performance and operations.

If the Company is unable to identify, complete and integrate acquisitions, it could have a material adverse effect on its growth strategy, business, financial condition and results of operations.

The Unavailability of Skilled Workers Could Hurt the Company’s Operations.

The Company is dependent upon the available pool of skilled employees to conduct its business safely, reliably and efficiently. The Company competes with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide the highest quality service. Historically, the Company’s industry has experienced high employee turnover rates as a result of both the physically demanding nature of the work and the volatile and cyclical nature of the oilfield services industry. For example, there have been significant reductions in employee headcount throughout the oilfield services industry due to low oil and natural gas prices since mid-2014. Particularly if the current downturn is prolonged, many of these workers may retire or pursue employment opportunities in other industries, many of which may offer a more desirable work environment at wage rates that are competitive with the Company’s. The Company cannot assure that it will be able to recruit, train and retain an adequate number of workers to replace departing workers or that might be needed to take advantage of opportunities once the current business environment begins to improve. The inability to maintain an adequate workforce could have a material adverse effect on the Company’s business, financial condition, cash flows and results of operations.

During periods of high drilling and completions activities levels, the demand for skilled workers is high and the supply is limited, and a shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations have in the past, and could in the future, make it more difficult for the Company to attract and retain personnel and require the Company to enhance its wage and benefits packages thereby increasing the Company’s operating costs.

Although the Company’s employees are not covered by a collective bargaining agreement, union organizational efforts could occur and, if successful, could increase labor costs. A significant increase in the wages paid by competing employers or the unionization of groups of the Company’s employees could result in increases in the wage rates that the Company must pay. Likewise, laws and regulations to which the Company is subject, such as the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions, can increase the Company’s labor costs or subject the Company to liabilities to its employees. The Company cannot assure that labor costs will not increase. Increases in labor costs or unavailability of skilled workers could impair the Company’s capacity and diminish the Company’s profitability, having a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s Inability to Obtain or Implement New Technology May Cause It to Become Less Competitive.

The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent protection or costly to obtain. As competitors and others use or develop new technologies in the future, the Company may be placed at a competitive disadvantage. Furthermore, the Company may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of the Company’s competitors have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and implement new technologies before the Company can. The Company cannot be certain that it will be able to implement new technologies or products on a timely basis or at an acceptable cost. Thus, limits on the Company’s ability to effectively use and implement new and emerging technologies may have a material adverse effect on its business, financial condition and results of operations.

Oilfield Anti-Indemnity Provisions Enacted by Many States May Restrict or Prohibit a Party’s Indemnification of the Company.

The Company typically enters into agreements with its customers governing the provision of its services, which usually include certain indemnification provisions for losses resulting from operations. Such agreements may require each party to indemnify the other against certain claims regardless of the negligence or other fault of the indemnified party; however, many states place limitations on contractual indemnity agreements, particularly agreements that indemnify a party against the consequences of its own negligence. Furthermore, certain states, including Louisiana, New Mexico, Texas and Wyoming, have enacted statutes generally referred to as “oilfield anti-indemnity acts” expressly prohibiting certain indemnity agreements contained in or related to oilfield services agreements. Such oilfield anti-indemnity acts may restrict or void a party’s indemnification of the Company, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Delays in Customers’ Obtaining Permits for Their Operations Could Impair the Company’s Business.

Our customers are required to obtain permits from one or more governmental agencies in order to perform drilling and/or completion activities. Such permits are typically required by state agencies but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where such drilling and completion activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions which may be imposed in connection with the granting of the permit. Certain regulatory authorities have delayed or suspended the issuance of permits while the potential environmental impacts associated with issuing such permits can be studied and appropriate mitigation measures evaluated. Permitting delays, an inability to obtain new permits or revocation of the Company’s or its customers’ current permits could cause a loss of revenue and could materially and adversely affect the Company’s business, financial condition and results of operations.

Changes in Federal and/or State Motor Carrier Regulations May Increase the Company’s Costs and Negatively Impact the Company’s Results of Operations.

For several facets of its operations, the Company operates trucks and other heavy equipment that are required to comply with Federal and/or State Motor Carrier regulations. The U.S. Department of Transportation and various state agencies exercise broad powers over the Company’s motor carrier operations, generally governing such matters as the authorization to engage in various activities, safety, equipment testing and specifications and insurance requirements. The trucking industry is subject to possible regulatory and legislative changes that may impact the Company’s operations, such as changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. In 2011, the National Highway Traffic Safety Administration (“NHTSA”) and the EPA published regulations governing fuel efficiency and GHG emissions from medium- and heavy-duty trucks, beginning with vehicles built for model year 2014. In 2015, those agencies proposed a second phase of fuel efficiency and GHG standards for medium-and heavy-duty trucks. As a result of these regulations, the Company may experience an increase in costs related to truck purchases and maintenance, an impairment of equipment productivity, a decrease in the residual value of these vehicles and an increase in operating expenses. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase the Company’s operating costs. The Company cannot predict whether, or in what form, any legislative or regulatory changes applicable to the Company’s trucking operations will be enacted and to what extent any such legislation or regulations could increase its costs or otherwise adversely affect its business, financial condition and results of operations.

Changes in Laws or Government Regulations Regarding Hydraulic Fracturing Could Adversely Impact the Company’s Business.

The hydraulic fracturing process is water intensive and there has been increased public concern regarding the usage of water supplies for hydraulic fracturing, an alleged potential for hydraulic fracturing to adversely affect drinking water, and the suitability of disposal outlets for fracturing fluids. This has led to federal, state and local proposals that would increase the regulatory burden on hydraulic fracturing. Presently, hydraulic fracturing is regulated primarily at the state level, typically by state oil and natural gas commissions and similar agencies. Several states where the Company conducts its water and environmental services business, such as Texas and Pennsylvania, have either adopted or proposed laws and/or regulations to require oil and natural gas operators to disclose chemical ingredients and water volumes used to hydraulically fracture wells. The chemical ingredient information is generally available to the public via online databases, and this may bring more public scrutiny to hydraulic fracturing operations. Apart from disclosure obligations, states have been imposing more stringent well construction and monitoring requirements. Local governments likewise have been enacting restrictions on fracturing. Congress has in recent legislative sessions considered legislation to amend the SDWA, including (i) legislation that would repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing and (ii) legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process. The U.S. Congress may consider similar SDWA legislation in the future.

Federal agencies have been pursuing a variety of initiatives relating to hydraulic fracturing. For example, the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance on February 11, 2014, addressing the performance of such activities using diesel fuels in those states where the EPA is the permitting authority. Also in 2014, the EPA issued an advance notice of proposed rulemaking under the Toxic Substances Control Act to solicit public input on the information that should be reported or disclosed for hydraulic fracturing chemical substances and mixtures. Further, the EPA proposed federal Clean Water Act regulations in 2015 that would govern wastewater discharges to publicly owned treatment works from hydraulic fracturing and certain other natural gas operations. In addition, the U.S. Department of the Interior has promulgated a final rule for hydraulic fracturing activities on federal lands, including requirements for disclosure, well bore integrity and handling of flowback water. Moreover, in June 2012, the Occupational Safety and Health Administration (“OSHA”) and the National Institute of Occupational Safety and Health (“NIOSH”) issued a joint hazard alert for workers who use silica (commonly referred to as “sand”) in hydraulic fracturing activities. OSHA formally proposed to lower the permissible exposure limit for airborne silica in 2013, and it has prepared guidance identifying other workplace hazards resulting from hydraulic fracturing along with ways to reduce exposure to those hazards.

In addition, the EPA is conducting a study of the potential impacts of hydraulic fracturing activities on drinking water. The EPA released a draft final report for public comment and peer review in 2015. This study, or other studies that may be undertaken by the EPA or other governmental authorities, could spur additional initiatives to regulate hydraulic fracturing under the SDWA or otherwise. If new federal, state or local laws or regulations that significantly restrict hydraulic fracturing activities are adopted, such legal requirements could result in delays, eliminate certain drilling and completions activities and make it more difficult or costly for the Company to perform fracturing. Any such regulations limiting or prohibiting hydraulic fracturing could reduce oil and natural gas exploration and production activities by the Company’s customers and, therefore, adversely affect the Company’s business. Such laws or regulations could also materially increase the Company’s costs of compliance and doing business by more strictly regulating how hydraulic fracturing wastes are handled or disposed. The impact of such requirements could be materially adverse to the Company’s business, financial condition and results of operations.

The Company and Its Customers Are Subject to Federal, State and Local Laws and Regulations Regarding Issues of Health, Safety, Climate Change and Protection of the Environment.

The Company and its customers are subject to stringent federal, state and local laws and regulations relating to, among other things: protection of natural resources, wetlands and endangered species; the environment; health and safety; and waste management, waste disposal and transportation of waste and other materials. The Company’s operations pose risks of environmental liability, including leakage or spills from the Company’s operations to surface or subsurface soils, surface water or groundwater. Environmental laws and regulations often impose strict liability and may impose joint and several liability for their violation. Therefore, in some situations, the Company could be exposed to liability as a result of its conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, third parties without regard to whether the Company caused or contributed to the conditions. Actions arising under these laws and regulations could result in the shutdown of the Company’s operations, fines and penalties, expenditures for remediation or other corrective measures and claims for liability for property damage, exposure to hazardous materials, exposure to hazardous waste or personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include the assessment of administrative, civil or criminal penalties, revocation of permits, temporary or permanent cessation of operations in a particular location and issuance of corrective action orders. Such claims or sanctions and related costs could cause the Company to incur substantial costs or losses and could have a material adverse effect on the Company’s business, financial condition and results of operations. Additionally, an increase in regulatory requirements on oil and natural gas exploration and completion activities could significantly delay or interrupt the Company’s operations.

In response to certain scientific studies suggesting that emissions of GHGs, including carbon dioxide and methane, are contributing to the warming of the Earth’s atmosphere and other climatic conditions, the U.S. Congress has considered adopting comprehensive legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through measures to promote the use of renewable energy and/or regional GHG cap-and-trade programs. In addition, in December 2009, the EPA determined that emissions of carbon dioxide, methane and certain other GHGs endanger public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of GHGs under existing provisions of the CAA. The EPA has already adopted rules under the CAA that, among other things, cover (i) reductions in GHG emissions from motor vehicles, (ii) permits for certain large stationary sources of GHGs, (iii) monitoring and annual reporting of GHG emissions from specified GHG emission sources, including oil and natural gas exploration and production operations and (iv) power plant performance standards, and are designed to lead to the creation of additional state GHG control programs. Although it is not possible at this time to estimate how potential future laws or regulations addressing GHG emissions would impact the Company’s business, either directly or indirectly, any future federal, state or local laws or implementing regulations that may be adopted to address GHG emissions in areas where the Company operates could require the Company or its customers to incur increased compliance and operating costs. Regulation of GHGs could also result in a reduction in demand for and production of oil and natural gas, which would result in a decrease in demand for the Company’s services. Additionally, to the extent that unfavorable weather conditions are exacerbated by global climate change or otherwise, the Company’s operations may be adversely affected to a greater degree than the Company have previously experienced, including an increase in delays and costs. The Company cannot predict with any certainty at this time how these possibilities may affect the Company’s operations, but effects could be materially adverse. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states likewise could adversely affect the oil and natural gas industry. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for oil and natural gas.

The EPA regulates air emissions from certain off-road diesel engines that are used by the Company to power equipment in the field. Under these Tier IV regulations, the Company is required to retrofit or retire certain engines, and there are a limited number of noncompliant off-road diesel engines the Company can purchase. Tier IV engines are more costly and are not always available. Until Tier IV-compliant engines that meet the Company’s needs are available, these regulations could limit the Company’s ability to acquire a sufficient number of engines to expand the fleet and to replace existing engines as they are taken out of service.

Laws protecting the environment generally have become more stringent over time and the Company expects them to continue to do so, which could lead to material increases in the Company’s costs for future environmental compliance and remediation.

Severe Weather Could Have a Material Adverse Effect on the Company’s Business.

Adverse weather can directly impede the Company’s operations. Repercussions of severe weather conditions may include:

i.	curtailment of services;

ii.	weather-related damage to facilities and equipment, resulting in suspension of operations;

iii.	inability to deliver equipment and personnel to job sites in accordance with contract schedules; and

iv.	loss of productivity.

These constraints could delay the Company’s operations and materially increase its operating and capital costs. Unusually warm winters or cool summers may also adversely affect the demand for the Company’s services by decreasing the demand for natural gas. The Company’s operations in semi-arid regions can be affected by droughts and other lack of access to water used in the Company’s operations, especially with respect to the Company’s hydraulic fracturing operations.

Cybersecurity Risks and Threats Could Affect the Company’s Business.

The Company relies heavily on information systems to conduct its business. There can be no assurance that the systems the Company designed to prevent or limit the effects of cyber incidents or attacks will be sufficient to prevent or detect such incidents or attacks, or to avoid a material impact on the Company’s systems when such incidents or attacks do occur. If the Company’s systems for protecting against cybersecurity risks are circumvented or breached, it could result in the loss of its intellectual property or other proprietary information, including customer data, as well as disrupt the Company’s normal business operations and result in significant costs to remedy the effects of such incidents.

A Sustained Failure of the Company’s Enterprise Resource Planning Systems Could Adversely Affect the Company’s Business.

Since the Spin-Off, the Company has implemented and used enterprise resource planning systems to operate its business. A sustained failure of these systems could adversely affect the Company’s business by preventing it from:

i.	closing the Company’s financials and preparing financial statements;

ii.	tracking repair and maintenance, payroll and other expenses;

iii.	tracking fixed assets or purchase orders and receipts for supply chain purchases;

iv.	gaining visibility into financial performance at each line of business; and

v.	managing properly the needs of customers.

The Company has begun to integrate its enterprise resource planning systems into its operations. If the Company information technology systems are disrupted due to problems with the integration of such systems or otherwise, the Company’s customers could determine that the Company has become unreliable and decrease their utilization of its services. Such a disruption to the Company’s information technology systems could have an adverse effect on its business, financial condition and results of operations.

The Company Is Subject to Continuing Contingent Liabilities of CHK Following the Spin-Off.

There are several significant areas where the liabilities of CHK may become the Company’s obligations. For example, under the Internal Revenue Code (the “Tax Code”) and the related rules and regulations, each corporation that was a member of CHK’s consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the Spin-Off is jointly and severally liable for the federal income tax liability of the entire consolidated tax reporting group for that taxable period. The Company has entered into a tax sharing agreement with CHK that allocates the responsibility for prior year taxes of CHK’s consolidated tax reporting group between the Company and CHK and its subsidiaries. However, if CHK were unable to pay, the Company nevertheless could be required to pay the entire amount of such taxes. Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans as well as other contingent liabilities.

The Company’s Tax Sharing Agreement Limits Its Ability to Take Certain Actions and May Require the Company to Indemnify CHK for Significant Tax Liabilities.

Under the terms of the Company’s tax sharing agreement with CHK, the Company generally is responsible for all taxes attributable to its business, whether accruing before, on or after the date of the Spin-Off, and CHK generally is responsible for any taxes arising from the Spin-Off or certain related transactions that are imposed on the Company, CHK or its other subsidiaries. Although CHK generally will be responsible for any taxes arising from the Spin-Off, the Company would be responsible for any such taxes to the extent such taxes result from certain actions or failures to act by the Company that occur after June 30, 2014, the effective date of the tax sharing agreement. The Company’s liabilities under the tax sharing agreement could have a material adverse effect on the Company. At this time, the Company cannot precisely quantify the amount of liabilities it may have under the tax sharing agreement and there can be no assurances as to their final amounts.

In addition, in the tax sharing agreement the Company covenanted not to take any action, or fail to take any action, after the effective date of the tax sharing agreement, which action or failure to act is inconsistent with the Spin-Off qualifying under Sections 355 and 368(a)(1)(D) of the Tax Code. In particular, the Company might determine to continue to operate certain of the Company’s business operations for the foreseeable future even if a sale or discontinuance of such business might otherwise have been advantageous. Moreover, in light of the requirements of Section 355(e) of the Tax Code, the Company might decide to forgo certain transactions, including share repurchases, stock issuances, certain asset dispositions or other strategic transactions for some period of time following the Spin-Off. In addition, the Company’s indemnity obligation under the tax sharing agreement might discourage, delay or prevent a change-of-control transaction for some period of time following the Spin-Off.

Indemnification Obligations to CHK Pursuant to the Master Separation Agreement Could Materially Adversely Affect the Company.

The master separation agreement with CHK governs, among other things, the relationship between the Company and CHK resulting from the Spin-Off. Among other things, the master separation agreement provides for indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to the Company’s business activities incurred after the Spin-Off. If the Company is required to indemnify CHK under the circumstances set forth in the master separation agreement, the Company may be subject to substantial liabilities. Additionally, in certain circumstances, the Company will be prohibited from making an indemnity claim until it first seeks an insurance recovery.

There Is No Assurance that CHK’s Indemnification of the Company Will Be Sufficient to Insure the Company Against Liabilities, or that CHK Will Be Able to Satisfy Its Indemnification Obligations.

Pursuant to the master separation agreement and tax sharing agreement, CHK has agreed to indemnify the Company for certain liabilities. However, third parties could seek to hold the Company responsible for any of the liabilities that CHK has agreed to retain, and there can be no assurance that the indemnity from CHK will be sufficient to protect the Company against the full amount of such liabilities, or that CHK will be able to fully satisfy its indemnification obligations. Moreover, even if the Company ultimately succeeds in recovering from CHK any amounts for which it is held liable, the Company may be temporarily required to bear these losses. If CHK is unable to satisfy its indemnification obligations, the underlying liabilities could have a material adverse effect on the Company’s business, financial condition and results of operations.

Members of the Company’s Board and Management May Have Conflicts of Interest Because of Their Ownership of Shares of Common Stock or Performance Share Units of CHK.

Members of the Company’s board and management own shares of common stock of CHK, and with respect to the Company’s Chief Executive Officer, performance share units of CHK. This ownership could create, or appear to create, potential conflicts of interest when the Company’s directors and executive officers are faced with decisions that could have different implications for the Company and CHK.

The Exit Facility May Impose Significant Additional Costs and Operating and Financial Restrictions on the Company, Which May Prevent the Company from Capitalizing on Business Opportunities and Taking Certain Actions.

The Exit Facility may impose significant additional costs and operating and financial restrictions. These restrictions may limit the Company’s ability to, among other things:

i.	incur additional indebtedness or issue certain preferred stock;

ii.	pay dividends or make other distributions;

iii.	make other restricted payments or investments;

iv.	sell assets or use the proceeds from asset sales;

v.	create liens;

vi.	enter into agreements that restrict dividends and other payments by subsidiaries;

vii.	engage in transactions with affiliates; and

viii.	consolidate, merge or transfer all or substantially all of the Company’s assets.

The Company’s compliance with these provisions may materially adversely affect its ability to react to changes in market conditions, take advantage of business opportunities it believes to be desirable, obtain future financing, fund needed capital expenditures, finance the Company’s acquisitions, equipment purchases and development expenditures, or withstand the present or any future downturn in its business.

The Exit Facility Will Contain Financial Covenants that Limit the Company’s Financial Flexibility.

The Exit Facility will contain financial covenants that, among other things, require the Company to maintain a minimum fixed charge coverage ratio. Compliance with these financial covenants may restrict future business and financing activity, including the ability to incur future indebtedness. In addition, the Company’s ability to comply with these financial covenants may be affected by events outside of its control, and the Company cannot provide assurance that it will be able to meet these financial covenants.

The Company’s failure to comply with these financial covenants could lead to a default under the Exit Facility. The actual financial covenants will be contained in the credit agreement governing the Exit Facility, which has not been negotiated with the Prepetition ABL Agent and the Requisite Supermajority Consenting Creditors, although the Exit Facility Commitment Letter includes a summary of the anticipated financial covenants.

Discharge of Prepetition Claims and Related Legal Proceedings.

The Debtors may be subject to Claims in various legal proceedings and may become subject to other legal proceedings in the future. Although any such Claims will be generally stayed while the Chapter 11 Cases are pending, the Debtors may not be successful in ultimately discharging or satisfying such Claims. The ultimate outcome of each of these matters, including the Debtors’ ability to have these matters satisfied and discharged in the bankruptcy proceeding, cannot presently be determined, nor can the liability that may potentially result from a negative outcome be reasonably estimated presently for every case. The liability the Debtors may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued with respect to such matters and, as a result, these matters may potentially be material to the Debtors’ business, financial condition and/or results of operations.

D.	Certain Risks Relating to the Shares of New HoldCo Common Shares and the New Warrants Under the Plan.

New HoldCo Common Shares Will Primarily Be Held by Holders of OpCo Notes Claims.

As set forth above, after the Effective Date, the OpCo Noteholders will receive either 96.75% or 98.67% of Reorganized HoldCo’s new common stock (subject to dilution). If OpCo Noteholders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Warrants and the New HoldCo Common Shares.

Restrictions on Transfer of New HoldCo Common Shares.

The recipients of securities issued under the Plan who are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code will be restricted in their ability to transfer or sell their securities. In addition, securities issued under the Plan to affiliates of the Reorganized Debtors will be subject to restrictions on resale. These persons will be permitted to transfer or sell such securities only pursuant to the provisions of Rule 144 under the Securities Act, if available, or another available exemption from the registration requirements of the

Securities Act. These restrictions may adversely impact the value of the shares of New HoldCo Common Shares and, consequently, the New Warrants, and make it more difficult for such shareholders to dispose of their shares, or to realize value on the shares, at a time when they may wish to do so. See Article XII, “Securities Law Matters,” for additional information regarding restrictions on resales of the New HoldCo Common Shares.

Lack of Established Market for New HoldCo Common Shares and the New Warrants.

A liquid trading market for the New HoldCo Common Shares and the New Warrants issued under the Plan does not exist. The future liquidity of the trading markets for New HoldCo Common Shares and the New Warrants will depend, among other things, upon the number of holders of such securities and whether such securities become listed for trading on an exchange or trading system at some future time.

The shares of common stock of HoldCo are currently listed on NYSE. HoldCo expects that its common stock will become delisted from trading on NYSE following the Petition Date and will then be traded on an OTC market. To the extent the New HoldCo Common Shares meet applicable listing requirements immediately after issuance, Reorganized HoldCo will use commercially reasonable efforts to cause the listing of the New HoldCo Common Shares on NYSE or another stock exchange on or as soon as reasonably practicable after the Effective Date. The Reorganized Debtors are under no obligation to list the New Warrants on any securities exchange. While a liquid trading market may develop in the future for the New HoldCo Common Shares, this is unlikely to be the case with respect to the New Warrants.

The Anti-Dilution Protection for the New Warrants Does Not Cover All Transactions that Could Adversely Affect Such Warrants.

The terms of the New Warrants will provide for anti-dilution protection in the event of certain organic dilutive events such as splits, combinations, stock dividends and similar organic dilutive events involving New HoldCo Common Shares. However, there could be other transactions, such as the issuance of common stock at a price below the exercise price for the New Warrants or below the market price for the New HoldCo Common Shares, for which there will be no anti-dilution adjustment. Also, if the Reorganized Debtors were to engage in a business combination transaction for cash at a time when the market value of the New HoldCo Common Shares was below the applicable exercise price, holders of the New Warrants would receive no value.

Historical Financial Information of the Debtors May Not Be Comparable to the Financial Information of the Reorganized Debtors.

As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

Value of the New HoldCo Common Shares May Be Adversely Affected by a Number of Factors.

The value of the New HoldCo Common Shares may be adversely affected by a number of factors, including many of the risks described in this Disclosure Statement. If, for example, the Reorganized HoldCo fails to comply with the covenants in the Exit Facility, resulting in an event of default thereunder, certain of the Reorganized HoldCo’s outstanding indebtedness could be accelerated, which could have a material adverse effect on the value of the New HoldCo Common Shares.

Stockholders May Not Receive Any Distribution Under the Plan.

If the Company consummates the Plan, all existing HoldCo shares of common stock shall be cancelled. The Existing HoldCo Interests will receive New B Warrants and New C Warrants only if all Voting Classes vote to accept the Plan. If all Voting Classes do not accept the Plan, all of the Existing HoldCo Interests will receive no distribution under the Plan. The outcome of such vote is beyond the Debtors’ control and the Debtors cannot assure you that the Voting Classes will accept the Plan.

The Financial Projections Set Forth in this Disclosure Statement May Not Be Achieved.

The Financial Projections cover the operations of the Reorganized Debtor through 2018. The Financial Projections were not prepared with a view toward public disclosure. Management of the Company has not received an opinion or report on the information and Financial Projections from any independent auditor or third party. The assumptions and estimates underlying the Financial Projections are substantially driven by estimated activity levels of customers and, although the Company considers the assumptions as to activity levels reasonable as of the date these Financial Projections were prepared, those estimates and the Company’s ability to achieve anticipated results are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those related to commodity prices, that could cause actual results to differ materially from those contained in the projections. As the Financial Projections cover future years, such information by its nature becomes less predictive and less reliable with each successive year. While they may be presented with numeric specificity, the Financial Projections reflect numerous assumptions made by management of the Company with respect to financial condition, business and industry performance, general economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions used in preparing the Financial Projections will prove accurate. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the operations of the Reorganized Debtors. These variations may be material and adverse. Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

Financial Projections and Valuations May Not Represent Trading Values of New HoldCo Common Shares.

The Financial Projections of the Reorganized Debtors and the estimated recoveries set forth in this Disclosure Statement are not intended to represent the trading values of New HoldCo Common Shares. The Financial Projections and the estimated recoveries are based on numerous assumptions, including, without limitation, those described above and even if the Debtors achieve the results set forth in the Financial Projections, trading market values for the New HoldCo Common Shares could be adversely impacted by the lack of trading liquidity for these securities, lack of institutional research coverage and/or concentrated selling by recipients of these securities.

The Company’s Debt Arrangements Will Restrict Its Ability to Distribute Dividends.

No dividends were paid during the years ended December 31, 2015 and 2014. The Company does not anticipate that the Reorganized HoldCo will pay any dividends on the New HoldCo Common Shares in the foreseeable future. In addition, the Term Loan Credit Agreement, the Incremental Term Supplement, the Exit Facility and the Reorganized HoldCo’s future indebtedness may restrict the ability of Reorganized HoldCo to pay dividends on the New HoldCo Common Shares.

E.	Additional Factors to Be Considered.

The Debtors Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. Although the Debtors may subsequently update the information in this Disclosure Statement, they have no affirmative duty to do so unless otherwise ordered to do so by the Bankruptcy Court.

No Representations Made Outside this Disclosure Statement Are Authorized.

The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purpose. Except as otherwise provided herein or in the Plan, no representations relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court, the

Bankruptcy Code or otherwise. Any representations or inducements made to secure your acceptance or rejection of the Plan, other than as contained in or included with this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtors and, if applicable, the U.S. Trustee.

The Debtors Relied on Certain Exemptions from Registration Under the Securities Act

This Disclosure Statement has not been filed with the SEC or any state regulatory authority. Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement or the exhibits or statements contained herein, and any representation to the contrary is unlawful. This Disclosure Statement has been prepared pursuant to Bankruptcy Code section 1125 and Bankruptcy Rule 3016(b).

To the maximum extent permitted by Bankruptcy Code section 1145, the Securities Act and other applicable nonbankruptcy law, the issuance of the New HoldCo Common Shares and New Warrants will be exempt from registration under the Securities Act by virtue of Bankruptcy Code section 1145 as described herein.

The Information Herein Was Provided by the Debtors and Relied upon by Their Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not independently verified the information contained herein.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

The financial information contained in this Disclosure Statement has not been audited unless explicitly stated otherwise. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

No Legal or Tax Advice Is Provided to You by this Disclosure Statement.

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or an Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

No Admissions Are Made by this Disclosure Statement.

The information and statements contained in this Disclosure Statement will neither constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors) nor be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, holders of Allowed Claims or Interests or any other parties in interest. Except as otherwise provided in the Plan, the vote by a holder of an Allowed Claim or Interest for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors or the Reorganized Debtors (or any party in interest, as the case may be) to object to that holder’s Allowed Claim or Interest, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Claims or Causes of Action of the Debtors or their respective Estates are specifically or generally identified herein.

In addition, no reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, file and prosecute objections to Claims and Interests and may object to Claims after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

Forward-Looking Statements in This Disclosure Statement

The Debtors make statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws. The Debtors consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

• any future effects as a result of the filing or pendency of the Chapter 11 Cases;	• results of litigation;

• the Company’s expected future financial position, liquidity, results of operations, profitability and cash flows;	• disruption of operations;
• regulatory changes;

• financing plans;	• plans and objectives of management for future operations;

• competitive position;	• contractual obligations;

• business strategy;	• off-balance-sheet arrangements;

• budgets;	• growth opportunities for existing services;

• projected cost reductions;	• projected price changes;

• projected and estimated environmental liabilities;	• projected general market conditions; and

• other projected and estimated liability costs;	• impacts from new technologies.

Statements concerning these and other matters are not guarantees of the Company’s future performance. Such statements represent the Company’s estimates and assumptions only as of the date such statements were made. There are risks, uncertainties and other important factors that could cause the Company’s actual performance or achievements to be materially different from those it may project, and Seventy Seven undertakes no obligation to update any such statement. These risks, uncertainties and factors include:

• the Debtors’ ability to confirm and consummate the Plan;	• the potential adverse impact of the Chapter 11 Cases on the Company’s operations, management and employees and the risks associated with operating the businesses during the Chapter 11 Cases;
• the Company’s ability to reduce its overall financial leverage;

• supplier and partner response to the Chapter 11 Cases;	• ability to implement cost reduction and market share initiatives in a timely manner;

• inability to have claims discharged or settled during the Chapter 11 Cases;	• efficacy of new technologies and facilities;

• general economic, business and market conditions, including the recent volatility and disruption in the capital and credit markets and the significant downturn in the overall economy;	• adverse tax changes;
• limited access to capital resources;

• interest rate fluctuations;	• changes in laws and regulations;

• exposure to litigation;	• natural disasters; and

• dependence upon key personnel;	• inability to implement the Company’s business plan.

See “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for a list of other risk factors that could have a significant impact on the Company’s operating performance, and see the Company’s filings with the Securities and Exchange Commission for additional disclosures regarding risks and forward-looking statements.

XII. SECURITIES LAW MATTERS

No registration statement will be filed under the Securities Act or pursuant to any state securities laws with respect to the offer and distribution of securities under the Plan. Prior to the filing of the Chapter 11 Cases, the Debtors will rely on the exemption provided by section 4(a)(2) of the Securities Act and applicable exemptions from Blue Sky Laws. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code will exempt the issuance and distribution of securities issued under the Plan (the “1145 Securities”) from federal and state securities registration requirements. The 1145 Securities issued to affiliates of the Reorganized Debtors will be treated as issued pursuant to section 1145(a)(1), but will be subject to restrictions on resale and may be resold only under Rule 144 or another available exemption from registration under the federal and state securities laws.

A.	Bankruptcy Code Exemptions from Registration Requirements.

I.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must each hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued in exchange for the recipient’s claim against, or interest in, the debtor, or principally in such exchange and partly for cash or property.

The exemptions provided for in section 1145 do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”:

i.	purchases an interest in or a claim or administrative expense clam against, the debtor, with a view to distributing any security received in exchange for such a claim or interest (such entities, “accumulators”);

ii.	offers to sell securities offered or sold under a plan for the holders of such securities (such entities, “distributors”);

iii.	offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan; and

iv.	is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act, which includes affiliates of the issuer, defined as persons who are in a relationship of “control” with the issuer.

As explained more fully below, persons who are not deemed “underwriters” of the issuer may generally resell 1145 Securities without registration under the Securities Act or other applicable law. Persons deemed “underwriters” may sell such securities without registration only pursuant to a registration statement or exemptions from registration under the Securities Act and other applicable law.

II.	Subsequent Resales of 1145 Securities.

Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to section 1145(a)(1) are deemed to have been issued in a public offering. In general, therefore, resales of and subsequent transactions in the 1145 Securities will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter,” or a “dealer” with respect to such securities. A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person. An “issuer” includes any “affiliate” of the issuer, which is defined as a person directly or indirectly controlling, controlled by, or under common control with the issuer. Affiliates of Reorganized HoldCo for these purposes will generally include its directors and officers and its controlling stockholders.

“Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. While there is no precise definition of a “controlling” stockholder, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “controlling person” of the debtor. However, that presumption is rebuttable, and whether or not any particular person would be deemed to be an “affiliate” of Reorganized HoldCo will depend upon various facts and circumstances applicable to that person.

Notwithstanding the provisions of section 1145(b) of the Bankruptcy Code regarding accumulators and distributors, the staff of the SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators and distributors of securities who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an “ordinary trading transaction” if it is made on a national securities exchange or in the over-the-counter market and does not involve any of the following factors:

i.	(a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

i.	the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

ii.	the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The staff of the SEC has not provided any guidance for privately arranged trades. The views of the staff of the SEC on these matters have not been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any person intending to rely on such exemption is urged to consult their counsel as to the applicability thereof to their circumstances.

III.	Subsequent Transfers of the New HoldCo Common Shares and New Warrants Issued to Affiliates.

Securities issued under the Plan to affiliates of Reorganized HoldCo will be subject to certain restrictions on resale. Affiliates may resell such securities in compliance with the requirements of Rule 144 or another available exemption under the Securities Act and applicable Blue Sky Laws.

Rule 144 requires that certain information concerning the issuer be made publicly available. As of the Effective Date, the Reorganized HoldCo anticipates being a reporting company under the Securities Exchange Act of 1934, as amended. Affiliates of Reorganized HoldCo must also comply with the volume, manner of sale and notice requirements of Rule 144. However, affiliates of Reorganized HoldCo will not be subject to the holding period requirement of Rule 144, as the New HoldCo Common Shares and New Warrants will be deemed to have been issued in a public offering.

Volume Requirement. Affiliates of Reorganized HoldCo will be limited in the number of shares of New HoldCo Common Shares and New Warrants (treated separately for this purpose) that may be sold for their account (and related persons) in any three-month period. They will be limited to the greater of (i) 1% of the outstanding securities of the same class being sold and (ii) if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or, if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market-maker.

Manner of Sale Requirement. Under Rule 144, affiliates of Reorganized HoldCo may resell their New HoldCo Common Shares and New Warrants solely in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144).

Notice Requirement. If the amount of New HoldCo Common Shares or New Warrants sold by an affiliate under Rule 144 in any three-month period exceeds 5,000 shares or warrants or has an aggregate sale price greater than $50,000, the affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144 and provide a copy to any exchange on which the securities are traded.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, AFFILIATE OR DEALER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

Holders of Claims may wish to consult with their own legal advisors regarding the applicability of securities laws and exemptions to their particular circumstances.

XIII. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the Plan to the Debtors and to U.S. Holders (as defined below) of Allowed Class 3 Term Loan Claims, Allowed Class 4 Incremental Term Loan Claims, Allowed Class 5 OpCo Notes Claims, Allowed Class 11 Incremental Term Loan Guaranty Claims, Allowed Class 12 OpCo Notes Guaranty Claims and Allowed Class 13 HoldCo Notes Claims in their capacities as such. For purposes of the tax disclosure below, Class 5 OpCo Notes Claims and Class 12 OpCo Notes Guarantee Claims are treated as a singular claim and are referred to herein as the “OpCo Notes/Guaranty Claims,” and Class 4 Incremental Term Loan Claims and Class 11 Incremental Term Loan Guaranty Claims are treated as a singular claim and are referred to herein as the “Incremental Term Loan/Guaranty Claims.”

This summary is provided for informational purposes only and is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. A substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. No ruling will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax aspects of the Plan and no opinion of counsel will be obtained by the Debtors with respect thereto. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any holder of a Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. This summary does not address any aspects of U.S. federal non-income, state, local, or non-U.S. taxation.

The summary of certain U.S. federal income tax consequences to U.S. holders of Claims does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder of a Claim in light of its particular facts and circumstances or to particular types of holders of Claims subject to special treatment under the Tax Code (for example, financial institutions; banks; broker-dealers; insurance companies; tax-exempt organizations; retirement plans or other tax-deferred accounts; mutual funds; real estate investment trusts; traders in securities that elect mark-to-market treatment; persons subject to the alternative minimum tax; certain former U.S. citizens or long-term residents; persons who hold Claims or New HoldCo Common Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; persons that have a functional currency other than the U.S. dollar; governments or governmental organizations; pass-through entities; investors in pass-through entities that hold Claims or New HoldCo Common Shares and New Warrants; persons who received their Claims upon exercise of employee unit options or otherwise as compensation; and holders not entitled to vote on the Plan). Furthermore, the summary of certain U.S. federal income tax consequences to U.S. Holders of Claims applies only to holders that hold their Claims as capital assets for U.S. federal income tax purposes (generally, property held for investment) and that will hold their New HoldCo Common Shares and New Warrants as capital assets for U.S. federal income tax purposes. Such summary also assumes that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form. Insofar as such summary addresses U.S. federal income tax consequences related to the New HoldCo Common Shares and New Warrants, such summary applies only to U.S. Holders of Claims that acquire the New HoldCo Common Shares and New Warrants in exchange for their Claims pursuant to the Plan.

This summary does not describe the tax consequences of the Plan to any holder of a Class 3 Term Loan Claim, Incremental Term Loan/Guaranty Claim, OpCo Notes/Guaranty Claim and Class 13 HoldCo Notes Claim that is not a U.S. Holder (a “Non-U.S. Holder”). Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences (including the U.S. federal income tax consequences) to them of the Plan, including the possible imposition of U.S. withholding taxes in certain circumstances if the Non-U.S. Holder fails to establish an exemption by providing an applicable IRS Form W-8 or otherwise and the tax implications that would arise if HoldCo is or has been classified as a United State real property holding company under section 897 of the Tax Code.

A “U.S. Holder” for purposes of this summary is a beneficial owner of a Class 3 Term Loan Claim, Incremental Term Loan/Guaranty Claim, OpCo Notes/Guaranty Claim and Class 13 HoldCo Notes Claim that is, for U.S. federal income tax purposes:

i.	an individual who is a U.S. citizen or U.S. resident alien;

ii.	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

iii.	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

iv.	a trust (1) if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Claim, New HoldCo Common Shares or New Warrants, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors about the U.S. federal income tax consequences of participating in the Plan, including the tax consequences with respect to the ownership and disposition of New HoldCo Common Shares or New Warrants received under the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A U.S. HOLDER. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors

The discussion below assumes that Reorganized HoldCo will be a continuation of HoldCo for U.S. federal income tax purposes. Furthermore, OpCo is an entity that is wholly owned by HoldCo and disregarded as separate from HoldCo for U.S. federal income tax purposes. Consequently, U.S. Holders of debt of OpCo generally will be deemed for U.S. federal income tax purposes to be holders of debt of HoldCo.

I.	Cancellation of Debt and Reduction of Tax Attributes

It is anticipated that the Plan will result in a cancellation of a portion of the Debtors’ outstanding indebtedness. In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of cash paid, (y) the issue price of any new indebtedness of the taxpayer issued and (z) the fair market value of any other consideration.

A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income. In general, tax attributes will be reduced in the following order: (a) net operating losses (“NOLs”) and NOL carryovers; (b) certain tax credits or tax credit carryovers; (c) net capital losses and capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. A debtor with COD Income may elect first to reduce the basis of its depreciable assets. In the context of a consolidated group of corporations, the tax rules provide for a complex ordering mechanism in determining how the tax attributes of one member can be reduced by the COD Income of another member.

As a result of having their debt reduced in connection with their bankruptcy, the Debtors generally will not recognize COD Income from the discharge of indebtedness pursuant to the Plan; however, the Debtors expect that, subject to the limitations discussed herein, they will be required to make material reductions in their tax attributes. Because the Plan provides that holders of certain Claims may receive New HoldCo Common Shares, New Warrants and rights with respect to the Litigation Trust, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the New HoldCo Common Shares, New Warrants and Litigation Trust. These values cannot be known with certainty as of the date hereof.

II.	Limitation of NOL Carryforwards and Other Tax Attributes

The Debtors had significant NOLs as of December 31, 2015 and expect to generate operating losses through the Effective Date. The Debtors expect that, as a consequence of the COD Income, their NOLs will be reduced substantially. The amount of tax attributes, if any, that will be available to the Reorganized Debtors following such reduction is based on a number of factors and is impossible to calculate at this time. Some of the factors that will impact the amount of available tax attributes include: the amount of taxable income or loss incurred by the Debtors in 2016 and the amount of COD Income recognized by the Debtors in connection with the consummation of the Plan. Following the consummation of the Plan, the Debtors anticipate that any remaining NOLs and other tax attributes, if any, may be subject to limitation under section 382 of the Tax Code by reason of the transactions under the Plan.

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its pre-ownership change NOLs (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation. Corresponding rules may reduce a corporation’s ability to use losses if it has built-in losses in its assets at the time of an ownership change. Capital loss carryovers and certain tax credit carryovers are also generally limited after an ownership change under section 383 of the Tax Code. Although the Debtors do not believe that their NOLs are currently subject to these utilization limitations (other than certain carryovers relating to the Spin-Off), subsequent trading activity in HoldCo’s shares or further changes in the ownership of HoldCo stock prior to the issuance of the New HoldCo Common Shares pursuant to the Plan could result in “ownership changes” that may ultimately affect the ability to fully utilize the Debtors’ NOLs. As discussed in greater detail herein, the Debtors anticipate that the issuance of the New HoldCo Common Shares pursuant to the Plan will result in an ownership change of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of Section 382 of the Tax Code applies. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding section resulting from the exclusion of COD Income.

(a)	General Section 382 Annual Limitation

In general, the annual limitation determined under section 382 of the Tax Code in the case of an “ownership change” of a corporation (the “Section 382 Limitation”) is equal to the product of (a) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (b) the applicable “long-term tax-exempt rate” posted by the IRS (e.g., 2.27% for May 2016). Generally, the Section 382 Limitation may be increased to the extent that the corporation recognizes certain built-in gains in its assets during the five-year period following the ownership change, or is treated as recognizing built-in gains pursuant to certain safe harbors provided by the IRS. Corresponding rules may reduce a corporation’s ability to use losses if it has built-in losses in its assets at the time of an ownership change. Section 383 of the Tax Code applies a limitation, similar to the Section 382 Limitation, to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding. Moreover, the Reorganized Debtors’ Pre-Change Losses will be subject to further limitations if the Reorganized Debtors do not continue their business enterprise for at least two years following the ownership change or if they experience additional future ownership changes.

(b)	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when the existing shareholders and/or so-called “qualified creditors” of a debtor corporation in a chapter 11 bankruptcy case receive, in respect of their claims or interests, at least 50% of the vote and value of the stock of the reorganized debtor (or stock of a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, the debtor’s NOLs are required to be reduced by the amount of any interest deductions attributable to “qualified creditors” claimed during any taxable year ending during the three-year period preceding the taxable year that includes the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the debtor undergoes another ownership change within two years after consummation of the plan, then the debtor’s Pre-Change Losses effectively would be eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule generally will apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a debtor corporation that undergoes an ownership change generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOLs by interest deductions in the manner described above, and the debtor may undergo a change of ownership within two years without triggering the elimination of its Pre-Change Losses.

It is possible that the Debtors will not qualify for the 382(l)(5) Exception. Alternatively, the Debtors may elect out of the Section 382(l)(5) Exception. In either case, the Debtors expect that their use of the Pre-Change Losses, if any, after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses, if any, after the Effective Date may be adversely affected if another ownership change within the meaning of Section 382 of the Tax Code were to occur after the Effective Date.

III.	Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for alternative tax NOLs for certain taxable years, only 90% of a corporation’s AMTI may be offset by available alternative tax NOL carryforwards. Additionally, an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built-in loss in its assets may cause the corporation’s aggregate tax basis in its assets to be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Class 3 Term Loan Claims, Incremental Term Loan/Guaranty Claims, OpCo Notes/Guaranty Claims and Class 13 HoldCo Notes Claims

The U.S. federal income tax consequences of the Plan to a U.S. Holder of a Claim will depend, in part, on whether the Claim constitutes a “security” for federal income tax purposes, whether the holder reports income on the accrual or cash basis, whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim and whether the holder receives distributions under the Plan in more than one taxable year. U.S. Holders should consult their tax advisors regarding the tax consequences of the Plan based on their individual circumstances.

Definition of Securities

Whether an instrument constitutes a “security” is determined based upon all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. Under somewhat different facts, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. Because of the inherently factual nature of this determination, each U.S. Holder of a Claim is urged to consult its tax advisor regarding whether such Claim constitutes a security for federal income tax purposes.

Exchange of Claims

(a)	Term Loans

Consummation of the Plan may result in a “significant modification” of the obligations under the Term Loan Credit Agreement (the “Term Loans”) as of the Effective Date under U.S. federal income tax law. If there is a “significant modification,” then there would be a deemed exchange for U.S. federal income tax purposes of “old” Term Loans (the “Old Term Loans”) for “new” Term Loans (the “New Term Loans”). If the Old Term Loans and the New Term Loans are treated as securities for U.S. federal income tax purposes, then the deemed exchange pursuant to the Plan may be a recapitalization, and therefore a reorganization under the Tax Code. In such case, a U.S. Holder of an Old Term Loan would not recognize loss in respect of the deemed exchange but would recognize any gain to the extent of the amount of cash or other property received.

If the exchange were not treated as a recapitalization, then, subject to the treatment of accrued but untaxed interest as described under “Accrued Interest,” below a U.S. Holder would recognize gain or loss in an amount equal to (i) the “amount realized,” which is the sum of (a) the “issue price” of the New Term Loans for U.S. federal income tax purposes and (b) any cash or other property received, less (ii) the U.S. Holder’s adjusted tax basis in the Old Term Loans. The issue price of the New Term Loans, and whether the New Term Loans will be issued with original issue discount (“OID”) for United States federal income tax purposes, generally will depend on whether the Old Term Loans or the New Term Loans are “publicly traded.” If the New Term Loans are publicly traded, then their issue price will equal their fair market value on the issue date. If the New Term Loans are not publicly traded, but the Old Term Loans are publicly traded, then the issue price of the New Term Loans will be the fair market value of the Old Term Loans on the issue date less the fair market value of any other property received. With respect to the debt underlying the Old Term Loans, the Company has been informed that price quotes for each date, beginning on the pricing date are available on Bloomberg Finance, which is indicative of a debt being publicly traded. A U.S. Holder generally will have an adjusted tax basis in an Old Term Loan equal to the amount paid for such Old Term Loan, plus any market discount (as discussed below) previously included in income in respect of such Old Term Loan and minus (i) any amounts received other than payments of stated interest and (ii) any amortizable bond premium applied to reduce interest on such Old Term Loan. Any gain or loss that a U.S. Holder recognizes upon the deemed exchange of an Old Term Loan generally will be capital gain or loss. Capital gain is generally taxable at preferential rates to non-corporate U.S. Holders whose holding period in the Old Term Loans is greater than one year. The deductibility of capital losses is subject to limitations.

The U.S. federal tax treatment of the Term Loan Payment received by the U.S. Holders of Term Loan Claims is uncertain. If the Term Loan Payment is paid in connection with a significant modification, then it is expected that such payment should be treated as cash received as part of the amount realized in exchange for Old Term Loans, and taxable in the manner described above in the preceding paragraph. Each U.S. Holder of a Class 3 Term Loan Claim is urged to consult its tax advisor as to the U.S. federal income tax consequences of the Term Loan Payment.

(b)	Incremental Term Loans

Consummation of the Plan may result in a “significant modification” of the obligations under the Incremental Term Supplement (the “Incremental Term Loans”) as of the Effective Date under U.S. federal income tax law. If there is a “significant modification,” then there would be a deemed exchange for U.S. federal income tax purposes of “old” Incremental Term Loans (the “Old Incremental Term Loans”) for “new” Incremental Term Loans (the “New Incremental Term Loans”). If the Old Incremental Term Loans and the New Incremental Term Loans are treated as securities for U.S. federal income tax purposes, then the deemed exchange pursuant to the Plan may be a recapitalization, and therefore a reorganization under the Tax Code. In such case, a U.S. Holder of an Old Incremental Term Loan would not recognize loss in respect of the deemed exchange but would recognize any gain to the extent of the amount of cash or other property received.

If the exchange were not treated as a recapitalization, then, subject to the treatment of accrued but untaxed interest as described under “Accrued Interest,” below a U.S. Holder would recognize gain or loss in an amount equal to (i) the sum of (a) the “issue price” of the New Incremental Term Loans for U.S. federal income tax purposes and (b) any cash or other property received, less (ii) the U.S. Holder’s adjusted tax basis in the Old Incremental Term Loans. A U.S. Holder generally will have an adjusted tax basis in an Old Incremental Term Loan equal to the amount it paid for such Old Incremental Term Loan, plus any original issue discount or market discount (as discussed below) previously included in income in respect of such Old Incremental Term Loan and minus any amortizable bond premium applied to reduce interest on such Old Incremental Term Loan. Any gain or loss that a U.S. Holder recognizes upon the deemed exchange of an Old Incremental Term Loan generally will be capital gain or loss. Capital gain is generally taxable at preferential rates to non-corporate U.S. Holders whose holding period in the Old Incremental Term Loans is greater than one year. The deductibility of capital losses is subject to limitations.

The U.S. federal tax treatment of the Incremental Term Loan Payment received by the U.S. Holders of Incremental Term Loan/Guaranty Claim is uncertain. If the Incremental Term Loan Payment is paid in connection with a significant modification, then it is expected that such payment should be treated as cash received as part of the amount realized in exchange for Old Incremental Term Loans, and taxable in the manner described above in the preceding paragraph. Each U.S. Holder of an Incremental Term Loan/Guaranty Claim is urged to consult its tax advisor as to the U.S. federal income tax consequences of the Incremental Term Loan Payment. Likewise, a U.S. Holder of an Incremental Term Loan/Guaranty Claim is urged to consult its tax advisor as to the U.S. federal income tax treatment of the cash received in satisfaction of a portion of the Incremental Term Loan.

(c)	Receipt of New HoldCo Common Shares, New Warrants and Rights with respect to Litigation Trusts

With respect to Incremental Term Loan/Guaranty Claims, OpCo Notes/Guaranty Claims or Class 13 HoldCo Notes Claims that are treated as a securities, the exchange of such Claims for New HoldCo Common Shares, New Warrants, if applicable, and rights with respect to the Litigation Trust may be treated as a recapitalization under section 368(a)(1)(E) of the Tax Code. In such case, the U.S. Holder of such a Claim generally should not recognize any loss upon the exchange but should recognize any gain to the extent of the fair market value of the portion of the Litigation Trust interests received by such U.S. Holder that are attributable to the Contributed Claims that are treated as being received by such U.S. Holder from the Debtors in exchange for such U.S. Holder’s Allowed OpCo Notes/Guaranty Claim or Allowed HoldCo Notes Claim as discussed further below (the “Exchanged Litigation Trust Interests”). In addition, consideration received in exchange for such Claim attributable to accrued but untaxed interest on such Claim will be treated as described under “Accrued Interest” below. A U.S. Holder of a OpCo Notes/Guaranty Claim, Incremental Term Loan/Guaranty Claim or Class 13 HoldCo Notes Claim that is treated as a security generally should obtain an aggregate tax basis in the shares of New HoldCo Common Shares and New Warrants, if any, received in exchange for such Claim equal to its tax basis in such Claim, increased by any gain or interest income recognized in the exchange, and decreased by any deductions claimed in respect of previously accrued but unpaid interest and the fair market value of the Exchanged Litigation Trust Interests received by such U.S. Holder. A holder should receive a basis in any shares of New HoldCo Common Shares and New Warrants which it receives as consideration that is attributable to accrued interest on its

Claim equal to the fair market value of such New HoldCo Common Shares and New Warrants. Such a U.S. Holder should allocate its aggregate tax basis in the shares of New HoldCo Common Shares and New Warrants received (other than to the extent such consideration is attributable to accrued but untaxed interest on such Claim) among the New HoldCo Common Shares and New Warrants so received in proportion to their respective fair market values at the time received. Such a U.S. Holder should have a holding period in the New HoldCo Common Shares and New Warrants, if any, received in exchange for its Claim equal to its holding period in such Claim, except to the extent such U.S. Holder receives such New HoldCo Common Shares and New Warrants, if any, as consideration that is attributable to accrued interest on its Claim, with respect to which such holder should have a holding period that begins on the day following the receipt of such consideration. A U.S. Holder’s tax basis in the Exchanged Litigation Trust Interests received in exchange for such holder’s OpCo Notes/Guaranty Claim or Class 13 HoldCo Notes Claim should equal their fair market value as of the Effective Date. A U.S. Holder’s holding period for such Exchanged Litigation Trust Interests should begin on the day following the Effective Date.

The discussion above generally assumes that the exchange of OpCo Notes/Guaranty Claims, Incremental Term Loan/Guaranty Claims or Class 13 HoldCo Notes Claims treated as “securities” for New HoldCo Common Shares and New Warrants, if applicable, is treated as an exchange qualifying for nonrecognition treatment under the Tax Code. U.S. Holders of OpCo Notes/Guaranty Claims, Incremental Term Loan/Guaranty Claims or Class 13 HoldCo Notes Claims are urged to consult their tax advisors regarding the proper characterization of the exchange and the resulting U.S. federal income tax consequences to them.

With respect to OpCo Notes/Guaranty Claims, Incremental Term Loan/Guaranty Claim or Class 13 HoldCo Notes Claims that are not treated as securities, a U.S. Holder of such Claims generally will be treated as exchanging its Claims for the consideration received for such Claims pursuant to the Plan in a taxable exchange. Accordingly, such a U.S. Holder generally should recognize gain or loss equal to the difference between (i) the fair market value of (a) the New HoldCo Common Shares and New Warrants, if any, received (excluding New HoldCo Common Shares and New Warrants treated as attributable to accrued interest and possibly accrued OID on such Claims) and (b) the Exchanged Litigation Trust Interests received in exchange for such holder’s Allowed OpCo Notes Claim or Allowed HoldCo Notes Claim, and (ii) the U.S. Holder’s adjusted basis in such Claims except basis attributable to accrued interest and possibly accrued OID. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder has previously claimed a bad debt deduction with respect to its Claim. See the discussions of accrued interest and market discount below. The U.S. Holder’s tax basis in such New HoldCo Common Shares and New Warrants (excluding New HoldCo Common Shares and New Warrants treated as attributable to accrued interest and possibly accrued OID), if any, should equal their fair market value at the time received. The U.S. Holder’s holding period in such New HoldCo Common Shares and New Warrants, if any, should begin on the day following the day of receipt.

U.S. Holders of Allowed OpCo Notes/Guaranty Claims, Incremental Term Loan/Guaranty Claim or Class 13 HoldCo Notes Claims should consult their tax advisors regarding the tax consequences of the exchange, including: the tax consequences of any distributions that may be made after the Effective Date on account of the disallowance of any Disputed Claim and possible alternative characterizations of the exchange.

II.	New HoldCo Common Shares

(i)	Distributions

The gross amount of any distribution of cash or property made to a U.S. Holder with respect to New HoldCo Common Shares generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of Reorganized HoldCo, as determined under U.S. federal income tax principles. Dividends received by non-corporate U.S. Holders may qualify for reduced rates of taxation. Subject to applicable limitations, a distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation and certain holding period and certain other requirements are satisfied. Any dividend received by a U.S. Holder that is a corporation may be subject to the “extraordinary dividend” provisions of the Tax Code. A distribution in excess of current and accumulated earnings and profits of the Reorganized Debtors, as determined under U.S. federal income tax principles, first will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in its New HoldCo Common Shares and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent taxable disposition of the New HoldCo Common Shares). To the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis in its New HoldCo Common Shares, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its New HoldCo Common Shares exceeds one year as of the date of the distribution.

In certain circumstances, adjustments to the strike price or other terms of the New Warrants could give rise to a taxable distribution for U.S. federal income tax purposes.

(ii)	Sale, Exchange or Other Taxable Disposition.

Subject to the discussion of market discount below, for U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other taxable disposition of any of its New HoldCo Common Shares or New Warrants in an amount equal to the difference, if any, between the amount realized for the New HoldCo Common Shares or New Warrants and the U.S. Holder’s adjusted tax basis in the New HoldCo Common Shares or New Warrants. Capital gains of non-corporate U.S. Holders derived with respect to a sale, exchange, or other taxable disposition of New HoldCo Common Shares held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Notwithstanding the foregoing, any gain recognized by a U.S. Holder upon a subsequent disposition of the New HoldCo Common Shares received in exchange for a Claim will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash-basis U.S. Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

Any gain recognized upon the sale, exchange or other disposition of New HoldCo Common Shares or New Warrants by a U.S. Holder that received such shares in exchange for a Claim with respect to which such U.S. Holder had accrued but untaxed market discount at the time of the exchange, and which shares were treated as received in a recapitalization, should be included in the U.S. Holder’s ordinary income to the extent of such accrued but untaxed market discount. In addition, if such a U.S. Holder of a Claim was required under the market discount rules of the Tax Code to defer its deduction of all or a portion of the interest in indebtedness incurred or maintained to acquire or carry such Claim, continued deferral of the deduction for interest on such indebtedness may be required. Any such deferred interest expense would be attributed to the New HoldCo Common Shares or New Warrants received in exchange for the Claim, and may be treated as interest paid or accrued in the year in which the New HoldCo Common Shares or New Warrants are sold, exchanged or otherwise disposed of.

Holders of New HoldCo Common Shares or New Warrants are urged to consult their tax advisors regarding the tax consequences related to the New HoldCo Common Shares or New Warrants.

III.	Accrued But Unpaid Interest

To the extent that any amount received by a U.S. Holder under the Plan is attributable to accrued but unpaid interest and such interest has not previously been included in the U.S. Holder’s gross income for U.S. federal income tax purposes, such amount generally would be taxable to the U.S. Holder as ordinary interest income. A U.S. Holder may be able to recognize a deductible loss to the extent that any accrued interest on the debt instrument constituting such Claim was previously so included in the U.S. Holder’s gross income but was not paid in full by the Debtors.

The extent to which any amount received by a U.S. Holder will be attributable to accrued but untaxed interest is unclear. Under the Plan, the aggregate consideration to be distributed to holders of Allowed Claims in each Class in full or partial satisfaction of their Claims will be treated as first satisfying the stated principal amount of the Allowed Claims for such holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any. The IRS could take the position, however, that the consideration received by a U.S. Holder should be allocated in some way other than as provided in the Plan.

U.S. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

IV.	Market Discount

Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of any gain realized by a U.S. Holder exchanging debt instruments constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the surrendered Allowed Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition (determined as described above) of debt instruments that it acquired with market discount would be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instruments were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that surrendered debt instruments that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here if the exchange is treated as a recapitalization), any market discount that accrued on such debt instruments but was not recognized by the U.S. Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

V.	Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, dividends, interest, and gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their own situation.

D.	Receipt of Interests in the Litigation Trust

The Litigation Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes. However, merely establishing trust as a Litigation Trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes. In Revenue Procedure 94-45, 1994-2 C.B. 684, the IRS set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of the Litigation Trust under a chapter 11 plan. The Litigation Trust has been structured with the intention of complying with such general criteria. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary and pursuant to the Plan, all parties (including the Debtors, the Litigation Trustee, and the Litigation Trust Beneficiaries) are required to treat the Litigation Trust as a grantor trust set up for the benefit of the Litigation Trust Beneficiaries for U.S. federal income tax purposes. U.S. Holders of Allowed HoldCo Note Claims and Allowed OpCo Note Claims that receive a beneficial interest in the Litigation Trust will be treated for U.S. federal income tax purposes as receiving their Pro Rata shares of the Contributed Claims transferred to the Litigation Trust from the Debtors as part of the exchange of their Allowed HoldCo Note Claims and Allowed OpCo Note Claims and then contributing such Pro Rata shares to the Litigation Trust in exchange for beneficial interests in the Litigation Trust. U.S. Holders of Allowed HoldCo Note Claims and Allowed OpCo Note Claims that receive a beneficial interest in the Litigation Trust will be required to report on their United States federal income tax returns their share of the Litigation Trust’s items of income, gain, loss, deduction, and credit in the taxable year recognized by the Litigation Trust. This requirement may result in such holders being subject to U.S. federal income tax on their allocable share of the Litigation Trust’s taxable income prior to receiving any cash distributions from the Litigation Trust. Reorganized HoldCo will in good faith value the Contributed Claims, and so inform the Litigation Trustee. The Litigation Trustee shall make the respective values available from time to time, to the extent relevant, and such values shall be used consistently by all parties to the Litigation Trust (including the Debtors, the Litigation Trustee, and the Litigation Trust Beneficiaries) for all U.S. federal income tax purposes. U.S. Holders of Allowed HoldCo Note Claims and Allowed OpCo Note Claims that receive a beneficial interest in the Litigation Trust are urged to consult their tax advisors regarding the tax consequences of the right to receive and of the receipt (if any) of property from the Litigation Trust.

The Litigation Trustee will file tax returns with the IRS for the Litigation Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a). The Litigation Trustee will annually send to the holders of record of the Litigation Trust interests a separate statement regarding the receipts and expenditures of the Litigation Trust as relevant for U.S. federal income tax purposes.

E.	Information Reporting and Backup Withholding

Payments made pursuant to the Plan and other payments made by the Reorganized Debtors (e.g., dividends on New HoldCo Common Shares) generally will be subject to any applicable U.S. federal income tax information reporting and backup withholding requirements. The Tax Code imposes backup withholding tax on certain payments, including payments of interest, if a taxpayer (a) fails to furnish its correct taxpayer identification number (generally on IRS Form W-9 for a U.S. Holder); (b) furnishes an incorrect taxpayer identification number; (c) is notified by the IRS that it has previously failed to report properly items subject to backup withholding tax; or (d) fails to certify, under penalty of perjury, that such taxpayer has furnished its correct taxpayer identification number and that the IRS has not notified such taxpayer that it is subject to backup withholding tax. However, taxpayers that are corporations generally are excluded from these information reporting and backup withholding tax rules provided that evidence of such corporate status is furnished to the payor. Backup withholding is not an additional U.S. federal income tax. Any amounts withheld under the backup withholding tax rules generally will be allowed as a credit against a taxpayer’s U.S. federal income tax liability, if any, or will be refunded to the extent the amounts withheld exceed the taxpayer’s actual tax liability, if such taxpayer timely furnishes required information to the IRS. Each taxpayer should consult its own tax advisor regarding the information reporting and backup withholding tax rules as they relate to distributions under the Plan.

In addition, from an information reporting perspective, U.S. Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders of Claims are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

F.	Importance of Obtaining Professional Tax Assistance

The foregoing discussion is intended only as a summary of certain U.S. federal income tax consequences of the Plan, does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of a Claim in light of such holder’s circumstances and tax situation and is not a substitute for consultation with a tax professional. The above discussion is for informational purposes only and is not tax advice. The tax consequences of the Plan are complex and are in many cases uncertain and may vary depending on a claimant’s particular circumstances. Accordingly, all holders of Claims are strongly urged to consult their own tax advisors about the federal, state, local, and applicable non-U.S. income and other tax consequences to them under the Plan, including with respect to tax reporting and record keeping requirements.

XIV. RECOMMENDATION AND CONCLUSION

The Debtors believe that confirmation of the Plan is in the best interests of all creditors and equity holders and urge all creditors in Classes 3, 4, 5, 10, 11, 12 and 13 to vote in favor of the Plan.

SEVENTY SEVEN FINANCE INC. AND ITS DEBTOR AFFILIATES

May 9, 2016	/s/ Cary Baetz
Oklahoma City, Oklahoma	Cary Baetz
Chief Financial Officer and Treasurer

EXHIBIT A TO THE DISCLOSURE STATEMENT

DEBTORS’ PREPACKAGED PLAN OF REORGANIZATION PURSUANT TO

CHAPTER 11 OF THE BANKRUPTCY CODE

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re SEVENTY SEVEN FINANCE INC., et al.,[1] Debtors.	x : : : : : : x	Chapter 11 Case No. 16– ( ) Joint Administration Requested

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

SEVENTY SEVEN FINANCE INC. AND ITS AFFILIATED DEBTORS

NO CHAPTER 11 CASES HAVE BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS JOINT PREPACKAGED PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY ANY COURT. FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ENTRY OF AN ORDER SCHEDULING A COMBINED HEARING ON THE ADEQUACY OF THE DISCLOSURE STATEMENT AND SOLICITATION PROCEDURES AND CONFIRMATION OF THE PLAN.

BAKER BOTTS LLP

Emanuel C. Grillo

Christopher Newcomb

30 Rockefeller Plaza

New York, New York 10112

Telephone: (212) 408-2500

Facsimile:  (212) 408-2501

Attorneys for Debtors and

Debtors in Possession

Dated:           May 9, 2016

Wilmington, Delaware

MORRIS, NICHOLS, ARSHT &

TUNNELL LLP

Robert J. Dehney

1201 North Market Street, 16th Flr.

P.O. Box 1347

Wilmington, DE 19899-1347

Telephone: (302) 658-9200

Facsimile:  (302) 425-4673

Attorneys for Debtors and

Debtors in Possession

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Seventy Seven Energy Inc. (8422); Seventy Seven Finance Inc. (3836); Seventy Seven Operating LLC (8399); Great Plains Oilfield Rental, L.L.C. (4318); Seventy Seven Land Company LLC (4346); Nomac Drilling, L.L.C. (9548); Performance Technologies, L.L.C. (5813); PTL Prop Solutions, L.L.C. (2147); SSE Leasing, LLC (5764); Keystone Rock & Excavation, L.L.C. (8771); Western Wisconsin Sand Company, LLC (4510). The Debtors’ mailing address is 777 NW 63rd Steet, Oklahoma City, Oklahoma 73116.

Table of Contents

ARTICLE I.	DEFINITIONS AND INTERPRETATION.	1

1.1	Definitions.	1

1.2	Interpretation; Application of Definitions; Rules of Construction.	19

1.3	Reference to Monetary Figures.	20

1.4	Consent Rights of the Restructuring Support Parties.	20

1.5	Controlling Document.	20

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS AND PRIORITY TAX CLAIMS.	20

2.1	Treatment of Administrative Expense Claims.	20

2.2	Treatment of DIP Loan Claims	21

2.3	Treatment of Fee Claims.	21

2.4	Treatment of Priority Tax Claims.	22

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.	22

3.1	Classification in General.	22

3.2	Formation of Debtor Groups for Convenience Only.	22

3.3	Summary of Classification of Claims and Interests.	23

3.4	Separate Classification of Other Secured Claims.	23

3.5	Elimination of Vacant Classes.	23

3.6	Voting; Presumptions; Solicitation.	23

3.7	Cramdown.	24

3.8	No Waiver.	24

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.	24

4.1	Class 1: Other Priority Claims.	24

4.2	Class 2: Other Secured Claims.	24

4.3	Class 3: Term Loan Claims.	25

4.4	Class 4: Incremental Term Loan Claims.	25

4.5	Class 5: OpCo Notes Claims.	26

4.6	Class 6: General Unsecured Claims.	26

4.7	Class 7: Intercompany Claims.	26

4.8	Class 8: Intercompany Interests.	27

4.9	Class 9: Existing OpCo Interests.	27

4.10	Class 10: Term Loan Guaranty Claims.	27

4.11	Class 11: Incremental Term Loan Guaranty Claims.	27

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4.12	Class 12: OpCo Notes Guaranty Claims.	28

4.13	Class 13: HoldCo Notes Claims.	28

4.14	Class 14: Existing HoldCo Interests.	29

4.15	Debtors’ Rights in Respect of Unimpaired Claims.	29

4.16	Treatment of Vacant Classes.	30

ARTICLE V.	MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.	30

5.1	Continued Corporate Existence.	30

5.2	Exit Facility	30

5.3	New HoldCo Common Shares and New Warrants.	31

5.4	Exemption from Securities Laws.	33

5.5	Litigation Trust.	33

5.6	Amendments to Existing Debt Documents and Collateral	34

5.7	Cancellation of Certain Existing Agreements.	36

5.8	Release of Liens.	36

5.9	Officers and Boards of Directors.	36

5.10	Management Incentive Plan.	37

5.11	Intercompany Interests.	37

5.12	Restructuring Transactions.	37

5.13	Separability.	37

5.14	Waiver of Avoidance Actions	37

5.15	Settlement of Claims and Controversies.	38

5.16	Restructuring Expenses.	38

ARTICLE VI.	DISTRIBUTIONS.	38

6.1	Distributions Generally.	38

6.2	Plan Funding.	38

6.3	No Postpetition Interest on Claims.	38

6.4	Date of Distributions.	39

6.5	Distribution Record Date.	39

6.6	Disbursing Agent.	39

6.7	Delivery of Distributions.	39

6.8	Unclaimed Property.	40

6.9	Satisfaction of Claims.	40

6.10	Manner of Payment Under Plan.	40

6.11	Fractional Shares and Notes and De Minimis Cash Distributions.	40

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6.12	No Distribution in Excess of Amount of Allowed Claim.	41

6.13	Allocation of Distributions Between Principal and Interest.	41

6.14	Setoffs and Recoupments.	41

6.15	Rights and Powers of Disbursing Agent.	41

6.16	Withholding and Reporting Requirements.	42

ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.	42

7.1	Disputed Claims Generally.	42

7.2	Objections to Fee Claims.	43

7.3	Estimation of Claims.	43

7.4	Claim Resolution Procedures Cumulative.	43

7.5	No Distributions Pending Allowance.	43

7.6	Distributions After Allowance.	43

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.	44

8.1	Assumption of Executory Contracts and Unexpired Leases.	44

8.2	Determination of Cure Disputes and Deemed Consent.	44

8.3	Survival of the Debtors’ Indemnification Obligations.	45

8.4	Compensation and Benefit Plans.	45

8.5	Insurance Policies.	45

8.6	Reservation of Rights.	45

ARTICLE IX.	CONDITIONS PRECEDENT TO CONFIRMATION AND THE OCCURRENCE OF THE EFFECTIVE DATE.	46

9.1	Conditions Precedent to Confirmation	46

9.2	Conditions Precedent to the Effective Date.	46

9.3	Waiver of Conditions Precedent.	48

9.4	Effect of Failure of a Condition.	48

ARTICLE X.	EFFECT OF CONFIRMATION; INJUNCTIONS, RELEASES AND RELATED PROVISIONS.	49

10.1	Binding Effect.	49

10.2	Vesting of Assets.	49

10.3	Discharge of Claims Against and Interests in the Debtors.	49

10.4	Term of Pre-Confirmation Injunctions and Stays.	49

10.5	Plan Injunction.	50

10.6	Releases.	50

10.7	Exculpation.	52

10.8	Injunction Related to Releases and Exculpation.	52

iii

10.9	Subordinated Claims.	53

10.10	Retention of Causes of Action and Reservation of Rights.	53

10.11	Limitations on Exculpations and Releases.	54

10.12	Ipso Facto and Similar Provisions Ineffective.	54

10.13	Indemnification and Reimbursement Obligations.	54

ARTICLE XI.	RETENTION OF JURISDICTION.	54

11.1	Retention of Jurisdiction.	54

ARTICLE XII.	MISCELLANEOUS PROVISIONS.	56

12.1	Amendments.	56

12.2	Revocation or Withdrawal of Plan.	57

12.3	Exemption from Certain Transfer Taxes.	57

12.4	Payment of Statutory Fees.	57

12.5	Severability.	57

12.6	Governing Law.	58

12.7	Immediate Binding Effect.	58

12.8	Successors and Assigns.	58

12.9	Entire Agreement.	58

12.10	Computing Time.	58

12.11	Exhibits to Plan and Plan Supplement.	59

12.12	Notices.	59

12.13	Reservation of Rights.	60

iv

INTRODUCTION

Each of Seventy Seven Finance Inc., Seventy Seven Energy Inc., Seventy Seven Operating LLC, Great Plains Oilfield Rental, L.L.C., Seventy Seven Land Company LLC, Nomac Drilling, L.L.C., Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C., SSE Leasing LLC, Keystone Rock & Excavation, L.L.C. and Western Wisconsin Sand Company, LLC (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors seek to consummate the restructuring on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement accompanying the Plan, including the exhibits thereto, for a discussion of the Debtors’ history, business, results of operations and projections for future operations and risk factors, together with a summary and analysis of the Plan.

THIS PLAN SHOULD BE CONSIDERED ONLY IN CONJUNCTION WITH THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED HEREWITH. THE DISCLOSURE STATEMENT IS INTENDED TO PROVIDE YOU WITH INFORMATION YOU NEED TO MAKE AN INFORMED JUDGMENT WHETHER TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.	DEFINITIONS AND INTERPRETATION.

1.1	Definitions.

The following terms shall have the respective meanings specified below:

2014 Incentive Plan means the Seventy Seven Energy Inc. Amended and Restated 2014 Incentive Plan, dated June 3, 2015.

Accredited Investor has the meaning ascribed to such term in Rule 501(a) of Regulation D promulgated under the Securities Act.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; and (c) Restructuring Expenses.

1

Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date (A) as to which no objection to allowance, priority or secured status, and no request for estimation or other challenge has been interposed before the later of (1) the Effective Date and (2) sixty (60) days after such claim is asserted, whether though a proof of claim, motion for allowance or otherwise, or (B) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder, (ii) any Claim that is compromised, settled or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed under this Plan, (iv) any Claim that is listed in the Schedules, if any are filed, as liquidated, non-contingent and undisputed, and (v) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Interest, such Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge. No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

Amended Charter means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement, to the extent it contains material changes to the existing documents.

Asset means all of the right, title and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible and intangible property).

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

2

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on [●], 2016 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Seventy Seven Finance Inc., et al., Ch. 11 Case No. 16-[●] ([●]).

Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court in form and substance reasonably satisfactory to the DIP Agent, the Exit Agent, Requisite Consenting

3

Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Consenting HoldCo Noteholders means HoldCo Noteholders holding an amount of HoldCo Notes Claims that is greater than 50% of the total amount of HoldCo Notes Claims that become party to the Restructuring Support Agreement.

Consenting Incremental Term Loan Lenders has the meaning ascribed to such term in the Restructuring Support Agreement.

Consenting OpCo Noteholders has the meaning ascribed to such term in the Restructuring Support Agreement.

Consenting Term Loan Lenders has the meaning ascribed to such term in the Restructuring Support Agreement.

Contributed Claims shall have the meaning set forth in Section 5.5.

Contributing Claimants means the Debtors and their Estates.

Credit Ratings means, collectively, a rating of the Term Loan by (a) Moody’s Investors Service, Inc. and (b) Standard & Poors Ratings Group.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Cure Dispute shall have the meaning set forth in Section 8.1.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

DIP Agent means Wells Fargo Bank, National Association, solely in its capacity as administrative agent for the DIP Facility.

DIP Credit Agreement means that certain Senior Secured Debtor in Possession Credit Agreement, dated as of [●], 2016 between the Debtors, the lenders party thereto and the DIP Agent (as may be amended, supplemented or modified from time to time, solely in accordance with the terms thereof).

DIP Facility means the senior, secured asset-based revolving loan and letter of credit facility entered into by the Debtors, the DIP Agent and the DIP Lenders on the terms set forth in the DIP Credit Agreement and the DIP Loan Documents, which facility shall have a maximum commitment amount of $100 million.

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DIP Lenders means the Persons party to the DIP Credit Agreement as “Lenders” thereunder, and each of their respective successors and permitted assigns.

DIP Loans means the senior secured, super-priority loans, advances and all indebtedness and other obligations of the Debtors, including, without limitation, indemnification and reimbursement obligations in connection with outstanding letters of credit, arising from or under the DIP Credit Agreement, the DIP Loan Documents and the DIP Order, including all “Obligations” as defined in the DIP Credit Agreement and the DIP Order.

DIP Loan Claims means all Claims held by the DIP Agent and the DIP Lenders on account of, arising under, derived from, based upon or relating to the DIP Loans, which includes, without limitation, Claims for all loans, advances, principal amounts outstanding, interest, fees, reimbursement and indemnification obligations, reasonable and documented expenses, costs and other charges of the DIP Agent and the DIP Lenders.

DIP Loan Documents means, collectively, the DIP Credit Agreement, the DIP Order and all other loan and security documents, and other documents and filings, designated as “DIP Loan Documents” in the DIP Credit Agreement, as amended, modified, supplemented or replaced from time to time.

DIP Order means those certain interim and final orders entered by the Bankruptcy Court approving the Debtors’ entry into the DIP Credit Agreement and the DIP Loan Documents and authorizing the extension of the DIP Loans and the other DIP Claims, authorizing the use of prepetition collateral and cash collateral and granting adequate protection, which orders shall be in form and substance reasonably acceptable to (a) the DIP Agent and DIP Lenders; (b) the Debtors; (c) the Requisite Consenting Creditors; (d) the Requisite Consenting Term Loan Lenders solely with respect to the provisions thereof governing or authorizing the provision of adequate protection, the carve-out for professional fees, the commitment amount of the DIP Loans to the extent it exceeds $125,000,000, stipulations and challenge rights related to the Term Loan Claims, the Term Loan Guaranty Claims, Term Loan Collateral and the Term Loan Credit Agreement, and the treatment of cash collateral arising from Term Loan Collateral; and (e) the Requisite Consenting Incremental Term Loan Lenders solely with respect to the foregoing matters in clause (d) and stipulations and challenge rights related to the Incremental Term Loan Claims and Incremental Term Loan Guaranty Claims.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof (including any Debtor, any Reorganized Debtor, the OpCo Notes Indenture Trustee, the HoldCo Notes Indenture Trustee, Term Loan Agent, Incremental Term Loan Agent, the DIP Agent or Solicitation Agent, as applicable), that acts in such a capacity.

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Disclosure Statement means the Disclosure Statement for this Plan, in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, it being understood that the Disclosure Statement dated May 9, 2016 is satisfactory to the Debtors, the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b) or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 or other applicable law.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (c) any Claim that is listed in the Schedules, if any are filed, as unliquidated, contingent or disputed, and as to which no request for payment or proof of claim has been filed, or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order.

Distribution Record Date means, except with respect to publicly issued securities, the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Employee Equity Plans means the 2014 Incentive Plan, the SSE 401(k) Plan and the SSE Deferred Compensation Plan.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Restructuring Support Parties; (d) the DIP Agent; (e) the DIP Lenders; (f) the Term Loan Agent, (g) the Incremental Term Loan Agent, (h) the Disbursing Agent; and (i) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

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Existing HoldCo Interests means all Interests in HoldCo immediately prior to the Effective Date, including all options, warrants, ordinary shares and any award under the Existing Incentive Plan of stock-based performance awards, incentive stock options, other options, restricted stock, restricted stock units, phantom stock, stock appreciation rights, dividend equivalents or other stock based awards, whether vested or not, including any Claims arising pursuant to section 510(b) of the Bankruptcy Code.

Existing OpCo Interests means all Interests in OpCo immediately prior to the Effective Date, including all options, warrants and ordinary shares, including any award under the Existing Incentive Plan of stock-based performance awards, incentive stock options, other options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalents or other stock based awards, whether vested or not, including any Claims arising pursuant to section 510(b) of the Bankruptcy Code.

Exit Agent means Wells Fargo Bank, National Association, solely in its capacity as administrative agent for the Exit Facility.

Exit Facility means the new senior secured asset-based revolving loan and letter of credit facility entered into by the Reorganized Debtors, the Exit Agent and the Exit Lenders on the terms set forth in the Exit Facility Commitment Letter, which facility shall have a maximum commitment amount of $100 million.

Exit Facility Collateral shall have the meaning ascribed to the term “Collateral” in the Exit Facility Commitment Letter, which shall, from and after the Effective Date, secure the Exit Facility pursuant to the Exit Facility Documents, and shall include (a) the Exit Facility Priority Collateral, and (b) the Term Loan Collateral.

Exit Facility Commitment Letter means the commitment letter, dated as of April 28, 2016, pursuant to which certain parties have committed to provide revolving loans and issue letters of credit under the Exit Facility, a copy of which is attached as an exhibit to the Disclosure Statement.

Exit Facility Credit Agreement means the credit agreement, to be effective as of the Effective Date, that will govern the Exit Facility, which shall be in form and substance reasonably satisfactory to the Requisite Consenting Creditors, the Exit Agent, the Exit Lenders and, with respect to any provisions related to the Exit Facility Collateral and other matters set forth in the Restructuring Support Agreement, the Requisite Consenting Term Loan Lenders, the Requisite Consenting Incremental Term Loan Lenders and the Requisite Consenting Creditors or Requisite Supermajority Consenting Creditors, as applicable, and shall be included in the Plan Supplement; provided, however, that the commitment amount, the interest rate, the maturity date and all financial covenants under such Exit Facility shall be reasonably acceptable to the Requisite Supermajority Consenting Creditors.

Exit Facility Documents means, collectively, the Exit Facility Credit Agreement and all other loan and security documents, and other documents and filings, in each case related

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to the Exit Facility and as the same may be modified, supplemented or replaced from time to time and which shall be in form and substance reasonably satisfactory to the Requisite Consenting Creditors or Requisite Supermajority Consenting Creditors, as applicable, the Exit Agent, the Exit Lenders and, with respect to Exit Facility Documents related to the Exit Facility Collateral and other matters set forth in the Restructuring Support Agreement, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders.

Exit Facility Priority Collateral means all “Collateral” (as defined in the Prepetition ABL Credit Agreement), on which, on the Effective Date, (i) the Exit Agent, for itself, and for the benefit of the Exit Lenders, shall be granted first priority liens and security interests, (ii) the Term Loan Agent, for itself, and for the benefit of the Term Loan Lenders shall be granted second priority liens and security interests pursuant to the Term Loan Documents (as amended, modified or supplemented as of the Effective Date in accordance with the Plan), and (iii) the Incremental Term Loan Agent, for itself, and for the benefit of the Incremental Term Loan Lenders, shall be granted third priority liens and security interests pursuant to the Incremental Term Loan Documents (as amended, modified or supplemented as of the Effective Date in accordance with the Plan).

Exit Lenders means the lenders party to the Exit Facility Credit Agreement.

Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.

Final Order means an order, ruling or judgment entered by the Bankruptcy Court (or other court of competent jurisdiction) that: (a) is in full force and effect; (b) has not been reversed, modified, amended, stayed or revoked; and (c) is no longer subject to review, reversal, vacatur, modification or amendment, whether by appeal, review, reargument or stay, or by writ of certiorari; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions or pronouncements by such other entity as have been approved by a significant segment of the U.S. accounting profession, which are in effect from time to time.

General Unsecured Claim means any Claim, other than an Administrative Expense Claim, a DIP Loan Claim, a Fee Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Term Loan Claim, an Incremental Term Loan Claim, an OpCo Notes Claim, a HoldCo Notes Claim, a Term Loan Guaranty Claim, an Incremental Term Loan Guaranty Claim, an OpCo Notes Guaranty Claim and an Intercompany Claim.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

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Great Plains means Great Plains Oilfield Rental, L.L.C., an Oklahoma limited liability company.

HoldCo means Seventy Seven Energy Inc., an Oklahoma corporation.

HoldCo Creditor New Common Share Pool means New HoldCo Common Shares equal to 3.25% of all New HoldCo Common Shares issued on the Effective Date.

HoldCo Litigation Proceeds means the proceeds of any claims or causes of action assigned and transferred to the Litigation Trust by HoldCo.

HoldCo Litigation Trust Beneficiaries means, collectively, the holders of the OpCo Notes Guaranty Claims against HoldCo and the holders of the HoldCo Notes Claims, each in their capacity as beneficiaries of the Litigation Trust, and their permitted assignees and transferees in accordance with the Litigation Trust Agreement.

HoldCo Notes means the 6.50% Senior Notes due 2022 issued pursuant to the HoldCo Notes Indenture in the aggregate principal amount of $450 million.

HoldCo Notes Claim means any Claim arising from, or related to, the HoldCo Notes which HoldCo Senior Notes Claims shall be Allowed in the aggregate principal amount of $450 million plus all accrued prepetition interest, fees and other expenses, including any claims arising pursuant to section 510(b) of the Bankruptcy Code.

HoldCo Notes Indenture means that certain Indenture dated June 16, 2014, by and among HoldCo, as issuer, and the HoldCo Notes Indenture Trustee.

HoldCo Notes Indenture Trustee means Wells Fargo Bank, National Association, as trustee for the HoldCo Notes.

Impaired means, with respect to a Claim, Interest or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Incremental Term Loan Agent means Wilmington Trust, N.A. (or any sub-agent), solely in its capacity as successor administrative agent under the Term Loan Credit Agreement acting on behalf of the Incremental Term Loan Lenders.

Incremental Term Loan Claim means any Claim arising under or from the Term Loan Credit Agreement (as supplemented by the Incremental Term Supplement) related to the Incremental Term Loans and the Tranche A Incremental Collateral Documents (as defined in the Incremental Term Supplement), including any unsecured Claim pursuant to section 506 of the Bankruptcy Code, other than an Incremental Term Loan Guaranty Claim, which Incremental Term Loan Claims shall be Allowed in the aggregate amount of $99 million plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses).

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Incremental Term Loan Documents means, collectively, the Incremental Term Supplement and all other loan and security documents, and other documents and filings, in each case executed in connection with the Incremental Term Supplement and as the same may be modified, supplemented or replaced from time to time.

Incremental Term Loan Guaranty means that certain Tranche A Incremental Guaranty, dated as of May 13, 2015, by HoldCo, Great Plains, Nomac, PTL, PTL Prop and LandCo, as guarantors.

Incremental Term Loan Guaranty Claim means any Claim against HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo arising under or related to the Incremental Term Loan Guaranty, which Incremental Term Loan Guaranty Claims shall be Allowed in the aggregate amount of $99 million plus all accrued, unpaid interest, fees and any other expenses, through and including the Effective Date (including applicable restructuring expenses).

Incremental Term Loan Guaranty Waiver means the waiver by the holders of Incremental Term Loan Guaranty Claims against HoldCo of distributions on account of such Incremental Term Loan Guaranty Claims subject to the terms and conditions set forth in Section 4.11(a).

Incremental Term Loan Lenders shall have the meaning ascribed to the term “Tranche A Incremental Term Loan Lenders” in the Incremental Term Supplement.

Incremental Term Loans shall have the meaning ascribed to the term “Tranche A Incremental Term Loans” in the Incremental Term Supplement.

Incremental Term Loan Payment means a payment of Cash in an amount equal to 2.0% of the aggregate amount of the Allowed Incremental Term Loan Claims.

Incremental Term Supplement means that certain Incremental Term Supplement (Tranche A), dated as of May 13, 2015, by and among HoldCo, as parent, OpCo, as borrower, HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo, as guarantors, the lenders party thereto, the Incremental Term Loan Agent and certain other parties thereto, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified or supplemented from time to time).

Intercompany Claim means any Claim against a Debtor held by another Debtor.

Intercompany Interest means an Interest other than Existing OpCo Interests or Existing HoldCo Interests in a Debtor held by another Debtor.

Intercreditor Agreement means the intercreditor agreement governing the rights of the Term Loan Agent, the Incremental Term Loan Agent and the Exit Agent with respect to the Exit Facility Collateral and the Term Loan Collateral, which shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders, Requisite Consenting Incremental Term Loan Lenders and the Exit Agent.

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Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

LandCo means Seventy Seven Land Company LLC, an Oklahoma limited liability company.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Litigation Trust means that certain trust established pursuant to the Plan and the Confirmation Order on the Effective Date.

Litigation Trust Agreement means that certain agreement, in form and substance acceptable to the Requisite Consenting Creditors, setting forth the terms and conditions governing the Litigation Trust, the form of which will be included in the Plan Supplement.

Litigation Trust Beneficiaries means the HoldCo Litigation Trust Beneficiaries and the OpCo Litigation Trust Beneficiaries.

Litigation Trust Funding shall have the meaning set forth in Section 5.5.

Litigation Trustee means that trustee appointed under the Litigation Trust Agreement, along with any successor trustees appointed in accordance with the Litigation Trust Agreement, which trustee shall govern the Litigation Trust in accordance with the Litigation Trust Agreement.

Management Incentive Plan means the management incentive plan to be implemented after the Effective Date for certain members of the Reorganized Debtors’ management to provide equity-based compensation in an amount not to exceed 10% of the aggregate amount of the New HoldCo Common Shares.

New A Warrants means the 5 year warrants to be issued in accordance with the New Warrant Agreement, entitling their holders upon exercise thereof, on a Pro Rata basis, to up to 15% of the New HoldCo Common Shares (subject to dilution by, among other things, any securities issued under the Management Incentive Plan) at a per share price based upon a total equity value of $524 million Reorganized HoldCo and subject to such other terms as are set forth in the New Warrant Agreement and the Restructuring Support Agreement.

New B Warrants means the 5 year warrants to be issued in accordance with the New Warrant Agreement, entitling their holders upon exercise thereof, on a Pro Rata basis, to up to 10% of the New HoldCo Common Shares (subject to dilution by, among other things, any securities issued under the Management Incentive Plan) at a per share price based upon a total equity value of $1.788 billion and subject to such other terms as are set forth in the New Warrant Agreement and the Restructuring Support Agreement.

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New C Warrants means the 7 year warrants to be issued in accordance with the New Warrant Agreement, entitling their holders upon exercise thereof, on a Pro Rata basis, to up to 10% of the New HoldCo Common Shares (subject to dilution by, among other things, any securities issued under the Management Incentive Plan) at a per share price based upon a total equity value of $2.5 billion and subject to such other terms as are set forth in the New Warrant Agreement and the Restructuring Support Agreement.

New Board means the initial board of directors of Reorganized HoldCo, the members of which shall be acceptable to the Requisite Supermajority Consenting Creditors.

New HoldCo Common Shares means the shares of common stock, par value $0.01 per share, of Reorganized HoldCo to be issued pursuant to this Plan, which shares shall be subject to dilution by the New HoldCo Common Shares that could be issued upon the exercise of the New Warrants, if any.

New Warrants means the New A Warrants, the New B Warrants and the New C Warrants.

New Warrant Agreement means the warrant agreement that will govern the terms of the New Warrants, which shall be in form and substance acceptable to the Requisite Supermajority Consenting Creditors and consistent with the Restructuring Support Agreement and the form of which shall be included in the Plan Supplement.

Nomac means Nomac Drilling, L.L.C., an Oklahoma limited liability company.

OpCo means Seventy Seven Operating LLC, an Oklahoma limited liability company.

OpCo Litigation Proceeds means the proceeds of any claims or causes of action assigned and transferred to the Litigation Trust by any Debtor other than HoldCo.

OpCo Litigation Trust Beneficiaries means the holders of the OpCo Notes Claims and their permitted assignees and transferees in accordance with the Litigation Trust Agreement.

OpCo Noteholders means the beneficial holders of OpCo Notes, each such holder on behalf of itself and the funds it represents.

OpCo Notes means the 6.625% Senior Notes due 2019 issued pursuant to the OpCo Senior Notes Indenture in the aggregate principal amount of $650 million.

OpCo Notes Claim means any Claim against OpCo or Seventy Seven Finance, Inc. arising from, or related to, the OpCo Notes other than the OpCo Notes Guaranty Claims, which OpCo Notes Claims shall be allowed in the aggregate amount of $650 million plus all accrued prepetition interest, fees and other expenses, including any Claims arising pursuant to section 510(b) of the Bankruptcy Code.

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OpCo Notes Guaranty Claim means any Claim against HoldCo, Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing arising under or related to the OpCo Notes Indenture, which OpCo Notes Guaranty Claims shall be allowed in the aggregate amount of $650 million plus all accrued prepetition interest, fees and other expenses.

OpCo Notes Guaranty Waiver means the waiver by the holders of OpCo Notes Guaranty Claims against HoldCo of distributions on account of such OpCo Notes Guaranty Claims subject to the terms and conditions set forth in Section 4.13(a).

OpCo Notes Indenture means that certain Indenture dated October 28, 2011, by and among OpCo and Seventy Seven Finance, Inc., as issuers, HoldCo, Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing, as guarantors and the OpCo Notes Indenture Trustee, as amended from time to time, pursuant to which the OpCo Notes were issued.

OpCo Notes Indenture Trustee means The Bank of New York Mellon Trust Company, N.A., as trustee for the OpCo Notes.

Other Priority Claim means any Claim (other than an Administrative Expense Claim, a DIP Loan Claim or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Other Secured Claim means any Secured Claim against a Debtor other than a DIP Loan Claim, a Prepetition ABL Claim, a Term Loan Claim, an Incremental Term Loan Claim, a Term Loan Guaranty Claim or an Incremental Term Loan Guaranty Claim.

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

Plan means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules and supplements hereto (including, without limitation, any appendices, schedules and supplements to the Plan that are contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Restructuring Support Agreement.

Plan Distribution means the payment or distribution of consideration to holders of Claims and Interests under this Plan.

Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, each of which shall be in form and substance reasonably satisfactory to the Requisite Consenting Creditors or Requisite Supermajority Consenting Creditors, as applicable, and, in certain cases set forth in the Restructuring Support Agreement, the Requisite Consenting Term Loan Lenders and/or the Requisite Consenting Incremental Term Loan Lenders.

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Plan Supplement means a supplemental appendix to this Plan in form and substance reasonably satisfactory to (a) the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable, (b) the Requisite Consenting Term Loan Lenders to the extent applicable, (c) the Requisite Consenting Incremental Term Loan Lenders to the extent applicable and (d) the Debtors, and containing, among other things, the Amended Charters of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Litigation Trust Agreement, the Exit Facility Credit Agreement, the Term Loan Credit Agreement Amendment, the Intercreditor Agreement and, to the extent known, the members of the New Board; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Restructuring Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court no later than fourteen (14) calendar days before the Confirmation Hearing.

PTL means Performance Technologies, L.L.C., an Oklahoma limited liability company.

PTL Prop means PTL Prop Solutions, L.L.C., an Oklahoma limited liability company.

Prepetition ABL Agent means Wells Fargo Bank, National Association, solely in its capacity as administrative agent under the ABL Credit Agreement.

Prepetition ABL Claim means all Claims held by the Prepetition ABL Agent and the Prepetition ABL Lenders on account of, arising under, derived from, based upon or relating to the Prepetition ABL Loans, which have been loaned, advanced or incurred under the Prepetition ABL Credit Agreement and the Prepetition ABL Documents, which include, without limitation, Claims for all loans, advances, principal amounts outstanding, interest, fees, reimbursement and indemnification obligations, including obligations under outstanding letters of credit, reasonable and documented expenses, costs and other charges of the Prepetition ABL Agent and the Prepetition ABL Lenders (which shall in no event be deemed to have been paid, discharged and satisfied in full until such time as the challenge period set forth in the DIP Order shall have expired without the assertion of a challenge).

Prepetition ABL Credit Agreement means that certain Credit Agreement, dated as of June 25, 2014, by and among Great Plains, PTL and Nomac, as borrowers, HoldCo, OpCo, PTL Prop and LandCo, as guarantors, the lenders party thereto, the ABL Agent and certain other parties thereto (as amended, restated, modified or supplemented from time to time).

Prepetition ABL Documents means, collectively, the Prepetition ABL Credit Agreement and all other loan and security documents, and other documents and filings, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith designated as “Loan Documents” in the Prepetition ABL Credit Agreement (in each case, as amended, modified, supplemented or replaced from time to time).

Prepetition ABL Lenders means the lenders party to the Prepetition ABL Credit Agreement.

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Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b) or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Qualified Institutional Buyer has the meaning ascribed to such term in 230 CFR 144A(a).

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Restructuring Support Parties; (d) the DIP Agent; (e) the DIP Lenders; (f) the Prepetition ABL Agent; (g) the Prepetition ABL Lenders; (h) the Term Loan Agent; (i) the Incremental Term Loan Agent; (j) Bank of America, N.A., in its capacity as former administrative agent under the Term Loan Credit Agreement on behalf of the Term Loan Lenders and the Incremental Term Loan Lenders; (k) the OpCo Notes Indenture Trustee; (l) the HoldCo Notes Indenture Trustee; (m) the Disbursing Agent; (n) each of the syndication agents, documentation agents, lead arrangers and lead bookrunners named in the DIP Credit Agreement; and (o) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entities’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan.

Reorganized HoldCo means HoldCo, as reorganized on the Effective Date in accordance with this Plan.

Reorganized OpCo means OpCo, as reorganized on the Effective Date in accordance with this Plan.

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Requisite Consenting Creditors has the meaning ascribed to such term in the Restructuring Support Agreement.

Requisite Consenting Incremental Term Loan Lenders has the meaning ascribed to such term in the Restructuring Support Agreement.

Requisite Consenting Term Loan Lenders has the meaning ascribed to such term in the Restructuring Support Agreement.

Requisite Supermajority Consenting Creditors has the meaning ascribed to such term in the Restructuring Support Agreement.

Restructuring means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means (a) the reasonable and documented fees and expenses incurred by the Restructuring Support Parties in connection with the Restructuring, as provided in the Restructuring Support Agreement, including the reasonable fees and expenses of (i) Weil, Gotshal & Manges LLP, as counsel to the Consenting OpCo Noteholders, (ii) Richards, Layton & Finger, PA, as Delaware counsel to the Consenting OpCo Noteholders, (iii) Moelis & Company, as advisors to the Consenting OpCo Noteholders, (iv) Latham & Watkins LLP, as counsel to the Consenting Incremental Term Loan Lenders, (v) local counsel for the Consenting Incremental Term Loan Lenders, (vi) Jones Day, as counsel to the Term Loan Agent and Consenting Term Loan Lenders, (vii) Centerview Partners LLC, as advisors to the Consenting Term Loan Lenders, (viii) Pachulski Stang Ziehl & Jones LLP, as Delaware counsel to Term Loan Agent and Consenting Term Loan Lenders; (ix) Schulte Roth & Zabel LLP, as counsel to the Consenting HoldCo Noteholders; (x) Houlihan Lokey Capital, Inc., as advisors to the Consenting HoldCo Noteholders; and in the case of (i)-(x), payable without the requirement for the filing of retention applications, fee applications or any other applications in the Chapter 11 Cases in accordance with any applicable engagement letter; and (b) the reasonable and documented fees and expenses of the DIP Agent, the Term Loan Agent, the OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee, as required under the DIP Credit Agreement, the Term Loan Credit Agreement, the OpCo Notes Indenture and the HoldCo Notes Indenture, respectively.

Restructuring Support Agreement means that certain Amended and Restated Restructuring Support Agreement (including all exhibits thereto), dated as of May 3, 2016, by and among the Debtors and the Restructuring Support Parties, as may be amended, restated or otherwise modified in accordance with its terms.

Restructuring Support Parties has the meaning ascribed to such term in the Restructuring Support Agreement.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Restructuring

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Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement; (d) the execution and delivery of the Exit Facility Credit Agreement, Exit Facility Documents, the Term Loan Credit Agreement Amendment, the Intercreditor Agreement and any documents, agreements or filings related to the Exit Facility Collateral and the Term Loan Collateral; and (e) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with the Plan.

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court to the extent such filing shall not be waived pursuant to an order of the Bankruptcy Court.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Solicitation Agent means Prime Clerk LLC.

Spin-Off means the series of transactions by which HoldCo was formed and, together with the other Debtors, became separated from Chesapeake Energy Corporation and its affiliates.

SSE Leasing means SSE Leasing LLC, an Oklahoma limited liability company.

SSE 401(k) Plan means the Seventy Seven Energy Inc. Retirement and Savings Plan (the 401(k) Plan), dated June 30, 2014, as amended from time to time.

SSE Deferred Compensation Plan means that certain Seventy Seven Energy Inc. Deferred Compensation Plan, dated June 20, 2014, as amended from time to time.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Term Loan Agent means Wilmington Trust, N.A. (or any sub-agent), solely in its capacity as successor administrative agent acting on behalf of the Term Loan Lenders or the Lenders (as defined in the Term Loan Credit Agreement), as circumstances require, under the Term Loan Credit Agreement.

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Term Loan Claim means any Claim arising under the Term Loan Credit Agreement, related to the Term Loans and the Collateral Documents (as defined in the Term Loan Credit Agreement), including any unsecured Claim pursuant to section 506 of the Bankruptcy Code other than a Term Loan Guaranty Claim, which Term Loan Claims shall be Allowed in the aggregate amount of $393 million plus all accrued, unpaid prepetition interest, fees and other expenses through and including the Effective Date (including applicable Restructuring Expenses).

Term Loan Collateral shall have the meaning ascribed to the term “Collateral” in the Term Loan Credit Agreement, which, before the Effective Date secures the Term Loans on a first-priority basis pursuant to the Term Loan Documents and the Incremental Term Loans on a second-priority basis pursuant to the Incremental Term Loan Documents, and from and after the Effective Date, shall secure the Term Loans on a first-priority basis pursuant to the Term Loan Documents (as amended, modified or supplemented in accordance with the Plan), the Incremental Term Loans on a second-priority basis pursuant to the Incremental Term Loan Documents (as amended, modified or supplemented in accordance with the Plan), and the Exit Facility on a third-priority basis.

Term Loan Credit Agreement means that certain $400 Million Term Loan Credit Agreement, dated as of June 25, 2014, by and among HoldCo, as parent, OpCo, as borrower, HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo, as guarantors, the lenders party thereto, the Term Loan Agent and certain other parties thereto, including all agreements, notes, instruments and any other documents delivered pursuant thereto or in connection therewith (in each case, as supplemented by the Incremental Term Supplement, after the Effective Date, as amended by the Term Loan Credit Agreement Amendment and as otherwise amended, restated, modified or supplemented from time to time).

Term Loan Credit Agreement Amendment means an amendment to the Term Loan Credit Agreement that incorporates the Term Loan Modifications.

Term Loan Documents means, collectively, the Loan Documents (as defined in the Term Loan Credit Agreement) and all other loan and security documents, and other documents and filings, other than the Incremental Term Loan Documents, in each case, as the same may be modified, supplemented or replaced from time to time.

Term Loan Guaranty means that certain Guaranty, dated as of June 25, 2014, between HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo, as guarantors, and the Term Loan Agent, which Term Loan Guaranty Claims shall be Allowed in the aggregate amount of $393 million plus all accrued, unpaid prepetition interest, fees and other expenses.

Term Loan Guaranty Claim means any Claim against HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo arising under or related to the Term Loan Guaranty, which Term Loan Guaranty Claims shall be Allowed in the aggregate amount of $393 million plus all accrued, unpaid prepetition interest, fees and other expenses through and including the Effective Date (including applicable Restructuring Expenses).

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Term Loan Lenders means the Lenders (as defined in the Term Loan Credit Agreement) who hold Term Loans.

Term Loan Modifications means the following amendments to the Term Loan Credit Agreement, which shall be incorporated in the Term Loan Credit Agreement Amendment: (a) the term “Maturity Date” shall be amended by replacing “June 25, 2021” with “June 25, 2020”; (b) a new sentence shall be added to section 7.04 as follows: “Notwithstanding anything to the contrary herein, Parent and the Restricted Subsidiaries shall not transfer any property or assets in excess of $50 million in the aggregate to any Subsidiary or Subsidiaries that are not Loan Parties.”; (c) a new sentence shall be added to section 6.12 as follows: “Notwithstanding anything to the contrary in any Loan Document, Parent will not form, acquire or permit to exist any Subsidiary that is a CFC or any other Foreign Subsidiary.”; and (d) an affirmative covenant shall be added to Article VI requiring the Debtors to use commercially reasonable efforts to maintain the Credit Ratings at all times.

Term Loan Payment means a payment of Cash in an amount equal to 2.0% of the aggregate amount of the Allowed Term Loan Claims.

Term Loans shall have the meaning ascribed to such term in the Term Loan Credit Agreement.

Unimpaired means, with respect to a Claim, Interest or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 3.

1.2	Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

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1.3	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4	Consent Rights of the Restructuring Support Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Restructuring Support Parties set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the other Plan Documents and any other Definitive Documentation (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements or other modifications to such documents, and any consents, waivers or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

1.5	Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS AND PRIORITY TAX CLAIMS.

2.1	Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim and the Debtor (with the consent of the Requisite Consenting Creditors) agree to different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim other than a Fee Claim, a DIP Loan Claim or Administrative Expense Claims comprising Restructuring Expenses shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing or other documents establishing, such liabilities.

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2.2	Treatment of DIP Loan Claims

On the Effective Date, in full and complete settlement, satisfaction, release and discharge of the DIP Loan Claims, the Allowed DIP Loan Claims as of the Effective Date will be (i) subject to the satisfaction or waiver of all conditions precedent to effectiveness herein, paid pursuant to, or ratified, assumed and converted to obligations under, the Exit Facility in an aggregate principal amount equal to the aggregate principal amount of the DIP Loans plus all accrued, unpaid interest, fees, costs and expenses outstanding as of the Effective Date, or (ii) be paid in full in Cash. Upon the conversion of the Allowed DIP Loan Claims to obligations under the Exit Facility, all Liens and security interests granted pursuant to the DIP Loan Documents shall remain in place and shall be amended and restated to constitute Liens and security interests securing the Exit Facility. Upon the payment in full of all Allowed DIP Loan Claims, all Liens and security interests granted pursuant to the DIP Loan Documents shall be deemed automatically terminated without any further action required and shall be of no further force or effect, except with respect to the continuing obligations under the DIP Credit Agreement and the DIP Loan Documents, including, without limitation, the collateralization of all obligations in respect of undrawn letters of credit, cash management services or hedge products, indemnification obligations that expressly survive termination of the DIP Loan Documents, including, without limitation, amounts arising from non-payment of any checks or any bookkeeping, accounting or other similar items. To the extent not previously paid, on the Effective Date, the Debtors will pay all of the fees and expenses of the DIP Agent and the DIP Lenders, including without limitation, the fees and expenses of their counsel, in accordance with the terms of the DIP Credit Agreement and the DIP Order. For the avoidance of doubt, all Prepetition ABL Claims were paid upon the Debtors’ entry into the DIP Facility.

2.3	Treatment of Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6) or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim. The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval. For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.12 of the Plan.

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2.4	Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtor (with the consent of the Requisite Consenting Creditors) agree to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim (i) on the Effective Date, or (ii) in deferred payments over a period of not longer than five (5) years; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing or other documents establishing, such liabilities, including this Plan.

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1	Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released or otherwise settled prior to the Effective Date.

3.2	Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

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3.3	Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Term Loan Claims	Impaired	Yes
Class 4	Incremental Term Loan Claims	Impaired	Yes
Class 5	OpCo Notes Claims	Impaired	Yes
Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 8	Intercompany Interests	Unimpaired	No (Deemed to accept)
Class 9	Existing OpCo Interests	Unimpaired	No (Deemed to accept)
Class 10	Term Loan Guaranty Claims	Impaired	Yes
Class 11	Incremental Term Loan Guaranty Claims	Impaired	Yes
Class 12	OpCo Notes Guaranty Claims	Impaired	Yes
Class 13	HoldCo Notes Claims	Impaired	Yes
Class 14	Existing HoldCo Interests	Impaired	No (Deemed to reject)

3.4	Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5	Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6	Voting; Presumptions; Solicitation.

(a) Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 3, 4, 5, 10, 11, 12 and 13 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 4, 5, 11, 12 and 13 will receive ballots containing detailed voting instructions.

(b) Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 6, 7, 8 and 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

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(c) Deemed Rejection by Impaired Classes. Holders of Interests in Class 14 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

3.7	Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.8	No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.

4.1	Class 1: Other Priority Claims.

(a) Treatment: The legal, equitable and contractual rights of the holders of Allowed Other Priority Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Priority Claim, the Debtors and the Requisite Consenting Creditors agree to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b) Impairment and Voting: Allowed Other Priority Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Priority Claims.

4.2	Class 2: Other Secured Claims.

(a) Treatment: The legal, equitable and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim, the Debtor and the Requisite Consenting Creditors agree to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized

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Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

(b) Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3	Class 3: Term Loan Claims.

(a) Treatment: The Term Loan Claims shall be allowed in the amount of $393 million plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses). On the Effective Date, (i) each holder of an Allowed Term Loan Claim shall, in full satisfaction of and in exchange for such Allowed Term Loan Claim, (A) receive its Pro Rata share of the Term Loan Payment; and (B) continue to hold its Pro Rata share of Term Loans under the Term Loan Credit Agreement (as amended by the Term Loan Credit Agreement Amendment), which Term Loans shall be secured by a valid, perfected and enforceable first-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable second-priority lien on and security interest in the Exit Facility Priority Collateral, and (ii) the Debtors shall have used commercially reasonable efforts to obtain the Credit Ratings. For the avoidance of doubt and notwithstanding anything to the contrary herein, the terms of the Term Loan Credit Agreement shall control in the event of any inconsistency between any provision of this Plan or the Confirmation Order and the Term Loan Credit Agreement.

(b) Impairment and Voting: Allowed Term Loan Claims are Impaired. Holders of Allowed Term Loan Claims are entitled to vote on this Plan.

4.4	Class 4: Incremental Term Loan Claims.

(a) Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Incremental Term Loan Claim shall, in full satisfaction of and in exchange for such Allowed Incremental Term Loan Claim (a) receive its Pro Rata share of: (i) the Incremental Term Loan Payment, and (ii) $15 million in Cash, by which the remaining amount of the Incremental Term Loan Claims shall be reduced; provided that the Incremental Term Loan Lenders shall waive the right to any prepayment premium that may be payable in respect of the Incremental Term Loans pursuant to the Incremental Term Supplement in connection with such payment; (b) have the remaining Incremental Term Loan Claims Allowed at $84 million in principal plus all accrued, unpaid interest, fees and any other expenses through and including the Effective Date (including applicable Restructuring Expenses) and secured by a valid, perfected and enforceable second-priority lien on and security interest in the Term Loan Collateral and a valid, perfected and enforceable third-priority lien on and security interest in the Exit Facility Priority Collateral; and (c) have its remaining Allowed Incremental Term Loan Claims Reinstated and its legal, equitable and contractual rights under the Incremental Term

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Supplement unaltered by this Plan except that the Incremental Term Supplement shall be amended to remove the obligation of the Reorganized Debtors to pay any prepayment premium or penalty on any future payment in respect of the Incremental Term Supplement for a period of 18 months after the Effective Date.

(b) Impairment and Voting: Allowed Incremental Term Loan Claims are Impaired. Holders of Allowed Incremental Term Loan Claims are entitled to vote on this Plan.

4.5	Class 5: OpCo Notes Claims.

(a) Treatment: On the Effective Date, or as soon as practicable thereafter, all of the OpCo Notes shall be cancelled and discharged and each holder of an Allowed OpCo Notes Claim shall receive, in satisfaction of and in exchange for such Allowed OpCo Notes Claim, its Pro Rata share of (i) a number of New HoldCo Common Shares which shall in the aggregate comprise 96.75% of the total New HoldCo Common Shares issued on the Effective Date, and (ii) the OpCo Litigation Proceeds.

(b) Impairment and Voting: Allowed OpCo Notes Claims are Impaired. Holders of Allowed OpCo Notes Claims are entitled to vote on this Plan.

4.6	Class 6: General Unsecured Claims.

(a) Treatment: The legal, equitable and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a holder of a General Unsecured Claim, the Debtors and the Requisite Consenting Creditors agree to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(b) Impairment and Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

4.7	Class 7: Intercompany Claims.

(a) Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion.

(b) Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

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4.8	Class 8: Intercompany Interests.

(a) Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Intercompany Interests shall be treated as set forth in Section 5.11 hereof.

(b) Impairment and Voting: Allowed Intercompany Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.9	Class 9: Existing OpCo Interests.

(a) Treatment: Existing OpCo Interests are Unimpaired. On the Effective Date, the Existing OpCo Interests shall remain outstanding and shall be held by Reorganized HoldCo.

(b) Impairment and Voting: Allowed Existing OpCo Interests are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.10	Class 10: Term Loan Guaranty Claims.

(a) Treatment: On the Effective Date, holders of Term Loan Guaranty Claims shall on account of their Allowed Term Loan Guaranty Claims receive the treatment set forth in Section 4.3(a) for Allowed Term Loan Claims (without duplication of any amount distributed pursuant to Section 4.3(a)), and the Term Loan Guaranty shall be in full force and effect.

(b) Impairment and Voting: Allowed Term Loan Guaranty Claims are Impaired. Holders of Allowed Term Loan Guaranty Claims are entitled to vote on this Plan.

4.11	Class 11: Incremental Term Loan Guaranty Claims.

(a) Treatment of Incremental Term Loan Guaranty Claims Against HoldCo: On the Effective Date, each holder of an Allowed Incremental Term Loan Guaranty Claim shall be entitled to receive, without duplication of any amounts distributed pursuant to Section 4.4(a), on account of its Allowed Incremental Term Loan Guaranty Claim against HoldCo, its Pro Rata share of the HoldCo Creditor New Common Share Pool, which New HoldCo Common Shares are subject to dilution by any securities issued under the Management Incentive Plan and New HoldCo Common Shares that could be issued upon the exercise of the New Warrants, if any; provided that the holders of the Incremental Term Loan Guaranty Claims shall agree to waive the right to receive any such shares from the New HoldCo Common Share Pool on account of such Incremental Term Loan Guaranty Claims against HoldCo and such shares shall be distributed (i) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) vote to accept the Plan, to holders of Allowed HoldCo Notes Claims as set forth in Section 4.13(a) or (ii) if holders

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of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) do not vote to accept the Plan, to holders of Allowed HoldCo Notes Claims and Allowed OpCo Notes Claims; but, for the avoidance of doubt, such waiver shall not affect the status and validity of the guaranties (by HoldCo and the other Debtors) arising under or related to the Incremental Term Loan Guaranty or any liens arising under or related to the Incremental Term Supplement, which guaranties and liens shall remain in place in accordance with their original terms and conditions.

(b) Treatment of Incremental Term Loan Guaranty Claims Against Other Guarantors: On the Effective Date, holders of Incremental Term Loan Guaranty Claims shall on account of their Allowed Incremental Term Loan Guaranty Claims against Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo receive the treatment set forth in Section 4.4(a) for Allowed Incremental Term Loan Claims.

(c) Impairment and Voting: Allowed Incremental Term Loan Guaranty Claims are Impaired. Holders of Allowed Incremental Term Loan Guaranty Claims are entitled to vote on this Plan.

4.12	Class 12: OpCo Notes Guaranty Claims.

(a) Treatment of Claims Against HoldCo: On the Effective Date, each holder of OpCo Notes Guaranty Claims shall be entitled receive on account of its Allowed OpCo Notes Guaranty Claims against HoldCo its Pro Rata share of (i) after giving effect to the Incremental Term Loan Guaranty Waiver, the HoldCo Creditor New Common Share Pool, which New HoldCo Common Shares are subject to dilution by any securities issued under the Management Incentive Plan and the New HoldCo Common Shares that could be issued upon the exercise of the New Warrants, if any, and the number of which, for the avoidance of doubt, shall in the aggregate comprise 1.92% of the total number of New HoldCo Common Shares issued on the Effective Date, provided that the OpCo Noteholders agree to waive the right to receive any such shares from the New HoldCo Common Share Pool on account of such OpCo Notes Guaranty Claims against HoldCo and such shares shall be distributed to holders of Allowed HoldCo Notes Claims as set forth in Section 4.13(a)(i) if and only if the holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims that timely vote on the Plan vote in favor of the Plan, and (ii) the HoldCo Litigation Proceeds.

(b) Treatment of Claims Against Other Guarantors: On the Effective Date, each holder of an OpCo Notes Guaranty Claim shall on account of its Allowed OpCo Notes Guaranty Claims against Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo receive the treatment set forth in Section 4.5(a) for Allowed OpCo Notes Claims.

(c) Impairment and Voting: Allowed OpCo Notes Guaranty Claims are Impaired. Holders of Allowed OpCo Notes Guaranty Claims are entitled to vote on this Plan.

4.13	Class 13: HoldCo Notes Claims.

(a) Treatment: On the Effective Date, or as soon as practicable thereafter, all HoldCo Notes shall be cancelled and discharged and each holder of an Allowed HoldCo Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed HoldCo Notes Claim, its Pro Rata share of either (i) or (ii) as follows:

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(i) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) vote to accept the Plan, (A) after giving effect to the Incremental Term Loan Guaranty Waiver and the OpCo Notes Guaranty Waiver, all of the shares in the HoldCo Creditor New Common Share Pool, (B) the New A Warrants and (C) the HoldCo Litigation Proceeds; or

(ii) if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Notes Claims (that exercise their right to timely vote on the Plan) do not vote to accept the Plan (or no HoldCo Noteholders vote at all), (A) after giving effect to the Incremental Term Loan Guaranty Waiver, the shares of the HoldCo Creditor New Common Share Pool that are not allocated to holders of Allowed OpCo Notes Guaranty Claims pursuant to Section 4.12(a), the number of which, for the avoidance of doubt, shall in the aggregate comprise 1.33% of the total number of New HoldCo Common Shares issued on the Effective Date, and (B) the HoldCo Litigation Proceeds.

(b) Impairment and Voting: Allowed OpCo Notes Claims are Impaired. Holders of Allowed HoldCo Senior Notes Claims are entitled to vote on this Plan.

4.14	Class 14: Existing HoldCo Interests.

(a) Treatment: On the Effective Date, Existing HoldCo Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of Existing HoldCo Interests shall not receive or retain any property under the Plan on account of such Existing HoldCo Interests. Notwithstanding the foregoing, on or as soon as practicable after the Effective Date, if holders of at least two-thirds in amount and one-half in number of the Claims in Classes 3, 4, 5, 10, 11, 12 and 13 vote to accept the Plan, holders of Existing HoldCo Interests shall receive, in exchange for the surrender or cancellation of their Existing HoldCo Interests and for the releases by such holders of the Released Parties, their Pro Rata share of (i) the New B Warrants and (ii) the New C Warrants, provided, that any unvested stock-based awards under the Employee Equity Plans shall be cancelled and discharged upon the Effective Date and the holders of such awards shall not be entitled to any distribution pursuant to Section 4.14(a).

(b) Impairment and Voting: Allowed Existing HoldCo Interests are Impaired. Holders of Allowed Existing HoldCo Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Allowed Existing HoldCo Interests are not entitled to vote on the Plan.

4.15	Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

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4.16	Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.	MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1	Continued Corporate Existence.

Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and, with respect to Reorganized HoldCo, pursuant to the Amended Charter and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law; (iv) Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

5.2	Exit Facility

On or before the Effective Date, the Debtors shall be authorized, without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable, to enter into the Exit Facility Credit Agreement, the Exit Facility Documents and any ancillary documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facility. The proceeds of the Exit Facility shall be used to (i) repay the DIP Loan Claims,

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(ii) provide additional liquidity for working capital and general corporate purposes, (iii) pay Fee Claims and Restructuring Expenses, and (iv) fund Plan Distributions and any other amounts arising from the administration of the Chapter 11 Cases.

On the Effective Date, (a) upon the execution and delivery of the Exit Facility Agreement and the Exit Facility Documents (and the satisfaction of each of the conditions set forth in the Exit Facility Documents), and upon the granting of liens in accordance with the Exit Facility Credit Agreement, the obligations arising thereunder shall be valid, binding, effective and enforceable in accordance with their terms and the Exit Agent for the benefit of the Exit Lenders shall have a valid, binding, perfected and enforceable first-priority lien on and security interest in the Exit Facility Priority Collateral and a valid, binding, perfected and enforceable third-priority lien and security interest in the Term Loan Collateral and shall have valid, binding and enforceable related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests in accordance with the Exit Facility Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted to secure the obligations arising under the Exit Facility Credit Agreement shall be granted in good faith as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Exit Facility Credit Agreement, related guarantee and collateral documentation and the Intercreditor Agreement.

5.3	New HoldCo Common Shares and New Warrants.

(a) Issuance of Securities. On the Effective Date, the Reorganized Debtors are authorized to issue or cause to be issued all Plan-related securities and documents, including without limitation the New HoldCo Common Shares and the New Warrants, for distribution in accordance with the terms of this Plan and any corporate resolutions, without the need for any further corporate or shareholder action. Shares of New HoldCo Common Shares shall be authorized under the Amended Charter, and the New HoldCo Common Shares shall be issued on the Effective Date and distributed as soon as practicable thereafter in accordance with the Plan.

(b) Contribution and Distribution of New HoldCo Common Shares. On the Effective Date, as set forth in Section 4.14(a), the Existing HoldCo Interests shall be canceled. The Existing OpCo Interests held by HoldCo shall remain outstanding and Reorganized HoldCo shall issue the New HoldCo Common Shares and (a) distribute 100.00% of the New HoldCo Common Shares minus the New HoldCo Common Shares in the HoldCo Creditor New Common Share Pool to Reorganized OpCo for distribution to the OpCo Noteholders in satisfaction of their OpCo Notes Claims against OpCo and their OpCo Notes Guaranty Claims against Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing as set forth in Section 4.13(a), and (b) as consideration negotiated by HoldCo in connection with the Restructuring, distribute the HoldCo Creditor New Common Share Pool to holders of Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims as set forth in Sections 4.11(a), 4.12(a) and 4.13(a)(i) and (ii).

(c) Issuance of New HoldCo Common Shares. The number of New HoldCo Common Shares to be distributed as set forth in this Plan, on the Effective Date, and the number of New HoldCo Common Shares issuable upon exercise of the New Warrants and under the

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Management Incentive Plan and corresponding strike prices, are subject to adjustment by the Debtors (with the consent of the Requisite Supermajority Consenting Creditors) in a manner that does not alter the respective percentages of the outstanding New HoldCo Common Shares allocated to any Class or Claim holder, except for immaterial changes resulting from the treatment of fractional shares; provided, that the New HoldCo Common Shares issued on the Effective Date, shall be subject to dilution by any securities issued under the Management Incentive Plan and any New HoldCo Common Stock issued upon the exercise of the New Warrants, if any. All of the New HoldCo Common Shares, issuable in accordance with the Plan, when so issued, shall be duly authorized, validly issued, fully paid and non-assessable. The issuance, with the consent of the Requisite Supermajority Consenting Creditors, of the New HoldCo Common Shares, the New Warrants, the Management Incentive Plan Securities by Reorganized HoldCo, the issuance of shares pursuant to the exercise of New Warrants and any securities issued under the Management Incentive Plan and the distribution of New HoldCo Common Shares by OpCo and HoldCo, as applicable, is authorized without the need for any further corporate action and without any further action by any holder of a Claim or Interest.

Except as provided below, the New HoldCo Common Shares distributed under the Plan will be issued in book-entry form through the direct registry system of the transfer agent and/or via a mandatory exchange through DTC, as applicable. The ownership interest of each holder of such New HoldCo Common Shares, and transfers of ownership interests therein, will be recorded on the records of the transfer agent and the direct and indirect participants in DTC.

(d) Reporting and Listing Status of New HoldCo Common Shares. As of the Effective Date, Reorganized HoldCo anticipate being a reporting company under the Securities Exchange Act of 1934, as amended. As of May 9, 2016, Existing HoldCo Interests were listed for trading on The New York Stock Exchange (“NYSE”). To the extent the New HoldCo Common Shares meet applicable listing requirements immediately after issuance, Reorganized HoldCo will use commercially reasonable efforts to cause the listing of the New HoldCo Common Shares on NYSE or another stock exchange on or as soon as reasonably practicable after the Effective Date.

(e) Issuance of New Warrants and Protections. The New Warrants will be issued pursuant to the terms of the New Warrant Agreement. Each New Warrant will be exercisable for one (1) share of New HoldCo Common Shares. The New Warrant Agreement shall contain provisions for the adjustment of the exercise price and shares of New HoldCo Common Shares issuable upon exercise following certain organic dilutive events such as splits, combinations, stock dividends or other similar organic dilutive events involving the New HoldCo Common Shares. There shall be no anti-dilution adjustment for the New Warrants upon the post-Effective Date issuance of New HoldCo Common Shares at a value below the exercise price for the New Warrants. The New Warrants, as of the Effective Date, shall be subject to dilution by any securities issued under the Management Incentive Plan.

(f) Form of Warrants. Except as provided below, all New Warrants distributed under the Plan will be issued in book-entry form through the direct registry system of the warrant agent and/or via a mandatory exchange through DTC, as applicable. The warrant agent will be the transfer agent for the New HoldCo Common Shares. The ownership interest of each holder of such New Warrants, and transfers of ownership interests therein, will be recorded

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on the records of the warrant agent and the direct and indirect participants in DTC. Holders of HoldCo Notes Claims and Existing HoldCo Interests that hold such Claims and Interests in DTC will receive their New Warrants by deposit to the account of a direct or indirect participant in DTC in which such Claims and Interests are held. Holders that do not hold their HoldCo Notes Claims and Existing HoldCo Interests in DTC may designate a direct or indirect participant in DTC with whom such holder has an account into which such New Warrants may be deposited. Beneficial owners of the New Warrants will be required to follow the procedures that DTC or its direct or indirect participants or the warrant agent for the New Warrants, as applicable, may establish for exercising their rights in respect of the New Warrants, including exercise and transfer thereof. New HoldCo Common Shares issuable upon exercise of such New Warrants will be issued in book-entry form and held through DTC or the warrant agent for the New Warrants, as applicable.

5.4	Exemption from Securities Laws.

The offering of the New HoldCo Common Shares under Article III of the Plan shall be exempt from the registration requirements of section 5 of the Securities Act under section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act. The issuance and distribution of the New HoldCo Common Shares and the New HoldCo Warrants under Article III of the Plan, and the New HoldCo Common Shares issuable upon exercise of the New HoldCo Warrants shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities under section 1145(a) of the Bankruptcy Code. Any securities issued under the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law. To the extent securities were offered prior to the filing of the Plan, such securities were offered in reliance on the exemption provided by section 4(a)(2) of the Securities Act.

These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

5.5	Litigation Trust.

The Litigation Trust shall be established pursuant to this Plan and become effective for the benefit of the Litigation Trust Beneficiaries on the Effective Date. The Plan and the Litigation Trust Agreement shall govern the management and administration of the Litigation Trust and the respective rights, powers and obligations of the Litigation Trustee and the Litigation Trust Beneficiaries. The Litigation Trust Agreement will be binding on all Litigation Trust Beneficiaries who shall be deemed to have executed the Litigation Trust Agreement as of the Effective Date.

On the Effective Date, each of the Debtors shall absolutely transfer and assign to the Litigation Trust all Causes of Action held by any of the Debtors related in any way to the

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Debtors, their predecessors or their respective affiliates solely with respect to (a) all claims and Causes of Action against any party based on, arising out of or relating to the Spin-Off, including without limitation any claims or Causes of Action for unlawful dividend, fraudulent conveyance or avoidance claims under state or federal law, including the Bankruptcy Code and (b) all claims and Causes of Action based on, arising out of or related to the issuance of any Security of the Debtors in connection with the Spin-Off (collectively, the “Contributed Claims”).

For the avoidance of doubt, (a) the Contributed Claims shall not adversely affect the rights of any of the Contributing Claimants or Released Parties to receive the distributions, if any, to which they are entitled under this Plan and the Confirmation Order, and (b) the Contributed Claims shall not include any Causes of Action against any of the Released Parties. For the avoidance of doubt, in the exercise of their reasonable discretion and in accordance with the Litigation Trust Agreement, the Litigation Trustee shall not be obligated to pursue all Contributed Claims. In accordance with section 1123(b) of the Bankruptcy Code, with respect to the Contributed Claims, which are assigned and contributed to the Litigation Trust under this Plan, the Litigation Trust shall retain and may enforce all of the Debtors’ rights to commence and pursue, as appropriate, any and all such Contributed Claims, whether arising before or after the Petition Date, and the Litigation Trust’s rights to commence, prosecute or settle such Contributed Claims shall be preserved notwithstanding the occurrence of the Effective Date. The Litigation Trustee may pursue such Contributed Claims, as appropriate, in accordance with the Litigation Trust Agreement. Among other things, the Litigation Trust Agreement shall provide that (i) each OpCo Litigation Trust Beneficiary and each HoldCo Litigation Trust Beneficiary shall receive Pro Rata interests in the Litigation Trust according to the amount of their Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims and (ii) the Litigation Trustee shall not pursue any Contributed Claims unless a majority of interests in the Litigation Trust votes to direct the Litigation Trustee to pursue such Contributed Claims. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Contribute Claims against them as any indication that the Litigation Trustee will not pursue any and all available Contributed Claims against such Entity. The Litigation Trust expressly reserves all rights to prosecute any and all such Contributed Claims against any Entity, except as otherwise expressly provided in the Plan.

Net proceeds from the Litigation Trust (after deduction for all costs and expenses of the Litigation Trust) shall be distributed as follows: (1) each of the OpCo Litigation Trust Beneficiaries shall receive its Pro Rata share of any OpCo Litigation Proceeds and (2) each of the HoldCo Litigation Trust Beneficiaries shall receive its Pro Rata share of any HoldCo Litigation Proceeds. The Litigation Trust shall initially be funded with $50,000, subject to adjustment and credits as set forth below, on and as a condition precedent to the Effective Date, from the Reorganized Debtors, minus amounts actually paid by the Debtors or Reorganized Debtors on or prior to the Effective Date to proposed counsel to the Litigation Trust for fees and expenses incurred (the “Litigation Trust Funding”).

The Litigation Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684, and, thus, as a “grantor trust” within the meaning of Sections 671 through 679 of the Tax Code to the holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims, consistent with the terms of the Plan. Accordingly, holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims shall be treated for U.S. federal income tax purposes, (i) as direct recipients of an undivided interest in the assets transferred to the Litigation Trust and as having immediately contributed such assets to the Litigation Trust, and (ii) thereafter, as the grantors and deemed owners of the Litigation Trust and thus, the direct owners of an undivided interest in the assets held by the Litigation Trust. All parties (including the Litigation Trustee and holders of Claims) shall report consistent with the valuation of the assets transferred to the Litigation Trust as established by Debtors, Reorganized Debtors, or their designee. The Litigation Trustee shall be responsible for filing information on behalf of the Litigation Trust as grantor trust pursuant to Treasury Regulation Section 1.671-4(a).

5.6	Amendments to Existing Debt Documents and Collateral

On the Effective Date, the Debtors shall (1) execute an amendment to the Term Loan Credit Agreement incorporating (A) the Term Loan Modifications, consistent with Section 4.3(a), and (B) modifications to the Incremental Term Supplement set forth in Section 4.4(a);

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(2) use commercially reasonable efforts to obtain the Credit Ratings; (3) grant (A)(i) a valid, perfected and enforceable second-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders, which lien and security interest shall be junior in priority to first-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Exit Agent for the benefit of the Exit Lenders and senior in priority to the third-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Incremental Term Loan Agent for the benefit of Incremental Term Loan Lenders, and (ii) a valid, perfected and enforceable third-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders, which lien and security interest shall be junior in priority to the first-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Exit Agent for the benefit of the Exit Lenders and the second-priority lien on and security interest in all of the Exit Facility Priority Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders; and (B) a valid, perfected and enforceable third-priority lien on and security interest in all of the Term Loan Collateral in favor of the Exit Agent for the benefit of the Exit Lenders, which lien and security interest shall be junior in priority to the valid, perfected and enforceable first-priority lien on and security interest in all of the Term Loan Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders and the valid, perfected and enforceable second-priority lien on and security interest in all of the Term Loan Collateral in favor of the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders; and (4) be deemed to have reaffirmed and ratified the Term Loan Guaranty, Incremental Term Loan Guaranty, the Term Loan Documents and the Incremental Term Loan Documents, each of which shall be in full force and effect.

On the Effective Date, the Term Loan Agent, the Incremental Term Loan Agent and Exit Agent shall enter into the Intercreditor Agreement. All documentation related to any grant of liens or security interests in the Exit Facility Collateral or Term Loan Collateral or with respect to the Exit Facility Collateral or Term Loan Collateral securing the Exit Facility, the Term Loans or the Incremental Term Loans shall be in form and substance reasonably acceptable to the Exit Agent, the Requisite Consenting Incremental Term Loan Lenders and the Requisite Consenting Term Loan Lenders.

On the Effective Date, (a) upon the execution and delivery of the Term Loan Credit Agreement Amendment and any related Definitive Documentation, and upon the granting of the lien and security interests in accordance with this Section 5.6, the obligations arising under the Term Loan Credit Agreement and the Incremental Term Supplement and under the Term Loan Guaranty and the Incremental Term Loan Guaranty shall be valid, binding, effective and enforceable in accordance with their terms, and (i) the Term Loan Agent for the benefit of the Term Loan Lenders shall have a valid, binding, perfected and enforceable first-priority lien on and security interest in the Term Loan Collateral and a valid, binding, perfected and enforceable second-priority lien and security interest in the Exit Facility Priority Collateral and valid, binding, and enforceable guarantee and collateral documentation, and (ii) the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders shall have a valid, binding, perfected and enforceable second-priority lien on and security interest in the Term Loan Collateral and a valid, binding, perfected and enforceable third-priority lien and security interest in the Exit Facility Priority Collateral and valid, binding, and enforceable guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and

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other security interests in accordance with the Plan, the guarantees, mortgages, pledges, liens and other security interests granted to secure the Term Loans and Incremental Term Loans, respectively, shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Term Loan Credit Agreement (as amended by the Term Loan Credit Agreement Amendment), related guarantee and collateral documentation and the Intercreditor Agreement.

5.7	Cancellation of Certain Existing Agreements.

Except for the purpose of evidencing a right to a Plan Distribution, the OpCo Notes, the HoldCo Notes, the OpCo Notes Indenture and the HoldCo Notes Indenture shall be deemed cancelled on the Effective Date; provided however that the OpCo Notes Indenture and the HoldCo Notes Indenture shall continue in effect for the purpose of permitting the OpCo Notes Indenture Trustee and the HoldCo Notes Indenture Trustee, as applicable, to (a) make distributions under this Plan as provided herein and perform such other necessary functions with respect hereto, (b) seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan and (c) maintain and assert any rights or exercise any charging liens for reasonable fees, costs and expenses thereunder, including, without limitation the right to seek indemnification.

5.8	Release of Liens.

Upon the entry of the Reorganized Debtors into the Exit Facility and the conversion of an Allowed DIP Loan Claim into obligations under the Exit Facility, or promptly thereafter, the holder of such Allowed DIP Loan Claim shall deliver to the Reorganized Debtors, as applicable, any amendments or other documents with respect to the collateral securing the Allowed DIP Loan Claim that may be reasonably required to render such financing statements, mortgages, mechanics’ or other statutory liens, lis pendens or similar interests or documents applicable to the obligations under the Exit Facility.

Except as otherwise expressly provided in this Plan, upon the full payment or other satisfaction of an Allowed Other Secured Claim, or, to the extent not converted to obligations under the Exit Facility, an Allowed DIP Loan Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim or Allowed DIP Loan Claim, subject to the terms and conditions of the DIP Loan Documents, including, without limitation, the collateralization of any continuing obligations, shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction or releases of all security interests with respect to its Allowed Other Secured Claim or Allowed DIP Loan Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, lis pendens or similar interests or documents.

5.9	Officers and Boards of Directors.

The composition of each board of directors of a Reorganized Debtor, including the New Board, shall be acceptable to the Requisite Supermajority Consenting Creditors and

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disclosed, to the extent known, in the Plan Supplement or prior to the Confirmation Hearing. The Consenting HoldCo Noteholders shall be entitled to appoint a non-voting observer who will be entitled to attend all meetings of the New Board and shall be consulted with respect to the appointment of any initial, independent members of the New Board.

Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of the applicable Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date, and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.10	Management Incentive Plan.

The Management Incentive Plan shall be implemented by the New Board.

5.11	Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date.

5.12	Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.13	Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.14	Waiver of Avoidance Actions

To the extent not already otherwise waived pursuant to another order of the Bankruptcy Court, effective as of the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or

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other applicable law that belong to the Debtors on account of paying or having paid all General Unsecured Claims in full pursuant to an Order of the Bankruptcy Court or this Plan. For the avoidance of doubt, the foregoing waiver shall not include any of the Contributed Claims.

5.15	Settlement of Claims and Controversies.

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors and their respective property and stakeholders, and (ii) fair, equitable and reasonable.

5.16	Restructuring Expenses.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses not previously paid by an order of the Bankruptcy Court in accordance with the terms of the applicable engagement letters entered into or acknowledged by the Debtors with consent of the Requisite Consenting Creditors or other applicable contractual arrangements.

ARTICLE VI.	DISTRIBUTIONS.

6.1	Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

6.2	Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution and from proceeds from the Exit Facility.

6.3	No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, the Confirmation Order or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

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6.4	Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable.

6.5	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

6.6	Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.16 of this Plan.

6.7	Delivery of Distributions.

(a) The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents, or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then- current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

(b) With respect to the New HoldCo Common Shares to be distributed to holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims, all the New HoldCo Common Shares shall, to the extent such shares are permitted to be held through DTC, be issued in the name of such holder or its nominee(s) in accordance with DTC’s procedures. To the extent that the New HoldCo Common Shares are not

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eligible for distribution in accordance with DTC’s customary practices, Reorganized HoldCo shall take reasonable actions to cause distributions of the New HoldCo Common Shares to holders of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims, including by delivery of one or more certificates representing such shares or by means of book-entry registration on the books of the transfer agent for shares of the New HoldCo Common Shares.

6.8	Unclaimed Property.

Six (6) months from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

6.9	Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement and discharge of and exchange for such Allowed Claims.

6.10	Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11	Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional New HoldCo Common Shares shall be distributed. When any distribution would otherwise result in the issuance of a number of New HoldCo Common Shares that is not a whole number, the New HoldCo Common Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions greater than 1/2 shall be rounded to the next higher whole number, and (b) fractions equal to or less than 1/2 shall be rounded to the next lower whole number. The total number of New HoldCo Common Shares to be distributed on account of Allowed OpCo Notes Claims, Allowed OpCo Notes Guaranty Claims and Allowed HoldCo Notes Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New HoldCo Common Shares or $50.00 in Cash. Fractional New HoldCo Common Shares that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized HoldCo.

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6.12	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan and applicable provisions of the Bankruptcy Code.

6.13	Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Section 6.3 of this Plan, to the extent that any Allowed Secured Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

6.14	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim, other than a holder that is a Released Party, after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

6.15	Rights and Powers of Disbursing Agent.

(a) Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent or the Litigation Trustee on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent or the Litigation Trustee shall be paid in Cash by the Reorganized Debtors.

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6.16	Withholding and Reporting Requirements.

(a) In connection with this Plan and all instruments issued in connection therewith and distributed thereunder, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b) Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c) The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.

7.1	Disputed Claims Generally.

(a) Filing Proofs of Claim. Holders of Claims need not file proofs of claim with the Bankruptcy Court. In the event that a holder of a Claim elects to file a proof of claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance or disallowance of such Claim.

(b) Disputed Claims. If the Debtors dispute any Claim as to which no proof of claim has been filed, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced. Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed on account of General Unsecured Claims shall be deemed Disputed without further action by the Debtors. Upon the Effective Date, all proofs of claim filed against the Debtors on account of General Unsecured

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Claims (including those filed after the Effective Date), shall be deemed withdrawn. The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

7.2	Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

7.3	Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4	Claim Resolution Procedures Cumulative.

All of the objection, estimation and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

7.5	No Distributions Pending Allowance.

If an objection, motion to estimate or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.6	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions, if any, shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code or the Plan.

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ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1	Assumption of Executory Contracts and Unexpired Leases.

(a) As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (iv) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”). The Debtors reserve the right to reject any executory contract or unexpired lease pursuant to this Plan.

(b) Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2	Determination of Cure Disputes and Deemed Consent.

(a) Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof. Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any). If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).

(b) If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective. Any counterparty to an executory contract or unexpired lease that fails to timely object to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the filing thereof, shall be deemed to have assented to such assumption and/or the Cure Amount and shall be forever barred, estopped and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

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8.3	Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association or other organizational documents to indemnify current officers, directors, agents or employees with respect to all present and future actions, suits and proceedings against the Debtors or such officers, directors, agents or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.4	Compensation and Benefit Plans.

Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies and programs of the Debtors applicable to their respective employees, retirees and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs or arrangements.

8.5	Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms.

8.6	Reservation of Rights.

(a) Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b) Except as otherwise provided in this Plan, nothing shall waive, excuse, limit, diminish or otherwise alter any of the defenses, claims, Causes of Action or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

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(c) Nothing in this Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d) If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.	CONDITIONS PRECEDENT TO CONFIRMATION AND THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1	Conditions Precedent to Confirmation

Entry of the Confirmation Order shall not occur unless all of the following conditions precedent have been satisfied or duly waived in accordance with Section 9.3.

(a) the Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, the DIP Agent and the Debtors approving the Disclosure Statement as containing “adequate information” within the meaning of section 1125 of the Bankruptcy Code, it being understood that the Disclosure Statement dated May 9, 2016 is acceptable to all such parties;

(b) the Confirmation Order shall be in form and substance reasonably acceptable to the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders, the DIP Agent and the Exit Agent;

(c) the Plan and all documents contained in the Plan Supplement, including any exhibits, schedules, amendments, modifications or supplements thereto and all other Definitive Documentation shall have been negotiated, executed, delivered and filed with the Bankruptcy Court in substantially final form and in form and substance reasonably acceptable to (i) the Exit Agent to the extent applicable, (ii) the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable, (iii) the Requisite Consenting Term Loan Lenders to the extent applicable, (iv) the Requisite Consenting Incremental Term Loan Lenders to the extent applicable and (v) the Debtors and otherwise consistent with the terms and conditions described in the Restructuring Support Agreement, it being understood that the Plan dated May 9, 2016 is acceptable to all such parties; and

(d) the Restructuring Support Agreement shall have been approved pursuant to an order of the Bankruptcy Court, shall not have been terminated and shall be in full force and effect.

9.2	Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied or duly waived in accordance with section 9.3:

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(a) the Plan Documents are reasonably satisfactory in all respects to (i) the Exit Agent to the extent applicable, (ii) the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable, (iii) the Requisite Consenting Term Loan Lenders to the extent applicable, (iv) the Requisite Consenting Incremental Term Loan Lenders to the extent applicable and (v) the Debtors;

(b) the Bankruptcy Court has entered the Confirmation Order, which order shall not be subject to a stay of execution;

(c) all Restructuring Expenses payable under the Restructuring Support Agreement and the Plan shall have been paid in full in Cash by the Debtors before or on the Effective Date without any further notice to or action, order or approval of the Bankruptcy Court in accordance with Section 5.12 of this Plan;

(d) the Term Loan Credit Agreement Amendment and all Definitive Documentation related or giving effect to or affecting the Term Loan Credit Agreement, the Term Loan Documents, the Term Loans, the Term Loan Collateral, the Exit Facility Collateral, the Intercreditor Agreement, the treatment of the Term Loan Claims or Term Loan Guaranty Claims or any rights or benefits provided to the Term Loan Agent, any of the Term Loan Lenders or any of the Consenting Term Loan Lenders shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders, the Term Loan Agent (solely as it pertains to matters affecting the Term Loan Agent) and the Debtors

(e) the modifications set forth in Sections 4.4 and 5.6 incorporated into the Term Loan Credit Agreement and all Definitive Documentation related or giving effect to or affecting the Incremental Term Loan Documents, the Incremental Term Loans, the Term Loan Credit Agreement, the Term Loan Collateral, the Exit Facility Collateral, the Intercreditor Agreement, the treatment of the Incremental Term Loan Claims or Incremental Term Loan Guaranty Claims or any rights or benefits provided to the Incremental Term Loan Agent, any of the Incremental Term Loan Lenders or any of the Consenting Incremental Term Loan Lenders shall be in form and substance reasonably acceptable to the Requisite Consenting Incremental Term Loan Lenders, the Incremental Term Loan Agent (solely as it pertains to matters affecting the Incremental Term Loan Agent) and the Debtors;

(f) all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions;

(g) if applicable, the Amended Charter of Reorganized HoldCo shall have been filed with the appropriate governmental authority;

(h) the Litigation Trustee shall have been appointed and the Restructuring Support Parties and the Litigation Trustee shall have executed and delivered the Litigation Trust Agreement;

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(i) the Litigation Trust shall have been established and the Litigation Trust Funding shall have been funded to the Litigation Trust; and

(j) on or simultaneously with the occurrence of the Effective Date, the Debtors shall have closed on the Exit Facility (on terms and conditions acceptable to the Exit Agent and the Exit Lenders); provided, however, that, subject to Section 4(c) and 4(d) of the Restructuring Support Agreement, the commitment amount, the interest rate, the maturity date, and all financial covenants in the Exit Facility shall be reasonably acceptable to the Requisite Supermajority Consenting Creditors; provided, further, that the Exit Facility Documents related to the collateral securing the Exit Facility shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders, the Requisite Consenting Incremental Term Loan Lenders and the Requisite Supermajority Consenting Creditors.

9.3	Waiver of Conditions Precedent.

(a) Each of the conditions precedent to entry of the Confirmation Order or the occurrence of the Effective Date may be waived in writing by the Debtors subject to the written consent of the Requisite Consenting Creditors, provided, however that (i) the condition set forth in Section 9.2(c) may not be waived without the consent of the Restructuring Support Party which retained the professional adversely affected by such waiver, (ii) the condition set forth in Section 9.2(d) may not be waived without the consent of the Requisite Consenting Term Loan Lenders, and (iii) the condition set forth in Section 9.2(e) may not be waived without the consent of the Requisite Consenting Incremental Term Loan Lenders. If any such condition precedent is waived pursuant to this section and the Confirmation Order is entered and/or the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. If this Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.13 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4	Effect of Failure of a Condition.

If the conditions listed in Section 9.2 are not satisfied or waived in accordance with Section 9.3 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as agreed to by the Requisite Consenting Creditors and the Debtors (and, anytime after 90 days after the date on which the Confirmation Order is entered, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders) and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer or undertaking by the Debtors, any of the Restructuring Support Parties or any other Entity.

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ARTICLE X.	EFFECT OF CONFIRMATION; INJUNCTIONS, RELEASES AND RELATED PROVISIONS.

10.1	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is Impaired under this Plan and whether such holder has accepted this Plan.

10.2	Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

10.3	Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code and the Plan, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

10.4	Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

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10.5	Plan Injunction.

(a) Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against a Debtor, a Reorganized Debtor or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the fullest extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents.

(b) By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.

10.6	Releases.

(a) Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties (other than the Debtors and the Reorganized Debtors) are deemed forever released and discharged by the Debtors, the Reorganized Debtors and the Estates from any and all

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claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Restructuring Support Agreement, the Prepetition ABL Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement, the DIP Facility, the Exit Facility and this Plan and related agreements, instruments and other documents (including the Plan Documents), and the negotiation, formulation or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct.

(b) Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents, the Exit Facility Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment and the Incremental Term Supplement, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of Claims or Interests that are Unimpaired under this Plan, (iii) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, (iv) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein, (v) holders of Claims that are not Accredited Investors or Qualified Institutional Buyers that do not opt out of granting the releases set forth herein, and (vi) the DIP Agent, solely in its capacity as DIP Agent, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the

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Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Restructuring Support Agreement, the Prepetition ABL Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement, the DIP Facility, the Exit Facility and this Plan and related agreements, instruments and other documents (including the Plan Documents), and the negotiation, formulation or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct.

(c) Limitation on Releases and Exculpation. Notwithstanding anything to the contrary in this Plan, nothing in this Article X of this Plan shall waive or release any of the Contributed Claims.

(d) Special Provisions for Governmental Units. Notwithstanding any language to the contrary contained in this Plan, no provision of this Plan shall (i) preclude any Governmental Unit from enforcing its police or regulatory powers or (ii) release any non-debtor from liability in connection with any legal or equitable action or claim brought by any Governmental Unit.

10.7	Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, this Plan or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8	Injunction Related to Releases and Exculpation.

Except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents, the DIP Loan Documents, the Term Loan Credit Agreement, the Term Loan Guaranty, Incremental Term Supplement and the Incremental Term Loan Guaranty, the Confirmation Order shall permanently enjoin the

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commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities released or exculpated in this Plan.

For the avoidance of doubt, the Contributed Claims will not be released or discharged under the Plan or the Confirmation Order, but will be preserved in accordance with the Plan and may be pursued and litigated by the Litigation Trustee on behalf of the Litigation Trust. No person or entity may rely on the absence of a specific reference in the Plan, the Confirmation Order, the Litigation Trust Agreement or the Disclosure Statement to any Contributed Claims against such person or entity as any indication that the Litigation Trust will not pursue any and all available Contributed Claims against such person or entity. Unless any Contributed Claims against a person or entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan, the Confirmation Order or a bankruptcy court order, all Contributed Claims are expressly reserved by and for the Litigation Trust, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such Contributed Claims upon, after, or as a consequence of the Confirmation Order. Nothing contained in the Plan, the Confirmation Order, the Litigation Trust Agreement or the Disclosure Statement will be deemed to be a waiver, release or relinquishment of any Contributed Claims which the Contributing Claimants had immediately prior to the Effective Date. The Litigation Trustee, on behalf of the Litigation Trust, shall have, retain, reserve and be entitled to assert all Contributed Claims fully as if the Contributed Claims had not been transferred to the Litigation Trust in accordance with the Plan, the Confirmation Order and the Litigation Trust Agreement.

10.9	Subordinated Claims.

The allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), (b) or (c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal or equitable subordination relating thereto.

10.10	Retention of Causes of Action and Reservation of Rights.

Subject to Sections 10.6, 10.7 and 10.8 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.6, 10.7 and 10.8 of this Plan, the Reorganized Debtors shall have, retain,

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reserve and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.11	Limitations on Exculpations and Releases.

Notwithstanding anything contained herein to the contrary, the releases and exculpation contained herein do not release any obligations of any party arising under this Plan or any document, instrument or agreement (including those set forth in the Exit Facility Credit Agreement, the Term Loan Credit Agreement, the Term Loan Credit Agreement Amendment, the Incremental Term Supplement, the Intercreditor Agreement, the New Warrant Agreement and the other documents in the Plan Supplement) executed to implement the Plan.

10.12	Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (d) the Restructuring.

10.13	Indemnification and Reimbursement Obligations.

For purposes of this Plan, (a) the obligations of the Debtors to indemnify and reimburse their current and former directors or officers shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

ARTICLE XI.	RETENTION OF JURISDICTION.

11.1	Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction, pursuant to 28 U.S.C. §§ 157 and 1334, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine applications for the assumption of executory contracts or unexpired leases and Cure Disputes resulting therefrom;

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(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c) to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) to ensure that distributions to holders of Allowed Claims and Interests are accomplished as provided in this Plan and the Confirmation Order;

(e) to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim, including any Administrative Expense Claim;

(f) to enter, implement or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(g) to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation or enforcement of this Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(h) to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) to hear and determine all Fee Claims;

(j) to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either, or any agreement, instrument or other document governing or related to any of the foregoing;

(l) to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute and consummate this Plan, including any release, exculpation or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

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(n) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(o) to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p) to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q) to recover all Assets of the Debtors and property of the Estates, wherever located;

(r) resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with consummation of the Plan, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan, including obligations of the Litigation Trust and the Litigation Trustee; and

(s) to enter a final decree closing each of the Chapter 11 Cases;

provided that, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Exit Facility Credit Agreement, the New Warrant Agreement, the Term Loan Credit Agreement, the Term Loan Guaranty, the Incremental Term Supplement or the Incremental Term Loan Guaranty.

ARTICLE XII.	MISCELLANEOUS PROVISIONS.

12.1	Amendments.

(a) Plan Modifications. This Plan may be amended, modified or supplemented by the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Restructuring Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified or supplemented.

(b) Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court, subject to the consent rights set forth in the Restructuring Support Agreement; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Interests under this Plan.

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12.2	Revocation or Withdrawal of Plan.

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

12.3	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, the issuance, transfer or exchange of any security or other property hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any assumption, assignment or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

12.4	Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors. Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

12.5	Severability.

Subject to Section 5.10 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter

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and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

12.6	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.7	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties and each of their respective successors and assigns.

12.8	Successors and Assigns.

The rights, benefits and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor or permitted assign, if any, of each such Entity.

12.9	Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into this Plan.

12.10	Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

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12.11	Exhibits to Plan and Plan Supplement.

All exhibits, schedules, supplements and appendices to this Plan (including the Plan Supplement and the documents incorporated therein) are incorporated into and are a part of this Plan as if set forth in full herein.

12.12	Notices.

All notices, requests and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)	If to the Debtors or Reorganized Debtors:

SEVENTY SEVEN ENERGY INC. et al.

777 NW 63rd Street

Oklahoma City, OK 73116

Attn: David Treadwell, Esq.

Telephone: (405) 608-7704

Email: dtreadwell@77nrg.com

– and –

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 North Market Street, 16th Flr.

P.O. Box 1347

Wilmington, DE 19899-1347

Facsimile: (302) 425-4673

Attn: Robert J. Dehney

Telephone: (302) 658-9200

Email: rdehney@mnat.com

– and –

BAKER BOTTS LLP

30 Rockefeller Plaza

New York, New York 10112

Attn: Emanuel C. Grillo, Esq.

Telephone: (212) 408-2500

Email: emanuel.grillo@bakerbotts.com

(b)	If to the Consenting OpCo Noteholders:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

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Attn: Matt Barr, Esq.

Attn: David N. Griffiths

Telephone: (212) 310-8010

Email: matt.barr@weil.com

 david.griffiths@weil.com

(c)	If to the Consenting Incremental Term Loan Lenders:

Latham & Watkins

Attn: Mark A. Broude

885 Third Avenue

New York, NY 10022-4834

Tel: (212) 906-1384

Email: mark.broude@lw.com

(d)	If to the Consenting Term Loan Lenders:

Jones Day

Attn: Scott J. Greenberg

Attn: Michael J. Cohen

222 East 41st Street

New York, NY 10017

Tel: (212) 326-3939

Email: sgreenberg@jonesday.com

 mcohen@jonesday.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.13	Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	May 9, 2016
Oklahoma City, Oklahoma

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SEVENTY SEVEN FINANCE INC. ON BEHALF OF ITSELF AND ITS AFFILIATE DEBTORS

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer and Treasurer

EXHIBIT B TO THE DISCLOSURE STATEMENT

RESTRUCTURING SUPPORT AGREEMENT

Execution Version

SEVENTY SEVEN ENERGY INC.

AMENDED AND RESTATED

RESTRUCTURING SUPPORT AGREEMENT

May 3, 2016

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF VOTES WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR, AS APPLICABLE, PROVISIONS OF THE BANKRUPTCY CODE. THIS RESTRUCTURING SUPPORT AGREEMENT CONTAINS MATERIAL NONPUBLIC INFORMATION AND, THEREFORE, IS SUBJECT TO FEDERAL SECURITIES LAWS.

This Amended and Restated Restructuring Support Agreement (together with the exhibits and schedules attached hereto, which includes, without limitation, the Plan Term Sheet (as defined below) attached hereto as Exhibit A,1 as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 3, 2016, is entered into by and among: (i) Seventy Seven Energy Inc. (“HoldCo”); Seventy Seven Finance Inc. (“SSF”); Seventy Seven Operating LLC (“OpCo”); Great Plains Oilfield Rental, L.L.C. (“Great Plains”); Seventy Seven Land Company LLC; Nomac Drilling, L.L.C. (“Nomac”); Performance Technologies, L.L.C. (“PTL”); PTL Prop Solutions, L.L.C.; SSE Leasing, LLC; Keystone Rock & Excavation, L.L.C.; and Western Wisconsin Sand Company, LLC (each, a “Debtor” and, collectively, the “Debtors”)2; (ii) the lender parties to that certain Term Loan Credit Agreement, dated as of June 25, 2014 (as amended, restated, modified, supplemented or replaced from time to time, the “Term Loan”), by and among OpCo, as borrower, HoldCo, the guarantors thereunder, Wilmington Trust, N.A., as administrative agent and the lenders party thereto (the “Term Loan Lenders”) that are (and any Term Loan Lenders that may become in accordance with Section 14 and Section 15 hereof) signatories hereto (collectively, the “Consenting Term Loan Lenders”); (iii) the lender parties to that certain Incremental Term Supplement (Tranche A), dated as of May 13, 2015 (as amended, restated, modified, supplemented or replaced from time to time prior to the Petition Date, the “Incremental Term Loan”), by and among OpCo, as borrower, HoldCo, the guarantors thereunder, Wilmington Trust, N.A., as administrative agent, and the lenders thereunder (the “Incremental Term Loan Lenders”) that are (and any Incremental Term Loan Lenders that may become in accordance with Section 14 and/or Section 15 hereof) signatories hereto (collectively, the “Consenting Incremental Term Loan Lenders”); and (iv) the holders of OpCo Notes (each such holder, on behalf of itself and the funds it represents, an “OpCo Noteholder”) issued

[1]	Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan Term Sheet.
[2]	Until the occurrence of the Termination Date, every entity that is a debtor in the Chapter 11 Cases shall be a party to this Agreement.

pursuant to that certain Indenture dated October 28, 2011 (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, the “OpCo Notes Indenture”) for the 6.625% Senior Notes Due 2019 (the “OpCo Notes”), by and among OpCo, SSF, the guarantors named thereunder, and The Bank of New York Mellon Trust Company, N.A., as trustee, that are (and any OpCo Noteholder that may become in accordance with Section 14 and/or Section 15 hereof) signatories hereto (collectively, the “Consenting OpCo Noteholders” and together with the Consenting Term Loan Lenders and the Consenting Incremental Term Loan Lenders, the “Restructuring Support Parties”). This Agreement amends and restates in its entirety the prior agreement between the Company, the Consenting Incremental Term Loan Lenders and the Consenting OpCo Noteholders dated as of April 15, 2016. This Agreement collectively refers to the Debtors and the Restructuring Support Parties as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Parties have engaged in good faith, arm’s-length negotiations and agreed to enter into certain restructuring transactions (the “Restructuring Transactions”) pursuant to the terms and conditions set forth in this Agreement, including the preparation of (i) a joint plan of reorganization for the Debtors on terms consistent with the restructuring term sheet attached hereto as Exhibit A (the “Plan Term Sheet”) and incorporated herein by reference pursuant to Section 2 hereof (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement, the “Plan”)3; and (ii) a disclosure statement containing “adequate information” (as that term is used in the Bankruptcy Code) with respect to the Plan and the Plan Term Sheet and otherwise in form and substance reasonably satisfactory to the Restructuring Support Parties (the “Disclosure Statement”)4;

WHEREAS, it is anticipated that the Restructuring Transactions will be implemented through jointly-administered voluntary cases commenced by the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), pursuant to the Plan, which will be filed by the Debtors in the Chapter 11 Cases;

WHEREAS, as of the date hereof, the Consenting Term Loan Lenders, in the aggregate, hold not less than $236,373,300 (60.1%) of the aggregate outstanding principal amount of the Term Loan Claims and Term Loan Guaranty Claims;

WHEREAS, as of the date hereof, the Consenting Incremental Term Loan Lenders, in the aggregate, hold approximately $91,100,000 (92.0%) of the aggregate outstanding principal amount of the Incremental Term Loan Claims and the Incremental Term Loan Guaranty Claims;

[3]	The Plan shall be filed in accordance with the Milestones (as defined below) set forth in Section 6 of this Agreement.
[4]	The Disclosure Statement shall be filed in accordance with the Milestones set forth in Section 6 of this Agreement.

2

WHEREAS, as of the date hereof, the Consenting OpCo Noteholders, in the aggregate, hold approximately $410,981,000 (63.2%) of the aggregate outstanding principal amount of the OpCo Notes and the OpCo Note Guaranty Claims; and

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1. RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that this Agreement has been executed by all of the following: (i) each Debtor; (ii) Consenting Term Loan Lenders holding, in aggregate, in excess of 66.67% in principal amount outstanding of all claims against the Debtors arising on account of the Term Loan and the Term Loan Guaranty; (iii) Consenting Incremental Term Loan Lenders holding, in aggregate, at least 66.67% in principal amount outstanding of all claims against the Debtors arising on account of the Incremental Term Loan and the Incremental Term Loan Guaranty; and (iv) Consenting OpCo Noteholders holding, in aggregate, at least 50% in principal amount outstanding of all claims against the Debtors arising on account of the OpCo Notes.

2. Exhibits and Schedules Incorporated by Reference. Each of the exhibits attached hereto (including the Plan Term Sheet) and any schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Plan Term Sheet) and the Plan Term Sheet, the Plan Term Sheet shall govern.

3. Definitive Documentation. The definitive documents and agreements (the “Definitive Documentation”) governing the Restructuring Transactions shall include every order entered by the Bankruptcy Court, and every pleading, motion, proposed order, or document filed by the Debtors at any point prior to the Termination Date including, without limitation: (a) the Plan (and all exhibits thereto) and the confirmation order with respect to the Plan (the “Confirmation Order”); (b) the Disclosure Statement (and all exhibits thereto); (c) the solicitation materials with respect to the Plan (collectively, the “Solicitation Materials”); and (d) any documents or agreements in connection with the reorganized Debtors after the date of consummation of the transactions contemplated by the Plan (the “Plan Effective Date”), including, without limitation, any shareholders’ agreements, amended certificates of incorporation or similar organizational documents, or other related transactional or corporate documents. The Definitive Documentation identified in the foregoing sentence remains subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement. Any document that is included within the definition of “Definitive Documentation,” including any amendment, supplement, or modification thereof, shall be in a form and substance reasonably satisfactory to the Debtors and the Requisite Consenting Creditors; provided, that for documents, terms, and provisions of the Definitive Documentation that constitute a Supermajority Matter (as defined below), such

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documents, terms, and provisions shall be in form and substance acceptable to the Debtors and the Requisite Supermajority Consenting Creditors (as defined below); provided, further, that for documents, terms and provisions of the Definitive Documentation within the scope of Section 4(c) below, such documents, terms, and provisions shall be in form and substance acceptable to the Debtors, the Requisite Supermajority Consenting Creditors, and the Requisite Consenting Term Loan Lenders (as defined below); provided, further, that for documents, terms and provisions of the Definitive Documentation within the scope of Section 4(d) below, such documents, terms, and provisions shall be in form and substance acceptable to the Debtors, the Requisite Supermajority Consenting Creditors, and the Requisite Consenting Incremental Term Loan Lenders; provided, further, that the Plan, the Disclosure Statement and the Confirmation Order and any amendments, modifications or supplements to any of them shall be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders. The Debtors acknowledge and agree that they will provide advance draft copies of all Definitive Documentation at least five (5) days prior to the date when the Debtors intend to file any such pleading or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) to (a) Latham & Watkins LLP (“Latham”), as counsel to the Consenting Incremental Term Loan Lenders, (b) Weil, Gotshal & Manges LLP (“Weil”), as counsel to the Consenting OpCo Noteholders, and (c) Jones Day LLP (“Jones Day”), as counsel to the Consenting Term Loan Lenders, and shall consult in good faith with Latham, Weil, and Jones Day (as applicable) regarding the form and substance of any such proposed filing.

4. Requisite Consenting Creditors. Unless expressly provided otherwise, and subject to Section 5 of this Agreement, the term “Requisite Consenting Creditors” shall mean, as of the RSA Effective Date:

(a)	with respect to all terms and provisions of this Agreement and/or the Definitive Documentation other than those described in Section 4(b), 4(c) and 4(d) of this Agreement or the Plan Term Sheet, such terms and provisions, including any amendment, supplement, or modification thereof, shall be in form and substance acceptable to the Consenting OpCo Noteholders holding at least a majority of the outstanding OpCo Note Claims held by all Consenting OpCo Noteholders as of such date;

(b)

with respect to provisions of this Agreement and/or the Definitive Documentation related to (i) the debt capital structure of the post-Plan Effective Date reorganized Debtors (the “Reorganized Debtors”) upon the Plan Effective Date, excluding, for the avoidance of doubt, (A) any non-borrowed money debt incurred by the Debtors in the ordinary course of business or allocation of equity issued under the Plan and (B) the DIP ABL Credit Facility and the Exit Facility (each as defined in the Plan Term Sheet), other than as provided in Section 4(b)(ii) hereof; (ii) the commitment amount, the interest rate, the maturity date, and all financial covenants relating to the DIP ABL Credit Facility and the Exit Facility; (iii) any rights offering or other arrangement to contribute additional debt or equity capital on the Plan Effective Date (a “Proposed Contribution”) to the Reorganized Debtors; (iv) the corporate governance and organizational

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documents of the Reorganized Debtors; (v) the percentage of equity of the Reorganized Debtors distributable pursuant to any warrants distributed under the Plan, including the New Warrants (as defined in the Plan Term Sheet), the equity value at which such warrants are struck, and the expiration date of such warrants; (vi) the Management Incentive Plan (as defined in the Plan Term Sheet); (vii) the amount of equity distributed to the HoldCo Noteholders under the Plan on account of their HoldCo Note Claims; or (viii) such other matters specified in the attached Plan Term Sheet as being subject to a Requisite Supermajority Consenting Creditors consent or review, as applicable (collectively, the “Supermajority Matters”), such provisions, including any amendment, supplement, or modification thereof, shall be in form and substance acceptable to at least two Consenting OpCo Noteholders holding in the aggregate at least 66.67% of the outstanding OpCo Note Claims held (at the date of such vote) by the Consenting OpCo Noteholders signatories to this Agreement as of April 15, 2016 and, if applicable, any Replacement Supermajority Consenting OpCo Noteholder (as defined below) (the “Supermajority Consenting OpCo Noteholders”) and at least two of the Consenting OpCo Noteholders signatories to this Agreement as of April 15, 2016 (such parties on behalf of themselves and the funds they represent, the “Existing Consenting OpCo Noteholders,” and together with the Supermajority Consenting OpCo Noteholders, the “Requisite Supermajority Consenting Creditors”); provided, however, that if at any time prior to the Plan Effective Date, any Existing Consenting OpCo Noteholder holds less than 7% of all outstanding OpCo Note Claims and there is no eligible Replacement Supermajority Consenting OpCo Noteholder, this Section 4(b) shall not apply, and the Requisite Consenting Creditors shall be determined in accordance with Section 4(a);

(c)	with respect to provisions of this Agreement and/or the Definitive Documentation relating to or affecting (1) the Term Loan Credit Agreement, the Term Loan Collateral, the Intercreditor Agreement, the treatment of the Term Loan Claims or Term Loan Guaranty Claims or any rights or benefits provided to the Term Loan Agent or Term Loan Lenders, (2) all Definitive Documentation related to any grant of liens or security interests in the Exit ABL Collateral or Term Loan Collateral or with respect to the Exit ABL Collateral or Term Loan Collateral securing the Exit Facility, the Term Loan or the Incremental Term Loan or (3) any increase to the commitment amount of the New DIP ABL Credit Facility above $125 million and the Exit Facility above $275 million, such provisions, including any amendment, supplement or modification thereof, shall be in form and substance acceptable to:

(i)	the Consenting Term Loan Lenders holding at least one-half in amount of the outstanding Term Loan Claims and Term Loan Guaranty Claims held by all Consenting Term Loan Lenders as of such date (collectively, the “Requisite Consenting Term Loan Lenders”); and

(ii)	the Requisite Supermajority Consenting Creditors; and

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(d)	with respect to provisions of this Agreement and/or the Definitive Documentation relating to or affecting (1) the Incremental Term Loan, the Term Loan Collateral, the Intercreditor Agreement, the treatment of the Incremental Term Loan Claims or Incremental Term Loan Guaranty Claims or any rights or benefits provided to the Incremental Term Loan Agent or Incremental Term Loan Lenders, (2) all Definitive Documentation related to any grant of liens or security interests in the Exit ABL Collateral or Term Loan Collateral or with respect to the Exit ABL Collateral or Term Loan Collateral securing the Incremental Term Loan or (3) any increase to the commitment amount of the New DIP ABL Credit Facility above $125 million and the Exit Facility above $275 million, such provisions, including any amendment, supplement or modification thereof, shall be in form and substance acceptable to:

(i)	the Consenting Incremental Term Loan Lenders holding at least two-thirds in amount of the outstanding Incremental Term Loan Claims and Incremental Term Loan Guaranty Claims held by all Consenting Incremental Term Loan Lenders as of such date (collectively, the “Requisite Consenting Incremental Term Loan Lenders”); and

(ii)	the Requisite Supermajority Consenting Creditors.

5. Changes to “Requisite Consenting Creditors”. If at any time prior to the Plan Effective Date, any Existing Consenting OpCo Noteholder holds less than 7% of all outstanding OpCo Note Claims, then (i) if such Existing Consenting OpCo Noteholder sells its OpCo Notes to a new noteholder that will thereafter hold in excess of 7% of all outstanding OpCo Note Claims, then such selling Existing Consenting OpCo Noteholder shall be replaced by such new noteholder that acquires its OpCo Notes (in accordance with Section 14 hereof), solely for the purpose of voting on any Supermajority Matter (each such party, a “Replacement Supermajority Consenting OpCo Noteholder”); and (ii) if such Existing Consenting OpCo Noteholder has sold its OpCo Notes such that it holds less than 7%, but no single acquiring noteholder holds in excess of 7% of the outstanding OpCo Note Claims, then all votes under this Agreement shall only require the consent of the Requisite Consenting Creditors, and no decisions under this Agreement shall require the consent of the Requisite Supermajority Consenting Creditors.

6. Milestones. As provided herein and subject to the terms of Section 8 of this Agreement, the Debtors shall implement the Restructuring Transactions on the following timeline (each deadline, a “Milestone”):

(a)	no later than May 6, 2016, the Debtors shall have commenced solicitation on the Plan by mailing the Solicitation Materials to parties eligible to vote on the Plan;

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(b)	no later than June 9, 2016, the Debtors shall commence the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Cases with the Bankruptcy Court (such filing date, the “Petition Date”);

(c)	on the Petition Date, the Debtors shall file with the Bankruptcy Court: (i) the Plan; (ii) the Disclosure Statement; and (iii) a motion (the “Scheduling Motion”) seeking, among other things, to schedule the hearing to consider approval of the Disclosure Statement and confirmation of the Plan (the “Confirmation Hearing”); and (iv) a motion seeking to assume this Agreement (the “RSA Assumption Motion”);

(d)	no later than 2 business days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

(e)	no later than June 30, 2016, the Bankruptcy Court shall have entered an order authorizing the assumption of this Agreement (the “RSA Assumption Order”) and the Final DIP Order;

(f)	no later than July 13, 2016, the Bankruptcy Court shall have commenced the Confirmation Hearing;

(g)	no later than July 20, 2016, the Bankruptcy Court shall have entered the Confirmation Order and an order approving the Disclosure Statement; and

(h)	no later than August 5, 2016, the Debtors shall consummate the transactions contemplated by the Plan (the date of such consummation, the “Effective Date”).

The Debtors may extend a Milestone with the express prior written consent of the Requisite Consenting Creditors, provided that each Milestone may not be extended in one or more extensions for an aggregate period of more than 30 days from the applicable date set forth herein.

7. Commitment of Restructuring Support Parties. Each Restructuring Support Party shall (severally and not jointly), solely as it remains the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any claims held by it, provided, that any transfer of the Claims (as defined below) of the Restructuring Support Parties is made in accordance with Section 14 of this Agreement, from the RSA Effective Date until the occurrence of a Termination Date (as defined below in Section 13) applicable to such Restructuring Support Party:

(a)	support and cooperate with the Debtors to take all commercially reasonable actions necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement and the Plan Term Sheet (but without limiting consent and approval rights provided in this Agreement and the Definitive Documentation), including: (i) voting all of its claims against, or interests in, as applicable, the Debtors now or hereafter owned by such Restructuring Support Party (or for which such Restructuring Support Party now or hereafter has voting control over) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials, upon receipt of Solicitation Materials and (ii) timely returning a duly-executed ballot in connection therewith; provided, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement prior to the consummation of the Plan pursuant to the terms hereof;

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(b)	not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its tender, consent, or vote with respect to the Plan; provided, however, that nothing in this Agreement shall prevent any Restructuring Support Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement is terminated with respect to such Restructuring Support Party;

(c)	not directly or indirectly object to, delay, impede, or take any other action to interfere with the Restructuring Transactions, or propose, file, support, or vote for any restructuring, workout, or chapter 11 plan for any of the Debtors other than the Restructuring Transactions and the Plan;

(d)	not take any action (or encourage or instruct any other party including any agent or indenture trustee to take any action) in respect of any potential, actual, or alleged occurrence of any “Default” or “Event of Default” under the ABL Facility, the Term Loan, the Incremental Term Loan, the OpCo Notes Indenture, or the HoldCo Notes Indenture or that would be triggered as a result of the execution of this Agreement, the commencement of the Chapter 11 Cases, or the undertaking of any Debtor hereunder to implement the Restructuring Transactions through the Chapter 11 Cases;

(e)	propose, file, or support any use of cash collateral or debtor-in-possession financing other than as proposed in the Plan; and

(f)	not take any other action that is materially inconsistent with its obligations under this Agreement.

Notwithstanding the foregoing, nothing in this Agreement and neither a vote to accept the Plan by any Restructuring Support Party nor the acceptance of the Plan by any Restructuring Support Party shall (w) be construed to prohibit any Restructuring Support Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the

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Definitive Documentation, (x) be construed to prohibit any Restructuring Support Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the RSA Effective Date until the occurrence of a Termination Date applicable to such Restructuring Support Party, such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions, (y) affect the ability of any Restructuring Support Party to consult with other Restructuring Support Parties or the Debtors, or (z) impair or waive the rights of any Restructuring Support Party to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court or prevent such Restructuring Support Party from enforcing this Agreement against the Debtors or any Restructuring Support Party. In addition, nothing in this Section 7 shall require any Restructuring Support Party to incur any unanticipated expenses or indemnification obligations as a result of satisfying its obligations under this Agreement.

8. Commitment of the Debtors.

(a)	Subject to Sub-Clause (b) below, each of the Debtors (i) agrees to (A) support and complete the Restructuring Transactions set forth in the Plan and this Agreement, (B) negotiate in good faith all Definitive Documentation that is subject to negotiation as of the RSA Effective Date and take any and all necessary and appropriate actions in furtherance of the Plan and this Agreement, (C) take all commercially reasonable actions necessary to complete the Restructuring Transactions set forth in the Plan in accordance with each Milestone set forth in Section 6 of this Agreement, and (D) make commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring Transactions; (ii) shall not undertake any action materially inconsistent with the adoption and implementation of the Plan and the speedy confirmation thereof, including, without limitation, filing any motion to reject this Agreement; and (iii) agrees to pay all fees and expenses of (i) Jones Day, as counsel to the Consenting Term Loan Lenders, and, in an amount to be agreed Centerview Partners, (ii) Latham, as counsel to the Consenting Incremental Term Loan Lenders, (iii) Weil and Moelis & Company, as advisors to the Consenting OpCo Noteholders, and (iv) one local counsel for each of (x) the Consenting Term Loan Lenders, (y) the Consenting Incremental Term Loan Lenders and (z) the Consenting OpCo Noteholders, each in accordance with their respective engagement letters and any other contractual arrangements.

(b)	Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the directors, officers, or managers of any Debtor (in such person’s capacity as a director, officer, or manager of such Debtor) to (i) take any action that, after receiving advice from counsel, is inconsistent with such director’s, officer’s, or manager’s fiduciary obligations under applicable law or (ii) refrain from taking any action that, after receiving advice from counsel, is consistent with such director’s, officer’s, or manager’s fiduciary obligations under applicable law.

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For the avoidance of doubt, nothing in this Section 8 shall be construed to limit or affect in any way (y) any Restructuring Support Party’s rights under this Agreement, including upon occurrence of any Termination Event, or (z) the Debtors’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding financing necessary to administer the Chapter 11 Cases; provided, however, that to the extent the Debtors engage in any such marketing efforts, discussions, and/or negotiations, they shall provide updates to the Restructuring Support Parties (as frequently as reasonably requested by the Restructuring Support Parties) regarding such efforts including answering any and all information and diligence requests regarding such efforts, discussions, and/or negotiations.

9. Restructuring Support Party Termination Events. The Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders shall have the right, but not the obligation, upon notice to the other Parties, to terminate the obligations of their respective Restructuring Support Parties under this Agreement upon the occurrence of any of the following events, except to the extent that any such event specifies otherwise, unless waived, in writing, by such Requisite Consenting Creditors, Requisite Consenting Term Loan Lenders or Requisite Consenting Incremental Term Loan Lenders (as applicable) on a prospective or retroactive basis (each, a “Restructuring Support Party Termination Event”):

(a)	the failure to meet any of the Milestones in Section 6 of this Agreement, subject to the proviso set forth at the end of Section 6, unless (i) such failure is the result of any act, omission, or delay on the part of any Restructuring Support Party which is seeking termination of this Agreement in violation of its obligations under this Agreement or (ii) such Milestone is extended in accordance with Section 6;

(b)	the (i) filing by any Debtor of a motion or other request for relief seeking to dismiss any of the Chapter 11 Cases or convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or (ii) entry of an order by the Bankruptcy Court dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(c)	the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(d)	any Debtor amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is inconsistent with this Agreement, provided that the only consents required for such amendments or modifications will be the consents required pursuant to Sections 4(b), (c) and (d) of this Agreement;

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(e)	any Debtor files or announces that it will file or joins in or supports any plan of reorganization other than the Plan, without the prior written consent of the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders or the Requisite Consenting Incremental Term Loan Lenders;

(f)	any Debtor files any motion or application seeking authority to sell any material assets, without the prior written consent of the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders or the Requisite Consenting Incremental Term Loan Lenders;

(g)	the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Restructuring Transactions on the terms and conditions set forth in the Plan Term Sheet or the Plan; provided, however, that the Debtors shall have five (5) business days after issuance of such ruling or order to obtain relief that would allow consummation of the Restructuring Transactions in a manner that (i) does not prevent or diminish in a material way compliance with the terms of the Plan and this Agreement, and (ii) is acceptable to the Requisite Consenting Creditors (or as to the Supermajority Matters, the Requisite Supermajority Consenting Creditors), the Requisite Consenting Term Loan Lenders or the Requisite Consenting Incremental Term Loan Lenders;

(h)	the Debtors file any motion authorizing the use of cash collateral or the entry into post-petition financing that is not consented to by the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders or the Requisite Consenting Incremental Term Loan Lenders, in each case, which consent shall not unreasonably be withheld;

(i)	a material breach by any Debtor of any representation, warranty, or covenant of such Debtor set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Debtors that are included in the Plan Term Sheet attached to this Agreement but not in this Agreement are to be considered “covenants” of the Debtors, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Plan Term Sheet to be re-copied in this Agreement) that (to the extent curable) remains uncured for a period of ten (10) business days after the receipt by the Debtors of written notice of such breach;

(j)

either (i) any Debtor or any Restructuring Support Party files a motion, application, or adversary proceeding (or any Debtor or Restructuring Support Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, (x) the Incremental Term Loan Claims or the

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Incremental Term Loan Guaranty Claims, or the liens securing such claims, then the Requisite Consenting Incremental Term Loan Lenders shall have the right, but not the obligation, to declare a Restructuring Support Party Termination Event, (y) the Term Loan Claims, the Term Loan Guaranty Claims or the liens securing such claims, then the Requisite Consenting Term Loan Lenders shall have the right, but not the obligation, to declare a Restructuring Support Party Termination Event, (z) the OpCo Note Claims or the OpCo Note Guaranty Claims, then the Requisite Consenting Creditors shall have the right, but not the obligation to declare a Restructuring Support Party Termination Event; or (B) asserting any other cause of action against and/or with respect or relating to the claims set forth in clauses (x), (y) and (z) or the prepetition liens securing such claims, to the extent applicable, then the applicable parties shall have the same rights with respect to the claims and liens they hold with respect to the matters as set forth in clauses (x), (y), and (z) in this Section; or (ii) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of any Restructuring Support Party with respect to any of the foregoing causes of action or proceedings; provided that if any Debtor or any Restructuring Support Party (other than a holder of a Term Loan Claim or a Term Loan Guaranty Claim) engages in any of the foregoing with respect to the Term Loan Claims or the Term Loan Guaranty Claims, then the Requisite Consenting Term Loan Lenders shall have the right, but not the obligation, to declare a Restructuring Support Party Termination Event; provided, further, that if any Debtor or any Restructuring Support Party (other than a holder of an Incremental Term Loan Claim or an Incremental Term Loan Guaranty Claim) engages in any of the foregoing with respect to the Incremental Term Loan Claims or the Incremental Term Loan Guaranty Claims, then the Requisite Consenting Incremental Term Loan Lenders shall have the right, but not the obligation, to declare a Restructuring Support Party Termination Event; provided, further, that if any Debtor or any Restructuring Support Party (other than a holder of an OpCo Note Claim) engages in any of the foregoing with respect to the OpCo Note Claims, then the holders of 2/3 in dollar amount of the OpCo Note Claims will have the right, but not the obligation, to declare a Restructuring Support Party Termination Event;

(k)	any Debtor terminates its obligations under and in accordance with this Agreement;

(l)	any board, officer, or manager (or party with authority to act) of a Debtor (or the Debtors themselves) takes any action in furtherance of the rights available to it (or them) under Section 8(b) of this Agreement that are materially inconsistent with the Restructuring Transactions as contemplated by this Agreement and/or the Plan Term Sheet attached hereto as Exhibit A;

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(m)	the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(n)	the Bankruptcy Court denies approval of the RSA Assumption Motion;

(o)	any Debtor requests that the United States Trustee appoint an official committee of equity security holders (either preferred or common or both) or supports any such request;

(p)	the failure of any Definitive Documentation to comply with Section 3 or Section 4 of this Agreement, provided that with respect to any such failure, only the parties directly and adversely affected shall have the right, but not the obligation, to declare a Restructuring Support Party Termination Event; or

(q)	at any time before the Petition Date, the occurrence of an Event of Default (as defined in the Term Loan Credit Agreement) under section 8.01(a) of the Term Loan Credit Agreement; provided, that this Restructuring Party Termination Event may be declared only by the Requisite Consenting Term Loan Lenders or the Requisite Consenting Incremental Term Loan Lenders and any waiver thereof shall be effective with respect to the party granting such waiver and not the Requisite Consenting Term Loan Lenders or the Requisite Consenting Incremental Term Loan Lenders collectively; or

(r)	the occurrence of any other material breach of this Agreement or the Plan Term Sheet not otherwise covered in the immediately preceding clauses (a) through and including (q) by any Debtor that has not been cured (if susceptible to cure) within three (3) business days after written notice to the Debtors of such breach by the Requisite Consenting Creditors (or as to the Supermajority Matters, the Requisite Supermajority Consenting Creditors), the Requisite Consenting Term Loan Lenders or the Requisite Consenting Incremental Term Loan Lenders asserting such termination.

10. The Debtors’ Termination Events. Each Debtor may, upon notice to the Restructuring Support Parties, terminate its obligations under this Agreement upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Restructuring Support Party Termination Events, the “Termination Events”), in which case this Agreement shall terminate with respect to all Parties, subject to the rights of the Debtors to fully or conditionally waive, in writing, on a prospective or retroactive basis, the occurrence of a Company Termination Event:

(a)

a breach by a Restructuring Support Party of any representation, warranty, or covenant of such Restructuring Support Party set forth in this Agreement that could reasonably be expected to have a material adverse impact on the Restructuring Transactions or the consummation of the

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Restructuring Transactions that (to the extent curable) remains uncured for a period of ten (10) business days after the receipt by such Restructuring Support Party of written notice and description of such breach;

(b)	the occurrence of a breach of this Agreement by any Restructuring Support Party that has the effect of materially impairing any of the Debtors’ ability to effectuate the Restructuring Transactions and has not been cured (if susceptible to cure) within ten (10) business days after written notice to all Restructuring Support Parties of such breach and a description thereof;

(c)	upon written notice to the Restructuring Support Parties, if the board of directors or board of managers, as applicable, of a Debtor determines, after receiving advice from counsel, that proceeding with the Restructuring Transactions (including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties;

(d)	the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Restructuring Transactions; provided, however, that the Debtors have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement;

(e)	the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders or the Requisite Consenting Incremental Term Loan Lenders terminate their obligations under and in accordance with Section 9 of this Agreement; or

(f)	the failure to satisfy any requirement under Section 3 of this Agreement that the Plan, or any other agreement or document that is included in the Definitive Documentation, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and be reasonably satisfactory to the Debtors.

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11. Mutual Termination; Automatic Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement by and among the Debtors, the Requisite Supermajority Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically upon the occurrence of the Plan Effective Date.

12. Automatic Stay. The Parties acknowledge that after the commencement of the Chapter 11 Cases, the termination of this Agreement and the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code subject to the terms of any order authorizing the assumption of this Agreement; provided, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

13. Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 9, 10, or 11 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, all Parties’ obligations under this Agreement shall be terminated effective immediately, and the Parties hereto shall be released from all commitments, undertakings, and agreements hereunder, and any vote in favor of the Plan delivered by such Party or Parties shall be immediately revoked and deemed void ab initio; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Debtors’ obligations in Section 16 of this Agreement accrued up to and including such Termination Date; and (c) Sections 13, 18, 21, 23, 24, 25, 26, 27, 28, 29, 30, 31, 35 and 36 hereof.

14. Transfers of Claims and Interests.

(a)

Each Restructuring Support Party shall not (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Restructuring Support Party’s claims against, or interests in, any Debtor, as applicable, in whole or in part, or (ii) deposit any of such Restructuring Support Party’s claims against or interests in any Debtor, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Restructuring Support Party making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Restructuring Support Party or any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to counsel to the Debtors, counsel to the Consenting Term Loan Lenders, counsel to the Consenting Incremental Term Loan Lenders, and counsel to the Consenting OpCo Noteholders, a Transferee Joinder substantially in the form attached hereto as Exhibit B (the “Transferee Joinder”). With respect to claims against or interests in a Debtor held by the relevant

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transferee upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Restructuring Support Party, as applicable, set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Sub-Clause (a) of this Section 14 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors and/or any Restructuring Support Party, and shall not create any obligation or liability of any Debtor or any other Restructuring Support Party to the purported transferee.

(b)	Notwithstanding Sub-Clause (a) of this Section 14, (i) an entity that is acting in its capacity as a Qualified Marketmaker shall not be required to be or become a Restructuring Support Party in order to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any claim against, or interest in, any Debtor, as applicable, by a Restructuring Support Party to a transferee; provided, that such transfer by a Restructuring Support Party to a transferee shall be in all other respects in accordance with and subject to Sub-Clause (a) of this Section 14; and (ii) to the extent that a Restructuring Support Party, acting in its capacity as a Qualified Marketmaker, acquires any claim against, or interest in, any Debtor from a holder of such claim or interest who is not a Restructuring Support Party, it may transfer (by purchase, sale, assignment, participation, or otherwise) such claim or interest without the requirement that the transferee be or become a Restructuring Support Party in accordance with this Section 14. For purposes of this Sub-Clause (b), a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against, or interests in, the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims against, or interests in, the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against, or interests in, the Debtors, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

15. Further Acquisition of Claims or Interests. Except as set forth in Section 14, nothing in this Agreement shall be construed as precluding any Restructuring Support Party or any of its affiliates from acquiring additional ABL Claims, Term Loan Claims, Incremental Term Loan Claims, Incremental Term Loan Guaranty Claims, OpCo Note Claims, HoldCo Note Claims (collectively, the “Claims”), Existing HoldCo Equity Interests, or interests in the instruments underlying the ABL Claims, Term Loan Claims, Incremental Term Loan Claims, Incremental Term Loan Guaranty Claims, OpCo Note Claims, HoldCo Note Claims, or Existing HoldCo Equity Interests; provided, however, that any additional ABL Claims, Term Loan

16

Claims, Incremental Term Loan Claims, Incremental Term Loan Guaranty Claims, OpCo Note Claims, HoldCo Note Claims, Existing HoldCo Equity Interests, or interests in the underlying instruments acquired by any Restructuring Support Party and with respect to which such Restructuring Support Party is the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any claims or interests held by it shall automatically be subject to the terms and conditions of this Agreement. Upon any such further acquisition, such Restructuring Support Party shall promptly notify counsel to the Debtors, Jones Day, as counsel to the Consenting Term Loan Lenders, Latham, as counsel to the Consenting Incremental Term Loan Lenders, and Weil, as counsel to the Consenting OpCo Noteholders, and such acquisition shall become subject to the terms of this Agreement.

16. Fees and Expenses. Fees and expenses shall be paid according to the terms and conditions set forth in the Plan Term Sheet.

17. Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Restructuring Support Parties will not be solicited until such Parties have received the Disclosure Statement and related ballots in accordance with applicable law, and will be subject to sections 1125, 1126, and 1127 of the Bankruptcy Code. In addition, this Agreement does not constitute an offer to issue or sell securities to any Person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

18. Representations and Warranties.

(a)	Each Restructuring Support Party hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct, and complete as of the date hereof:

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery, and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation, or bylaws, or other organizational documents;

(iv)

it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with

17

respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement;

(v)	it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring Transactions and to accept the terms of the Plan;

(vi)	it (A) either (1) is the sole legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind the claims and interests identified and in the amounts set forth alongside its name on Exhibit C hereto, or (2) has all necessary investment or voting discretion with respect to the principal amount of claims and interests identified alongside its name on Exhibit C hereto, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) other than trades entered into on or prior to the date hereof and unsettled as of the date hereof, does not directly own any ABL Claims, Term Loan Claims, Incremental Term Loan Claims, OpCo Note Claims, HoldCo Note Claims, or Existing HoldCo Equity Interests, other than as identified alongside its name on Exhibit C hereto; and (C) other than trades entered into on or prior to the date hereof and unsettled as of the date hereof, has made no assignment, sale, participation, grant, conveyance, pledge, or other transfer of, and has not entered into any other agreement to assign, sell, use, participate, grant, convey, pledge, or otherwise transfer any portion of its right, title, or interests in such claims; and

(vii)	it has no agreement, understanding, or other arrangement (whether oral, written, or otherwise) with any other Restructuring Support Party regarding the transfer or sale of all or a material portion of the Debtors’ assets to any party whatsoever.

(b)	Each Debtor hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Debtors) that the following statements are true, correct, and complete as of the date hereof:

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

18

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases) under any material contractual obligation to which it or any of its affiliates is a party;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(v)	(A) the offer and sale of the Reorganized Equity has not been, and will not be, registered under the Securities Act and (B) the offering and issuance of the Reorganized Equity is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D thereunder or pursuant to section 1145 of the Bankruptcy Code;

(vi)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and, to the extent applicable, approval by the Bankruptcy Court, this Agreement is a legally valid and binding obligation of each Debtor and is enforceable against each Debtor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(vii)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

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19. Creditors’ Committee. Each Restructuring Support Party agrees not to request that the United States Trustee appoint an official committee of creditors in the Chapter 11 Cases. Notwithstanding anything herein to the contrary, if any Restructuring Support Party is appointed to and serves on an official committee of creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Restructuring Support Party’s exercise of its fiduciary duties to any person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, that nothing in this Agreement shall be construed as requiring any Restructuring Support Party to serve on any official committee in any such chapter 11 case.

20. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Debtors and in contemplation of possible chapter 11 filings by the Debtors and the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court, including the Bankruptcy Court.

21. Right to Participate in Proposed Contribution. In the event that the Requisite Consenting Creditors and the Requisite Supermajority Consenting Creditors, as applicable, agree to support a Proposed Contribution, each Consenting OpCo Noteholder shall be provided the opportunity to participate in the funding of any backstop related to such Proposed Contribution on a pro rata basis (in an amount commensurate with such Consenting OpCo Noteholder’s aggregate principal outstanding OpCo Note Claims held at the time of funding such backstop). Any fees that are provided for in connection with such Proposed Contribution shall only be payable to any such participating Consenting OpCo Noteholder on a pro rata basis commensurate with the amount of the backstop actually funded on the date earned.

22. Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 17 of this Agreement, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, the Plan Term Sheet, this Agreement, the Plan, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding, or used by any party for any reason whatsoever, including in any proceeding, other than a proceeding to enforce its terms.

23. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.

24. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other

20

equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

25. Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the United States District Court for the Southern District of New York, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

26. Waiver of Right to Trial by Jury. Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

27. Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

28. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

29. Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Debtor:

Seventy Seven Energy Inc.

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Attn: David Treadwell

777 N.W. 63rd Street

Oklahoma City, OK 73116

Tel: (405) 608-7704

Email: dtreadwell@77nrg.com

With a copy to:

Baker Botts L.L.P.

Attn:	Shalla Prichard
Attn:	Emanuel Grillo

Tel: (713) 229-1283

Tel: (212) 408-2519

Fax: (212) 259-2519

Email:	shalla.prichard@bakerbotts.com
emanuel.grillo@bakerbotts.com

(b)	Consenting Term Loan Lenders

Jones Day

Attn: Scott J. Greenberg

Attn: Michael J. Cohen

222 East 41st Street

New York, NY 10017

Tel: (212) 326-3939

Email:	sgreenberg@jonesday.com
mcohen@jonesday.com

(c)	Consenting Incremental Term Loan Lenders

Latham & Watkins LLP

Attn:	Mark A. Broude

885 Third Avenue

New York, NY 10022-4834

Tel: (212) 906-1384

Email: mark.broude@lw.com

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(d)	Consenting OpCo Noteholders:

Weil, Gotshal & Manges LLP

Attn:	Matthew S. Barr
Attn:	David N. Griffiths

767 Fifth Avenue

New York, NY 10153-0119

Tel: (212) 310-8767

Tel: (212) 310-8729

Fax: (212) 310-8007

Email:	matt.barr@weil.com
david.griffiths@weil.com

30. Entire Agreement. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

31. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented except in a writing executed and delivered by the Debtors, the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders as applicable; provided, that, subject to Section 5, Sections 4, 7, 9, 20, this Section 31, and any provision (or, as applicable, sub-provision) of this Agreement (including any Exhibits and Schedules hereto) requiring the consent of the Requisite Supermajority Consenting Creditors shall not be modified, amended, waived, or supplemented without the prior written consent of the Debtors and the Requisite Supermajority Consenting Creditors; provided, further, that Sections 4, 7, 9, 20, this Section 31, and any provision (or, as applicable, sub-provision) of this Agreement (including any Exhibits and Schedules hereto) requiring the consent of the Requisite Consenting Term Loan Lenders shall not be modified, amended, waived, or supplemented without the prior written consent of the Debtors and the Requisite Consenting Term Loan Lenders; provided, further, that Sections 4, 7, 9, 20, this Section 31, and any provision (or, as applicable, sub-provision) of this Agreement (including any Exhibits and Schedules hereto) requiring the consent of the Requisite Consenting Incremental Term Loan Lenders shall not be modified, amended, waived, or supplemented without the prior written consent of the Debtors and the Requisite Consenting Incremental Term Loan Lenders.

32. Reservation of Rights.

(a)

Except as expressly provided in this Agreement or the Plan Term Sheet, including Section 7(a) of this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties and any of its rights, remedies and interests under the Term Loan Credit Agreement (as supplemented by the Incremental Term Loan Supplement), the OpCo

23

Notes Indenture or any other applicable agreement, instrument or document that gives rise to a such claims, in each case, including rights with respect to a default, event of default or similar event under any of the foregoing instruments or agreements.

(b)	Without limiting Sub-Clause (a) of this Section 32 in any way, if the Plan is not consummated in the manner set forth, and on the timeline set forth, in this Agreement and Plan Term Sheet, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses, subject to Section 24 of this Agreement. The Plan Term Sheet, this Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

33. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

34. Public Disclosure. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, (a) on or after the Effective Date, the Debtors may make any public disclosure or filing with respect to the subject matter of this Agreement, including, without limitation, the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein, that, based upon the advice of counsel, is required to be made (i) by applicable law or regulation or (ii) pursuant to any rules or regulations of the New York Stock Exchange, without the express written consent of the other Parties and (b) after the Petition Date, the Parties may (i) disclose the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein without the express written consent of the other Parties and (ii) file a copy of this Agreement with the Bankruptcy Court; provided, however, that, in all instances, the Parties may not disclose, and shall redact the holdings information of every Party to this Agreement as of the date hereof and at any time hereafter. In addition, each Party to this Agreement shall have the right, at any time, to know the identities and holdings information of every other Party to this Agreement, but must keep such information confidential and may not disclose such information to any person except as may be compelled by a court of competent jurisdiction. The Debtors take no position with regard to whether such information may be material non-public information, but may not disclose such information other than on a confidential basis or as may be ordered by the Bankruptcy Court.

35. Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

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36. Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signatures and exhibits follow.]

25

IN WITNESS WHEREOF, this RSA has been duly executed as of the date first above written.

SEVENTY SEVEN ENERGY INC.

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

SEVENTY SEVEN FINANCE INC.

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

SEVENTY SEVEN OPERATING LLC

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

SEVENTY SEVEN LAND COMPANY LLC

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

KEYSTONE ROCK & EXCAVATION, L.L.C.

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

PERFORMANCE TECHNOLOGIES, L.L.C.

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

PTL PROP SOLUTIONS, L.L.C.

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

WESTERN WISCONSIN SAND COMPANY, LLC

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

NOMAC DRILLING, L.L.C.

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

SSE LEASING, LLC

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

GREAT PLAINS OILFIELD RENTAL, L.L.C.

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED

this day of April, 2016

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC, on behalf of itself and the funds it manages

By:	/s/ David M. O’Mara
	Its:	Authorized Signatory

AGREED TO AND ACCEPTED

this day of April, 2016

MUDRICK CAPITAL MANAGEMENT, LLC, on behalf of itself and the funds it manages

By:	/s/ Jason Muldrick
	Its:	Authorized Signatory

AGREED TO AND ACCEPTED

this day of April, 2016

AXAR CAPITAL MANAGEMENT, LLC, on behalf of itself and the funds it manages

By:	/s/ Andrew Axelrod
	Its:	Authorized Signatory

AGREED TO AND ACCEPTED

this day of April, 2016

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Donna Souza
	Name:	Donna Souza
	Title:	Authorized Signatory

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

JFIN CLO 2013 LTD

By:	Apex Credit Partners LLC, as a Portfolio Manager

By:	/s/ Andrew Stern
	Its:	Managing Director

Taxpayer I.D. #

JFIN CLO 2014 LTD

By:	Apex Credit Partners LLC, as a Portfolio Manager

By:	/s/ Andrew Stern
	Its:	Managing Director

Taxpayer I.D. #

JFIN CLO 2014-II LTD

By:	Apex Credit Partners LLC, as a Portfolio Manager

By:	/s/ Andrew Stern
	Its:	Managing Director

Taxpayer I.D. #

JFIN CLO 2015 LTD

By:	Apex Credit Partners LLC, as a Portfolio Manager

By:	/s/ Andrew Stern
	Its:	Managing Director

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain CLO 2015-2, Ltd., as Lender

By:	BlueMountain Capital Management, LLC

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

Blue Mountain Credit Alternatives Master Fund L.P., as Lender

By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BLUE MOUNTAIN SUMMIT TRADING L.P., as Lender

By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain CLO 2012-1 Ltd, as Lender

By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC,
Its Collateral Manager

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain CLO 2012-2 Ltd, as Lender

By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC,
Its Collateral Manager

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain CLO 2013-3 Ltd., as Lender

By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC,
Its Collateral Manager

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain CLO 2013-4 Ltd., as Lender

By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC,
Its Collateral Manager

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain CLO 2014-1 Ltd, as Lender

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain CLO 2014-2 Ltd, as Lender

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain CLO 2014-3 Ltd., as Lender
By:	BlueMountain Capital Management, LLC

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain CLO 2014-4 Ltd, as Lender
By:	BlueMountain Capital Management

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P., as Lender
By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BLUEMOUNTAIN GUADALUPE PEAK FUND L.P., as Lender
By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain Kicking Horse Fund L.P, as Lender
By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BLUEMOUNTAIN LOGAN OPPORTUNITIES
MASTER FUND L.P., as Lender
By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BLUEMOUNTAIN MONTENVERS MASTER
FUND SCA SICAV-SIF, as Lender
By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BlueMountain Timberline Ltd., as Lender
By:	BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor

By:	/s/ Meghan Fornshell
	Its:	Operations Analyst

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 29th day of April, 2016

CATERPILLAR FINANCIAL SERVICES CORPORATION

By:	/s/ Adam Brown
Title:	Credit Manager

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

Covenant Credit Partners CLO I, Ltd.

By:	/s/ Brian Horton
Title:	MD

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

BLT 13 LLC

By:	/s/ Robert Healey
Title:	Authorized Signatory

Taxpayer I.D. #

AGREED TO AND ACCEPTED
this 2nd day of May, 2016

ATLAS SENIOR LOAN FUND V, LTD.
By:	Crescent Capital Group LP, its adviser

By:	/s/ Gil Tollinchi
Title:	Managing Director

By:	/s/ Brian McKeon
Title:	Vice President

GIN I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

Flagship CLO VIII Ltd, as Lender
BY:	Deutsche Investment Management Americas Inc.,
As Interim Investment Manager

By:	/s/ Mark Kim
Name:	Mark Kim
Title:	Vice President

By:	/s/ Eric Meyer
Name:	Eric Meyer
Title:	Portfolio Manager

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 29th day of April, 2016

DW CATALYST MASTER FUND, LTD.

By:	/s/ Shawn Singh
	Name:	Shawn Singh
	Title:	Authorized Signatory

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 29th day of April, 2016

DW VALUE MASTER FUND, LTD.

By:	/s/ Shawn Singh
	Name:	Shawn Singh
	Title:	Authorized Signatory

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

Hull Street CLO, Ltd., as Lender

By:	/s/ Scott D’Orsi
	Name:	Scott D’Orsi
	Title:	Portfolio Manager

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

ICG US CLO 2014-1, Ltd.

By:	/s/ Seth Katzenstein
	Name:	Seth Katzenstein
	Title:	Authorized Signatory

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

ICG US CLO 2014-2, Ltd.

By:	/s/ Seth Katzenstein
	Name:	Seth Katzenstein
	Title:	Authorized Signatory

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

ICG US CLO 2014-3, Ltd.

By:	/s/ Seth Katzenstein
	Name:	Seth Katzenstein
	Title:	Authorized Signatory

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

ICG US CLO 2015-1, Ltd.

By:	/s/ Seth Katzenstein
	Name:	Seth Katzenstein
	Title:	Authorized Signatory

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Invesco Senior Secured Management, Inc., on behalf of certain funds and accounts for which it acts as investment manager or sub-adviser

By:	/s/ Kevin Egan
	Name:	Kevin Egan
	Title:	Senior Portfolio Manager

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this day of April, 2016

JMP CREDIT ADVISORS CLO II LTD., as Lender
By:	JMP Credit Advisors LLC
As Attorney-in-Fact

By:	/s/ April C. Lowry
	Name:	April C. Lowry
	Title:	Director

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

KVC CLO 2012-2 LTD.

By:	/s/ David Cifonelli
	Name:	David Cifoneilli
	Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

KVC CLO 2013-1 LTD.

By:	/s/ David Cifonelli
	Name:	David Cifoneilli
	Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

KVC CLO 2013-2 LTD.

By:	/s/ David Cifonelli
	Name:	David Cifoneilli
	Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

KVC CLO 2014-1 LTD.

By:	/s/ David Cifonelli
	Name:	David Cifoneilli
	Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

METROPOLITAN LIFE INSURANCE COMPANY
METLIFE INSURANCE COMPANY USA
by	Metropolitan Life Insurance Company, its Investment Manager

NEW ENGLAND LIFE INSURANCE COMPANY
by	Metropolitan Life Insurance Company, its Investment Manager

By:	/s/ David Yu
Name:	David Yu
Title:	Director

METROPOLITAN LIFE INSURANCE COMPANY Taxpayer l.D. #

METLIFE INSURANCE COMPANY USA Taxpayer I.D. #

NEW ENGLAND LIFE INSURANCE COMPANY Taxpayer l.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016
VENTURE XV CLO, Limited, as Lender
By: its investment advisor
MJX Asset Management LLC

By:	/s/ Frederick Taylor
	Name:	Frederick Taylor
	Title:	Managing Director

Taxpayer I.D. # GIIN

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

VENTURE XVI CLO, Limited, as Lender
By: its investment advisor
MJX Asset Management LLC

By:	/s/ Frederick Taylor
	Name:	Frederick Taylor
	Title:	Managing Director

Taxpayer I.D. # GIIN

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

VENTURE XVIII CLO, Limited, as Lender
By: its investment advisor
MJX Asset Management LLC

By:	/s/ Frederick Taylor
	Name:	Frederick Taylor
	Title:	Managing Director

Taxpayer I.D. # GIIN

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

VENTURE XI CLO, Limited, as Lender
By: its investment advisor
MJX Asset Management LLC

By:	/s/ Frederick Taylor
	Name:	Frederick Taylor
	Title:	Managing Director

Taxpayer I.D. # GIIN

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

VENTURE XIV CLO, Limited, as Lender
By: its investment advisor
MJX Asset Management LLC

By:	/s/ Frederick Taylor
	Name:	Frederick Taylor
	Title:	Managing Director

Taxpayer I.D. # GIIN

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

VENTURE XVII CLO, Limited, as Lender
By: its investment advisor
MJX Asset Management LLC

By:	/s/ Frederick Taylor
	Name:	Frederick Taylor
	Title:	Managing Director

Taxpayer I.D. # GIIN

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

Octagon Investment Partners XX, Ltd., as Lender
By:	Octagon Credit Investors, LLC,
as Portfolio Manager

By:	/s/ Margaret B. Harvey
	Name:	Margaret B. Harvey
	Title:	Managing Director of Portfolio Administration

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

Octagon Investment Partners XXI, Ltd., as Lender
By:	Octagon Credit Investors, LLC
as Portfolio Manager

By:	/s/ Margaret B. Harvey
	Name:	Margaret B. Harvey
	Title:	Managing Director of Portfolio Administration

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

Octagon Loan Funding, Ltd., as Lender
By:	Octagon Credit Investors, LLC as Collateral Manager

By:	/s/ Margaret B. Harvey
	Name:	Margaret B. Harvey
	Title:	Managing Director of Portfolio Administration

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

Octagon Emigrant Senior Secured Loan Trust, as Lender
By:	Octagon Credit Investors, LLC, as Portfolio Manager

By:	/s/ Margaret B. Harvey
	Name:	Margaret B. Harvey
	Title:	Managing Director of Portfolio Administration

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

OCP CLO 2014-6, Ltd.
By:	Onex Credit Partners, LLC, as Portfolio Manager

By:	/s/ Paul Travers
	Name:	Paul Travers
	Title:	Portfolio Manager

Taxpayer I.D. # N/A

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

OFSI Fund V, Ltd.
By:	OFS Capital Management, LLC, its Collateral Manager

By:	/s/ Ken A. Brown
	Name:	Ken A. Brown
	Title:	Managing Director

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

OFSI Fund VII, Ltd.
By:	OFS Capital Management, LLC, its Collateral Manager

By:	/s/ Ken A. Brown
	Name:	Ken A. Brown
	Title:	Managing Director

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

OFSI Fund VI, Ltd.
By:	OFS Capital Management, LLC, its Collateral Manager

By:	/s/ Ken A. Brown
	Name:	Ken A. Brown
	Title:	Managing Director

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Galaxy XVIII CLO Ltd.
By:	PineBridge Investments LLC
As Collateral Manager

By:	/s/ Andrew Meissner
	Name:	Andrew Meissner
	Title:	Authorized Signatory

Taxpayer I.D. # Please see attached tax form

AGREED TO AND ACCEPTED

this day of April, 2016

Principal Life Insurance Company on behalf of one or more Separate Accounts (Principal Life Insurance Company, DBA Principal Core Plus Bond Separate Account)
By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

Principal Funds, Inc. – Core Plus Bond Fund
By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

Principal Variable Contracts Funds, Inc. – Bond and Mortgage Securities Account
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

Principal Global Investors Funds – High Yield Fund
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

PGIT – High Yield Fixed Income Fund
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

Principal Funds Inc – High Yield Fund
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

PGI CIT Multi-Sector Fixed Income Fund
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

Boeing Company Employee Retirement Plans Master Trust
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

Daiwa Premium Trust – Daiwa/Principal US Short
Duration High Yield Bond Fund
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

Iowa Public Employees Retirement System
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

ACCEPTED AND AGREED
this day of April, 2016

Principal Life Insurance Company
By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Alan P. Kress
Alan P. Kress, Counsel

By:	/s/ Colin Pennycooke
Colin Pennycooke, Counsel

AGREED TO AND ACCEPTED
this 02 day of May, 2016

Benefit Street Partners CLO IV, Ltd., as Lender

By:	/s/ Todd Marsh
	Name:	Todd Marsh
	Title:	Authorized Signer

Taxpayer I.D. #

AGREED TO AND ACCEPTED
this 02 day of May, 2016

Cavalry CLO II, as Lender
By:	Bain Capital Credit, LP, as Collateral Manager

By:	/s/ Andrew Viens
	Name:	Andrew Viens
	Title:	Sr. Vice President of Operations

Taxpayer I.D. #

AGREED TO AND ACCEPTED
this 02 day of May, 2016

Cavalry CLO III, Ltd., as Lender
By:	Bain Capital Credit, LP, as Collateral Manager

By:	/s/ Andrew Viens
	Name:	Andrew Viens
	Title:	Document Control Team

Taxpayer I.D. #

AGREED TO AND ACCEPTED
this 02 day of May, 2016

Cavalry CLO V, Ltd., as Lender
By:	Bain Capital Credit, LP, as Collateral Manager

By:	/s/ Andrew Viens
	Name:	Andrew Viens
	Title:	Document Control Team

Taxpayer I.D. #

AGREED TO AND ACCEPTED this 29th day of April, 2016

Adams Mill CLO Ltd.

By:	SHENKMAN CAPITAL MANAGEMENT, INC.,
as Collateral Manager

By:	/s/ Justin Slatky
	Name:	Justin Slatky
	Title:	Executive Vice President

Taxpayer I.D. #	offshore

AGREED TO AND ACCEPTED

this 29th day of April, 2016

Jackson Mill CLO, Ltd.

By:	SHENKMAN CAPITAL MANAGEMENT, INC.,
as Collateral Manager

By:	/s/ Justin Slatky
	Name:	Justin Slatky
	Title:	Executive Vice President

Taxpayer I.D. #	offshore

AGREED TO AND ACCEPTED

this 29th day of April, 2016

Jefferson Mill CLO, Ltd.

By:	SHENKMAN CAPITAL MANAGEMENT, INC.,
as Collateral Manager

By:	/s/ Justin Slatky
	Name:	Justin Slatky
	Title:	Executive Vice President

Taxpayer I.D. #	offshore

AGREED TO AND ACCEPTED

this 29th day of April, 2016

Washington Mill CLO Ltd.

By:	SHENKMAN CAPITAL MANAGEMENT, INC.,
as Collateral Manager

By:	/s/ Justin Slatky
	Name:	Justin Slatky
	Title:	Executive Vice President

Taxpayer I.D. #	offshore

AGREED TO AND ACCEPTED IN THE UNDERSIGNED’S CAPACITY AS THE HOLDER OF TERM LOANS FOR ITS OWN ACCOUNT ONLY AND NOT IN ANY OTHER CAPACITY, INCLUDING, WITHOUT LIMITATION, AS CUSTODIAN, AS TRUSTEE OR AS INVESTMENT ADVISOR

this 2nd day of May, 2016

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Pallo Blum-Tucker
Name:	Pallo Blum-Tucker
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED
this 02 day of May, 2016

Catamaran CLO 2012-1 Ltd., as Lender
By:	Trimaran Advisors, L.L.C.

By:	/s/ Daniel Gilligan
	Name:	Daniel Gilligan
	Title:	Authorized Signatory

Taxpayer I.D. #	N/A (W-8BEN-E)

AGREED TO AND ACCEPTED
this 02 day of May, 2016

Catamaran CLO 2013-1 Ltd., as Lender
By:	Trimaran Advisors, L.L.C.

By:	/s/ Daniel Gilligan
	Name:	Daniel Gilligan
	Title:	Authorized Signatory

Taxpayer I.D. #	N/A (W-8BEN-E)

AGREED TO AND ACCEPTED
this 02 day of May, 2016

Catamaran CLO 2014-1 Ltd., as Lender
By:	Trimaran Advisors, L.L.C.

By:	/s/ Daniel Gilligan
	Name:	Daniel Gilligan
	Title:	Authorized Signatory

Taxpayer I.D. #	N/A (W-8BEN-E)

AGREED TO AND ACCEPTED
this 02 day of May, 2016

Catamaran CLO 2014-2 Ltd., as Lender

By:	/s/ Daniel Gilligan
	Name:	Daniel Gilligan
	Title:	Authorized Signatory

Taxpayer I.D. #	N/A (W-8BEN-E)

AGREED TO AND ACCEPTED
this 02 day of May, 2016

Catamaran CLO 2015-1 Ltd., as Lender

By:	/s/ Daniel Gilligan
	Name:	Daniel Gilligan
	Title:	Authorized Signatory

Taxpayer I.D. #	N/A (W-8BEN-E)

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

WELLS FARGO BANK, NA

By:	/s/ Timothy Mullins
	Name:	Timothy Mullins
	Title:	Head of Principal Investments

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 29th day of April, 2016

WhiteHorse VI, Ltd.

By:	H.I.G. WhiteHorse Capital, LLC
As:	Collateral Manager

By:	/s/ Ethan Underwood
	Name:	Ethan Underwood
	Title:	Manager

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 29th day of April, 2016

WhiteHorse VII, Ltd.

By:	H.I.G. WhiteHorse Capital, LLC
As:	Collateral Manager

By:	/s/ Ethan Underwood
	Name:	Ethan Underwood
	Title:	Manager

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 29th day of April, 2016

WhiteHorse IX, Ltd.

By:	H.I.G. WhiteHorse Capital, LLC
As:	Collateral Manager

By:	/s/ Ethan Underwood
	Name:	Ethan Underwood
	Title:	Manager

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 29th day of April, 2016

WhiteHorse X, Ltd.

By:	H.I.G. WhiteHorse Capital, LLC
As:	Collateral Manager

By:	/s/ Ethan Underwood
	Name:	Ethan Underwood
	Title:	Manager

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 2nd day of May, 2016

ZAIS CLO I, Limited

By:	ZAIS Leveraged Loan Manager, LLC,
its Collateral Manager

By:	/s/ Vincent Ingato
Name:	Vincent Ingato
Title:	Managing Director

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2014-2, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2014-3, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2014-4, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya Floating Rate Fund

By:	Voya Investment Management Co. LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2012-3, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2012-4, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2013-1, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2013-2, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2013-3, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2014-1, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2012-1, Ltd.

By:	Voya Alternative Asset Management LLC,
as its portfolio manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya CLO 2012-2, Ltd.

By:	Voya Alternative Asset Management LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

New Mexico State Investment Council

By:	Voya Investment Management Co. LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

AGREED TO AND ACCEPTED

this 3rd day of May, 2016

Voya Senior Income Fund

By:	Voya Investment Management Co. LLC,
as its investment manager

By:	/s/ Kelly T. Byrne
Name:	Kelly T. Byrne
Title:	Vice President

Taxpayer I.D. #

Exhibit A to the Restructuring Support Agreement

Plan Term Sheet

Execution Version

SEVENTY SEVEN ENERGY, INC., ET AL.

PLAN TERM SHEET

MAY 3, 2016

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed financial restructuring (the “Restructuring”) of the existing debt and other obligations of Seventy Seven Energy, Inc. (“HoldCo”) and the subsidiaries set forth below (collectively, the “Company”), including Seventy Seven Operating LLC (“OpCo”), pursuant to a joint chapter 11 plan of reorganization under the United States Bankruptcy Code (as defined below) (a “Plan”). Capitalized terms herein not otherwise defined shall have the meanings given them in that certain Amended and Restated Restructuring Support Agreement dated as of May 3, 2016, to which this Term Sheet is an exhibit (the “Restructuring Support Agreement”). As reflected in the Restructuring Support Agreement, the Restructuring is supported by the Consenting Term Loan Lenders, the Consenting Incremental Term Loan Lenders and the Consenting OpCo Noteholders (collectively, the “Restructuring Support Parties”).

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION OR AS AN OFFER TO BUY, SELL OR EXCHANGE ANY OF THE SECURITIES OR INSTRUMENTS DESCRIBED HEREIN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE NEGOTIATION AND EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND SATISFACTORY TO THE COMPANY AND THE REQUISITE CONSENTING CREDITORS. THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE COMPANY AND THE REQUISITE CONSENTING CREDITORS.

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Transaction Overview

Debtors:	HoldCo; OpCo; Seventy Seven Land Company LLC (“LandCo”); Seventy Seven Finance Inc. (“SSF”); Performance Technologies, L.L.C. (“PTL”); PTL Prop Solutions, L.L.C. (“PTL Prop”); Western Wisconsin Sand Company, LLC; Nomac Drilling, L.L.C. (“Nomac”); SSE Leasing LLC (“SSE Leasing”); Keystone Rock & Excavation, L.L.C.; and Great Plains Oilfield Rental, L.L.C. (“Great Plains”) (collectively, the “Debtors”).

Reorganized Debtors:	Each of the Debtors as reorganized under the Plan (the “Reorganized Debtors”).

1

Chapter 11 Cases:	The jointly-administered voluntary cases to be commenced by the Debtors under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Claims and Interests to be Restructured:

Undrawn letters of credit in an aggregate face amount equal to approximately $14.7 million, plus all other amounts outstanding (the “ABL Claims”), under that certain Credit Agreement, dated as of June 25, 2014, by and among Nomac, PTL and Great Plains, as borrowers, HoldCo, OpCo, LandCo, SSE Leasing and PTL Prop, as guarantors, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent (the “ABL Agent”), the lenders party thereto (the “ABL Lenders”), and certain other parties thereto (as amended, modified or otherwise supplemented from time to time prior to the date hereof, the “ABL Facility”);

$393 million in unpaid principal, plus all other amounts outstanding against OpCo (the “Term Loan Claims”) under that certain Term Loan Credit Agreement, dated as of June 25, 2014, by and among HoldCo, as parent, OpCo, as borrower, HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo, as guarantors, Wilmington Trust, N.A. (“Wilmington Trust”), as successor administrative agent (the “Term Loan Agent”), and the lenders party thereto (the “Term Loan Lenders”) (as amended, modified or otherwise supplemented from time to time prior to the date hereof, the “Term Loan Credit Agreement”; the term loans thereunder, the “Term Loan”) and all amounts outstanding against HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo (“Term Loan Guaranty Claims”) under that certain Guaranty, dated as of June 25, 2014, between HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo, as guarantors, and the Term Loan Agent, (the “Term Loan Guaranty”);

$99 million in unpaid principal, plus all other amounts outstanding against OpCo (the “Incremental Term Loan Claims”) under the Term Loan Credit Agreement, as supplemented by that certain Incremental Term Supplement (Tranche A), dated as of May 13, 2015, by and among HoldCo, as parent, OpCo, as borrower, HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo, as guarantors, Wilmington Trust, as successor administrative agent (the “Incremental Term Loan Agent”), and the lenders party thereto (the “Incremental Term Loan Lenders”) (as amended, modified or otherwise supplemented from time to time prior to the date hereof, the “Incremental Term Loan”) and all amounts outstanding against HoldCo, Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo (“Incremental Term Loan Guaranty Claims”) under that certain Guaranty, dated as of June 25, 2014, between HoldCo, Great Plains, Nomac, PTL,

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PTL Prop, SSE Leasing and LandCo, as guarantors, and the Incremental Term Loan Agent (the “Incremental Term Loan Guaranty”);

$650 million in unpaid principal, plus all other amounts outstanding against OpCo and SSF (the “OpCo Note Claims”) under the 6.625% Senior Notes Due 2019 (the “OpCo Notes” and, the beneficial holders of such OpCo Notes, the “OpCo Noteholders”) pursuant to that certain Indenture, dated as of October 28, 2011, by and among OpCo, as issuer, SSF, as co-issuer, Nomac, PTL, Great Plains, PTL Prop, LandCo, HoldCo and SSE Leasing, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (as amended, modified or otherwise supplemented from time to time prior to the date hereof, the “OpCo Notes Indenture”) and all amounts outstanding against Nomac, PTL, Great Plains, PTL Prop, LandCo, HoldCo and SSE Leasing (the “OpCo Note Guaranty Claims”) under the OpCo Notes Indenture;

$450 million in unpaid principal, plus all other amounts outstanding against HoldCo (the “HoldCo Note Claims”) under the 6.50% Senior Notes Due 2022 (the “HoldCo Notes” and, the beneficial holders of such HoldCo Notes, the “HoldCo Noteholders”) pursuant to that certain Indenture, dated as of June 26, 2014, by and between HoldCo, as issuer, and Wells Fargo, as trustee (as amended, modified or otherwise supplemented from time to time prior to the date hereof, the “HoldCo Notes Indenture”);

Any Claims against the Company (other than the OpCo Note Claims, the OpCo Note Guaranty Claims, the HoldCo Note Claims or any Intercompany Claims) that are neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court (the “General Unsecured Claims”);

Any Claims against a Debtor held by another Debtor (the “Intercompany Claims”);

Interests in shares of common stock of OpCo, 100% of which are owned by HoldCo (the “Existing OpCo Equity Interests”);

Interests of shares of common stock of HoldCo, of which 58,928,042 shares were outstanding as of April 13, 2016 (the “Existing HoldCo Equity Interests”);

Any Interests in a Debtor held by another Debtor (other than the Existing OpCo Equity Interests and the Existing HoldCo Equity Interests) (the “Intercompany Interests”).

DIP Financing and Use of Cash Collateral:	The Debtors shall obtain a commitment for revolving debtor-in-possession financing facility in the aggregate principal amount

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of $100,000,000 (the “New DIP ABL Credit Facility”). The terms and conditions of the commitment and any New DIP ABL Credit Facility shall be in form and substance reasonably acceptable to the Requisite Consenting Creditors; provided, however, that the commitment amount, the interest rate, the maturity date, and all financial covenants in the New DIP ABL Credit Facility shall be reasonably acceptable to the Requisite Supermajority Consenting Creditors.

Promptly upon commencement of the Chapter 11 Cases, the Company will seek entry of interim and final orders authorizing them to enter into the New DIP ABL Credit Facility and use cash collateral to repay the obligations outstanding under the ABL Facility and to fund the administration of the Chapter 11 Cases (such interim order, the “Interim DIP Order”, such final order, the “Final DIP Order” and, collectively, the “DIP Orders”). In connection with the Company’s entry into the New DIP ABL Credit Facility and use of cash collateral, each of the DIP Orders shall authorize and require the Company to provide “adequate protection” (as such term is defined in sections 361 and 363 of the Bankruptcy Code) to the ABL Lenders and the Term Loan Lenders (which shall include reimbursement of reasonable fees and expenses of Jones Day and Centerview Partners (in an amount to be agreed), as advisors to the Term Loan Agent and Consenting Term Loan Lenders) on terms acceptable to the Requisite Consenting Creditors and the Requisite Consenting Term Loan Lenders.

Each of the DIP Orders shall be acceptable to (w) the Debtors; (x) the Requisite Consenting Creditors; (y) the Requisite Consenting Term Loan Lenders solely with respect to the provisions thereof governing or authorizing the provision of adequate protection, the carve-out for professional fees, the New DIP ABL Credit Facility commitment amount to the extent it exceeds $125,000,000, stipulations and challenge rights related to the Term Loan Claims, the Term Loan Guaranty Claims, Term Loan Collateral (as defined herein) and the Term Loan Credit Agreement, and the treatment of cash collateral arising from Term Loan Collateral; and (z) the Requisite Consenting Incremental Term Loan Lenders solely with respect to the foregoing matters in clause (y) above and stipulations and challenge rights related to the Incremental Term Loan Claims and Incremental Term Loan Guaranty Claims.

Exit Facility:	On the effective date of the Plan (the “Effective Date”), the Company will enter into a revolving credit facility in the aggregate principal amount of approximately $100,000,000 (the “Exit Facility”). The Exit Facility may be (a) an amendment and restatement of the New DIP ABL Credit Facility or (b) a new facility, and the terms and conditions of the Exit Facility shall be in form and substance reasonably acceptable to the

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Requisite Consenting Creditors; provided, however, that, subject to Section 4(c) and 4(d) of the Restructuring Support Agreement, the commitment amount, the interest rate, the maturity date, and all financial covenants in the Exit Facility shall be reasonably acceptable to the Requisite Supermajority Consenting Creditors; provided, however, further, that the Definitive Documentation related to the collateral securing the Exit Facility shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders. The proceeds from the Exit Facility, plus cash on hand, will be used to (i) provide additional liquidity for working capital and general corporate purposes, (ii) pay all reasonable and documented fees and expenses incurred by the Company and the Restructuring Support Parties, and expenses of their legal and financial advisors (but no more than one legal counsel, one local counsel and one financial advisor for each of the Company, the Consenting Term Loan Lenders, the Consenting Incremental Term Loan Lenders and the Consenting OpCo Noteholders), (iii) fund Plan distributions and (iv) fund the closing of the administration of the Chapter 11 Cases.

Post-Emergence Collateral Structure and Intercreditor Agreement:

On the Effective Date, the Debtors shall grant (i) in favor of the Term Loan Agent for the benefit of the Term Loan Lenders, a second-priority lien on and security interest in all collateral securing the Exit Facility (the “Exit ABL Collateral”), and (ii) to the administrative agent under the Exit Facility (the “Exit ABL Agent”) for the benefit of the lenders party to the Exit Facility, a third-priority lien on and security interest in the collateral securing the Term Loan and Incremental Term Loan (“Term Loan Collateral”), which liens and security interests shall be junior in priority to the first-priority liens on and security interests in the Term Loan Collateral in favor of the Term Loan Agent for the benefit of the Term Loan Lenders and the second-priority liens on and security interests in the Term Loan Collateral in favor of the Incremental Term Loan Agent for the benefit of the Incremental Term Loan Lenders, respectively.

The Term Loan Agent, the Incremental Term Loan Agent and Exit ABL Agent shall negotiate and enter into an intercreditor agreement governing their respective rights with respect to the Exit ABL Collateral and the Term Loan Collateral (the “Intercreditor Agreement”), which shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders and Requisite Consenting Incremental Loan Lenders. All Definitive Documentation related to any grant of liens or security interests in the Exit ABL Collateral or Term Loan Collateral or with respect to the Exit ABL Collateral or Term Loan Collateral securing the Exit Facility, the Term Loan or the Incremental Term Loan shall be in form and substance acceptable to Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders.

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Reorganized HoldCo/Reorganized OpCo Structure:	On the Effective Date the Existing HoldCo Equity Interests shall be cancelled. The Existing OpCo Equity Interests held by HoldCo shall remain outstanding and reorganized HoldCo (“Reorganized HoldCo”) shall issue newly authorized common shares of Reorganized HoldCo in an amount to be agreed upon by the Company and the Requisite Supermajority Consenting Creditors (the “New HoldCo Common Shares”) and (a) distribute 96.75%, on a fully diluted basis, of the New HoldCo Common Shares to reorganized OpCo (“Reorganized OpCo”) for distribution to the OpCo Noteholders in satisfaction of their OpCo Note Claims against OpCo and their OpCo Note Guaranty Claims against Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing pursuant to the terms and conditions described below, and (b) as consideration negotiated by HoldCo in connection with the Restructuring, distribute 3.25% of the New HoldCo Common Shares (the “HoldCo Creditor New Common Share Pool”) to holders of the HoldCo Notes Claims and the OpCo Notes Guaranty Claims in their capacities as creditors of HoldCo. Distributions from the HoldCo Creditor New Common Share Pool will depend upon whether the class of HoldCo Notes Claims votes to accept or reject the Plan as more fully set forth in “Summary of Distribution of New HoldCo Common Shares” and elsewhere below.

Treatment of Claims and Interests

Administrative Expense (including 503(b)(9) Claims), Priority Tax, and Other Priority Claims:

Each holder of an Allowed administrative expense claim shall (a) be paid in full in cash (i) on the date such amounts become due and owing in the ordinary course of business or (ii) on or as soon as practicable after the Effective Date or (b) be entitled to such other treatment as agreed to by such holder, the Debtors and the Requisite Consenting Creditors. For purposes of this Term Sheet, “Allowed” shall have the same meaning set forth in section 502 of the Bankruptcy Code and as further defined in the Plan.

Each holder of an Allowed priority tax claim shall (a) be paid in full in deferred cash payments over a period not longer than five (5) years after the Petition Date or (b) be entitled to such other treatment as agreed to by such holder, the Debtors and the Requisite Consenting Creditors.

Each holder of any other Allowed priority claim shall (a) be paid in full in cash on or as soon as practicable after the Effective Date or (b) be entitled to such other treatment as agreed to by such holder, the Debtors and the Requisite Consenting Creditors.

Other Secured Claims:	On or as soon as practicable after the Effective Date, to the extent any Allowed prepetition secured claims exist other than the ABL Claims, the Term Loan Claims or the Incremental Term Loan Claims (the “Other Secured Claims”), such Other

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Secured Claims shall be satisfied by either (a) payment in full in cash, (b) reinstatement pursuant to section 1124 of the Bankruptcy Code, (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code or (d) such other treatment as agreed to by such holder, the Debtors and the Requisite Consenting Creditors.

Unimpaired - Deemed to Accept

Term Loan Claims:

On or as soon as practicable after the Effective Date, each holder of Allowed Term Loan Claims shall receive its pro rata share of a consent fee in an amount equal to 2.0% of the aggregate amount of the Allowed Term Loan Claims. The Allowed Term Loan Claims shall be paid in accordance with the terms and conditions of the Term Loan Credit Agreement; provided, however, that, on the Effective Date, (A) the Term Loan shall be secured with additional collateral as set forth in the section entitled “Post-Emergence Collateral Structure and Intercreditor Agreement”, (B) the Debtors shall use commercially reasonable efforts to obtain a rating (but not a specific rating) of the Term Loan by Moody’s Investors Service, Inc. and Standard & Poors Ratings Group (collectively, the “Credit Ratings”) and (C) the Term Loan Credit Agreement shall be amended, with the consent of the Requisite Consenting Term Loan Lenders, as follows: (i) the term Maturity Date shall be amended by replacing “June 25, 2021” with “June 25, 2020”; (ii) a new sentence shall be added to section 7.04 as follows: “Notwithstanding anything to the contrary herein, Parent and the Restricted Subsidiaries shall not transfer any property or assets in excess of $50 million in the aggregate to any Subsidiary or Subsidiaries that are not Loan Parties.”; (iii) a new sentence shall be added to section 6.12 as follows: “Notwithstanding anything to the contrary in any Loan Document, Parent will not form, acquire or permit to exist any Subsidiary that is a CFC or any other Foreign Subsidiary.”; and (iv) an affirmative covenant shall be added to Article VI requiring the Debtors to use commercially reasonable efforts to maintain at all times the Credit Ratings.

Allowed in the aggregate principal amount of at least $393 million plus accrued interest, fees and expenses.

Impaired - Entitled to Vote

Incremental Term Loan Claims	On or as soon as practicable after the Effective Date, each holder of Allowed Incremental Term Loan Claims shall receive its pro rata share of (i) a consent fee in an amount equal to 2.0% of the aggregate amount of the Allowed Incremental Term Loan Claims and (ii) $15 million, in full and final satisfaction of $15 million of the Allowed Incremental Term Loan Claims; provided, that the Incremental Term Loan Lenders shall waive the right to any prepayment premium that may be payable under

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the Incremental Term Loan in connection with such payment. The remaining $84 million of Allowed Incremental Term Loan Claims shall be paid in accordance with the terms and conditions of the Incremental Term Loan; provided, however, that the Incremental Term Loan shall be amended, with the consent of the Incremental Term Loan Lenders, to remove the requirement of any future prepayment premium under the Incremental Term Loan for a period of 18 months after the Effective Date.

Allowed in the aggregate principal amount of at least $99 million plus accrued interest, fees and expenses.

Impaired - Entitled to Vote

OpCo Note Claims:

On the Effective Date, all of the OpCo Notes shall be cancelled and, in full and final satisfaction of the Allowed OpCo Note Claims, each OpCo Noteholder shall receive its pro rata share of (i) 96.75%, on a fully diluted basis, of the New HoldCo Common Shares, which shares shall be subject to dilution for the Management Incentive Plan (defined below) and the New Warrants (defined below) and (ii) the OpCo Litigation Proceeds (defined below).

Allowed in the aggregate principal amount of at least $650 million plus accrued interest, fees and expenses.

Impaired - Entitled to Vote

General Unsecured Claims:

Each holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of such Allowed General Unsecured Claim, payment in full in cash in the ordinary course of business, as and when due and payable, or such other treatment as may be required to allow such Allowed General Unsecured Claim to “ride through” the Chapter 11 Cases.

Unimpaired - Deemed to Accept

Existing OpCo Equity Interests:	On the Effective Date, the Existing OpCo Equity Interests held by HoldCo shall remain outstanding and shall be held by Reorganized HoldCo.

Term Loan Guaranty Claims:

Holders of Term Loan Guaranty Claims shall on account of their Allowed Term Loan Guaranty Claims against each of the Debtors receive the treatment set forth for Allowed Term Loan Claims.

Allowed in the aggregate principal amount of at least $393 million plus accrued interest, fees and expenses.

Impaired - Entitled to Vote

Incremental Term Loan Guaranty Claims:	Each holder of an Allowed Incremental Term Loan Guaranty Claim shall be entitled to receive on account of its Allowed

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Incremental Term Loan Guaranty Claim against HoldCo, its pro rata share, on a fully diluted basis, of the HoldCo Creditor New Common Share Pool, which shares shall be subject to dilution for the Management Incentive Plan (defined below) and the New Warrants (defined below); provided, however that the Incremental Term Loan Lenders have agreed to waive the right to receive such distribution (the “Incremental Term Loan Guaranty Waiver”), but, for the avoidance of doubt, such waiver shall not affect the status and validity of the guaranties (by HoldCo and the other Debtors) arising under or related to the Incremental Term Loan Guaranty or any liens arising under or related to the Incremental Term Loan, which guaranties and liens shall remain in place in accordance with their original terms and conditions.

Holders of Incremental Term Loan Guaranty Claims shall on account of their Allowed Incremental Term Loan Guaranty Claims against Great Plains, Nomac, PTL, PTL Prop, SSE Leasing and LandCo receive the treatment set forth for Allowed Incremental Term Loan Claims.

Allowed in the aggregate principal amount of at least $99 million plus accrued interest, fees and expenses.

Impaired - Entitled to Vote

OpCo Note Guaranty Claims:

Each holder of OpCo Note Guaranty Claims shall be entitled receive on account of its Allowed OpCo Note Guaranty Claims against HoldCo its pro rata share of (i) on a fully diluted based after giving effect to the Incremental Term Loan Guaranty Waiver, the HoldCo Creditor New Common Share Pool (which shares shall be subject to dilution for the Management Incentive Plan (defined below) and the New Warrants (defined below)); provided, however, that if holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Note Claims that timely vote on the Plan vote in favor of the Plan, the OpCo Noteholders agree to waive the right to receive such distribution (the “OpCo Note Guaranty Waiver”); and (ii) the HoldCo Litigation Proceeds (defined below).

Holders of OpCo Note Guaranty Claims shall on account of their Allowed OpCo Note Guaranty Claims against Nomac, PTL, Great Plains, PTL Prop, LandCo and SSE Leasing receive the treatment set forth for Allowed OpCo Note Claims.

Allowed in the aggregate principal amount of at least $650 million plus accrued interest, fees and expenses.

Impaired - Entitled to Vote

HoldCo Note Claims:	On the Effective Date, all of the HoldCo Notes shall be cancelled.

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If holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Note Claims that timely vote on the Plan vote in favor of the Plan, each HoldCo Noteholder shall receive on account of its Allowed HoldCo Note Claims its pro rata share of (i) the HoldCo Creditor New Common Share Pool (after giving effect to the Incremental Term Loan Guaranty Waiver and the OpCo Note Guaranty Waiver) (which shares shall be subject to dilution for the Management Incentive Plan (defined below) and/or the New Warrants (defined below)) (ii) warrants to purchase 15% of the New HoldCo Common Shares, with a strike price at a total equity value of $524 million upon and after the consummation of the Restructuring, which warrants shall be exerciseable at any time from the Effective Date until the five (5) year anniversary thereof (the “New A Warrants”) and (ii) the HoldCo Litigation Proceeds (defined below).

If holders of at least two-thirds in amount and one-half in number of the Allowed HoldCo Note Claims that vote on the Plan do not vote in favor of the Plan (or no HoldCo Noteholders vote at all), each HoldCo Noteholder shall receive on account of its Allowed HoldCo Note Claims its pro rata share of (i) the HoldCo Creditor New Common Share Pool (after giving effect to the Incremental Term Loan Guaranty Waiver), which shares shall be subject to dilution for the Management Incentive Plan (defined below) and (ii) the HoldCo Litigation Proceeds (defined below).

Allowed in the aggregate principal amount of at least $450 million plus accrued interest, fees and expenses.

Impaired - Entitled to Vote

Intercompany Claims and Intercompany Interests:	All Intercompany Claims and Intercompany Interests shall be reinstated. Unimpaired - Deemed to Accept

Existing HoldCo Equity Interests:

All Existing HoldCo Equity Interests shall be extinguished as of the Effective Date.

Only if holders of at least two-thirds in amount and one-half in number of each of the Allowed Incremental Term Loan Claims, the Allowed OpCo Note Claims, the Allowed Incremental Term Loan Guaranty Claims, the Allowed OpCo Note Guaranty Claims and the Allowed HoldCo Note Claims that vote on the Plan vote in favor of the Plan, each holder of Existing HoldCo Equity Interests shall receive its pro rata share of (i) warrants to purchase 10% of the New Common Shares with a strike price at a total equity value of $1.788 billion, which warrants shall be exercisable at any time from the Effective Date until the five (5) year anniversary thereof (the “New B Warrants”) and (ii) warrants to purchase 10% of the New Common Shares with a

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strike price at a total equity value of $2.5 billion, which warrants shall be exercisable at any time from the Effective Date until the seven (7) year anniversary thereof (the “New C Warrants” and, together with the New A Warrants and the New B Warrants, the “New Warrants”); otherwise, holders of Existing HoldCo Equity Interests shall receive no distribution under the Plan on account of such interests.

Impaired - Deemed to Reject

Summary of Distribution of New HoldCo Common Shares:

Subject to dilution for the Management Incentive Plan (defined below) and the New Warrants, pursuant to the terms and conditions described above, the New HoldCo Common Shares shall be distributed as follows:

If the class of HoldCo Noteholders accepts the Plan:

OpCo Note Claims:	96.75%
OpCo Note Guaranty Claims:	0.00%
HoldCo Note Claims:	3.25%

100.00%

If the class of HoldCo Noteholders does not accept the Plan:

OpCo Note Claims:	96.75%
OpCo Note Guaranty Claims:	1.92%
HoldCo Note Claims:	1.33%

100.00%

Corporate Governance

Corporate Organizational Documents:	TBD, but to be acceptable to the Requisite Supermajority Consenting Creditors, in consultation with the Debtors.

Board of Directors of Reorganized HoldCo:	TBD, but to be acceptable to the Requisite Supermajority Consenting Creditors, in consultation with the Debtors.

General Provisions

Vesting:	Upon consummation of the Restructuring, all of the assets of the Debtors shall be owned by the reorganized Debtors.

Management Incentive Plan:	A management incentive plan (the “Management Incentive Plan”) to be implemented after the Effective Date by the board of directors of Reorganized HoldCo will provide some combination of cash, options, and/or other equity-based compensation to the management of Reorganized HoldCo in an

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amount to be set forth in the Plan, which amount shall not exceed 10% of the New Common Shares, and which shall dilute all of the equity otherwise contemplated to be issued by this Term Sheet including, for the avoidance of doubt, the New Warrants.

Tax Issues:	The Debtors shall seek to implement the Restructuring in a tax efficient manner. Reorganized HoldCo shall have the authority to control any federal or state tax returns filed by the Debtors.

Reincorporation:	Reorganized HoldCo shall be reincorporated in Delaware.

Release and Related Provisions

Exculpations:	The Plan shall include standard and customary exculpation provisions that provide for the Debtors, the Agent and the Lenders pursuant to that certain New DIP ABL Credit Facility, the Restructuring Support Parties, and each of their respective current officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives (each solely in its capacity as such), shall be exculpated from liability for their actions in connection with or arising out of the Chapter 11 Cases or the Plan, with customary carve-outs for gross negligence and willful misconduct, in each of the foregoing cases, to the extent permitted by law.

Releases:	The Plan shall include standard and customary mutual releases and third party releases, including without limitation, releases of current officers and directors and the Restructuring Support Parties, from holders of claims or interests to the extent permitted by law.

Litigation Trust:

The Plan shall provide for the establishment of a litigation trust (the “Litigation Trust”) to pursue certain claims and causes of action to be assigned and transferred to the Litigation Trust by the Debtors on the Effective Date for the benefit of the Litigation Trust Beneficiaries (defined below).

The holders of the OpCo Note Guaranty Claims and the holders of the HoldCo Note Claims shall be deemed the sole beneficiaries (the “HoldCo Litigation Trust Beneficiaries”) of any claims or causes of action assigned and transferred to the Litigation Trust by HoldCo. Subject to the terms and conditions of the Litigation Trust Agreement (defined below), the HoldCo Litigation Trust Beneficiaries shall be entitled to receive their pro rata share of any proceeds of any claims or causes of action assigned and transferred to the Litigation Trust by HoldCo (the “HoldCo Litigation Proceeds”).

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The holders of the OpCo Note Claims shall be deemed the sole beneficiaries (the “OpCo Litigation Trust Beneficiaries” and, together with the HoldCo Litigation Trust Beneficiaries, the “Litigation Trust Beneficiaries”) of any claims or causes of action assigned and transferred to the Litigation Trust by any Debtor other than HoldCo. Subject to the terms and conditions of the Litigation Trust Agreement (defined below), the OpCo Litigation Trust Beneficiaries shall be entitled to receive their pro rata share of any proceeds of any claims or causes of action assigned and transferred to the Litigation Trust by any Debtor other than HoldCo (the “OpCo Litigation Proceeds”).

The Litigation Trust shall be governed by an agreement (the “Litigation Trust Agreement”), which will govern the management and administration of the Litigation Trust and the respective rights, powers and obligations of the Litigation Trust Beneficiaries. The Litigation Trust Agreement will be binding on all Litigation Trust Beneficiaries who shall be deemed to have executed the Litigation Trust Agreement as of the Effective Date. The Litigation Trust Agreement shall be in form and substance reasonably acceptable to the Requisite Consenting Creditors.

Current Director and Officer Indemnification:

Any obligations of the Debtors pursuant to their organizational documents to indemnify current officers, directors, agents, and/or employees (i) shall not be discharged or impaired by confirmation of the Plan and (ii) shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan.

Director and officer insurance will continue in place for the current directors and officers of all of the Debtors during the Chapter 11 Cases on existing terms. After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any director and officer insurance policies (including any “tail policy”) then in effect. To the extent permitted under applicable law, current directors and officers are to receive first access to available insurance. Current directors and officers shall be indemnified by the Reorganized Debtors to the extent of such insurance.

Discharge:	A full and complete discharge shall be provided in the Plan.

Injunctions:	Ordinary and customary injunction provisions shall be included in the Plan.

Conditions to Confirmation and Effectiveness:	The Plan shall be subject to usual and customary conditions to confirmation and effectiveness (as applicable), as well as such other conditions that are reasonably satisfactory to the Company

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and the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors (as applicable), the Requisite Consenting Term Loan Lenders, and the Requisite Consenting Incremental Term Loan Lenders, including the following:

•       The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders, and the Requisite Consenting Incremental Term Loan Lenders and the Debtors approving the Disclosure Statement as containing “adequate information” within the meaning of section 1125 of the Bankruptcy Code;

•       Except as provided in the immediately succeeding bullet, the Plan and all documents contained in any Plan supplement, including any exhibits, schedules, amendments, modifications or supplements thereto, and all other Definitive Documentation shall have been negotiated, executed, delivered and filed with the Bankruptcy Court in substantially final form and in form and substance reasonably acceptable to (w) the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable, (x) the Requisite Consenting Term Loan Lenders to the extent applicable, (y) the Requisite Consenting Incremental Term Loan Lenders to the extent applicable and (z) the Debtors and otherwise consistent with the terms and conditions described in this Term Sheet or the Restructuring Support Agreement, as applicable;

•       Notwithstanding anything in the Restructuring Support Agreement and this Term Sheet, the Term Loan Credit Agreement (as amended in accordance with this Term Sheet) and all Definitive Documentation related or giving effect to or affecting the Term Loan Credit Agreement, the Term Loan Collateral, the Exit ABL Collateral, the Intercreditor Agreement, the treatment of the Term Loan Claims or Term Loan Guaranty Claims or any rights or benefits provided to the Term Loan Agent, any of the Term Loan Lenders or any of the Consenting Term Loan Lenders shall be and in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders, the Term Loan Agent (solely as it pertains to matters affecting the Term Loan Agent) and the Debtors (and this condition shall not be subject to waiver except with the consent of the Requisite Consenting Term Loan Lenders);

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•       Notwithstanding anything in the Restructuring Support Agreement and this Term Sheet, the Term Loan Credit Agreement (including the Incremental Term Loan Supplement (Tranche A)) (as amended in accordance with this Term Sheet) and all Definitive Documentation related or giving effect to or affecting the Term Loan Credit Agreement (including the Incremental Term Loan Supplement (Tranche A)), the Term Loan Collateral, the Exit ABL Collateral, the Intercreditor Agreement, the treatment of the Incremental Term Loan Claims or Incremental Term Loan Guaranty Claims or any rights or benefits provided to the Incremental Term Loan Agent, any of the Incremental Term Loan Lenders or any of the Consenting Incremental Term Loan Lenders shall be and in form and substance reasonably acceptable to the Requisite Consenting Incremental Term Loan Lenders, the Incremental Term Loan Agent (solely as it pertains to matters affecting the Incremental Term Loan Agent) and the Debtors (and this condition shall not be subject to waiver except with the consent of the Requisite Consenting Incremental Term Loan Lenders);

•       The Restructuring Support Agreement shall have been approved pursuant to an order of the Bankruptcy Court and shall not have been terminated, and shall be in full force and effect;

•       The Bankruptcy Court shall have entered a Confirmation Order in form and substance reasonably acceptable to the Requisite Consenting Creditors, the Requisite Consenting Term Loan Lenders, the Requisite Consenting Incremental Term Loan Lenders and the Debtors and the Confirmation Order shall be a final order;

•       All Restructuring Support Party Fees and Expenses (as defined below) that were incurred through the Effective Date have been paid in full in cash (which condition cannot be waived except with the consent of the Restructuring Support Party which retained the professional adversely affected by such waiver); and

•       On or simultaneously with the occurrence of the Effective Date, the Debtors shall have closed on the Exit Facility, which Exit Facility shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Creditors; provided, however, that, subject to Section 4(c) and 4(d) of the Restructuring Support Agreement, the commitment amount, the interest rate, the maturity date, and all

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financial covenants in the Exit Facility shall be reasonably acceptable to the Requisite Supermajority Consenting Creditors; provided, however, further, that the Definitive Documentation related to the collateral securing the Exit Facility shall be in form and substance reasonably acceptable to the Requisite Consenting Term Loan Lenders and the Requisite Consenting Incremental Term Loan Lenders.

Other Provisions

Other Provisions:	The Plan shall contain such other terms and conditions as agreed to by the Debtors, the Requisite Consenting Term Loan Lenders, the Requisite Consenting Incremental Term Loan Lenders and the Requisite Consenting Creditors or Requisite Consenting Supermajority Consenting Creditors, as applicable in all cases subject to the rights and limitations set forth in Sections 3 and 4.

Issuance of New Common Shares; Execution of the Plan Documents:	On the Effective Date, the Reorganized Debtors shall issue and execute all securities, notes, instruments, certificates, and other documents required to be issued and executed in accordance with the Plan.

Executory Contracts and Unexpired Leases:	All executory contracts and unexpired leases not expressly rejected shall be deemed assumed pursuant to the Plan. In consultation with the Requisite Consenting Creditors, the Debtors may reject executory contracts and unexpired leases, provided, however, that the existing employment arrangements for the Debtors’ management team will be replaced by new employment agreements on terms consistent with their current employment arrangements; provided that such new employment agreements are reasonably acceptable to the Debtors and the Requisite Consenting Creditors. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such program and will not be subject to any provisions of the employment agreements.

Restructuring Support Parties’ Fees and Expenses:	The Company shall pay all costs, fees and expenses of Jones Day and Centerview Partners (“Centerview”), advisors to the Term Loan Agent and Consenting Term Loan Lenders, Latham & Watkins LLP, advisors to the Consenting Incremental Term Loan Lenders, Weil, Gotshal & Manges LLP and Moelis & Company, advisors to the Consenting OpCo Noteholders and one local counsel for each of (x) the Consenting Term Loan Lenders, (y) the Consenting Incremental Term Loan Lenders and (z) the Consenting OpCo Noteholders, each in accordance with their respective engagement letters or other contractual arrangements (collectively, the “Restructuring Support Party Fees and Expenses”); provided, that Centerview’s fees shall be payable in amount agreed to in that certain engagement letter dated as of the date hereof by and between the Debtors and Centerview.

16

No Registration Under the Securities Act:	The offer, issuance and distribution of the New HoldCo Common Shares pursuant to the Plan will be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code.

No Admission:	Nothing in this Term Sheet is or shall be deemed to be an admission of any kind as to the extent, validity, or priority of any claims held by any Parties hereto.

17

Exhibit B to the Restructuring Support Agreement

Form of Transferee Joinder

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”), dated as of [DATE], by and among: (i) HoldCo; SSF; OpCo; Great Plains; Seventy Seven Land Company; Nomac; PTL; PTL Prop Solutions, L.L.C.; SSE Leasing, LLC; Keystone Rock & Excavation, L.L.C.; and Western Wisconsin Sand Company, LLC, (ii) the Consenting Term Loan Lenders, (iii) the Consenting Incremental Term Loan Lenders, and (iv) the Consenting OpCo Noteholders, is executed and delivered by [                    ] (the “Joining Party”) as of [                    ]. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Restructuring Support Parties.

2. Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the ABL Claims, Term Loan Claims, Incremental Term Loan Claims, Incremental Term Loan Guaranty Claims, OpCo Note Claims, and/or HoldCo Note Claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 18 of the Agreement to each other Party.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4. Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attn:

Facsimile: [FAX]

EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

Holdings:	$ of Debt
Under the ABL Facility

Holdings:	$ of Debt
Under the Term Loan

Holdings:	$ of Debt
Under the Incremental Term Loan

Holdings:	$ of Debt
Under the Incremental Term Loan Guaranty

Holdings:	$ of Debt
Under the OpCo Notes Indenture

Holdings:	$ of Debt
Under the HoldCo Notes Indenture

Annex 1 to the Form of Transferee Joinder

EXHIBIT C TO THE DISCLOSURE STATEMENT

SEVENTY SEVEN’S PREPETITION CORPORATE STRUCTURE

Seventy Seven Energy Inc. Public Seventy Seven Energy Inc. Seventy Seven Operating LLC Nomac Drilling, L.L.C. Great Plains Oilfield Rental, L.L.C. Keystone Rock & Excavation, L.L.C. Performance Technologies, L.L.C. PTL Prop Solutions, L.L.C. Western Wisconsin Sand Company, LLC (Wisconsin) Note: All entities are wholly-owned and organized or incorporated, as applicable, in the State of Oklahoma, unless otherwise indicated. Seventy Seven Finance Inc. (Delaware) Seventy Seven Land Company LLC Maalt Specialized Bulk, L.L.C. (Texas) [NON- DEBTOR] 49% SSE Leasing LLC

EXHIBIT D TO THE DISCLOSURE STATEMENT

LIQUIDATION ANALYSIS

LIQUIDATION ANALYSIS

Projected as of June 30, 2016

NOTHING CONTAINED IN THE FOLLOWING LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH HEREIN SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD DIFFER MATERIALLY FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Introduction

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that the Bankruptcy Court find, as a condition to confirmation of the Plan1, that each holder of a Claim or Interest in each Impaired Class: (i) has accepted the Plan; or (ii) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Person would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the Bankruptcy Court must: (1) estimate the cash proceeds (the “Net Estimated Liquidation Proceeds”) that a chapter 7 trustee would generate if each Debtor’s chapter 11 Case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s estate were liquidated; (2) determine the distribution (the “Estimated Recovery Under Liquidation”) that each non-accepting holder of a Claim or Interest would receive from the Net Estimated Liquidation Proceeds under the priority scheme dictated in chapter 7; and (3) compare each holder’s Estimated Recovery Under Liquidation to the distribution under the Plan (the “Plan Recovery”) that such Holder would receive if the Plan were confirmed and consummated.

Based on the following hypothetical Liquidation Analysis, the Debtors (also referred to herein collectively as the “Company”) believe that the Plan satisfies the best interests test and that each holder of an Impaired Claim or Interest will receive value under the Plan on the Effective Date that is not less than the value such holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that the Liquidation Analysis and conclusions set forth herein are fair and represent management’s best judgment regarding the results of a liquidation of the Debtors under chapter 7 of the Bankruptcy Code taking into account various factors including the absence of a robust market for the sale of the Debtors’ assets and the negative impact on values arising from a distressed sale of a large number of rigs and other equipment in a relatively short amount of time under current market conditions. The Liquidation Analysis was prepared for the sole purpose of assisting the Bankruptcy Court and holders of Impaired Claims or Interests in making this determination, and should not be used for any other purpose. Nothing contained in this Liquidation Analysis is intended as or constitutes a concession or admission for any purpose other than the presentation of a hypothetical Liquidation Analysis for purposes of the best interests test. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon certain assumptions discussed herein and in the Disclosure Statement.

[1]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

Significant Assumptions

The Liquidation Analysis assumes that the Debtors’ liquidation would commence on or about June 30, 2016 (the “Conversion Date”) under the direction of a Chapter 7 Trustee and would continue for a period of approximately twelve months, during which time all of the Debtors’ assets would be sold, and the cash proceeds (net of liquidation-related costs), together with the cash on hand, would then be distributed to Creditors in accordance with the priority scheme established under the Bankruptcy Code. The Debtors would expect the Chapter 7 Trustee to retain professionals to assist in the liquidation of the estates. It is assumed that the Debtors would cease customer operations at the Conversion Date. For the purposes of the Liquidation Analysis, the Debtors and their advisors have attempted to ascribe value to each of the assets individually as they would be liquidated by a Chapter 7 Trustee and the professionals retained by the trustee. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that a trustee might achieve through an orderly disposition.

The Debtor entities are all guarantors of the OpCo Notes Claims and the value of all Debtor entities ultimately accrue directly or indirectly to one or more of the Debtor entities, therefore, for purposes of this Liquidation Analysis the comparison to the Chapter 11 Plan is done on a consolidated basis.

The statements in the Liquidation Analysis, including estimates of Allowed Claims, were prepared solely to assist the Bankruptcy Court in making the findings required under section 1129(a)(7) of the Bankruptcy Code and they may not be used or relied upon for any other purpose.

THE DEBTORS BELIEVE THAT ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE. THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE LIQUIDATION ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.

Summary Notes to Liquidation Analysis

1.	Dependence on assumptions. The Liquidation Analysis is based on a number of estimates and assumptions that, although developed and considered reasonable by management and the Debtors’ advisors, are inherently subject to significant economic, business, regulatory and competitive uncertainties and contingencies beyond the control of the Debtors. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation and actual results could vary materially and adversely from those contained herein.

2.	Additional claims in a liquidation. The liquidation itself may trigger certain obligations and priority payments that otherwise would not be due in the ordinary course of business or would otherwise not exist under a chapter 11 plan. These priority payments would be made in full before any distribution of proceeds to pay holders of general unsecured claims or to make distributions in respect of Equity Interests. The liquidation would likely prompt certain other events to occur including the rejection of executory contracts, unexpired leases, defaults under agreements with suppliers, and severance obligations. Such events, if triggered, would likely create a larger number of creditors and would subject the chapter 7 estates to additional claims.

3.	Preference transfers. A thorough preference analysis has not been conducted by the Debtors or their advisors. The Company is currently paying vendors on scheduled terms and is expected to do so through the expected Conversion Date. Therefore the amount of preference claims are estimated at zero for the purposes of this Liquidation Analysis

4.	Fraudulent transfers. No recovery or related litigation costs have been attributed to any potential fraudulent transfer actions under the Bankruptcy Code. The Debtors do not currently believe that such causes of action would have a material effect on the Liquidation Analysis for purposes of section 1129(a)(7) of the Bankruptcy Code. However, under the Plan, certain potential claims against Chesapeake Energy Corporation and its affiliates held by the Debtors, are preserved in a litigation trust and any proceeds of actions based on such claims are distributed proportionally to the creditors of the Debtor entity that owned the claim. Accordingly, to the extent such claims would yield any material recovery, such recovery would be distributed in the same manner and amount under the Plan or in a chapter 7 liquidation.

5.	Dependence on an estimated balance sheet. This Liquidation Analysis is dependent on an estimated balance sheet as of March 31, 2016 and actual balances as of June 30 2016 could vary from current figures.

6.	Chapter 7 liquidation costs. It is assumed that it would take twelve months to complete the wind down and liquidation of the Debtors’ estates. The fees and operating expenses incurred during the chapter 7 process are included in the estimate of Chapter 7 Administrative Claims. In addition, there are liquidation costs associated with most of the Debtors’ assets. Fixed asset recoveries are shown in the Liquidation Analysis net of such liquidation costs.

7.	Claims Estimates. Claims are estimated at the Conversion Date based on management’s recent projections.

8.	Claim assertions. The OpCo Notes (approximately $650 million in principal amount) are guaranteed by all Debtors other than OpCo and Seventy Seven Finance Inc., the primary obligors on the OpCo Notes, and accordingly, are joint and several obligations of each of the Debtors. As such, OpCo Notes Claims and OpCo Guaranty Claims, together with Chapter 7 Administrative Claims are represented as being asserted against all Debtor entities. In a chapter 7, OpCo Notes Claims and OpCo Notes Guaranty Claims would share pro-rata with Allowed General Unsecured Claims against all Debtors other than HoldCo in any distribution of liquidation proceeds at the applicable Debtor. The HoldCo Notes Claims (approximately $450 million in principal amount) are obligations of HoldCo only and are therefore represented as being asserted against HoldCo only. As such, the HoldCo Notes Claims (and OpCo Notes Guaranty Claims against HoldCo) are subordinate to the OpCo Notes Claims and OpCo Notes Guaranty Claims against Debtors other than HoldCo and the General Unsecured Claims against Debtors other than HoldCo and would receive any distribution of liquidation proceeds after all of those claims are satisfied.

Conclusion: The Debtors have determined, as summarized in the following analysis, that confirmation of the Plan will provide all impaired creditors and equity holders with a recovery (if any) that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

The following Liquidation Analysis should be reviewed with the accompanying notes.

Seventy Seven Energy Inc.
Liquidation Analysis for Consolidated Debtor Entities
			Estimated Values in Liquidation			Estimated Recovery%
		Amount	Low	Mid	High	Low	Mid	High
a)	Cash	$74,671,337	$74,671,337	$74,671,337	$74,671,337	100%	100%	100%
b)	Accounts Receivable	127,714,336	68,844,569	86,703,338	92,395,492	54%	68%	72%
c)	Inventory	18,903,176	4,505,515	7,552,355	9,663,982	24%	40%	51%
d)	Other Current Assets	21,909,025	6,255,073	6,255,073	6,255,073	29%	29%	29%

	Total Current Assets	243,197,874	154,276,494	175,182,104	182,985,885

e)	Property, Plant & Equipment	1,510,506,452	315,596,508	521,781,456	794,840,122	21%	35%	53%

f)	Other Assets	40,163,874	12,531,166	15,315,870	17,820,000	31%	38%	44%

	Total	$1,793,868,200	$482,404,168	$712,279,430	$995,646,007	27%	40%	56%

	Gross Liquidation Proceeds Available for Distribution		$482,404,168	$712,279,430	$995,646,007

			Estimated Recovery			Estimated Recovery %
			Low	Mid	High	Low	Mid	High	Ch. 11 Plan
(i)	Chapter 11 Super-Priority Administrative Claim
	Debtor-in-Possesion Facility		14,653,729	14,653,729	14,653,729	100%	100%	100%	100%
(j)	Chapter 7 Administrative Claims
	Total Operating Expenses & Professional Fees		$78,022,921	$78,022,921	$78,022,921	100%	100%	100%
	Trustee Fees		14,495,375	21,391,633	29,892,630	100%	100%	100%
(k)	Priority Tax Claims	52,502,049	52,502,049	52,502,049	52,502,049	100%	100%	100%

	Net Distributable Assets		$322,730,093	$545,709,097	$820,574,677

(l)	Chapter 11 Administrative Claims		40,789,105	40,789,105	40,789,105	100%	100%	100%	100%

(n)	Other Priority Claims	$4,617,500	$4,617,500	$4,617,500	$4,617,500	100%	100%	100%	100%
(o)	Secured Claims	492,000,000	277,323,488	492,000,000	492,000,000	56%	100%	100%	100%
(p)	6.625% OpCo Senior Notes Claims (1)	650,000,000	—	7,944,829	270,969,484	0%	1%	42%	50% - 54%
(q)	General Unsecured Claims	29,261,900	—	357,663	12,198,588	0%	1%	42%	100%
(r)	6.5% HoldCo Senior Notes Claims (2)	450,000,000	—	—	—	0%	0%	0%	1% - 6%
(s)	Equity Interests	64,681,045	—	—	—	0%	0%	0%	0%
(1) Recovery value range based upon HoldCo Noteholders’ vote for acceptance or rejection of the Plan. Chapter 11 Estimated Recovery % includes recoveries on account of OpCo Notes Guaranty Claims.
(2) Recovery value range based upon HoldCo Noteholders’ vote for acceptance or rejection of the Plan.

Detailed Assumptions

Asset Recovery Estimates

Asset recovery estimates presented in this Liquidation Analysis are based on the Company’s estimated consolidated balance sheet for March 31, 2016.

(a)	Cash: The Liquidation Analysis assumes current operations continue and ongoing expenses are incurred until the commencement of the chapter 7 cases. As the Company’s forecasted cash balance at June 30, 2016 is not materially different from March 31, 2016, the March balance was utilized to maintain consistency through all asset classes. The book cash balance is based on the actual cash balance as of March 31, 2016. The Debtors estimate a 100% recovery on Cash.

(b)	Accounts Receivable: As the Company does not forecast Accounts Receivable on the entity or detailed customer level, the balance represents the estimated consolidated customer Accounts Receivable balance as of March 31, 2016. Account balances were analyzed by operating company (and reviewed with management).

It is assumed that in a chapter 7 certain existing staff of the Debtors would be retained to lead an aggressive collection effort for outstanding Accounts Receivable. In order to achieve the highest recovery of accounts receivable, the Debtors believe that certain relatively senior level people will be retained. The costs associated with such employees (including any retention or incentive payments that may be required) are included in the chapter 7 operating expenses.

Due to the nature of the Debtors’ business, and the assumption that operations will cease, it is very likely that conversion to a chapter 7 will disrupt operations and the collection of certain Accounts Receivable in the middle of a contract. As a result, the Debtors estimate a 54% (low) to 72% (high) recovery rate on accounts receivable.

(c)	Inventory: Represents parts and supplies at “Nomac” and “PTL” only. At Nomac, this includes primarily scrap parts (motor parts and well drilling equipment) For PTL, this includes sand and chemicals (i.e. “soft” inventory) and major components and parts (i.e., “hard” inventory). Recoveries on all hard inventory were assumed to be at 50%, whereas soft inventory was assumed to yield a higher recovery at 80%. Recoveries on scrap parts at Nomac are assumed to be at 10%.

The Liquidation Analysis uses the book value as of March 31, 2016 for such amounts, which does not have a meaningful impact on recovery.

Seventy Seven Energy

Liquidation Analysis

Inventory Detail - as of 3.31.16

Nomac	Book Value	Discount	Adjusted Value	Low	Mid	High
Scrap parts	$4,316,438	90%	$431,644	$129,493	$258,986	$431,644

Total			431,644

Performance Technologies
Sand Inventory	5,856,540	20%	4,685,232	1,756,962	2,928,270	4,685,232
Major Components	5,135,414	50%	2,567,707	1,540,624	2,567,707	2,567,707
Chemical Inventory	606,692	20%	485,354	182,008	303,346	485,354
Parts Inventory	2,988,092	50%	1,494,046	896,428	1,494,046	1,494,046

Total	14,586,738		9,232,339	4,376,021	7,293,369	9,232,339

Total				$4,505,515	$7,552,355	$9,663,982

(d)	Other Current Assets: Represents primarily short term investments, prepaid expenses, and deferred income assets. The Company has approximately $6.2M of Certificates of Deposit, which are assumed to be 100% recoverable. For the remainder of the Other Current Assets, the Liquidation Analysis uses a discount to the net book value as of March 31, 2016.

(e)	Property, Plant & Equipment: Fixed Assets were reviewed by each operating company (Nomac Drilling, PTL and Great Plains) and Seventy Seven Land (which holds the Company’s real property assets). A detailed analysis was performed, by asset type with the respective operating company personnel to determine projected liquidation values.

Nomac assets include primarily drilling rigs and associated equipment (directional drilling equipment, capital spares and parts inventory) as well as trucks, trailers, cranes and other vehicles. Nomac currently owns 92 drilling rigs, which fall into the following classifications (25 - PeakeRigs, 10 - Tier 1, and 57 – Tier 2).

Peake Rigs are considered the premier “market standard” for drilling rigs and are assumed to be sold at the highest values, followed by other Tier 1 and Tier 2 rigs. Based on management’s knowledge and experience, the respective rig’s depth-rating and age, current market conditions and comparable recent rig sales, the Company assigned orderly liquidation values to each of the Debtor’s rigs by category. Management also took into account the impact of liquidating all of the Company’s drilling rig fleet within twelve months and the corresponding impact on values.

PTL assets include primarily pressure pumping equipment and other associated assets (transload equipment, trucks and trailers). PTL currently owns 13 “spreads” with an aggregate 500,000 horsepower. Based on management’s input that projected values are based on $ per horsepower and recent comparable distressed sales and purchases, an orderly liquidation range of $121 - $227 per horsepower has been applied to the Company’s 13 spreads.

Great Plains assets include predominately equipment that is rented to customers (drill pipes, tanks, tubing, etc.) Great Plains management evaluated these assets by reviewing both Gross Book and Net Book Value. Based on certain comparable equipment sales, the Company determined that a range of $0.06 to $0.18 per $1.00 of Gross Book Value was reasonable in an orderly liquidation process.

Seventy Seven Land assets include the Company’s 35 owned properties located in Ohio, Pennsylvania, Oklahoma and Texas, 8 of which are currently vacant. Projected recovery values of the individual properties were based on comparable property appraisal values as well as management’s knowledge of the potential buyers and marketability of the properties.

For other Fixed Asset classes, liquidation discounts were applied based on discussions with management and current market demand as outlined in the table below. These discounts were applied generally to net book value but applied to the gross book value when deemed appropriate by the Company and individual business unit management. Finally, it is assumed that the Chapter 7 Trustee would retain a broker to sell the fixed assets, and therefore a market standard brokerage fee of 2% was applied.

Seventy Seven Energy

Liquidation Analysis

PP&E Summary

	NBV		Estimated Values in Liquidation			Estimated Recovery%
			Low	Mid	High	Low	Mid	High
Property, Plant & Equipment
Inventory (spare componentry)	$4,235,384		$338,831	$423,538	$508,246	8%	10%	12%
Capital Spares (finished product)	9,482,644		948,264	1,422,397	1,896,529	10%	15%	20%
Drilling Rigs	924,885,596	*	181,475,794	302,736,604	502,247,822	20%	33%	54%
Directional Drilling Equipment	4,848,406		969,681	1,212,102	1,696,942	20%	25%	35%
Pressure Pumping Equip	152,654,453	*	60,600,180	94,687,782	113,625,338	40%	62%	74%
Transload Equipment	22,453,091		1,122,655	2,245,309	4,490,618	5%	10%	20%
Sand Mine	3,193,895		638,779	1,117,863	1,596,948	20%	35%	50%
Rental Equipment	59,271,258	*	25,667,387	38,501,080	57,751,620	43%	65%	97%
Trucks & Trailers	3,825,655	*	689,330	1,378,659	2,067,989	18%	36%	54%
Crane & Forklifts	2,229,838	*	669,722	1,004,584	1,339,445	30%	45%	60%
Rock Mine	849,517		169,903	297,331	424,759	20%	35%	50%
Assets Under Construction	110,652,615	*	830,872	1,500,518	2,250,778	1%	1%	2%
Land & Buildings	179,084,879		44,771,220	80,747,373	114,017,874	25%	45%	64%
Vehicles	7,212,742	*	1,566,060	3,132,121	4,698,181	22%	43%	65%
Shop Equipment	706,649		70,665	127,197	176,662	10%	18%	25%
Furniture & Fixtures	470,854		—	14,126	23,543	0%	3%	5%
Airplanes (NetJet Prepaid Hours)	2,151,753		1,291,052	1,509,719	1,721,402	60%	70%	80%
Computer Software & Hardware	20,646,000		216,857	371,756	526,654	1%	2%	3%
Fixed Asset Clearing	(77,370)
Fixed Asset Accrual	1,728,593

Total	$1,510,506,452		$322,037,253	$532,430,057	$811,061,349	21%	35%	54%
Less: Broker Fee			6,440,745	10,648,601	16,221,227

Total Net PPE			$315,596,508	$521,781,456	$794,840,122	21%	35%	53%

*	Company based analysis on Gross Book Value. These asset recoveries were primarily based on recent sales by Company in these categories.

(f)	Other Assets: Represents primarily deferred financing costs and other assets including a $27.0 million secured promissory note from Aveda for the sale of the Company’s rig relocation business in 2015. This note was considered a recoverable asset. However, based on management’s recent investigation of the secondary market, recovery if liquidated within twelve months was estimated at between $12 - $18 million. Additional Other Assets include prepaid royalties related to Western Wisconsin Sands and a PTL intangible contract related to the original acquisition of the sand mines that are valued at zero for purposes of this analysis.

(g)	Estimated Preference Claims: In general the company pays its vendor to terms. As such, the amount of preference claims was estimated at zero for purposes of this Liquidation Analysis.

(h)	Other Causes of Action: The Company has not performed a detailed analysis of potential causes of action. Accordingly, they are currently estimated at zero for purposes of this Liquidation Analysis. However, under the Plan, certain potential claims against Chesapeake Energy Corporation and its affiliates held by the Debtors, are preserved in a litigation trust and any proceeds of actions based on such claims are distributed proportionally to the creditors of the Debtor entity that owned the claim. Accordingly, to the extent such claims would yield any material recovery, such recovery would be distributed in the same manner and amount under the Plan or in a chapter 7 liquidation.

Other Items

The Company has reviewed off balance sheet items for other potential recoveries in the context of a liquidation. Primarily comprised of transportation and other lease agreements the value of which was assumed to be zero.

Claims

(i)	Chapter 11 Super-Priority Administrative Expense Claims: Assumes the outstanding balance of the Company’s Letter of Credit Facility (approximately $14.7 million) is drawn at the Conversion Date.

(j)	Chapter 7 Administrative Claims: Amount represents the estimated Chapter 7 Trustee costs, costs of the Trustee’s professionals, and chapter 7 operating expenses not captured elsewhere in the analysis. The Liquidation Analysis assumes that the Chapter 7 Trustee would be compensated in accordance with the guidelines of section 326 of the Bankruptcy Code. In addition, the Company has included an estimate for legal and financial professionals assisting the trustee in the amount of $1 million per month for the first 3 months, $500,000 per month for the next four months, and $250,000 per month for the remaining five months of the liquidation period.

Operating costs during the liquidation period were estimated both on a discount to the Company’s recent run-rate and detailed management input for key categories (payroll, support services, etc.) Additionally, the Company has already made significant cuts to its operating expenses over the last twelve months. Payroll costs were projected based upon input from Human Resources regarding personnel needed to execute the wind-down over a twelve month period. The analysis currently assumes payroll for all employees for 60 days after the Conversion Date to comply with WARN Act.

(k)	Priority Tax Claims: Reflects deferred income tax liability as of March 31, 2016. Management does not anticipate this value to be materially different as of the Conversion Date.

(l)

Chapter 11 Admin Claims: Represents primarily estimates for postpetition accounts payable, unpaid employee payroll claims and unpaid professional fees at the Conversion Date (the analysis assumes that no interim fee applications are paid during the chapter 11 proceeding). As the Chapter 11 Plan contemplates all trade payables to be paid in ordinary course, the entire Accounts Payable balance at the Conversion date will have Administrative Priority (accordingly, all 503(b)(9) claims will have been satisfied). Total administrative expenses were estimated at approximately $40 million.

(l)	Other Priority Claims: Represents estimated employee payroll-related claims of approximately $4.6 million.

(m)	Secured Claims: Represents the Term Loans ($393M) and Incremental Term Loan ($99M).

(n)	OpCo Notes and General Unsecured Claims: In a chapter 7 Liquidation, the OpCo Notes and the General Unsecured Claims against Debtors other than HoldCo will share pro rata in the distribution of liquidation proceeds. General Unsecured Claims represent trade accounts payable and other accrued trade liabilities of approximately $29.26 million.

(o)	HoldCo Note Claims: In a chapter 7 Liquidation, the HoldCo Notes would receive a distribution after liquidation proceeds were distributed to holders of OpCo Note Claims, OpCo Notes Guaranty Claims and General Unsecured Claims against Debtors other than HoldCo.

(p)	Equity Interests: Represents existing HoldCo Equity Interests.

EXHIBIT E TO THE DISCLOSURE STATEMENT

VALUATION ANALYSIS

VALUATION ANALYSIS

The Debtors have been advised by Lazard Frères & Co. LLC (“Lazard”) with respect to the reorganization value of the Reorganized Debtors on a going concern basis.

Solely for purposes of the Plan, the estimated range of a reorganization value of the Reorganized Debtors was assumed to be approximately $700 million to $900 million (with a midpoint estimate of approximately $800 million) as of an assumed Effective Date of June 30, 2016. The valuation analysis herein is based on information as of the date of the Disclosure Statement and is based on the Projections for the Projection Period. For purposes of this valuation, it has been assumed that no material changes that would affect value occur between the date of the Disclosure Statement and the assumed Effective Date. Lazard’s estimate of a range of reorganization values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF JUNE 30, 2016, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF MARCH 31, 2016. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

Based upon the assumed combined range of the reorganization value of the Reorganized Debtors of between $700 million and $900 million and assumed net debt of $442 million (assuming a debt balance of $476 million and a pro forma cash balance of $34 million as of June 30, 2016), Lazard has employed an imputed estimate of the range of equity value for the Reorganized Debtors between approximately $258 million and $458 million, with a midpoint estimate of $358 million.

The assumed range of reorganization value was based on the Projections for the Projection Period, as set forth previously.

LAZARD DID NOT INDEPENDENTLY VERIFY THE PROJECTIONS IN CONNECTION WITH LAZARD’S ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH. ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE. IN THE CASE OF THE REORGANIZED DEBTORS, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF THE REORGANIZED DEBTORS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED DEBTORS THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY

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DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTORS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. The estimated Enterprise Value and Equity Value ranges assume the Reorganized Debtors will achieve their Projections in all material respects, including revenue growth, EBITDA margins, and cash flows as projected. If the business performs at levels below or above those set forth in the Projections, such performance may have a materially negative or positive impact, respectively, on Enterprise Value and Equity Value. In estimating the Enterprise Value, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods, which is limited; (b) reviewed certain internal financial and operating data of the Debtors, including the Projections; (c) reviewed the revenue and estimated cash flows expected from the Debtors’ existing long-term contracts with Chesapeake, including IBC payments; (d) discussed the Debtors’ operations and future prospects with the senior management team; (e) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of the Reorganized Debtors; (f) considered certain economic and industry information relevant to the operating businesses; and (g) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management as well as publicly available information.

The estimated Enterprise Value and Equity Value do not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance at any time. The estimated Enterprise Value and Equity Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Based on the Debtors’ and their tax professionals’ tax analysis, the Reorganized Debtors do not expect to have significant tax attributes following the reorganization. Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Reorganized Debtors’ projections. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Reorganized Debtors’ projections could materially impact Lazard’s valuation analysis.

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THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY LAZARD REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH LAZARD’S VALUATION ANALYSIS.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE COMPANY, AND WILL NOT BE RESPONSIBLE FOR AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL OR OTHER SPECIALIST ADVICE.

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EXHIBIT F TO THE DISCLOSURE STATEMENT

FINANCIAL PROJECTIONS

HIGHLY CONFIDENTIAL/SUBJECT TO NDA/SUBJECT TO FRE 408
Summary Financial Projections
($ in millions, except dayrates and revenue per stage)
SUMMARY FINANCIAL PROJECTIONS
FISCAL YEAR ENDING
Dec-16 Dec-17 Dec-18
2016E 2017E 2018E
IBC Drilling Rigs 29 17 2
Active Drilling Rigs 10 41 68
Average Dayrate – Active Rigs $21,495 $20,704 $20,940
Average Dayrate – IBC Rigs 11,000 11,000 11,000
Total Drilling Revenue $203 $362 $511
Active Spreads 6 6 9
Stage Count    488 699 875
Revenue Per Stage $53,777 $59,268 $62,500
Total Pressure Pumping Revenue $335 $497 $656
Other Revenue(a) $43 $78 $95
Total Revenue $577 $937 $1,262
Operating Expenses ($408) ($730) ($1,013)
Selling, General and Adminstrative(b) (60) (63) (63)
Other Income and Expense 1 -—-
Adjusted EBITDA $110 $144 $186
Less: Growth Capital Expenditures ($89) ($5) ($5)
Less: Maintenance Capital Expenditures (36) (72) (71)
Plus: Asset Sale Proceeds 1 -—-
Less: Cash Taxes -——-
Less: Change in Net Working Capital and Other 15 (5) (19)
Unlevered Free Cash Flow $1 $63 $91
Source: Management estimates.
1 (a) Other includes revenue form Oilfield Rentals and royalty income from rock quarry and interest on note receivable taken upon sale of Hodges Trucking to Aveda
Transportation.
(b) Excludes non-cash expense.

A.	Assumptions to the Projections

1.	General Assumptions

Overview. Seventy Seven is a diversified oilfield services company that provides a range of wellsite services and equipment to U.S. land-based E&P customers operating in unconventional resource plays. The Debtors’ services include drilling, hydraulic fracturing and oilfield rentals. Operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales. The Debtors run the business through three operating segments: (1) Drilling, (2) Hydraulic Fracturing and (3) Oilfield Rentals.

Presentation. The Projections are presented on a consolidated basis, including estimates of operating results for Debtor and non-Debtor entities, combined.

Methodology. In developing the Projections, the Debtors reviewed the backlog of contracted revenues as well as expected customer activity levels based on expected commodity prices. Projected cash flows are based on the assumption that activity levels in drilling, hydraulic fracturing and oilfield rentals will begin to recover in the first half of 2017 in response to improved oil and natural gas prices. The Projections also incorporate a growing contribution from non-Chesapeake customers.

Plan Consummation. The Projections assume that the Plan will be confirmed or consummated on or about June 30, 2016.

2.	Assumptions With Respect to the Projected Income Statement

Revenues. In the Projections, drilling revenues are forecasted by rig based on expected dayrates, utilization and operating efficiency for existing contracts and future potential contracts. The Debtors also recognize revenue for contract termination fees paid by customers. Under certain of the Debtors’ contracts, the Debtors agreed to allow customers to pay the termination cost over the life of the contract in lieu of a lump sum, and the Debtors refer to a rig in this circumstance as “idle but contracted” (“IBC”). IBC payments are structured to preserve the Debtors’ anticipated operating margins for the affected rigs through the end of the contract terms and are recognized as revenue over the life of the contract. Hydraulic fracturing revenues are forecasted based on expected fracturing stage counts and fracturing stage rates. Oilfield rental revenues are forecasted based on expected customer activity levels in the Debtors’ areas of operation. Contracts are typically of short duration and are often undertaken on a well-by-well basis, particularly in times of excess capacity.

Operating Costs. Operating costs are projected based on historical daily operating costs for drilling rigs and hydraulic fracturing fleet (adjusted for recent cost reduction efforts) and expected utilization of each rig and hydraulic fracturing fleet based on current contracts and expectations regarding future potential contracts. Oilfield rental operating costs are based on historical operating costs and expectations regarding future rental fleet utilization.

General and Administrative. General and administrative costs (“G&A”) are primarily comprised of labor costs and other expenses associated with the Debtors’ corporate overhead. The amount of G&A is based on historical G&A costs, adjusted for cost reduction efforts.

Depreciation and Amortization. Depreciation and amortization reflects the anticipated depreciation and amortization of the Debtors’ drilling rigs, hydraulic fracturing fleets and oilfield rental tools, based on current net book values.

Interest Expense. Interest expense post-emergence is forecasted based on the Amended and Restated Credit Agreement and Secured Term Loan, as more fully described in the Plan and the exhibits thereto.

Income Tax (Expense) Benefit. Income tax is estimated based on the anticipated effective corporate tax rate.

Restructuring Expenses. Restructuring Expenses include costs related to the recapitalization process, including but not limited to professional fees, claims administration and other items. Estimated amounts are based on the terms of contracts and historical precedent.

3.	Assumptions with Respect to the Projected Balance Sheet and Projected Statement of Cash Flows

Working Capital. Working capital assumptions are based on historical days sales outstanding and historical days payable as well as historical levels of prepaid and other current assets and current liabilities.

Capital Expenditures. Projections for capital expenditures were prepared with consideration of the needs of the Debtors’ fixed assets. Capital expenditures primarily relate to sustaining capital needs necessary to maintain the service capability of the Debtors’ existing assets and include the replacement of components and equipment which are worn or obsolete. In addition, the Projections include capital associated with the delivery of previously contracted new drilling rigs.

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EXHIBIT G TO THE DISCLOSURE STATEMENT

EXIT FACILITY COMMITMENT LETTER

CONFIDENTIAL

WELLS FARGO BANK, NATIONAL ASSOCIATION

1100 Abernathy Road, Suite 1600

Atlanta, Georgia 30328

April 29, 2016

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

Attention: Cary D. Baetz

 Chief Financial Officer

$100,000,000 Senior Secured Asset-Based DIP and $100,000,000 Exit Revolving Loan Facility Commitment Letter

Ladies and Gentlemen:

Seventy Seven Energy Inc. (the “Company”) has advised Wells Fargo Bank, National Association (“Wells Fargo”) that: (i) the Company and certain of its subsidiaries, as debtors and debtors-in-possession (the “Debtors”), are considering the filing of voluntary Chapter 11 petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); (ii) such proposed Chapter 11 filings of the Debtors (collectively, the “Chapter 11 Cases”) are anticipated to be on a “pre-packaged” or “pre-arranged” basis such that there will be substantial agreement with creditors on the terms of a plan of reorganization for the Debtors prior to the commencement of the Chapter 11 Cases, and (iii) the effective date of such plan of reorganization is anticipated to occur within nine (9) months of the filing of the Chapter 11 Cases.

The Company has also informed Wells Fargo that in connection therewith:

(a) The indebtedness under that certain revolving loan credit agreement, dated as of June 25, 2014 (as amended through the date hereof, the “Pre-Petition ABL Credit Agreement”), among certain of the Debtors (as defined below), as borrowers or guarantors thereunder, the lenders from time to time party thereto, and Wells Fargo, as the administrative agent, will be repaid and refinanced in full (such repayment and refinancing of the Pre-Petition Credit Facility being referred to herein as the “DIP Refinancing”);

(b) Certain of the Debtors will enter into the DIP ABL Credit Facility (as defined below);

(c) The proceeds of the DIP ABL Credit Facility will be used (i) to pay the amounts owing in connection with the DIP Refinancing, (ii) to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Chapter 11 Cases and (iii) to fund working capital and other general corporate purposes; and

(d) Either (i) the Debtors will elect to convert all loans and other obligations outstanding under the DIP ABL Credit Facility to loans and other obligations under the Exit ABL Credit Facility (as defined below) on the date on which an Approved Plan of Reorganization becomes effective or (ii) such Approved Plan of Reorganization shall provide for the indefeasible payment in full of all obligations outstanding under the DIP ABL Credit Facility.

The Refinancing and the Credit Facilities and the other transactions described above or related thereto are collectively referred to as the “Transactions”. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Term Sheets (as defined below).

1. Commitments. Wells Fargo is pleased to provide the Company with its commitment to (i) act as sole and exclusive administrative and collateral agent (in such capacities, the “Agent”) for (A) a senior secured revolving loan and letter of credit facility to certain of the Debtors under Chapter 11 of the Bankruptcy Code (the “DIP ABL Credit Facility”) in an aggregate principal amount of up to $100,000,000 and (B) upon the confirmation by the U.S. Bankruptcy Court of a plan of reorganization of the Debtors acceptable to Wells Fargo (the “Plan”), a secured revolving loan and letter of credit facility to the reorganized Company and its subsidiaries (the “Exit ABL Credit Facility”) in an aggregate principal amount of up to $100,000,000 and (ii) provide $50,000,000 of each Credit Facility, in each case subject to the terms and conditions set forth herein and in the Summary of DIP ABL Credit Facility Principal Terms and Conditions attached to this letter as Exhibit A (together with the schedules and exhibits thereto, the “DIP Term Sheet”) and the Summary of Exit ABL Credit Facility Principal Terms and Conditions attached to this letter as Exhibit B (together with the schedules and exhibits thereto, the “Exit Term Sheet” and, together with the DIP Term Sheet, the “Term Sheets”; the Term Sheets together with this letter and the annexes hereto, the “Commitment Letter”) and in the fee letter of even date herewith (the “Fee Letter”). The DIP ABL Credit Facility and the Exit ABL Credit Facility are referred to in this letter individually as a “Credit Facility” and collectively as the “Credit Facilities”. Wells Fargo and the Company have received from Bank of America, N.A. the Joinder Agreement, dated April 29, 2016, to this Commitment Letter, whereby Bank of America, N.A. has committed $50,000,000 to each Credit Facility, subject to the conditions contained therein.

2. Titles and Roles; Syndication. The Company hereby appoints Wells Fargo, and Wells Fargo hereby agrees, acting alone or through or with affiliates selected by it, to act as a lead arranger and bookrunner for the structuring, arranging and syndication of the Credit Facilities on the terms and conditions set forth herein, including using its reasonable commercial efforts to assemble a syndicate of financial institutions as lenders for the Credit Facilities (collectively, the “Lenders”) to provide the remaining commitments necessary for each Credit Facility. Wells Fargo will also act as the sole and exclusive administrative agent and sole collateral agent for each Credit Facility. Wells Fargo may agree, with the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), to appoint additional agents or co-agents and grant additional titles, with such compensation thereto as Wells Fargo may determine to provide (but not requiring any additional amounts from the Company); provided that Wells Fargo shall retain the titles of sole and exclusive administrative agent and sole collateral agent, and any such other agent or co-agent or holder of a title shall not have any duties or responsibilities except as Wells Fargo and the Company may expressly agree. Wells Fargo will have “left” and highest placement in the information memoranda and all marketing materials and other documentation used in connection with each Credit Facility. The parties hereto agree that the syndication provisions shall be as set forth on Annex A hereto.

3. Expenses and Indemnification. The Company agrees (a) to pay or reimburse all reasonable and documented out-of-pocket fees, costs, and expenses (including the reasonable and documented fees and disbursements of one primary counsel and one local counsel in each relevant jurisdiction, the reasonable and documented consultant costs and expenses, filing and recording fees, and the reasonable and documented costs and expenses associated with due diligence, travel, appraisals, valuations, audits, and syndication) (the “Expenses”) incurred by or on behalf of Wells Fargo (whether before, on, or after the date hereof) in connection with (i) legal and business due diligence, (ii) the preparation, negotiation, execution, and delivery of this Commitment Letter and any and all documentation for each Credit Facility, (iii) the syndication of each Credit Facility, and (iv) the enforcement of any of Wells Fargo’s rights and remedies under this Commitment Letter, in each case irrespective of whether any of the Transactions are consummated, and (b) to indemnify, defend, and hold harmless Wells Fargo, each of its affiliates, and each of their officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Annex B hereto.

4. Fees. The Company agrees to pay the fees set forth on Schedule 1 to each Term Sheet and in the Fee Letter to Wells Fargo, in immediately available funds, as and when indicated therein.

5. Conditions. The commitment of Wells Fargo to provide each Credit Facility shall be subject to (a) the negotiation, execution and delivery of definitive documentation customary for transactions of this type and consistent with the terms and conditions set forth herein and in the Term Sheets (the “Loan Documents”), in form and substance reasonably satisfactory to Wells Fargo, and (b) the execution and delivery of the Fee Letter.

6. Confidentiality.

The Company agrees that this Commitment Letter (including the Term Sheets) is for its confidential use only and that neither its existence, nor the terms hereof, will be disclosed by it to any person except (a) to the Company’s affiliates, officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transactions contemplated hereby and on a confidential basis, (b) if the Agent consents to such disclosure, (c) to disclose fees as part of projections or pro forma information or in a generic disclosure of aggregate sources and uses, (d) to each of the parties and their respective agents, representatives and advisors under that certain Restructuring Support Agreement, dated as of April 15, 2016, which was executed in connection with the Transactions, (e) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal or administrative process and (f) as part of any public filing relating to the Transactions. The provisions of this paragraph shall expire on the date that is two (2) years after the date of this Commitment Letter.

Wells Fargo agrees that material, non-public information regarding the Company and its subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Wells Fargo in a confidential manner, and shall not be disclosed by Wells Fargo to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to Wells Fargo on a “need to know” basis in connection with Transactions contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of Wells Fargo, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (iii) to regulatory authorities with jurisdiction over Wells Fargo and its affiliates; provided that prior to any disclosure under this clause (iii), the disclosing party agrees to provide the Company with prior notice thereof to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to by the Company, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Wells Fargo), (viii) in connection with any proposed assignment or participation of Wells Fargo’s interest in the Credit Facilities, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this paragraph, and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than the Company, the Lenders (as defined in the Term Sheets), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than the Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide the Company with prior notice thereof.

Anything to the contrary in this Commitment Letter notwithstanding, the Company agrees that (i) Wells Fargo shall have the right to provide information concerning the Credit Facilities to loan syndication and reporting services, and (ii) the Projections, the Marketing Materials (as defined in Annex A hereto) and all other information provided by or on behalf of the Company and its subsidiaries to Wells Fargo regarding the Company and their respective subsidiaries, and the Transactions may be disseminated by or on behalf of Wells Fargo to prospective lenders, who have agreed to be bound by confidentiality undertakings on substantially the terms set forth herein or as is otherwise reasonably acceptable to Wells Fargo and the Company (including, “click-through” agreements), all in accordance with Wells Fargo’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). The Company hereby further authorizes Wells Fargo to download copies of the Company’s logos from their respective websites and post copies thereof on an Intralinks® or similar workspace and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Credit Facility.

7. Information. Wells Fargo is relying on the accuracy of the information furnished to it by or on behalf of the Company and its subsidiaries, without independent verification thereof. The Company acknowledges that it is a condition precedent to the funding of the Credit Facilities that (a) all written information, including the Marketing Materials (as defined in Annex A), (other than forward looking information, projections of future financial performance and information of a general economic or general industry nature) concerning Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of the Company or their subsidiaries is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all projections that have been or are hereafter made available by or on behalf of the Company or their subsidiaries are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by the Company to be reasonable at the time such projections were prepared; it being recognized by Wells Fargo that projections of future events are predictions and not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and actual results may vary significantly from projected results.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

The Company acknowledges that Wells Fargo or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. The Company also acknowledges that Wells Fargo does not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Company, confidential information obtained by Wells Fargo from other companies.

The Company further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company, on the one hand, and Wells Fargo, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Wells Fargo or one or more of its affiliates has advised or is advising the Company on other matters, (b) Wells Fargo, on the one hand, and the Company, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does the Company rely on, any fiduciary duty on the part of Wells Fargo, (c) the Company is capable of evaluating and understanding, and each understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) the Company has been advised that Wells Fargo or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from its interests and that Wells Fargo does not have any obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship, and (e) the Company waives, to the fullest extent permitted by law, any claims it may have against Wells Fargo for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Wells Fargo shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including its stockholders, employees or creditors arising out of or in connection with the transactions contemplated by this Commitment Letter.

The Company further acknowledges that one or more of Wells Fargo’s affiliates are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Wells Fargo or one or more of Wells Fargo’s affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other companies with which the Company may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by Wells Fargo or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Governing Law, Etc. This Commitment Letter (including the Term Sheets), and any claim or dispute concerning the subject matter hereof or thereof shall be governed by, and construed in accordance with, the laws of the State of New York (but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York. Each of the parties hereto consents to the exclusive jurisdiction and venue of the federal and/or state courts located in New York, New York. This Commitment Letter (including the Term Sheets) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended, supplemented, or modified except in a writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic transmission (including an email with a “pdf”) shall be equally effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter shall not be assignable by the Company without the prior written consent of Wells Fargo (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. In the event that this Commitment Letter is terminated or expires, the Expenses and Indemnification, Fees, Confidentiality, Sharing Information; Absence of Fiduciary Relationship; Affiliate Transactions, Governing Law, Etc., and Waiver of Jury Trial provisions hereof shall survive such termination or expiration. Anything contained herein to the contrary notwithstanding, the obligations of the Company under this Commitment Letter, other than the obligations of the Company under the paragraph captioned “Syndication”, shall terminate at the time of the execution and delivery of the Loan Documents (as defined in the Term Sheets).

10. Waiver of Jury Trial. To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment Letter or the Transactions or the actions of Wells Fargo or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.

11. Patriot Act. Wells Fargo hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”), Wells Fargo may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow Wells Fargo to identify the Loan Parties in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to each Lender.

12. Acceptance and Termination. This Commitment Letter will be of no force and effect unless a counterpart hereof is accepted and agreed to by the Company and, as so accepted and agreed to, received by Wells Fargo by 5 p.m. (Eastern time) on April 29, 2016, together with the Fee Letter as duly authorized, executed and delivered by the Company. The commitment of Wells Fargo under this Commitment Letter, if timely accepted and agreed to by the Company, (a) with respect to the DIP Facility, will terminate on June 17, 2016, or such later date as may be agreed upon in writing by Wells Fargo and the Company (such date, the “DIP Expiration Date”), and (b) with respect to the Exit Facility, will terminate sixty (60) days after the Petition Date, or such later date as may be agreed upon in writing by Wells Fargo and the Company (such date, the “Exit Expiration Date”), if the initial borrowings under the Credit Facility have not occurred on or prior to such date. The Company may terminate the commitments under this Commitment Letter at any time prior to the Expiration Date in whole but not in part so long as Wells Fargo has received from the Company the Alternate Transaction Fee referenced in the Fee Letter in accordance with the terms thereof.

If the Company accepts and agrees to the foregoing, please so indicate by executing and arranging for the Company to execute the enclosed copy of this letter and return it to Wells Fargo.

We look forward to continuing to work with you to complete this transaction.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Zachary S. Buchanan
Name: Zachary S. Buchanan
Title: Authorized Signatory

The provisions of this Commitment Letter are agreed to and accepted on April 29, 2016:

SEVENTY SEVEN ENERGY INC.

By:	/s/ Cary Baetz
Name: Cary Baetz
Title: Chief Financial Officer and Treasurer

ANNEX A

Syndication Provisions

Wells Fargo will be entitled to manage all aspects of any syndication of the Credit Facility, in consultation with the Company, including decisions as to the selection of prospective lenders to be approached and included, the timing of all offers to prospective lenders, the amount offered, the allocation and acceptance of prospective commitments, the amount of compensation payable to prospective lenders, and any titles to be awarded to such prospective lenders. The Company agrees that no Lender will receive any compensation for its participation in the Credit Facility except as expressly agreed to and offered by Wells Fargo.

The Company agrees to cooperate in such syndication process and use commercially reasonable efforts to assist Wells Fargo in forming a syndicate. Such assistance shall include, but will not be limited to:

(a) making senior management and representatives of the Company available to participate in meetings and to provide information to prospective lenders at such times and places as Wells Fargo may reasonably request,

(b) ensuring that Wells Fargo’s syndication efforts benefit from the existing lending relationships of the Company,

(c) assisting in the preparation of the Marketing Materials (as defined below); and

(d) at the expense of the Company, hosting, with Wells Fargo, one or more meetings of prospective lenders, and, in connection with any such lender meeting (a “Lender Meeting”), consulting with Wells Fargo with respect to the presentations to be made at any such Lender Meeting, making available appropriate officers and other representatives of Company, and rehearsing such presentations prior to such Lender Meetings, as reasonably requested by Wells Fargo.

To assist Wells Fargo in its syndication efforts, the Company agrees to use commercially reasonable efforts to prepare and provide to Wells Fargo such customary information with respect to the Company, and the Transactions as Wells Fargo may reasonably request, including, without limitation, (a) financial information and projections as Wells Fargo may reasonably request, including a business plan for fiscal 2016 through fiscal 2020 on a monthly basis and a written analysis of the business and prospects of Company and its subsidiaries for such period, all in form and substance reasonably satisfactory to Wells Fargo (the “Projections”), (b) a customary confidential information memorandum that includes information with respect to the Company, and the Transactions as Wells Fargo may reasonably request, including the Projections, all in form and substance reasonably satisfactory to Wells Fargo (the “Marketing Materials”), and (c) a version of the Marketing Materials (the “Public Information Materials”) that does not contain Projections or other material non-public information concerning the Company, its respective subsidiaries or its securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”). The Company understands that in arranging and syndicating the Credit Facilities, Wells Fargo may use and rely on the Marketing Materials without independent verification thereof and that the Company will promptly notify Wells Fargo of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections. The Company further agrees to update the Marketing Materials as necessary during the syndication process so as to cause the foregoing representations and warranties to continue to be true and correct.

Before distribution of any Marketing Materials (a) to prospective lenders that do not wish to receive Material Non-Public Information concerning the Company, its respective affiliates or its securities (such lenders, “Public Lenders;” all other lenders, “Private Lenders”), the Company agrees to provide Wells Fargo with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein and (b) to prospective Private Lenders, the Company agrees to provide Wells Fargo with a customary letter authorizing the dissemination of those materials. In addition, at the request of Wells Fargo, the Company will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” The Company agrees that Wells Fargo may distribute the following documents to all prospective lenders, unless the Company advises Wells Fargo in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (i) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, and (ii) other materials intended for prospective lenders after the initial distribution of the Marketing Materials, including drafts and final versions of the definitive documentation for the Credit Facility. If the Company advises Wells Fargo that any of the foregoing items should be distributed only to Private Lenders, then Wells Fargo agrees not to distribute such materials to Public Lenders without the Company’s prior written consent (including by email).

To ensure an orderly and effective syndication of the Exit ABL Credit Facility the Company agrees that (a) from the date of the emergence of the Debtors from the Chapter 11 Cases until the earlier of the completion of a Successful Syndication (as defined below) and sixty (60) days following the closing date of the Exit ABL Credit Facility, the Company will not, and will not permit any of its subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt security of Company, or any of its respective subsidiaries, if such issuance or syndication would reasonably be expected, in the reasonable judgment of Wells Fargo, adversely impair the primary syndication of the Exit ABL Credit Facility (other than the syndication of the Credit Facilities as contemplated hereby), without the prior written consent of Wells Fargo (it being understood that (i) borrowings under the Existing Credit Facility or the DIP ABL Credit Facility and (ii) ordinary course leases, purchase money debt and equipment financings shall be permitted subject to limits as to the amount of such financings to be agreed upon by the Company and Exit Agent). For purposes hereof, a “Successful Syndication” means that Wells Fargo has sold commitments under the Credit Facility to other Lenders so that the commitment of Wells Fargo in the Credit Facility is not more than $50,000,000.

ANNEX B

Indemnification Provisions

To the fullest extent permitted by applicable law, the Company (the “Indemnifying Party”) shall pay, indemnify, defend, and hold each of the Indemnified Persons harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of external counsel (provided, that, the obligations to reimburse any Indemnified Person for legal fees and expenses shall be limited to reasonable and documented out-of-pocket legal fees and expenses of one firm of counsel for all such Indemnified Persons and if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest, one counsel for all such affected Indemnified Persons similarly situated), experts, or consultants and all other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (promptly upon demand and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that the Company shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Commitment Letter, the Fee Letter or the Transactions (provided that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Indemnified Persons that do not involve any acts or omissions of the Company or any of its subsidiaries, or (ii) disputes solely between or among the Indemnified Persons and their respective affiliates that do not involve any acts or omissions of the Company or any of its subsidiaries; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not any other Indemnified Persons) relative to disputes between or among Agent on the one hand, and one or more Indemnified Persons, or one or more of their affiliates, on the other hand and (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Commitment Letter, the Fee Letter or the Transactions, or any act, omission, event, or circumstance in any manner related thereto. The foregoing to the contrary notwithstanding, the Company shall have no obligation to any Indemnified Person under this paragraph with respect to any claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, disbursements, penalties, losses, liabilities or damages that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.

These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, that, any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. Subject to the first paragraph above, Wells Fargo, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Party shall pay the fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of Wells Fargo, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

CONFIDENTIAL

TERM SHEET

Wells Fargo Bank, National Association

SEVENTY SEVEN ENERGY INC.

$100,000,000 Senior Secured Superpriority Debtor-in-Possession Asset- Based Revolving Credit Facility

(“DIP ABL Credit Facility”)

Summary of DIP ABL Credit Facility Principal Terms and Conditions

April 29, 2016

This Summary of DIP ABL Credit Facility Principal Terms and Conditions (the “DIP Term Sheet”) is subject to the terms and conditions of the Commitment Letter, dated of even date herewith, by and between Wells Fargo Bank, National Association (“Wells Fargo”) and Seventy Seven Energy, Inc. (the “Parent”) and certain of its operating subsidiaries, (together with the Parent, collectively, the “Company”).

Capitalized terms used below and not otherwise defined herein, shall have the meanings set forth in the Credit Agreement, dated as of June 25, 2014, by and among certain subsidiaries of the Parent, as borrowers, the Parent and the other guarantors party thereto, Wells Fargo, as administrative and collateral agent (the “Pre-Petition ABL Agent”), and the lenders party thereto (the “Pre-Petition ABL Lenders”) (such agreement as the same now exists, including as amended and modified through the date hereof, the “Pre-Petition ABL Credit Agreement”). The credit facility provided prior to the commencement of the Chapter 11 Cases (as defined below) under the Pre-Petition ABL Credit Agreement is referred to below as the “Pre-Petition ABL Credit Facility”.

Borrowers:	Each of the borrowers under the Pre-Petition ABL Credit Agreement (individually, a “Borrower” and collectively, “Borrowers”), as a debtor-in possession under Chapter 11 (the “Chapter 11 Cases”) of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware ( “Bankruptcy Court”).

Guarantors:

Each of the guarantors under the Pre-Petition ABL Credit Agreement (individually a “Guarantor” and collectively, “Guarantors”, each as a debtor-in possession under Chapter 11 Cases.

The Borrowers and the Guarantors are referred to herein each individually, as a “Loan Party” and collectively, “Loan Parties”).

Sole Lead Arranger and Bookrunner:	Wells Fargo will act as sole lead arranger and bookrunner under the DIP ABL Credit Facility (in such capacity, “DIP Arranger”).

Administrative and Collateral Agent:	Wells Fargo will act as the administrative agent and the collateral agent under the DIP ABL Credit Facility (in such capacities, “DIP Agent”).

Lenders:	Wells Fargo and such other institutions as to which the DIP Agent and the Company agree that may become parties to the DIP ABL Credit Facility as lenders (collectively, “DIP Lenders”).

Swing Line Lender:	Wells Fargo (in such capacity “Swing Line Lender”).

Letter of Credit Issuer:	Wells Fargo (in such capacity, the “Issuing Bank”).

Credit Facility:

The DIP ABL Credit Facility will consist of a post-petition senior secured revolving loan and letter of credit facility provided to Borrowers of up to $100,000,000 (the “Maximum Credit”).

The revolving loans under the DIP ABL Credit Facility (“Revolving Loans”) will be subject to the Borrowing Base (as defined below) and other terms described below.

Borrowers will appoint Seventy Seven Operating LLC (“OpCo”) to act as the agent for Loan Parties for all purposes of dealing with DIP Agent, Issuing Bank, Swing Line Lender, and DIP Lenders, including requesting Revolving Loans and LCs.

Letter of Credit Facility:	A portion of the DIP ABL Credit Facility will be available for commercial letters of credit and standby letters of credit arranged by DIP Agent and issued by the Issuing Bank (“LCs”) for the account of the Loan Parties in an aggregate amount not to exceed $25 million of the Maximum Credit at any time outstanding. The aggregate amount of outstanding LCs for the account of a Loan Party will be reserved against the Borrowing Base. Each DIP Lender under the DIP ABL Credit Facility will purchase an irrevocable and unconditional participation in each LC. LCs outstanding under the Pre-Petition ABL Credit Agreement on the Closing Date and issued by a DIP Lender shall be rolled into the DIP ABL Credit Facility on the Closing Date.

Swing Line Facility:

A portion of the DIP ABL Credit Facility will be available as swing line loans on same day notice (“Swing Line Loans”) with a sublimit in the amount of $10 million on Swing Line Loans. The term “Revolving Loans” as used herein includes Swing Line Loans, except as otherwise provided herein.

Swing Line Loans will be made available by the Swing Line Lender and each Lender will purchase an irrevocable and unconditional participation in each Swing Line Loan.

Borrowing Base:

The Revolving Loans and LCs shall be provided to Borrowers subject to the lesser of the Maximum Credit or the Borrowing Base and otherwise subject to the terms and conditions of the DIP Loan Documents.

Revolving Loans provided to Borrowers and LCs provided to Loan Parties will be subject to availability under the Borrowing Base, which will be calculated as follows:

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(a) the amount equal to 85 % multiplied by the net amount of eligible accounts of Borrowers (net of discounts, claims, credits, allowances and sales, excise and similar taxes); minus

(b) reserves in the Permitted Discretion of DIP Agent, including, without limitation (i) reserves established under the Pre-Petition ABL Credit Agreement and (ii) the Special Reserve (as defined below).

The term “Permitted Discretion” as used in this Term Sheet with reference to DIP Agent, shall mean a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

The right of DIP Agent to establish reserves will be generally consistent with the terms of the Pre-Petition ABL Credit Agreement. In addition, DIP Agent may establish reserves in its Permitted Discretion as may be applicable under the circumstances in connection with the Chapter 11 Cases, including reserves in respect of (i) the amount of any senior liens or claims in or against the DIP Collateral that shall be pari passu with or have priority over the liens and claims of DIP Agent and DIP Lenders (other than with respect to the Carve-Out (as defined below), (ii) the amount of priority or administrative expense claims, which are superior to or rank in parity with DIP Agent’s superpriority claim or which DIP Agent determines Loan Parties would be directed to pay before the obligations due DIP Agent and DIP Lenders during the Chapter 11 Cases, and (iii) the amount of the Carve-Out (the “Special Reserve”).

Eligibility:	Criteria for determining eligible accounts, and the establishment of reserves, will be substantially consistent with the terms of the Pre-Petition ABL Credit Agreement, subject to additions or modifications (including with respect to the obligations owing by Chesapeake) made by DIP Agent in its Permitted Discretion and as appropriate under the circumstances as reasonably determined by DIP Agent in its Permitted Discretion pursuant to field examinations and other due diligence.

Optional Prepayments:	The Revolving Loans may be prepaid in whole or in part from time to time without penalty or premium, but including all breakage or similar costs incurred by a DIP Lender.

Mandatory Prepayments:

Borrowers will be required to repay Revolving Loans and provide cash collateral to the extent that Revolving Loans and LCs exceed the lesser of the Borrowing Base then in effect or the Maximum Credit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs).

At any time there is a Cash Dominion Period (as defined below), all amounts on deposit in controlled accounts, including any concentration accounts (as described in the Cash Management section below), shall be applied to the

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obligations arising under the DIP ABL Credit Facility. All proceeds of DIP Collateral (as defined below) shall only be paid to and held in such controlled accounts (including any concentration accounts), other than to the extent such proceeds are permitted to be held in accounts constituting Excluded Property (as defined in the Guaranty and Security Agreement, dated as of June 25, 2014, by and among the Loan Parties and the Pre-Petition ABL Agent).

Such mandatory prepayments will not result in a permanent reduction in commitments, unless otherwise elected by the Company.

Interest and Fees:	See Schedules 1, 2 and 3 to this Term Sheet.

Collateral and Priority:

To secure all obligations of each Loan Party under the DIP ABL Credit Facility, the Loan Parties will grant a first priority (subject to certain permitted liens) perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties consisting of the following all (x) Collateral (as defined in the Pre-Petition ABL Credit Agreement), (y) all proceeds of present and future claims, rights, interests, assets and properties recovered by or on behalf of each Loan Party or any trustee of a Loan Party (whether in the Chapter 11 Cases or any subsequent case to which any Chapter 11 Case is converted), including without, limitation, all such property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to, inter alia, Sections 542, 545, 548, 549, 550, 552 and 553 of the Bankruptcy Code (upon entry of the Final Order as defined below), and (z) assets and properties not subject to valid, perfected and non-avoidable liens as of the Petition Date defined below (collectively, the “DIP Collateral”). The DIP Collateral includes such assets of Loan Parties existing on the date of the filing by the Loan Parties of their petitions to commence the Chapter 11 Cases (the “Petition Date”) and such assets of the Loan Parties arising or acquired after the Petition Date.

The obligations secured may include hedging and bank product obligations of the Loan Parties where a DIP Lender or an affiliate of a DIP Lender is a counterparty.

All amounts owing by the Loan Parties under the DIP ABL Credit Facility at all times will constitute allowed super-priority administrative expense claims in the Chapter 11 Cases having priority over all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, other than the Carve-Out (the “DIP Superpriority Claim”).

Notwithstanding anything to the contrary contained herein, the DIP Collateral shall not include the Excluded Property.

All of the security interests and liens with respect to the DIP Collateral described herein shall be effective and perfected as of the entry of the Interim Order (as defined below) and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, but without limitation of the right of DIP Agent to require any such agreements.

As used herein, the term “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee

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under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under Section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed by the Bankruptcy Court at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors or any official committee appointed by the Bankruptcy Court (such committee, a “Committee”), if any, whose retention is approved by the Bankruptcy Court pursuant to Sections 327, 328, or 1103 of the Bankruptcy Code (the “Professionals”), subject to the terms of the Interim Order, the Final Order and any other interim or other compensation order entered by the Bankruptcy Court that are incurred (A) at any time before delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice (the “Pre-Trigger Date Fees”), in an amount not to exceed $500,000 to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amount set forth in this clause (A) being the “Pre-Carve Out Trigger Notice Cap”); and (B) after the delivery of a Carve-Out Trigger Notice in an aggregate amount not to exceed $3,000,000, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amount set forth in this clause (B) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by the DIP Agent to the Borrowers, their lead restructuring counsel, counsel to any Committee, if any, and the U.S Trustee, which notice may be delivered following the occurrence and during the continuation of an Event of Default under the DIP ABL Credit Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked. Nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (i), (ii), (iii)(A) or (iii)(B) above, on any grounds.

For the avoidance of doubt, DIP Agent and DIP Lenders shall not have any responsibility or obligation whatsoever to fund, or ensure that adequate funds are set aside or available to fund, any Carve-Out obligations.

Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Pre-Petition ABL Lenders or the Pre-Petition ABL Agent (whether in such capacity or otherwise), or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the DIP Loan Documents or the Obligations described in Pre-Petition ABL Credit Agreement (whether in such capacity or otherwise), including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the DIP Lenders or the DIP Agent; (c) attempts to prevent, hinder or otherwise delay any of the DIP Lenders’ or the DIP Agent’s assertion, enforcement or realization upon any DIP Collateral in accordance

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with the DIP Loan Documents and the Final Order other than to seek a determination that an Event of Default has not occurred or is not continuing; (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court; or (e) after delivery of a Carve-Out Trigger Notice, any success, completion, back-end or similar fees.

Adequate Protection:

Until the payment and satisfaction in full and discharge of the Pre-Petition ABL Credit Facility (which shall in no event be deemed to have occurred until the expiration of the challenge period provided in the Final Order, provided that no adversary proceeding or contested matter has been timely and properly asserted with respect to the Pre-Petition ABL Credit Facility or against the Pre-Petition ABL Agent or the Pre-Petition ABL Lenders (in their capacities as such), the Pre-Petition ABL Lenders will be authorized to receive as adequate protection:

(a) current cash payment of professionals’ reasonable and documented fees and expenses and other disbursements whether incurred before or after the Petition Date (which shall be limited to the reasonable and documented fees, expenses and disbursements of one legal counsel, one local counsel and one financial advisor for the Pre-Petition ABL Agent and the Pre-Petition ABL Lenders as a group);

(b) replacement or, if applicable, new liens on the DIP Collateral that are junior to the liens securing the DIP ABL Credit Facility (in the same relative priority as the Pre-Petition ABL Credit Facility); and

(c) superpriority claims as provided for in section 507(b) of the Bankruptcy Code that are junior to the DIP Superpriority Claims.

Use of Proceeds:	The proceeds of the Revolving Loans and LC’s will be used for working capital of Borrowers and the other Loan Parties and other general corporate purposes in accordance with the Budget (as defined below) (subject to permitted variances), including to refinance in full on the Closing Date the Obligations outstanding under the Pre-Petition ABL Credit Agreement. No portion of the administrative expenses or priority claims in the Chapter 11 Case, other than those directly attributable to the operation of the business of Borrowers or to which DIP Agent has specifically agreed, shall be funded with the Revolving Loans or LCs and the percentages and categories of permitted allocations of such claims and expenses shall be in accordance with the Budget as approved by DIP Agent. Notwithstanding the foregoing, proceeds shall not be used by any Loan Party to affirmatively commence or support, or to pay any professional fees incurred in connection with, any adversary proceeding, motion or other action that seeks to challenge, contest or otherwise seek to impair or object to the validity, extent, enforceability or priority of Pre-Petition ABL Agent’s, Pre-Petition ABL Lenders’, DIP Agent’s and DIP Lenders’ pre-petition and/or post-petition liens, claims and rights.

Closing Date:	The date on which all of the conditions precedent to the initial Revolving Loans and LCs under the DIP ABL Credit Facility are satisfied or waived (the “Closing Date”).

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DIP Facility Maturity Date:

The DIP ABL Credit Facility shall be for a term ending on the earliest of (the earliest of such dates being referred to as the “Maturity Date”):

(a) nine (9) months from the date of the Petition Date;

(b) thirty (30) days after the entry of the Interim Order if the Final Order has not been entered prior to the expiration of such thirty (30) day period (or such longer period if consented to by DIP Agent in writing);

(c)(i) the occurrence of the Exit Facility Conversion Date (as defined below) or (ii) the effective date of a plan of reorganization filed in the Chapter 11 Cases pursuant to an order entered by the Bankruptcy Court, each of which shall be in form and substance acceptable to DIP Agent (the “Approved Plan of Reorganization”); provided, that, if the occurrence of the Exit Facility Conversion Date does not occur, such Approved Plan of Reorganization and the order confirming such plan are acceptable the DIP Agent (which shall provide for the indefeasible payment in full of all obligations owing to DIP Agent and DIP Lenders); and

(d) the acceleration of the loans or termination of the commitments under the DIP ABL Credit Facility.

“Exit Facility Conversion Date” means any date on which the Approved Plan of Reorganization becomes effective, if the Loan Parties have elected to enter into a senior secured exit asset-based revolving credit facility with DIP Agent and DIP Lenders in connection with the Approved Plan of Reorganization (the “Exit ABL Credit Facility”) and the Exit ABL Credit Facility shall have become effective in accordance with its terms.

On the Exit Facility Conversion Date, all loans and other obligations outstanding under the DIP ABL Credit Facility shall be converted to loans under the Exit ABL Credit Facility, subject to terms and conditions to be agreed upon by the Loan Parties, DIP Agent and DIP Lenders.

Documentation:	A debtor-in-possession credit agreement (the “DIP ABL Credit Agreement”), together with all supplemental security agreements, pledge agreements, guarantees, control agreements, intercreditor agreements, UCC financing statements, in each case consistent with this Term Sheet, each of the foregoing in form and substance reasonably satisfactory to DIP Agent and the Company (collectively, the “DIP Loan Documents”), which shall be in form and substance substantially consistent with the Pre-Petition ABL Credit Agreement and other documentation under the Pre-Petition ABL Credit Facility, negotiated in good faith taking into account modifications arising as a result of the commencement of the Chapter 11 Cases, changes to the business of Parent and its subsidiaries, reflecting the operational and strategic requirements of Parent and its subsidiaries in light of their size and proposed business plan, as applicable (collectively, the “Documentation Principles”).

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Representations and Warranties:	Substantially as provided in the Pre-Petition ABL Credit Agreement, with such modifications and such other representations and warranties as may be reasonably agreed by DIP Agent and the Company consistent with the Documentation Principles, including, but not limited to, there are no defaults under material agreements entered into after the date of the commencement of the Chapter 11 Cases, orders of the Bankruptcy Court related to the financing contemplated by the DIP ABL Credit Facility shall continue to be effective, and the Loan Parties have provided customary representations and warranties with respect to the Budget, including the reasonableness and full disclosure of the assumptions in the Budget.

Affirmative Covenants:	Substantially as provided in the Pre-Petition ABL Credit Agreement, subject to modifications and such other affirmative covenants as may be reasonably agreed by DIP Agent and the Company consistent with the Documentation Principles.

Financial Covenants:	Achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$42,099,000	For the 4 month period ending April 30, 2016
$49,221,000	For the 5 month period ending May 31, 2016
$56,359,000	For the 6 month period ending June 30, 2016
$63,942,000	For the 7 month period ending July 31, 2016
$72,262,000	For the 8 month period ending August 31, 2016
$80,121,000	For the 9 month period ending September 30, 2016
$88,123,000	For the 10 month period ending October 31, 2016
$96,449,000	For the 11 month period ending November 30, 2016
$105,131,000	For the 12 month period ending December 31, 2016 and thereafter

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Collateral and Financial Reporting:

The following collateral and financial reporting:

(a) monthly borrowing base certificates, so long as (i) Excess Availability is greater than 20.0% of the Maximum Credit, (ii) Revolving Loans (net of LCs) are outstanding at any time in the amount of less than $20,000,000, and (iii) no event of default exists or has occurred and is continuing, otherwise weekly (and in such event the delivery of borrowing base certificates on a weekly basis shall continue for not less than four (4) consecutive weeks);

(b) field examinations as DIP Agent may from time to time require, but no more than:

(i) one (1) field examinations during the term of the DIP Credit Agreement, or (2) DIP Agent shall have the right to conduct an additional field examination in any 12 consecutive month period if either (x) the term of the DIP Credit Agreement is not extended, or (y) there are Revolving Loans (net of LCs) outstanding at any time in the amount of $20,000,000 or more,

(ii) such other field examinations as DIP Agent may request at any time upon the occurrence and during the continuance of an event of default at the expense of Borrowers or at any time at the expense of DIP Agent;

(c) monthly financial statements and annual audited financial statements and projections, including the operating reports prepared by the Loan Parties in compliance with the US Trustees’ Operating Guidelines and Reporting Requirements;

(d) 13- week cash flow forecast, setting forth projected sources and uses of Borrowers’ funding and projected availability under the Borrowing Base, on a rolling 13 week basis, updated weekly (the “Budget”), together with a variance analysis showing actual sources, uses and availability compared to projected sources, uses and availability for such period, which variance report shall be delivered weekly; and

(e) other financial and collateral reports to be agreed.

“Excess Availability” means (i) the lesser of the Borrowing Base or the Maximum Credit, minus (ii) the outstanding principal amount of Revolving Loans and amounts available to be drawn under LCs under the DIP ABL Credit Facility.

Cash Management:	Substantially as provided in the Pre-Petition ABL Credit Agreement, subject to changes required to comply with the requirements of section 345 of the Bankruptcy Code, including the continued maintenance of a concentration account, which shall be subject to control agreements that will provide that until DIP Agent sends a notice of exclusive control or similar notice during a Cash Dominion Period, the Loan Parties may direct disposition of funds in such deposit accounts. During any Cash Dominion Period all amounts on deposit in the core concentration account and/or the other controlled accounts shall be applied on a daily basis to the repayment of obligations under the DIP ABL Credit Facility and then to cash collateralize any outstanding LCs (in each case,

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subject to a cash release mechanic upon the termination of such Cash Dominion Period). All proceeds of Collateral shall be paid to and held only in such controlled accounts (other than proceeds that are permitted by the terms of the DIP Loan Documents to be held in accounts that are Excluded Property).

Cash management arrangements under the DIP ABL Credit Facility will be the subject of a “first day” Motion filed by Borrowers and an order of the Bankruptcy Court approving such cash management arrangements, the form of such motion and order shall be acceptable to DIP Agent (the “Cash Management Order”),

“Cash Dominion Period” means any period during which (a) Excess Availability is less than 17.5% of the Maximum Credit, (b) any Revolving Loans (other than for Letters of Credit, interest, fees, or expenses posted in the ordinary course) are outstanding, or (c) any Specified Event of Default (as defined below) exists; provided, that, (i) to the extent that the Cash Dominion Period has occurred due to clause (a) of this definition, if Excess Availability shall be equal to or greater than 17.5% of the Maximum Credit for at least 30 consecutive days, the Cash Dominion Period shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than 17.5% of the Maximum Credit at any time, and (ii) to the extent that the Cash Dominion Period has occurred due to clause (b) or (c) of this definition, if such Cash Dominion Event is cured or waived or otherwise no longer exists for at least thirty (30) consecutive days, the Cash Dominion Period shall no longer be deemed to exist or be continuing until such time as there may be another Specified Event of Default.

In no event may a Cash Dominion Period be cured as contemplated by clause (i) or (ii) above more than two (2) times in any twelve (12) month period.

The term “Specified Event of Default” means any event of default arising in connection with a failure to make any payment when due, the delivery of or the contents of a borrowing base certificate or other borrowing base report, or any representation or warranty contained in any borrowing base certificate being incorrect in any material respect, or failure to comply with representations and covenants relating to cash management, field examinations or insurance, weekly cash flow reporting, or the failure to be in compliance with the minimum EBITDA covenant.

Negative Covenants:	Substantially as provided in the Pre-Petition ABL Credit Agreement, subject to modifications consistent with the Documentation Principles (it being understood that the terms of the Payment Conditions will be subject to the mutual agreement of Borrowers and DIP Agent).

Events of Default:

Substantially as provided in the Pre-Petition ABL Credit Agreement, subject to the modifications and exceptions and such other events of default as may be deemed appropriate by DIP Agent, which shall be consistent with the Documentation Principles, including, but not limited to, the following:

(a) dismissal of the Chapter 11 Cases or conversion to Chapter 7;

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(b) termination of the exclusivity period for the Debtors to file a chapter 11 plan in the Chapter 11 Cases;

(c) appointment of a chapter 11 trustee or examiner with expanded powers;

(d) failure to obtain a final order entered by the Bankruptcy Court in form and substance acceptable to the DIP Agent (the “Final Order”) within thirty (30) days immediately following the date of entry of the Interim Order approving the use of cash collateral and the DIP ABL Credit Facility;

(e) entry of an order granting any super-priority claim which is senior to or pari passu with the DIP Lenders’ claims under the DIP ABL Credit Facility without the prior written consent of the DIP Agent (or the filing of any motion by the Debtors seeking such relief);

(f) entry of an order confirming (or the filing of any motion or pleading requesting confirmation of) a plan of reorganization or liquidation that does not require indefeasible repayment in full of the DIP ABL Credit Facility as of the effective date of the plan;

(g) payment of or granting adequate protection with respect to prepetition debt (other than as approved by the DIP Agent and the Bankruptcy Court or as otherwise contemplated by the DIP Loan Documents);

(h) cessation of liens or super-priority claims granted with respect to the DIP ABL Credit Facility to be valid, perfected and enforceable in all respects with the priority described herein;

(i) the failure of Borrowers or Guarantors to comply with any Financing Order; or

(j) any Financing Order (as defined below) is revoked, remanded, vacated, reversed, stayed, rescinded, modified, or amended on appeal.

Upon the occurrence and during the continuance of an Event of Default, at the election of DIP Agent, upon five (5) business days’ written notice, the automatic stay of Section 362 of the Bankruptcy Code shall be terminated for the limited purpose of permitting the DIP Agent, on behalf of DIP Lenders to do any of the following: (w) foreclose on the DIP Collateral; (x) enforce all of their guaranty rights; and/or (y) declare the principal of and accrued interest, fees and expenses constituting the obligations under the DIP ABL Credit Facility to be due and payable.

Waivers:	Substantially as provided in the Pre-Petition ABL Credit Facility Agreement and as otherwise provided in the DIP Loan Documents and the Interim Order or the Final Order, including, without limitation, waiving any right that any Borrower or Guarantor may have to seek authority (i) to use cash collateral of Pre-Petition ABL Agent, Pre-Petition ABL Lenders, DIP Agent and DIP Lenders under Section 363 of the Bankruptcy Code (other than as permitted under the Financing Orders), (ii) to obtain post-petition loans or other financial accommodations, other than from DIP Agent and DIP Lenders, pursuant to

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Sections 364(c) or (d) of the Bankruptcy Code without the prior written consent of DIP Agent, (iii) to challenge, contest or otherwise seek to impair or object to the validity, extent, enforceability or priority of DIP Agent’s pre-petition and post-petition liens and claims, (iv) to challenge the application of any payments or collections received by DIP Agent or DIP Lenders to the obligations of any Loan Party as provided for herein, (v) to propose or support a plan of reorganization that does not provide for the indefeasible payment in full and satisfaction of all obligations arising under the DIP ABL Credit Facility on the Effective Date of such plan if the Exit Facility Conversion Date does not occur, (vi) to surcharge the DIP Collateral pursuant to Section 506(c) of the Bankruptcy Code, or (vii) to seek relief under the Bankruptcy Code, including without limitation, under Section 105, to the extent any such relief would in any way restrict or impair the rights and remedies of DIP Agent or any DIP Lender as provided herein, the DIP Loan Documents or the Financing Orders. The DIP Loan Documents and the Final Order shall also provide for releases by the Loan Parties in favor of the DIP Agent and DIP Lenders of all claims relating to the Pre-Petition ABL Credit Facility, and an agreement to provide DIP Agent and DIP Lenders a release upon the repayment in full of all obligations under the DIP ABL Credit Facility

Conditions Precedent to All Borrowings:	The conditions to all Revolving Loans and LCs will consist of (a) prior written notice of the request for the Revolving Loan or LC in accordance with the procedures set out in the DIP Loan Documents (which such procedures shall be substantially consistent with those set forth in the Pre-Petition ABL Credit Facility), (b) the accuracy of representations and warranties in the DIP Loan Documents (which shall be consistent with the Documentation Principles) in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Revolving Loan or the issuance (or amendment or extension) of the LC, and (d) after giving effect to the requested Revolving Loan or LC, the outstanding Revolving Loans and LCs will not exceed the lesser of the Maximum Credit or the Borrowing Base as then in effect.

Conditions Precedent to Initial Borrowings:

The closing of the DIP ABL Credit Facility will be subject to the satisfaction or written waiver, in a manner reasonably acceptable to DIP Agent of the following conditions precedent:

(a) Loan Parties shall have commenced a voluntary case under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court having exclusive jurisdiction over the Chapter 11 Case ;

(b) Loan Parties shall have complied in full with the notice and other requirements of the Bankruptcy Code in a manner acceptable to DIP Agent and its counsel, with respect to the Interim Order and DIP Agent shall have received such evidence thereof as it shall reasonably require;

(c) No trustee or examiner with expanded powers pursuant to Section 1104(c) of the Bankruptcy Code, shall have been appointed or designated with respect to any Borrower or any Guarantor or their respective business, properties or assets and no motion shall be pending seeking any such relief;

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(d) All of the first day orders entered by the Bankruptcy Court at the time of the commencement of the Chapter 11 Cases shall be in form and substance reasonably satisfactory to DIP Agent, including without limitation, the Cash Management Order and shall be in full force and effect;

(e) The interim financing order as entered by the Bankruptcy Court authorizing the secured financing under the DIP ABL Credit Facility on the terms and conditions contemplated by this Term Sheet (the “Interim Order” and together with Final Order, the “Financing Orders”) and, inter alia, modifying the automatic stay, authorizing and granting the security interests and liens described above, and granting a super-priority administrative expense claim to DIP Agent and DIP Lenders with respect to all obligations to DIP Agent and DIP Lenders, subject to no priority claim or administrative expenses of the Chapter 11 Cases or any other entity (other than the Carve-Out), and any future proceeding which may develop out of any such cases, including liquidation in bankruptcy, shall have been entered within five (5) days after the commencement of the Chapter 11 Cases and be in full force and effect and not have been vacated, reversed, modified amended or stayed and not be subject to a pending appeal or motion or motion for leave to appeal or other proceeding to set aside any such order or the challenge to the relief provided for in it, except as consented to by DIP Agent;

(f) Borrowers shall have delivered to DIP Agent, on terms and conditions satisfactory to DIP Agent, either the Approved Plan of Reorganization or an executed restructuring support agreement, which provides for, among other things, either (i) the conversion of the DIP ABL Credit Facility to the Exit ABL Credit Facility on terms and conditions acceptable to DIP Agent and DIP Lenders or (ii) the indefeasible payment in full of all of the obligations owing to DIP Agent and DIP Lenders;

(g) Receipt by DIP Agent, each in form and substance satisfactory to DIP Agent, of (i) the initial Budget, (ii) any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by DIP Agent, in each case in form and substance satisfactory to DIP Agent, and (iii) copies of satisfactory interim unaudited financial statements for each month ended since the last audited financial statements for which financial statements are available;

(h) Execution and delivery of the DIP ABL Credit Agreement and all DIP Loan Documents by the parties thereto and including: (i) customary evidence of authority from each Loan Party, (ii) customary officer’s certificates from each Loan Party, (iii) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Loan Party, (iv) lien searches with respect to each Loan Party, (v) UCC financing statements for each Loan Party, (vi) evidence of insurance coverage and lender’s loss payable endorsements as to casualty insurance, and (vii) security and pledge agreements consistent with the Term Sheet;

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(i) Execution and delivery of all consents, waivers, acknowledgments and other agreements from third persons that DIP Agent may reasonably deem necessary or desirable, in connection with the grant to DIP Agent, for the benefit of itself and the other secured DIP Lenders, of security interests and liens in the DIP Collateral, in each case consistent with this DIP Term Sheet, together with evidence of insurance coverage and a lender’s loss payee endorsement in favor of DIP Agent as to casualty and business interruption insurance;

(j) No material adverse change in the business, operations, financial condition or assets of the Company and its subsidiaries, taken as a whole, shall have occurred since March 31, 2016 (other than as a direct result of the filing for Chapter 11);

(k) The absence of any (i) change, event, development, circumstance or information that calls into question in any material respect the Projections supplied to Wells Fargo prior to the date hereto or any of the material assumptions on which the Projections were prepared and (ii) adverse information or other matter adversely affecting the Loan Parties or that is materially inconsistent with any information or other matter disclosed to DIP Agent prior to the date hereof;

(l) No defaults or events of default on the closing date under any of the Loan Documents or on any other debt or any material contract of Loan Parties shall exist; and

(m) All costs, fees and expenses contemplated hereby due and payable on the Closing Date to DIP Agent, DIP Arranger and DIP Lenders in respect of the transactions shall have been.

Assignments and Participations:	Each DIP Lender will be permitted to make assignments of its interest in the DIP ABL Credit Facility in a minimum amount equal to $10,000,000 to other financial institutions approved by DIP Agent, Issuing Banks, and the Company, which approval of the Company shall not be unreasonably withheld, conditioned or delayed; provided, that, (a) the approval of the Company shall not be required at any time that a default exists or has occurred and is continuing, and (b) the approval of the Company shall not be required in connection with assignments to other DIP Lenders, to any affiliate of a DIP Lender, to any Approved Fund, or for any participation. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party.

Cost and Yield Protections:	Substantially as provided in the Pre-Petition ABL Credit Agreement with modifications to be mutually agreed upon between the Company and DIP Agent.

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree).

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Expenses, Waivers and Indemnity:	Substantially as provided in the Pre-Petition ABL Credit Agreement except as modified by the Commitment Letter and this Term Sheet.

This Summary of Principal Terms and Conditions is intended as a summary only and does not reference all of the terms, conditions, representations, warranties, covenants and other provisions which will be contained in the definitive documentation for the DIP ABL Credit Facility and the transactions contemplated hereby. It is not meant to be, nor shall it be construed as an attempt to describe all of, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain principal terms to be included in the DIP Loan Documents. Such covenants, representations, warranties and other provisions to the extent not addressed will be reasonably acceptable to the Company and Wells Fargo. All references to Wells Fargo in this Term Sheet include its successors and assigns and Well Fargo may designate one of its affiliates or branches to act in its place in any of the roles for which Wells Fargo is specified in the Term Sheet.

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SCHEDULE 1

TO

TERM SHEET

Interest and Certain Fees

Interest Rate Options:

Borrowers may elect that Revolving Loans bear (other than Swing Line Loans) interest at a rate per annum equal to (a) the Base Rate plus the Revolving Loan Applicable Margin or (b) LIBOR plus the Revolving Loan Applicable Margin. Swing Line Loans will bear interest at a rate per annum equal to the Base Rate plus the Revolving Loan Applicable Margin.

As used herein:

“Revolving Loan Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Schedule 2 to Exhibit A.

“Base Rate” shall have the meaning set forth in the Pre-Petition ABL Credit Agreement.

“LIBOR Rate” shall have the meaning set forth in the Pre-Petition ABL Credit Agreement. The LIBOR Rate shall be available for interest periods of one, two, or three months.

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding Revolving Loans for which interest is based on LIBOR and minimum amounts of Revolving Loans for which interest is based on LIBOR.

Unused Line Fee:	Borrowers shall pay to DIP Agent, for the account of DIP Lenders, an unused line fee calculated at .75% per annum until the last day of the first full month after closing and adjusted thereafter every month to an amount equal to ..75% per annum multiplied by the difference between the Maximum Credit and the average outstanding Revolving Loans and LCs during the immediately preceding month, payable monthly in arrears. Swing Line Loans will not be considered in the calculation of the Unused Line Fee.

Letter of Credit Fees:	Borrowers shall pay to DIP Agent, for the account of DIP Lenders, on the daily undrawn balance of LCs, a letter of credit fee which shall accrue at a per annum rate equal to the Letter of Credit Usage Applicable Margin (as such term is defined in Schedule 2) times the daily undrawn amount of all outstanding LCs, payable monthly in arrears. In addition, Borrowers shall pay issuance, arranging and other fees of the Issuing Bank substantially as provided in the Pre-Petition ABL Credit Agreement.

Default Rate:	Substantially as provided in the Pre-Petition ABL Credit Agreement.

Appraisal and Field Examination Expenses:	Borrowers shall be required to pay (a) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses for each field examination of the Loan Parties performed by personnel, employed by DIP Agent, (b) if implemented, a fee of $1,000 per day, per person plus out-of-pocket expenses for the establishment of electronic collateral reporting, and (c) the actual fees or charges paid or incurred by DIP Agent (but in no event less than a charge of $1,000 per day, per person) plus out-of-pocket expenses, if it elects to employ the services of one or more third persons to perform field examinations or to appraise the Collateral or any portion thereof, subject to the limitations set forth in the Term Sheet.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365 or 366 days, as the case may be, in the case of Revolving Loans for which the Base Rate is used). In the case of Revolving Loans for which LIBOR is used, interest is payable on the last day of each relevant interest period or in the case of an interest period longer than 3 months, then within 3 months, in arrears, and in the case of Revolving Loans for which the Base Rate is used, interest is payable monthly in arrears.

SCHEDULE 2

TO

TERM SHEET

Revolving Loan Applicable Margin

Tier	Monthly Average Excess Availability	Applicable LIBOR Margin	Applicable Base Rate Margin

1	Equal to or greater than 60% of the Maximum Credit	2.50%	1.50%

2	Greater than or equal to 30% of the Maximum Credit but less than 60% of the Maximum Credit	2.75%	1.75%

3	Less than 30% of the Maximum Credit	3.00%	2.00%

The Revolving Loan Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 1of the chart above until the last day of the first full month after the Closing Date. The interest rates will be adjusted every month thereafter based on the chart above.

The Revolving Loan Applicable Margin shall be calculated and established once every month, effective as of the first day of such month and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such month.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), (a) as to Revolving Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin as set forth above, and (b) as to Revolving Loans for which interest is calculated based on LIBOR, the Applicable LIBOR Margin as set forth above.

The term “Monthly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding month, commencing on the first day of such month.

Letter of Credit Usage Applicable Margin

Tier	Monthly Average Excess Availability	Applicable LIBOR Margin

1	Equal to or greater than 60% of the Maximum Credit	2.50%

2	Greater than or equal to 30% of the Maximum Credit but less than 60% of the Maximum Credit	2.75%

3	Less than 30% of the Maximum Credit	3.00%

The Letter of Credit Usage Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 1of the chart above until the last day of the first full month after the Closing Date. The interest rates will be adjusted every month thereafter based on the chart above.

The Letter of Credit Usage Applicable Margin shall be calculated and established once every month, effective as of the first day of such month and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such month.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), as to Letter of Credit Usage for which interest is calculated based on the Applicable LIBOR Margin as set forth above.

SCHEDULE 3

TO

TERM SHEET

Additional Fees

DIP Facility Fee:	Borrowers shall pay to DIP Agent a DIP Facility Fee in an amount of $350,000, for its own account and for the account of other DIP Lenders in accordance with the agreements among them (as applicable), which facility fee is fully earned on the date hereof and will be due and payable in full in cash upon the Closing Date.

CONFIDENTIAL

TERM SHEET

Wells Fargo Bank, National Association

SEVENTY SEVEN ENERGY INC.

$100,000,000 Senior Secured Exit Asset- Based Revolving Credit Facility

(“Exit ABL Credit Facility”)

Summary of Principal Terms and Conditions

April 29, 2016

This Summary of Exit ABL Credit Facility Principal Terms and Conditions (the “Exit Term Sheet”) is subject to the terms and conditions of the Commitment Letter, dated of even date herewith, (the “Commitment Letter”) by and between Wells Fargo Bank, National Association (“Wells Fargo”) and Seventy Seven Energy, Inc. (the “Parent”) and certain of its operating subsidiaries, (together with the Parent, collectively, the “Company”).

Capitalized terms used below and not otherwise defined herein, shall have the meanings set forth in the Pre-Petition ABL Credit Agreement (as defined in the Commitment Letter), the Commitment Letter to which this Exit ABL Credit Facility Term Sheet is attached and the DIP ABL Credit Facility Term Sheet.

Borrowers:	Each of the borrowers under the DIP ABL Credit Agreement (individually, a “Borrower” and collectively, “Borrowers”), each as a reorganized company under the Plan (as defined below).

Guarantors:

Each of the guarantors under the DIP ABL Credit Agreement (individually a “Guarantor” and collectively, “Guarantors”), each as a reorganized company under the Plan.

The Borrowers and the Guarantors are referred to herein each individually, as a “Loan Party” and collectively, “Loan Parties”).

Sole Lead Arranger and Bookrunner:	Wells Fargo Bank will act as sole lead arranger and bookrunner under the Exit ABL Credit Facility (in such capacity, “Exit Arranger”).

Administrative and Collateral Agent:	Wells Fargo will act as the administrative agent and the collateral agent under the Exit ABL Credit Facility (in such capacities, “Exit Agent”).

Lenders:	Wells Fargo and such other institutions as to which the Exit Agent and the Company agree that may become parties to the Exit ABL Credit Facility as lenders (collectively, “Exit Lenders”).

Swing Line Lender:	Wells Fargo (in such capacity “Swing Line Lender”).

Letter of Credit Issuer:	Wells Fargo (in such capacity, the “Issuing Bank”).

Credit Facility:

The Exit ABL Credit Facility will consist of a senior secured revolving loan and letter of credit facility provided to Borrowers of up to $100,000,000 (the “Maximum Credit”).

The revolving loans under the Exit ABL Credit Facility (“Revolving Loans”) will be subject to the Borrowing Base (as defined below) and other terms described below.

Borrowers will appoint Seventy Seven Operating LLC to act as the agent for Loan Parties for all purposes of dealing with Exit Agent, Issuing Bank, Swing Line Lender, and Exit Lenders, including requesting Revolving Loans and LCs.

Letter of Credit Facility:	A portion of the Exit ABL Credit Facility will be available for commercial letters of credit and standby letters of credit arranged by Exit Agent and issued by the Issuing Bank (“LCs”) for the account of the Loan Parties in an aggregate amount not to exceed $25 million of the Maximum Credit at any time outstanding. The aggregate amount of outstanding LCs for the account of a Loan Party will be reserved against the Borrowing Base. Each Exit Lender under the Exit ABL Credit Facility will purchase an irrevocable and unconditional participation in each LC. LCs outstanding under the DIP Credit Agreement on the Closing Date and issued by a DIP Lender shall be rolled into the Exit ABL Credit Facility on the Closing Date.

Swing Line Facility:

A portion of the Exit ABL Credit Facility will be available as swing line loans on same day notice (“Swing Line Loans”) with a sublimit in the amount of $10 million on Swing Line Loans. The term “Revolving Loans” as used herein includes Swing Line Loans, except as otherwise provided herein.

Swing Line Loans will be made available by the Swing Line Lender and each Lender will purchase an irrevocable and unconditional participation in each Swing Line Loan.

Facility Increase:	For the Exit ABL Credit Facility, the Company will have the option to increase the Maximum Credit (a “Facility Increase”) so that after giving effect to any such increase the Maximum Credit will not exceed $150,000,000, subject to the following: (i) as of the date of any such increase and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing, (ii) each such Facility Increase shall be in a minimum amount equal to $5,000,000, (iii) there shall be no more than 3 of such increases during the term of the Exit ABL Credit Facility, (iv) no Exit Lender shall be required to provide additional commitments for such Facility Increase, (v) such Facility Increase shall be subject to obtaining such additional commitments of existing Exit Lenders or new Exit Lenders as may be required, (vi) the terms of such Facility Increase shall be the same as for all other Revolving Loans and (viii) certain procedures to be agreed to by the parties and set forth in the Loan Documents (including the payment of applicable fees in respect of such increase, any other conditions to such increase, and the offering of such additional commitments to existing Lenders before seeking additional Lenders). In the event that Borrowers

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exercise such option, each of the references to Excess Availability in this Term Sheet will be adjusted so that the ratio of the Excess Availability to the Maximum Credit as so increased remains the same as prior to such increase.

Borrowing Base:

The Revolving Loans and LCs shall be provided to Borrowers subject to the lesser of the Maximum Credit or the Borrowing Base and otherwise subject to the terms and conditions of the Exit Loan Documents.

Revolving Loans provided to Borrowers and LCs provided to Loan Parties will be subject to availability under the Borrowing Base, which will be calculated as follows:

(a) the amount equal to 85 % multiplied by the net amount of eligible accounts of Borrowers (net of discounts, claims, credits, allowances and sales, excise and similar taxes); plus

(b) 100% of Qualified Cash (as defined below) of Borrowers; minus

(c) reserves in the Permitted Discretion of Exit Agent, including, without limitation reserves established under the DIP ABL Credit Agreement (other than bankruptcy related reserves therein which are no longer applicable for an exit facility).

The term “Permitted Discretion” as used in this Term Sheet with reference to Exit Agent, shall mean a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

The calculation of the Borrowing Base and the right of Exit Agent to establish reserves will be generally consistent with the terms of the DIP ABL Credit Agreement. In addition, Exit Agent may establish reserves in its Permitted Discretion as may be applicable under the circumstances in connection with the confirmation by the U.S. Bankruptcy Court of the Plan (as defined below), including reserves in respect of administrative expenses, priority tax claims, and reclamation claims arising in the Chapter 11 Cases which are to be paid at closing, any other claims that remain outstanding after closing and any distributions that are not made pursuant to the Plan at closing.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and cash equivalents of the Borrowers which (a) is in segregated deposit accounts or securities accounts maintained with Wells Fargo or one of its affiliates in the United States and which such deposit accounts or securities accounts are the subject of a control agreement in form and substance reasonably satisfactory to Exit Agent (it being understood that any such control agreement shall prohibit such person from making withdrawals of, or otherwise giving deposit instructions with respect to, such cash or cash equivalents without the prior written consent of Exit Agent), (b) is available for use by a Borrower without condition or restriction (other than in favor of Exit Agent), (c) is subject to the valid, first priority, and perfected lien and security interest of Exit Agent, and (d) is free and clear of any other lien, security interest, claim or other encumbrance or restriction (except liens in favor of Exit Agent).

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Eligibility:	Criteria for determining eligible accounts, and the establishment of reserves, will be substantially consistent with the terms of the DIP ABL Credit Agreement, subject to additions or modifications (including with respect to the obligations owing by Chesapeake) made by Exit Agent in its Permitted Discretion and as appropriate under the circumstances as reasonably determined by Exit Agent in its Permitted Discretion pursuant to field examinations and other due diligence; provided, that, the concentration limit for accounts receivables owing to the Company by any account debtor shall be not more than 15% of the eligible receivables, except with respect to Chesapeake Energy Corporation or any of its affiliates, in which case the concentration limit (which is as of the date hereof not more than 40% of the eligible receivables), which percentage can be increased and again decreased (to a percentage not less than 30%) in Exit Agent’s Permitted Discretion. Notwithstanding the foregoing, all concentration limits shall be subject to modification by Exit Agent in its Permitted Discretion from time to time.

Optional Prepayments:	The Revolving Loans may be prepaid in whole or in part from time to time without penalty or premium, but including all breakage or similar costs incurred by any Exit Lender.

Mandatory Prepayments:

Borrowers will be required to repay Revolving Loans and provide cash collateral to the extent that Revolving Loans and LCs exceed the lesser of the Borrowing Base then in effect or the Maximum Credit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs).

At any time there is a Cash Dominion Period (as defined below), all amounts on deposit in controlled accounts, including any concentration accounts (as described in the Cash Management section below), shall be applied to the obligations arising under the Exit ABL Credit Facility (other than amounts from proceeds of Term Loan Priority Collateral for so long as the Term Loan Facility is in full force and effect). All proceeds of Exit Collateral (as defined below) shall only be paid to and held in such controlled accounts (including any concentration accounts), other than to the extent such proceeds are permitted to be held in accounts constituting Excluded Property (as defined in the Guaranty and Security Agreement, dated as of June 25, 2014, by and among Agent, the Company and the other parties thereto).

Such mandatory prepayments will not result in a permanent reduction in commitments, unless otherwise elected by the Company.

Interest and Fees:	See Schedules 1, 2 and 3 to this Term Sheet.

Collateral and Priority:

To secure all obligations of each Loan Party under the Exit ABL Credit Facility, the Loan Parties will grant:

(a) a first priority (subject to certain permitted liens) perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties consisting of all Collateral (as defined in the DIP ABL Credit Agreement, collectively, the “ABL Priority Collateral”), and

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(b) second priority (subject to certain specified permitted liens), perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties other than ABL Priority Collateral (collectively, the “Term Loan Priority Collateral” and, together with the ABL Priority Collateral, the “Exit Collateral”).

Extraordinary receipts constituting proceeds of judgments relating to any of the property referred to in clause (a) above, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall constitute ABL Priority Collateral.

Intercreditor arrangements between Exit Agent and the Term Loan Agent under the Term Loan Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”), which will be in form and substance satisfactory to Exit Agent.

The “Term Loan Facility” means the existing term loan and incremental term loan facilities with Wilmington Trust, N.A. (successor to Bank of America), as agent with respect thereto (the “Term Loan Agent”).

The Collateral includes such assets of Loan Parties existing on the date of the filing by the Loan Parties of their petitions to commence the Chapter 11 Cases (the “Petition Date”) and such assets of the Loan Parties arising or acquired after the Petition Date.

The obligations secured may include hedging and bank product obligations of the Loan Parties where an Exit Lender or an affiliate of an Exit Lender is a counterparty.

Notwithstanding anything to the contrary contained herein, the Collateral shall not include the Excluded Property (real property shall be included within the definition of Excluded Property).

Use of Proceeds:	The proceeds of the Exit ABL Credit Facility will be used (i) to repay the outstanding allowed administrative expenses and allowed claims all in accordance with the Plan (including all obligations under the DIP ABL Credit Facility), (ii) to fund the costs, expenses and fees in connection with the Exit ABL Credit Facility in accordance with the Plan and (iii) to fund working capital of the Loan Parties and other general corporate purposes.

Closing Date:	The date on which all of the conditions precedent to the initial Revolving Loans and LCs under the Exit ABL Credit Facility are satisfied or waived (the “Closing Date”).

Term:	The Exit Facility shall be for a term ending on the earlier of (a) June 25, 2019 and (b) six months prior to the maturity of the Company’s existing term loan facility with Wilmington Trust, N.A. (successor to Bank of America).

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Documentation:	A credit agreement (the “Exit Credit Agreement”), together with all supplemental security agreements, pledge agreements, guarantees, control agreements, intercreditor agreements, UCC financing statements, in each case consistent with this Exit Term Sheet, each of the foregoing in form and substance reasonably satisfactory to Exit Agent and the Company (collectively, the “Exit Loan Documents”), which shall be in form and substance substantially consistent with the DIP ABL Credit Agreement and other DIP Loan Documents (other than the bankruptcy related provisions that are no longer applicable for an exit facility), negotiated in good faith taking into account modifications arising as a result of the confirmation by the U.S. Bankruptcy Court of the Plan, reflecting the operational and strategic requirements of Parent and its subsidiaries in light of their size and proposed business plan, as applicable (collectively, the “Documentation Principles”). The Exit Loan Documents may be an amendment and restatement of the DIP Loan Documents or structured in such other manner as the parties may agree.

Representations and Warranties:	Substantially as provided in the DIP ABL Credit Agreement, with such modifications consistent with the Documentation Principles and such other representations and warranties as may be agreed to by Exit Agent and the Company consistent with the Documentation Principles, including, but not limited to, additional representations and warranties with respect to the Plan, its consummation and related bankruptcy matters.

Affirmative Covenants:	Substantially as provided in the DIP ABL Credit Agreement, subject to modifications consistent with the Documentation Principles and such other affirmative covenants as may be agreed to by Exit Agent and the Company consistent with the Documentation Principles.

Financial Covenants:

Minimum fixed charge coverage ratio of 1.0 to 1.0 to be tested monthly, based on the 12 immediately preceding months for which Exit Agent has received financial statements at any time that there is a Compliance Period.

“Compliance Period” means at any time Excess Availability is less than 12.5% of the Maximum Credit and shall continue for the period until Excess Availability has been greater than such amount for a period of at least 30 consecutive days.

Collateral and Financial Reporting:

The following collateral and financial reporting:

(a) monthly borrowing base certificates, so long as Excess Availability is greater than 17.5% of the Maximum Credit, and no event of default exists or has occurred and is continuing, otherwise weekly (and in such event the delivery of borrowing base certificates on a weekly basis shall continue for not less than four (4) consecutive weeks);

(b) field examinations as Exit Agent may from time to time require, but no more than:

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(i) 1 field examination at the expense of Borrowers in any 12 consecutive month period, or in the event that Excess Availability is less than 15.0% of the Maximum Credit during such period, no more than 2 field examinations at the expense of Borrowers during such 12 consecutive month period,

(ii) such other field examinations as Exit Agent may request at any time upon the occurrence and during the continuance of an event of default at the expense of Borrowers or at any time at the expense of Exit Agent;

(c) monthly financial statements and annual audited financial statements and projections;

(d) during a Compliance Period, 13- week cash flow forecast, setting forth projected sources and uses of Borrowers’ funding and projected availability under the Borrowing Base, on a rolling 13 week basis, updated weekly, together with a variance analysis showing actual sources, uses and availability compared to projected sources, uses and availability for such period, which variance report shall be delivered weekly; and

(e) other financial and collateral reports to be agreed.

“Excess Availability” means (i) the lesser of the Borrowing Base or the Maximum Credit, minus (ii) the outstanding principal amount of Revolving Loans and amounts available to be drawn under LCs under the Loan Documents.

Cash Management:

Substantially as provided in the DIP ABL Credit Agreement (excluding any provisions necessary to comply with the requirements of Section 345 of the Bankruptcy Code), including the continued maintenance of a concentration account, which shall be subject to control agreements that will provide that until Exit Agent sends a notice of exclusive control or similar notice during a Cash Dominion Period, the Loan Parties may direct disposition of funds in such deposit accounts. During any Cash Dominion Period all amounts on deposit in the core concentration account and/or the other controlled accounts shall be applied on a daily basis to the repayment of obligations under the Exit ABL Credit Facility and then to cash collateralize any outstanding LCs (in each case, subject to a cash release mechanic upon the termination of such Cash Dominion Period). All proceeds of Collateral shall be paid to and held only in such controlled accounts (other than proceeds that are permitted by the terms of the Exit Loan Documents to be held in accounts that are Excluded Property).

“Cash Dominion Period” means any period during which (a) Excess Availability is less than 15.0% of the Maximum Credit, or (b) any Specified Event of Default (as defined below) exists; provided, that, (i) to the extent that the Cash Dominion Period has occurred due to clause (a) of this definition, if Excess Availability shall be equal to or greater than 15.0% of the Maximum Credit for at least 30 consecutive days, the Cash Dominion Period shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than 15.0% of the Maximum Credit at any time, and (ii) to the extent that the Cash Dominion Period has occurred due to clause

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(b) of this definition, if such Cash Dominion Event is cured or waived or otherwise no longer exists for at least thirty (30) consecutive days, the Cash Dominion Period shall no longer be deemed to exist or be continuing until such time as there may be another Specified Event of Default.

In no event may a Cash Dominion Period be cured as contemplated by clause (i) or (ii) above more than two (2) times in any twelve (12) month period.

The term “Specified Event of Default” means any event of default arising in connection with a failure to make any payment when due, any insolvency proceeding (whether voluntary or involuntary), the delivery of or the contents of a borrowing base certificate or other borrowing base report, or any representation or warranty contained in any borrowing base certificate being incorrect in any material respect or failure to comply with representations and covenants relating to cash management or insurance or the failure to be in compliance with the fixed charge coverage ratio when the same is applicable.

Negative Covenants:

Substantially as provided in the DIP ABL Credit Agreement, subject to modifications consistent with the Documentation Principles.

“Payment Conditions” means, with respect to any applicable payment or transaction, each of the following conditions:

(i) as of the date of any such payment or transaction, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing, and

(ii) either:

(A)   (1) the Excess Availability during the immediately preceding 30 consecutive day period on a pro forma basis shall have been not less than 17.5% of the Maximum Credit, and after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than 17.5% of the Maximum Credit, provided, that, in the case of any acquisition, each reference to 17.5% in this paragraph shall be 20.0%, and

(2) Exit Agent shall have received reasonably satisfactory projections for the 30 day period after the date of such payment showing, on a pro forma basis after giving effect to the payment or transaction, minimum Excess Availability at all times during such period of not less than 17.5% of the Maximum Credit, provided, that, in the case of any acquisition, the reference to 17.5% in this paragraph shall be 20.0% or

(B)   (1) as of the date of any such payment or transaction, and after giving effect thereto, on a pro forma basis (including with respect to periods prior to the Closing Date), the fixed charge coverage ratio for the immediately preceding 12 consecutive month period ending on the last day of the fiscal month prior to the date of such payment or transaction for which Exit Agent has received financial statements shall be at least 1.10 to 1.00, and

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(2) the Excess Availability during the immediately preceding 30 consecutive day period on a pro forma basis shall have been not less than 15% of the Maximum Credit, and after giving effect to the payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than 15% of the Maximum Credit,

(iii) receipt by Exit Agent of a certificate of an authorized officer of the Borrower Representative certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby (the “Payment Conditions Certificate”)

Events of Default:

Substantially as provided in the DIP ABL Credit Agreement, subject to the modifications and exceptions and such other events of default consistent with the Documentation Principles and as may be deemed appropriate by Exit Agent, consistent with the Documentation Principles, including, but not limited to, the following:

(a) any failure by Borrowers or Guarantors to observe or perform any of the material terms or conditions of any material order, stipulation, or other arrangement entered by or with the Bankruptcy Court in the Chapter 11 Cases or otherwise under or in connection with the Plan; or

(b) any material provision of the Confirmation Order (as defined below) shall be vacated, reversed or stayed or modified or amended, without the consent of Agent.

Waivers:	Substantially as provided in the DIP Credit Agreement (other than bankruptcy related provisions that are no longer applicable for an exit facility).

Conditions Precedent to All Borrowings:	The conditions to all Revolving Loans and LCs will consist of (a) prior written notice of the request for the Revolving Loan or LC in accordance with the procedures set out in the Exit Loan Documents (which shall be substantially consistent with the DIP ABL Credit Agreement), (b) the accuracy of representations and warranties in the Exit Loan Documents (which shall be consistent with the Documentation Principles) in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Revolving Loan or the issuance (or amendment or extension) of the LC, and (d) after giving effect to the requested Revolving Loan or LC, the outstanding Revolving Loans and LCs will not exceed the lesser of the Maximum Credit or the Borrowing Base as then in effect.

Conditions Precedent to Initial Borrowings:	The closing of the Exit ABL Credit Facility will be subject to the satisfaction or written waiver, in a manner reasonably acceptable to Exit Agent of the following conditions precedent:

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(a) Exit Agent shall have received a certified copy of the order confirming the Plan in the Chapter 11 Cases (the “Confirmation Order”), which order shall be in form and substance satisfactory to Exit Agent, entered by the U.S. Bankruptcy Court after due notice to all creditors and other parties-in-interest and as entered on the docket of the Clerk of such Bankruptcy Court, and there shall be no appeal or other contest or certiorari proceeding taken or pending with respect to such order and the time to appeal or contest such order shall have expired and such Confirmation Order shall be in full force and effect and shall not have been modified, reversed, stayed or vacated. Exit Agent shall have received all information as to the amounts of significant administrative expenses, priority tax claims, and reclamation claims arising in the Chapter 11 Cases which are to be paid at closing or to the extent to remain outstanding after closing are in the amounts set forth in the projections received by Exit Agent prior to the date hereof;

(b) the Plan and any amendments thereto shall be in form and substance satisfactory to Agent. The Plan shall be substantially consummated and effective concurrently with the closing of the Exit ABL Credit Facility and all agreements and undertakings of the parties thereunder to be performed by such time shall have been satisfied and performed or waived in writing and the Confirmation Order shall be final, valid, subsisting and continuing and all conditions precedent to the effectiveness of the Plan shall have been fulfilled. No motion, action or proceeding shall be pending against a Borrower or Guarantor by any creditor or other party-in-interest in the Bankruptcy Court or any other court of competent jurisdiction which adversely affects or may reasonably be expected to adversely affect the Plan in any material respect, the post-consummation business of any Borrower or Guarantor in any material respect or the Credit Facility;

(c) receipt by Exit Agent, each in form and substance satisfactory to Exit Agent, of (i) projected monthly balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors for the period through the end of the Exit ABL Credit Facility, in each case as to the projections, with the results and assumptions set forth in all of such projections in form and substance reasonably satisfactory to Exit Agent, and an opening pro forma balance sheet for Borrowers and Guarantors in form and substance satisfactory to Agent, (ii) any updates or modifications to the projected financial statements of Borrowers and Guarantors previously received by Exit Agent, in each case in form and substance reasonably satisfactory to Exit Agent, (iii) copies of satisfactory interim unaudited financial statements for each month ended since the last audited financial statements for which financial statements are available; and (iv) such other items or documents as may be reasonably required by Exit Agent in connection with its due diligence;

(d) the pro forma capital and ownership structure of the Loan Parties and the Loan Parties’ organizational documents and shareholder arrangements shall be substantially as described in the Plan and the Disclosure Statement related thereto, in each case as the same will exist after giving effect to the consummation of the transactions contemplated by the Exit ABL Credit Agreement;

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(e) Exit Agent shall have received a customary certificate from the chief financial officer of Parent certifying that the Loan Parties, taken as a whole and after giving effect to the transactions contemplated by the Exit ABL Credit Agreement to occur at closing, are solvent.

(f) execution and delivery of the Exit Credit Agreement, all Exit Loan Documents and the Intercreditor Agreement by the parties thereto and including: (i) customary legal opinions, (ii) customary evidence of authority from each Loan Party, (iii) customary officer’s certificates from each Loan Party, (iv) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Loan Party, (v) lien searches with respect to each Loan Party, (vi) UCC financing statements for each Loan Party, (vii) evidence of insurance coverage and lender’s loss payable endorsements as to casualty insurance, and (viii) security and pledge agreements consistent with this Exit Term Sheet. Exit Agent, for the benefit of itself, the Exit Lenders, Issuing Bank and bank product providers, shall have first priority (subject to certain specified permitted liens), perfected security interests in and liens upon the ABL Priority Collateral and second priority (subject to certain specified permitted liens), perfected security interests in and liens upon, the Term Loan Priority Collateral (subordinate only to the security interests and liens under the Term Loan Facility) and Exit Agent shall have received such evidence of the foregoing as it requires and none of the Collateral shall be subject to any other pledges, security interests, mortgages or assignments as security, except for liens permitted under the Exit Loan Documents;

(g) execution and delivery of all consents, waivers, acknowledgments and other agreements from third persons that Exit Agent may reasonably deem necessary or desirable, in connection with the grant to Exit Agent, for the benefit of itself and the other secured Exit Lenders, of security interests and liens in the Exit Collateral, in each case consistent with this Exit Term Sheet, together with a lender’s loss payee endorsement in favor of Exit Agent as to casualty and business interruption insurance;

(h) no material adverse change in the business, operations, financial condition or assets of the Company and its subsidiaries, taken as a whole, shall have occurred since a date to be mutually agreed upon between Exit Agent and the Company (provided, that, the commencement of the Chapter 11 Cases shall not be deemed to be a material adverse change for this purpose);

(i) The absence of any (i) change, event, development, circumstance or information that calls into question in any material respect the Projections supplied to Wells Fargo prior to the date hereto or any of the material assumptions on which the Projections were prepared and (ii) adverse information or other matter adversely affecting the Loan Parties or that is materially inconsistent with any information or other matter disclosed to DIP Agent prior to the date hereof;

(j) no defaults or events of default on the closing date under any of the Exit Loan Documents or on any other debt or any material contract of Loan Parties shall exist;

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(k) all costs, fees and expenses contemplated hereby due and payable on the Closing Date to Exit Agent, Exit Arranger and Exit Lenders in respect of the transactions shall have been paid; and

(l) No Revolving Loans (other than for existing outstanding Letters of Credit under the DIP ABL Credit Agreement) will be requested in connection with the closing of the Exit ABL Credit Facility, which condition can be waived by Exit Agent and all Exit Lenders.

Assignments and Participations:	Each Exit Lender will be permitted to make assignments of its interest in the Exit ABL Credit Facility in a minimum amount equal to $10,000,000 to other financial institutions approved by Exit Agent, Issuing Banks, and the Company, which approval of the Company shall not be unreasonably withheld, conditioned or delayed; provided, that, (a) the approval of the Company shall not be required at any time that a default exists or has occurred and is continuing, and (b) the approval of the Company shall not be required in connection with assignments to other Exit Lenders, to any affiliate of an Exit Lender, to any Approved Fund, or for any participation. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party.

Cost and Yield Protections:	Substantially as provided in the DIP ABL Credit Agreement with modifications to be mutually agreed upon between the Company and Exit Agent.

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree).

Expenses, Waivers and Indemnity:	Substantially as provided in the DIP ABL Credit Agreement.

This Summary of Principal Terms and Conditions is intended as a summary only and does not reference all of the terms, conditions, representations, warranties, covenants and other provisions which will be contained in the definitive documentation for the Exit ABL Credit Facility and the transactions contemplated hereby. It is not meant to be, nor shall it be construed as an attempt to describe all of, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain principal terms to be included in the Exit Loan Documents. Such covenants, representations, warranties and other provisions to the extent not addressed will be reasonably acceptable to the Company and Wells Fargo. All references to Wells Fargo in this Term Sheet include its successors and assigns and Well Fargo may designate one of its affiliates or branches to act in its place in any of the roles for which Wells Fargo is specified in this Term Sheet.

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SCHEDULE 1

TO

TERM SHEET

Interest and Certain Fees

Interest Rate Options:

Borrowers may elect that Revolving Loans bear (other than Swing Line Loans) interest at a rate per annum equal to (a) the Base Rate plus the Applicable Margin or (b) LIBOR plus the Applicable Margin. Swing Line Loans will bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Schedule 2 to Exhibit A.

“Base Rate” shall have the meaning set forth in the DIP ABL Credit Agreement.

“LIBOR Rate” shall have the meaning set forth in the DIP ABL Credit Agreement. The LIBOR Rate shall be available for interest periods of one, two, three or six months.

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding Revolving Loans for which interest is based on LIBOR and minimum amounts of Revolving Loans for which interest is based on LIBOR.

Unused Line Fee:	Borrowers shall pay to Exit Agent, for the account of Exit Lenders, an unused line fee calculated at .50% per annum until the last day of the first full month after closing and adjusted thereafter every month to an amount equal to .50% per annum if the average outstanding Revolving Loans and LCs during the immediately preceding month are less than 50% of the Maximum Credit and .375% per annum if the average outstanding Revolving Loans and LCs during the immediately preceding month are equal to or greater than 50% of the Maximum Credit, multiplied by the difference between the Maximum Credit and the average outstanding Revolving Loans and LCs during the immediately preceding month, payable monthly in arrears. Swing Line Loans will not be considered in the calculation of the Unused Line Fee.

Letter of Credit Fees:	Borrowers shall pay to Exit Agent, for the account of Exit Lenders, on the daily undrawn balance of LCs, a letter of credit fee which shall accrue at a per annum rate equal to the Letter of Credit Usage Applicable Margin (as such term is defined in Schedule 2) times the daily undrawn amount of all outstanding LCs, payable monthly in arrears. In addition, Borrowers shall pay issuance, arranging and other fees of the Issuing Bank substantially as provided in the DIP ABL Credit Agreement.

Default Rate:	Substantially as provided in the DIP Credit Agreement.

Appraisal and Field Examination Expenses:	Borrowers shall be required to pay (a) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses for each field examination of the Loan Parties performed by personnel, employed by Exit Agent, (b) if implemented, a fee of $1,000 per day, per person plus out-of-pocket expenses for the establishment of electronic collateral reporting, and (c) the actual fees or charges paid or incurred by Exit Agent (but in no event less than a charge of $1,000 per day, per person) plus out-of-pocket expenses, if it elects to employ the services of one or more third persons to perform field examinations or to appraise the Collateral or any portion thereof, subject to the limitations set forth in the Term Sheet.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365 or 366 days, as the case may be, in the case of Revolving Loans for which the Base Rate is used). In the case of Revolving Loans for which LIBOR is used, interest is payable on the last day of each relevant interest period or in the case of an interest period longer than 3 months, then within 3 months, in arrears, and in the case of Revolving Loans for which the Base Rate is used, interest is payable monthly in arrears.

SCHEDULE 2

TO

TERM SHEET

Revolving Loan Applicable Margin

Tier	Monthly Average Excess Availability	Applicable LIBOR Margin	Applicable Base Rate Margin

1	Equal to or greater than 60% of the Maximum Credit	2.00%	1.00%

2	Greater than or equal to 30% of the Maximum Credit but less than 60% of the Maximum Credit	2.25%	1.25%

3	Less than 30% of the Maximum Credit	2.50%	1.50%

The Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 1 of the chart above until the last day of the first full month after the Closing Date. The interest rates will be adjusted every month thereafter based on the chart above.

The Applicable Margin shall be calculated and established once every month, effective as of the first day of such month and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such month.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), (a) as to Revolving Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin as set forth above, and (b) as to Revolving Loans for which interest is calculated based on LIBOR, the Applicable LIBOR Margin as set forth above.

The term “Monthly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding month, commencing on the first day of such month.

Letter of Credit Usage Applicable Margin

Tier	Monthly Average Excess Availability	Applicable LIBOR Margin

1	Equal to or greater than 60% of the Maximum Credit	2.00%

2	Greater than or equal to 30% of the Maximum Credit but less than 60% of the Maximum Credit	2.25%

3	Less than 30% of the Maximum Credit	2.50%

The Letter of Credit Usage Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 1 of the chart above until the last day of the first full month after the Closing Date. The interest rates will be adjusted every month thereafter based on the chart above.

The Letter of Credit Usage Applicable Margin shall be calculated and established once every month, effective as of the first day of such month and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such month.

The term “Letter of Credit Usage Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), as to Letter of Credit Usage for which interest is calculated based on the Applicable LIBOR Margin as set forth above.

SCHEDULE 3

TO

TERM SHEET

Additional Fees

Exit Facility Fee:	Borrowers shall pay to Exit Agent a, Exit Facility Fee in an amount equal to $850,000, for its own account and for the account of other Exit Lenders in accordance with the agreements among them (as applicable), which facility fee will be fully earned and due and payable in full in cash upon the Closing Date.

CONFIDENTIAL

WELLS FARGO BANK, NATIONAL ASSOCIATION

1100 Abernathy Road, Suite 1600

Atlanta, Georgia 30328

April 29, 2016

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

Attention: Cary D. Baetz

 Chief Financial Officer

Joinder Agreement to

$100,000,000 Senior Secured Asset-Based DIP and $100,000,000 Exit Revolving Loan

Facility Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the $100,000,000 Senior Secured Asset-Based DIP and $100,000,000 Exit Revolving Loan Facility Commitment Letter and the Annexes, Exhibits and Schedules attached thereto (collectively, and as in effect on the date hereof, the “Commitment Letter”), a copy of which is attached hereto as Annex A, from Wells Fargo Bank, National Association (“Wells Fargo”) addressed to Seventy Seven Energy Inc. (the “Company” or “you”). This joinder agreement (this “Joinder Agreement”) sets forth the agreement of the Company, Wells Fargo and Bank of America, N.A. (the “Additional Commitment Party”) regarding the joinder of the Additional Commitment Party to provide a portion of the commitments under the Commitment Letter in respect of the DIP ABL Credit Facility and the Exit ABL Credit Facility. Capitalized terms used in this Joinder Agreement but not defined herein shall have the respective meanings assigned to such terms in the Commitment Letter.

1. Commitments. The Additional Commitment Party is pleased to commit to provide on a several, but not joint, basis the percentage of the entire principal amount of each Credit Facility as set forth on Schedule 1 for the Additional Commitment Party, in each case subject to and on the terms and conditions set forth in the Commitment Letter, and the parties hereto agree that the percentage of the commitments, facility closing fees and economics of each of the Lenders with respect to each Credit Facility after giving effect to this Joinder Agreement are set forth on Schedule 1 (it being understood for the avoidance of doubt that, unless otherwise agreed to by the Company and Wells Fargo, the Company shall be required to pay only the fees set forth in the Commitment Letter and the Fee Letter in accordance with the terms thereof).

2. Agreement of Additional Commitment Party to Be Bound, Titles, Etc. Solely with respect to the Credit Facilities, the Additional Commitment Party agree to be and shall become and be bound by the terms and conditions, subject to all commitments and obligations, and entitled to all of the rights and benefits of Wells Fargo (in its capacity as an arranger and bookrunner under the Commitment Letter) and as a “Lender” under the Commitment Letter, in each case as if the Additional Commitment Party was originally a party thereto; provided it is hereby agreed and understood that notwithstanding anything to the contrary contained in the Commitment Letter or this Joinder Agreement, Wells Fargo shall continue to act as the sole and exclusive administrative agent and collateral agent and a joint lead arranger and joint bookrunner for each of the Credit Facilities. The Additional Commitment Party shall receive the titles of joint lead arranger and joint bookrunner and either syndication agent or documentation agent for each of the Credit Facilities. It is further understood and agreed that in any offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities, Wells Fargo’s name will appear on the left-hand side and the Additional Commitment Party’s name will appear on the immediate right of Wells Fargo’s name and shall hold the roles and have the responsibilities customarily associated with such placements. It is further understood that, other than as contemplated by the Commitment Letter (as amended by this Joinder Agreement), and as otherwise agreed to by the Company and Wells Fargo, no other titles may be given, or compensation paid, to lenders in respect of the Credit Facilities.

3. Management of Syndication. Notwithstanding anything herein, in the Commitment Letter, or the Fee Letter to the contrary, the parties hereto agree that, as between Wells Fargo and the Additional Commitment Party, Wells Fargo (and not the Additional Commitment Party), shall manage all aspects of the syndication (including decisions as to the selection of prospective lenders to be approached, when they will be approached when the lenders’ commitments will be accepted, which lenders will participate, the allocation of the commitments among the lenders and the amount and distribution of fees among the lenders).

4. Miscellaneous.

(a) The Additional Commitment Party hereby acknowledges that it has, independently and without reliance upon Wells Fargo or any of its respective affiliates, or any of its respective officers, directors, employees, agents, advisors or representatives, and based on such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into these commitments and to join as a party to the Commitment Letter as set forth herein.

(b) This Joinder Agreement may not be amended, modified or waived, except by an instrument in writing signed by each of the parties hereto; provided that notwithstanding anything to the contrary herein, this Joinder Agreement may be amended with the consent of only Wells Fargo and the Company in order to add additional Commitment Parties and accordingly reduce the commitments of the Lenders; and provided further, that any amendment hereafter of the Commitment Letter shall be binding upon the Additional Commitment Party only with its written consent. This Joinder Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

5. This Joinder Agreement (including, for the avoidance of doubt, all of the terms of the Commitment Letter incorporated by reference herein) is the only agreement that has been entered into between the Company and the Additional Commitment Party with respect to the Credit Facilities and sets forth the entire understanding of the parties with respect thereto, and supersedes and replaces any prior commitment letter delivered by the Additional Commitment Party with respect to the Credit Facilities. Following the execution and delivery of this Joinder Agreement by each of the parties hereto, the Commitment Letter and this Joinder Agreement shall be construed as a single instrument to the extent necessary to give effect to the provisions hereof.

6. SECTIONS 9 AND 10 OF THE COMMITMENT LETTER ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND SHALL APPLY HEREUNDER AS IF FULLY SET FORTH HEREIN.

7. Each party hereto agrees to maintain the confidentiality of this Joinder Agreement and the terms hereof, in accordance with the confidentiality and disclosure provisions set forth in Section 6 of the Commitment Letter and the Additional Commitment Party agree to be bound by Section 6 of the Commitment Letter to the same extent as Wells Fargo thereunder.

8. Without limiting the provisions of the last paragraph of this Joinder Agreement, each party hereto agrees that this Joinder Agreement shall remain in full force and effect so long as the Commitment Letter remains in full force and effect and will automatically terminate and be of no further force and effect, solely as and to the extent the Commitment Letter terminates in accordance with its terms. For the avoidance of doubt, the Additional Commitment Party shall have the benefit of and shall be subject to any and all provisions of the Commitment Letter that “survive” the expiration or termination of the Commitment Letter. Except as expressly modified hereby, the Commitment Letter shall remain in full force and effect.

9. Each party hereto agrees that this Joinder Agreement is not intended to, and does not, confer upon any person other than the parties hereto (and the Indemnified Persons) any rights or remedies hereunder.

If you are in agreement with the foregoing, please sign and return to Wells Fargo the enclosed copy of this Joinder Agreement by no later than 5:00 p.m. (Eastern time) on April [29], 2016, otherwise this Joinder Agreement shall expire at such time. This Joinder Agreement shall become effective and the undertaking of the parties thereunder shall become effective to the extent and in the manner provided hereby on the date (a) the parties hereto deliver to the Wells Fargo executed duplicate copies hereof and (b) the Company acknowledges and approves in writing this Joinder Agreement.

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Very Truly Yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Zachary S. Buchanan
Name: Zachary S. Buchanan
Title: Authorized Signatory

Agreed and acknowledged as of the date first written above:

SEVENTY SEVEN ENERGY INC.

By:	/s/ Cary Baetz
Name: Cary Baetz
Title: Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A.

By:	/s/ Mark Porter
Name: Mark Porter
Title: SVP

[Signature Page to Joinder Agreement - SSE Commitment Letter]

SCHEDULE 1

DIP ABL CREDIT FACILITY COMMITMENTS

Commitment Party	Commitment Percentage	Commitment Amount
Wells Fargo	50.0%	$50,000,000
Bank of America	50.0%	$50,000,000

EXIT ABL CREDIT FACILITY COMMITMENTS

Commitment Party	Commitment Percentage	Commitment Amount
Wells Fargo	50.0%	$50,000,000
Bank of America	50.0%	$50,000,000

Annex A

COMMITMENT LETTER